[EXECUTION]
LOAN AND SECURITY AGREEMENT
by and among
NCI GROUP, INC.
ROBERTSON-CECO II CORPORATION
as Borrowers
and
NCI BUILDING SYSTEMS, INC.
STEELBUILDING.COM, INC.
as Guarantors
THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO
WELLS FARGO FOOTHILL, LLC,
as Administrative Agent and Co-Collateral Agent
BANK OF AMERICA, N.A.
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Collateral Agents
WELLS FARGO FOOTHILL, LLC
BANK OF AMERICA, N.A.
as Joint Lead Arrangers
and
WELLS FARGO FOOTHILL, LLC
BANK OF AMERICA, N.A.
GENERAL ELECTRIC CAPITAL CORPORATION
as Joint Lead Bookrunners
Dated: October 20, 2009

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

SECTION 2. CREDIT FACILITIES	52

2.1 Revolving Loans	52
2.2 Swing Line Loans	52
2.3 Letters of Credit	53
2.4 Requests for Borrowings	57
2.5 Mandatory Prepayments	58
2.6 Optional Prepayments	59
2.7 Increase in Maximum Credit	59
2.8 Decrease in Maximum Credit	60
2.9 Joint and Several Liability of Borrowers	61
2.10 Commitments	62

SECTION 3. INTEREST AND FEES	62

3.1 Interest	62
3.2 Fees	63
3.3 Inability to Determine Applicable Interest Rate	64
3.4 Illegality	65
3.5 Increased Costs	65
3.6 Capital Requirements	66
3.7 Delay in Requests	66
3.8 Mitigation; Replacement of Lenders	66
3.9 Funding Losses	67
3.10 Maximum Interest	67
3.11 No Requirement of Match Funding	68

SECTION 4. CONDITIONS PRECEDENT	68

4.1 Conditions Precedent to Initial Loans and Letters of Credit	68
4.2 Conditions Precedent to All Loans and Letters of Credit	71

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST	72

5.1 Grant of Security Interest	72
5.2 Perfection of Security Interests	73
5.3 Special Provisions Relating to Collateral	78
5.4 Intercreditor Relations	78

SECTION 6. COLLECTION AND ADMINISTRATION	78

6.1 Borrowers’ Loan Accounts	78
6.2 Statements	78
6.3 Lenders’ Evidence of Debt	79

6.4 Register	79
6.5 Notes	79
6.6 Cash Management; Collection of Proceeds of Collateral	79
6.7 Payments	81
6.8 Taxes	82
6.9 Use of Proceeds	86
6.10 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements	87
6.11 Pro Rata Treatment	87
6.12 Sharing of Payments, Etc.	87
6.13 Settlement Procedures	88
6.14 Obligations Several; Independent Nature of Lenders’ Rights	94
6.15 Bank Products	94

SECTION 7. COLLATERAL REPORTING AND COVENANTS	94

7.1 Collateral Reporting	94
7.2 Accounts Covenants	96
7.3 Inventory Covenants	97
7.4 Equipment and Real Property Covenants	97
7.5 Power of Attorney	98
7.6 Right to Cure	98
7.7 Access to Premises	99
7.8 Bills of Lading and Other Documents of Title	99

SECTION 8. REPRESENTATIONS AND WARRANTIES	100

8.1 Financial Condition	100
8.2 No Change; Solvent	100
8.3 Corporate Existence; Compliance with Law	101
8.4 Corporate Power; Authorization; Enforceable Obligations	101
8.5 No Legal Bar	101
8.6 No Material Litigation	102
8.7 No Default	102
8.8 Ownership of Property; Liens	102
8.9 Intellectual Property	102
8.10 No Burdensome Restrictions	102
8.11 Taxes	103
8.12 Federal Regulations	103
8.13 Employee Benefits	103
8.14 Collateral	104
8.15 Investment Company Act; Other Regulations	104
8.16 Subsidiaries	105
8.17 Purpose of Loans	105
8.18 Environmental Compliance	105
8.19 Name; State of Organization; Chief Executive Office; Collateral Locations	106
8.20 Labor Disputes	106
8.21 Bank Accounts	106
8.22 Insurance	106
8.23 Eligible Accounts	106
8.24 Eligible Inventory	106

3

8.25 Interrelated Businesses	106
8.27 True and Correct Disclosure	107
8.28 Delivery of Investment Documents	107

SECTION 9. AFFIRMATIVE COVENANTS	107

9.1 Financial Statements	107
9.2 Certificates; Other Information	108
9.3 Payment of Obligations	110
9.4 Conduct of Business and Maintenance of Existence	110
9.5 Maintenance of Property; Insurance	111
9.6 Notices	112
9.7 Environmental Laws	113
9.8 New Inventory Locations	113
9.9 Compliance with ERISA	113
9.10 End of Fiscal Years	114
9.11 Additional Guaranties and Collateral Security; Further Assurances	114
9.12 Costs and Expenses	115

SECTION 10. NEGATIVE COVENANTS	115

10.1 Limitation on Fundamental Changes	115
10.2 Encumbrances	116
10.3 Indebtedness	116
10.4 Investments	120
10.5 Restricted Payments	120
10.6 Transactions with Affiliates	123
10.7 Change in Business	124
10.8 Limitation of Restrictions Affecting Subsidiaries	124
10.9 Certain Payments of Indebtedness, Etc.	126
10.10 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements	127
10.11 Sale and Leaseback Transactions	127
10.12 Designation of Designated Senior Debt	127
10.13 Term Loan Agreement	128

SECTION 11. FINANCIAL COVENANTS	128

11.1 Consolidated Fixed Charge Coverage Ratio	128
11.2 Excess Availability	128

SECTION 12. EVENTS OF DEFAULT AND REMEDIES	128

12.1 Events of Default	128
12.2 Remedies	131

SECTION 13. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW	133

13.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	133
13.2 Waiver of Notices	134
13.3 Amendments and Waivers	134

4

13.4 Indemnification	137

SECTION 14. THE AGENT AND CO-COLLATERAL AGENTS	138

14.1 Appointment, Powers and Immunities	138
14.2 Reliance by Agent	138
14.3 Events of Default	138
14.4 Wells Fargo in its Individual Capacity; Co-Agents in their Individual Capacity	139
14.5 Indemnification	139
14.6 Non-Reliance on Agent and Other Lenders	140
14.7 Failure to Act	140
14.8 Additional Loans	140
14.9 Concerning the Collateral and the Related Financing Agreements	141
14.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders	141
14.11 Collateral Matters	141
14.12 Agency for Perfection	143
14.13 Agent May File Proofs of Claim	143
14.14 Successor Agent	144
14.15 Other Agent Designations	145
14.16 Co-Collateral Agent Determinations	145
14.17 Intercreditor Arrangements	145

SECTION 15. TERM OF AGREEMENT; MISCELLANEOUS	145

15.1 Term	145
15.2 Interpretative Provisions	146
15.3 Notices	147
15.4 Partial Invalidity	148
15.5 Confidentiality	148
15.6 Successors	150
15.7 Assignments; Participations	150
15.8 Entire Agreement	152
15.9 USA Patriot Act	153
15.10 Counterparts, Etc.	153

5

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance Agreement
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Commitments
Exhibit D	Form of Guaranty Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Tax Sharing Agreement
Exhibit G	Form of Lender Promissory Note
Exhibit H	Form of U.S. Tax Compliance Certificate
Exhibit I	Form of Compliance Certificate
Schedule 1.42	Consolidated Fixed Charges
Schedule 1.57	EBITDA
Schedule 1.73	Excluded Property
Schedule 1.76	Existing Letters of Credit
Schedule 1.85	Freight Forwarders
Schedule 1.119	Mortgaged Fee Properties; Mortgages
Schedule 1.120	Mortgages
Schedule 1.139	Permitted Dispositions
Schedule 1.165	Revolving Loan Priority Collateral
Schedule 1.193	Term Loan Priority Collateral
Schedule 5.1	Commercial Tort Claims; Chattel Paper; Investment Property; Investments Accounts; Letter of Credit Rights; Inventory and Documents of Title in Possession of Third Parties
Schedule 8.2	Material Adverse Effect
Schedule 8.4	Consents; Authorizations
Schedule 8.6	Pending Litigation
Schedule 8.9	Intellectual Property
Schedule 8.14	UCC Filing Officers
Schedule 8.16	Subsidiaries
Schedule 8.18	Environmental Compliance
Schedule 8.19	Name; State of Organization; Chief Executive Office; Locations of Inventory and Records
Schedule 8.20	Labor Matters
Schedule 8.21	Deposit Accounts; Investment Accounts
Schedule 8.22	Insurance
Schedule 10.2	Permitted Liens
Schedule 10.3	Existing Indebtedness
Schedule 10.4	Existing Guaranty Obligations; Existing Investments; Existing Loans and Advances
Schedule 10.6	Affiliate Agreements
Schedule 12.1	Financing Agreement Sections Events of Default
Schedule 15.5(c)	Disclosure to Gold Sheets

6

LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement (this “Agreement”) dated October 20, 2009 is entered into by and among NCI Group, Inc., a Nevada corporation (“NCI”), Robertson-Ceco II Corporation, a Delaware corporation (“Robertson-Ceco”, and together with NCI, individually each, a “Borrower” and collectively, “Borrowers”, as hereinafter further defined), NCI Building Systems, Inc., a Delaware corporation (“NCI Building Systems” or “Parent”), Steelbuilding.com, Inc., a Delaware corporation, the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), Wells Fargo Foothill, LLC, a Delaware limited liability company , in its capacity as administrative and collateral agent for Issuing Bank and Lenders (in such capacity, “Agent” as hereinafter further defined), Bank of America, N.A, a national banking association (“B of A”) and General Electric Capital Corporation, a Delaware corporation (“GECC”).
W I T N E S S E T H:
     WHEREAS, Borrowers and Guarantor have requested that Agent, Issuing Bank and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and
     WHEREAS, Issuing Bank and each Lender are willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers (in the case of each Lender, on a pro rata basis according to its Commitment (as defined below)) on the terms and conditions set forth herein and Agent is willing to act as agent for Issuing Bank and Lenders on the terms and conditions set forth herein and the other Financing Agreements;
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
     1.1 “Acceleration” shall have the meaning set forth in Section 12.1(h) hereof.
     1.2 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower or Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.
     1.3 “Acquired Business” shall have the meaning given such term in the definition of the term “Permitted Acquisitions” contained herein.
     1.4 “Additional Agent” shall have the meaning set forth in the Intercreditor Agreement.

     1.5 “Adjusted Consolidated Net Income” shall mean for any period, the Consolidated Net Income of Parent and its Subsidiaries before any reduction thereof in respect of preferred stock dividends; provided, that, there shall not be included in such Adjusted Consolidated Net Income:
          (a) any net income (loss) of any Subsidiary that is not a Borrower or Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to a Borrower by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); except, that, (A) subject to the limitations contained in clause (b) below, the Borrowers’ equity in the net income of any such Subsidiary for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or could have been made by such Subsidiary during such period to a Borrower or another Subsidiary (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included to the extent of the aggregate Investment of the Parent or any of its other Subsidiaries in such Subsidiary;
          (b) any gain or loss realized upon the sale or other Disposition of any asset of Parent or any Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Parent);
          (c) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);
          (d) the cumulative effect of a change in accounting principles;
          (e) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;
          (f) any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);
          (g) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;
          (h) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;
          (i) to the extent otherwise included in such Adjusted Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Parent or any Subsidiary owing to Parent or any Subsidiary; and
          (j) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).
     In the case of any unusual or nonrecurring gain, loss or charge not included in such Adjusted Consolidated Net Income pursuant to clause (c) above in any determination thereof, Parent will deliver an officer’s certificate to Agent promptly after the date on which such Adjusted Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.
     1.6 “Adjusted Eurodollar Rate” shall mean, with respect to (a) each one (1) or two (2) month Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the (i) the rate per annum determined by dividing (A) the highest of the London Interbank Offered Rates for any of the one (1), two (2) or three (3) month Interest Period by (B) a percentage equal to: (x) one (1) minus (y) the Reserve Percentage and (b) with respect to each other Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (i) the London Interbank Offered Rate for such Interest Period by (ii) a percentage equal to: (A) one (1) minus (B) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     1.7 “Administrative Borrower” shall mean NCI Group, Inc., a Nevada corporation, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers and Guarantors pursuant to Section 6.10 hereof and its successors and assigns in such capacity.
     1.8 “Affiliate” shall mean, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), of a Person means the power, directly or indirectly, either to (a) vote twenty (20%) percent or more of the securities having ordinary voting power for the election of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     1.9 “Agent” shall mean Wells Fargo Foothill, LLC in its capacity as administrative agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.
     1.10 “Agent Payment Account” shall mean account no. 4121624316 of Agent at Wells Fargo, or such other account of Agent as Agent may from time to time designate in writing to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.
     1.11 “Applicable Margin” shall mean, with respect to Base Rate Loans and Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period.

		Applicable
	Quarterly Average	Eurodollar Rate	Applicable
Tier	Excess Availability	Margin	Base Rate Margin
1	Equal to or greater than $60,000,000	4.25%	3.25%

2	Greater than or equal to $30,000,000 but less than $60,000,000	4.50%	3.50%

3	Less than $30,000,000	4.75%	3.75%
provided, that, (i) the Applicable Margin shall be calculated and established once each three (3) month period and shall remain in effect until adjusted for the next three (3) month period, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar month based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period; provided, that, in the event that a Borrowing Base Certificate is not delivered when required under the terms hereof, for the period from the date upon which such Borrowing Base Certificate was required to be delivered until the date upon which it actually is delivered, the Applicable Margin shall be three and three-quarters (3.75%) percent per annum, in the case of Base Rate Loans and four and three-quarters (4.75%) percent per annum, in the case of Eurodollar Rate Loans (it being understood that the foregoing shall not limit the rights of Agent and Lenders set forth in Section 12) and (iii) the Applicable Margin through April 30, 2010 shall be the amount for Tier 2 set forth above. In addition, at all times that an Event of Default exists or has occurred and is continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of a Borrowing Base Certificate. In the event that at any time within six (6) months after the end of a three (3) month period the Quarterly Average Excess Availability for such three (3) month period used for the determination of the Applicable Margin was more or less than the actual amount of the Quarterly Average Excess Availability for such three (3) month period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such prior three (3) month period shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent or any reduction in interest for the applicable periods as a result of such recalculation shall be given as a credit to Borrowers to reduce the then outstanding Loans, as the case may be. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.
     1.12 “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     1.13 “Arrangers” shall mean, collectively, Wells Fargo Securities, LLC, a Delaware limited liability company, and Bank of America, N.A., a national banking association, each in its capacity as joint lead arranger, and their respective successors and assigns hereunder.
     1.14 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 15.7 hereof.

     1.15 “Bank Product Provider” shall mean any Lender or Affiliate of any Lender that provides any Bank Products to Borrowers or Guarantors.
     1.16 “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower or Guarantor by Agent or a Bank Product Provider: (a) credit cards or stored value cards or the processing of payments and other administrative services with respect to credit cards or stored value cards or (b) treasury, cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower or Guarantor pursuant to agreement or overdraft for any accounts of a Borrower or Guarantor, and (ii) controlled disbursement services, (iii) returned items, netting, overdrafts and interstate depository network services, and (iv) Hedge Agreements if and to the extent permitted hereunder.
     1.17 “Base Rate” shall mean, on any date, the greater of (a) the prime lending rate as announced from time to time by Wells Fargo Bank, N.A., or its successors or (b) the Federal Funds Rate in effect on such day plus one half (1/2%) percent.
     1.18 “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof. All Swing Line Loans shall be Base Rate Loans.
     1.19 “Board of Directors” shall mean, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.
     1.20 “Borrowers” shall have the meaning set forth in the preamble hereto and include any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”
     1.21 “Borrowing Base” shall mean, at any time, the amount equal to:
          (a) the lesser of (i) ninety-five (95%) percent of Qualified Cash and (ii) the amount equal to one-third (1/3) multiplied by the sum of (A) the amount determined pursuant to clause 1.21(a)(i) above plus (B) the amount determined pursuant to clause 1.21(b) below plus (C) the amount determined pursuant to clause 1.21(c) below, plus
          (b) the amount equal to eighty-five (85%) percent multiplied by the amount of Eligible Accounts; plus
          (c) the amount equal to the lesser of (i) sixty-five (65%) percent multiplied by the Value of Eligible Inventory or (ii) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of Eligible Inventory or (iii) one hundred thirty (130%) percent of the amount determined based on clause (b) above; minus
          (d) Reserves.
     1.22 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent in accordance with the terms hereof, which is duly completed (including all schedules thereto) and executed by the chief executive officer, chief financial officer or other appropriate financial officer of Administrative Borrower reasonably acceptable to Agent and delivered to Agent.

     1.23 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks located in New York, New York or Atlanta, Georgia are authorized or required by law to close, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market.
     1.24 “Capital Expenditures” shall mean with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made (a) for Permitted Investments and (b) for Permitted Acquisitions, including the portion of the consideration therefor allocated to property, plant and equipment so acquired), which, in accordance with GAAP, are or should be included in “capital expenditures”; except, that, Capital Expenditures shall not include: (i) any such expenditures to the extent financed with proceeds of any Equity Interests issued, or capital contributions received by Parent, or of any Indebtedness permitted hereunder (excluding Loans under this Agreement), (ii) an amount of such expenditures equal to all or part of the proceeds of any casualty insurance, condemnation or eminent domain, or any sale or other Disposition of assets (other than Revolving Loan Priority Collateral), to the extent applied within one (1) year of the date of the receipt of such proceeds, except as to proceeds of any Sale and Leaseback Transaction, to the extent applied within three (3) months of the date of the receipt of such proceeds, and (iii) any such expenditures made in any period that are contractually required to be reimbursed to any Borrower or Guarantor in cash by a Person other than Parent and its Subsidiaries or Affiliates (including landlords) and are so reimbursed in cash during such period.
     1.25 “Capital Leases” shall mean, as applied to any Person, any lease by such Person of property, real or personal, for which the obligations of the lessee are required in accordance with GAAP to be capitalized on the balance sheet of such lessee; provided, that, if at any time an operating lease of such lessee is required to be recharacterized as a Capital Lease after the date hereof as a result of a change in GAAP, then for purposes hereof such lease shall not be deemed a Capital Lease. The stated maturity of any Indebtedness under a Capital Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Capital Lease.
     1.26 “Cash Equivalents” shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one (1) year from the date of acquisition thereof; (b) direct obligations of any state, commonwealth or territory of the United States of America or any political subdivision, agency or instrumentality of any such state, commonwealth or territory maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from another nationally recognized rating service); (c) commercial paper or other indebtedness maturing no more than one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from another nationally recognized rating service); (d) certificates of deposit, time deposits and Eurodollar time deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (e) repurchase obligations for underlying obligations of the types described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or with securities dealers of recognized national standing; and (f) investments in money market funds or shares of investment companies that are registered under the Investment Company Act of 1940 that invest substantially all their property or assets in obligations of the types described in clauses (a) through (e) above or are subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission.
     1.27 “Cash Management Accounts” shall have the meaning set forth in Section 6.6 hereof.
     1.28 “CD&R” shall mean Clayton, Dubilier & Rice, Inc. and any successor in interest thereto or successor to CD&R’s investment management business.
     1.29 “CD&R Investors” shall mean, collectively, (a) Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (b) CD&R Friends and Family Fund VIII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, and (c) any Affiliate of any CD&R Investor.
     1.30 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     1.31 “Change in Tax Law” shall have the meaning set forth in Section 6.8.
     1.32 “Change of Control” shall mean the occurrence of any of the following events: (a) the failure of one or more of the Permitted Holders to be the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act), directly or indirectly, of less than twenty-five (25%) percent of the voting power of the total outstanding Voting Stock of the Relevant Parent Company, (b) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Relevant Parent Company; (c) there shall not be any designee of one or more Permitted Holders serving as a member of the Board of Directors of the Relevant Parent Company; (d) the voting power of the total outstanding Voting Stock of the Relevant Parent Company “beneficially owned” by any Person that is not a Permitted Holder is both (i) more than thirty-five (35%) percent of such voting power and (ii) more than the voting power of the total outstanding Voting Stock of the Relevant Parent Company then “beneficially owned” by Permitted Holders; (e) Parent at any time ceases to own, directly or indirectly, one hundred (100%) percent of the Equity Interests of any Borrower (other than in a transaction permitted under Section 10.1); or (f) at any time a “change of control” occurs as such term is defined in the Term Loan Agreement. As used herein, the term “Relevant Parent Company” means (i) NCI Building Systems so long as NCI Building Systems is not a Subsidiary of a Parent Entity, and (ii) any Parent Entity so long as NCI Building Systems is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.
     1.33 “Closing Date” shall mean the date on which all the conditions precedent set forth in Section 4.1 shall be satisfied or waived in writing.
     1.34 “Co-Collateral Agents” shall mean, collectively, Agent, Bank of America, N.A., and General Electric Capital Corporation, each in its capacity as co-collateral agent, and any replacement or successor collateral agents hereunder.
     1.35 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.36 “Collateral” shall have the meaning set forth in Section 5 hereof.
     1.37 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor (only to the extent any Collateral is at such premises), or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located (including any third party processors used by a Borrower), in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.
     1.38 “Commercial Tort Claims” any action (other than claims primarily seeking declaratory or injunctive relief) commenced by a Borrower or Guarantor in the United States of America, any state, territory or political subdivision thereof, in which such Borrower or Guarantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $500,000 in any one case or $2,500,000 in the aggregate; provided, that, such thresholds and qualifications do not apply for purposes of the grant of security interest set forth in Section 5.1(l) as of the date hereof and Schedule 5.1.
     1.39 “Commitment” shall mean at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Exhibit C hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.
     1.40 “Concentration Accounts” shall mean the deposit account of NCI Group, Inc. maintained at Bank of America, N.A. bearing account number 3751036304 and such other accounts as may be established after the date hereof in accordance with the terms hereof used to receive funds from the Cash Management Accounts.
     1.41 “Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) the amount, determined on a consolidated basis, equal to (i) the EBITDA of Parent and its Subsidiaries on a consolidated basis, as of the end of a fiscal month for the immediately preceding twelve (12) consecutive fiscal months for which Agent has received financial statements pursuant to Section 9.1 hereof, less (ii) the amount of Capital Expenditures of Parent and its Subsidiaries for such period, less (iii) all federal, foreign state, local and foreign income taxes payable by Parent and its Subsidiaries in cash for such period (net of tax refunds received in cash during such period up to the amount of such taxes payable for such period), less (iv) all Restricted Payments paid in cash after the Closing Date during such period permitted under Sections 10.5(d), 10.5(e), 10.5(j), 10.5(k) and 10.5(l), except to the extent that any of such payments or the expenses to which such payments relate are otherwise included as expenses or charges for purposes of the calculation of EBITDA of Parent and its Subsidiaries to (b) Consolidated Fixed Charges of Parent and its Subsidiaries, on a consolidated basis, for such period.
     1.42 “Consolidated Fixed Charges” shall mean, as to Parent and its Subsidiaries, on a consolidated basis, with respect to the immediately preceding twelve (12) consecutive fiscal months for which Agent has received financial statements pursuant to Section 9.1 hereof, the sum of, without duplication, (a) all Consolidated Interest Expense payable in cash for such period, plus (b) scheduled mandatory principal payments made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of Parent and its Subsidiaries under clause (a), (b) or (c) of the definition of the term “Indebtedness” (excluding the obligations hereunder, any mandatory payments in respect of the Term Loan Debt based on excess cash flow under the Term Loan Agreement as in effect on the date hereof, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Capital Leases and any mandatory payments in respect of the Term Loan Debt for any 2009 tax refund received), for such period, plus (c) scheduled mandatory payments on account of Disqualified Equity Interests of Parent and its Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, plus (d) the amount of fees in excess of $2,000,000 payable for such period to any of the CD&R Investors and their Affiliates for the rendering of management consulting or financial advisory or other services, in each case determined on a consolidated basis in accordance with GAAP; provided, that, notwithstanding anything to the contrary set forth in this definition, for purposes of determining the compliance of Borrowers and Guarantors with Section 11.1 hereof prior to the last day of the fiscal month after the first anniversary of the date of this Agreement, the Consolidated Fixed Charges of Parent and its Subsidiaries on a consolidated basis for the applicable periods set forth on Schedule 1.42 hereto shall be used in the calculation of such Consolidated Fixed Charges.
     1.43 “Consolidated Interest Expense” shall mean, for any period, as to Parent and its Subsidiaries, as determined in accordance with GAAP, the amount equal to total interest expense of Parent and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest expense component attributed to any Capital Lease for such period) in accordance with GAAP.
     1.44 “Consolidated Net Income” shall mean, with respect to Parent and its Subsidiaries for any period, the aggregate of the net income (loss) of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     1.45 “Continuing Directors” shall mean the directors of Parent on the Closing Date, after giving effect to the execution and delivery of this Agreement and the other transactions contemplated thereby to occur on such date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Parent is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.
     1.46 “Contractual Obligation” shall mean, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     1.47 “Convertible Note Account” shall mean account number 4426940669 at Bank of America, N.A. in the name of NCI Building Systems, Inc., funded with the proceeds of the Investment received by Parent on or about the date hereof pursuant to the Investment Agreement, which funds shall only be used for the payment of amounts due in connection with the Transactions and the payment of Indebtedness evidenced by or pursuant to the Convertible Notes; provided, that, upon payment in full of the Convertible Notes, such funds may be transferred to the Concentration Account and applied as otherwise permitted hereby.
     1.48 “Convertible Notes” shall mean, collectively, the 2.125% Convertible Senior Subordinated Notes due November 2024 in the original principal amount of $180,000,000, as the same now exist or may hereafter be amended, modified or supplemented.
     1.49 “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Section 2 hereof.
     1.50 “Default” shall mean any of the events specified in Section 12.1, whether or not any requirement for the giving of notice (other than, in the case of Section 12.1(h), a Default Notice), the lapse of time, or both, or any other condition specified in Section 12.1, has been satisfied.
     1.51 “Default Notice” shall have the meaning set forth in Section 12.1(h) hereof.

     1.52 “Defaulting Lender” shall have the meaning set forth in Section 6.13(f) hereof.
     1.53 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor that is the customer of the bank with respect to a deposit account at such bank and such bank, which, if required hereunder, is sufficient to perfect the security interests of Agent therein and provides such other rights with respect thereto as Agent reasonably requires.
     1.54 “Disposition” shall mean any sale, issuance, assignment conveyance, transfer, exchange, lease, license or other disposition (including through a Sale and Leaseback Transaction).
     1.55 “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:
          (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
          (b) is convertible or exchangeable at the option of the holder thereof for Indebtedness of, or Equity Interests in, such Person (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or
          (c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its controlled Affiliates, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative upon the Payment in Full of all Obligations.
     1.56 “Dominion Event” shall mean a period either (a) commencing on the date that an Event of Default shall exist or have occurred and be continuing and Agent shall have given written notice thereof to the Administrative Borrower stating that a Dominion Event has occurred, and ending on the date that such Event of Default ceases to exist or be continuing or (b) commencing on the date that Excess Availability has been less than, at any time, the amount equal to the greater of (i) eighteen (18%) percent of the least of (A) the Maximum Credit or (B) the Borrowing Base or (C) the Revolving Loan Limit or (ii) $20,000,000 hereunder for more than three (3) consecutive Business Days or (c) commencing on the day after any date on which, as of the close of business, Excess Availability shall have been less than $15,000,000, and Agent shall have given written notice thereof to the Administrative Borrower stating that a Dominion Event has occurred, and ending on the date that Excess Availability has been greater than such amount for any thirty (30) consecutive day period thereafter; provided, that, a Dominion Event shall not be terminated less than ninety (90) days following the date which such Dominion Event would otherwise terminate in the case of the second (2nd) or any subsequent Dominion Event in any twelve (12) consecutive calendar month period.
     1.57 “EBITDA” shall mean, as to Parent and its Subsidiaries, with respect to any period, an amount equal to (a) the Consolidated Net Income of Parent and its Subsidiaries for such period determined in accordance with GAAP, plus (b) each of the following (without duplication), in each case to the extent deducted in the calculation of such Consolidated Net Income for such period: (i) depreciation and amortization (including, but not limited to, imputed interest and deferred compensation) of Parent and its Subsidiaries for such period, all in accordance with GAAP, plus (ii) the Consolidated Interest Expense of Parent and its Subsidiaries for such period, plus (iii) Provision for Taxes for such period, plus (iv) non-cash charges (excluding non-cash charges that are accruals or reserves for cash charges in a future period), plus (v) cash restructuring charges for the two (2) fiscal year period ending October 31, 2010 up to the aggregate amount of $11,000,000, plus (vi) cash charges, fees and expenses related to the Transactions as contemplated by the Credit Facility paid on or before the Closing Date, or within nine (9) months after the Closing Date, and any items paid or accrued during such period relating to deferred compensation owed to management accrued prior to the Closing Date, plus (vii) fees and expenses paid to any Sponsor or any Affiliate of any Sponsor for the rendering of management consulting, financial advisory or other services, not to exceed $2,000,000 in the aggregate in the case of such fees for any (12) consecutive month period, plus (viii) any 2009 Tax Refunds (as defined in the Term Loan Agreement), plus (ix) any extraordinary, unusual or non-recurring losses or charges to the extent that such losses or charges exceed any extraordinary, unusual or non-recurring gains or credits, up to $5,000,000 in the aggregate for any (12) consecutive month period (or in the event that such gains or credits exceed such losses, then minus the amount of such excess), plus (x) at Parent’s election, to the extent not otherwise added back pursuant to another provision of this clause (b) in calculating EBITDA for such period, any non-cash charges that are accruals or reserves for cash charges in a future period, minus (c) any cash charge incurred during such period to the extent a non-cash charge that was an accrual or reserve for such cash charge was added back pursuant to the preceding subclause (b)(x) in calculating EBITDA for any prior period, minus (d) if there is no Provision for Taxes for such period, any net tax benefit for Taxes imposed on or measured by net income included in the calculation of Consolidated Net Income for such period (excluding any 2009 Tax Refunds (as defined in the Term Loan Agreement) which was specifically addressed in (viii) above; provided, that, notwithstanding anything to the contrary set forth in this definition, for purposes of determining the compliance of Borrowers and Guarantors with Section 11.1 hereof prior to the last day of the first fiscal month or quarter (as the case may be) ending after the first anniversary of the date of this Agreement, the EBITDA of Parent and its Subsidiaries on a consolidated basis for the applicable periods set forth on the EBITDA Schedule 1.57 hereto shall be used in the calculation of such EBITDA.
     1.58 “Eligible Accounts” shall mean those Accounts created by Borrowers in the ordinary course of its business, arising out of its sale of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made herein, and that satisfy the criteria set forth below. Accounts shall be Eligible Accounts if:
          (a) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;
          (b) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than twenty-five (25%) percent of the total Accounts of such account debtor;
          (c) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor; provided, that, in the event that any account debtor is an Affiliate of CD&R or any CD&R Investor, to the extent that such Account otherwise satisfies the criteria for an Eligible Account such Account shall be deemed an Eligible Account, so long as (i) it arises from a transaction in the ordinary course of business of the Borrower to whom such Account is owed and such Affiliate, (ii) it is on terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an

Affiliate, (iii) it is otherwise at all times handled in all respects in the same or similar manner as an Account owing from a Person that is not an Affiliate in accordance with the practices and policies of such Borrower, (iv) such Affiliate does not have any power, directly or indirectly, to direct or cause the direction of the management or policies of any Borrower or Guarantor, (v) Agent shall have received notice of such Accounts at the time of any field examination to the extent that any Responsible Officer of Parent or any of its Subsidiaries has knowledge of such Accounts, and (vi) in the event that at any time, any such Accounts for which the account debtor is an Affiliate of CD&R or any CD&R Investor do not satisfy such criteria, then Co-Collateral Agents may, at their option, determine in their Permitted Discretion that all Accounts due from such Affiliate are not Eligible Accounts;
          (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;
          (e) Accounts that are not payable in Dollars;
          (f) such Accounts are owing by an account debtor with a chief executive office or principal place of business located other than in the United States of America or Canada, then if the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent in its Permitted Discretion and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder;
          (g) such Accounts are owing by an account debtor with a chief executive office or principal place of business in Canada, unless at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada;
          (h) such Accounts are not owing by any foreign government or the federal government of the United States of America or any department, agency or instrumentality of the United States or any State, or any political subdivision, department, agency or instrumentality thereof (exclusive, however, of (i) Accounts owing by the federal government of the United States of America with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727) or any similar applicable law and (ii) Accounts owing by any State, or any political subdivision, department, agency or instrumentality thereof, with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with all applicable laws so as to give Agent the same rights and remedies with respect thereto as it has with Accounts owing by an account debtor other than such State or entity);
          (i) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts);
          (j) the account debtor with respect to such Account has not failed to pay the full invoiced face amount thereof (short pays);
          (k) the account debtor with respect to such Accounts has not paid to Borrower a deposit in respect of unfilled orders for goods to the extent that such Accounts exceed amounts received from such account debtor as a deposit; provided, that, such Accounts which otherwise constitute Eligible Accounts will be included as Eligible Accounts in the event that the applicable contract with such customer included terms and conditions with respect to the identification of the applicable goods to such contract and the passage of title thereto, in each case satisfactory to Co-Collateral Agents;
          (l) such Accounts do not arise from service charges, interest or fees, or warranty or similar charges, provided, that, for purposes of the calculation of the Borrowing Base, Agent shall establish an estimated amount of such interest, fees and charges that shall not be deemed Eligible Accounts based on information provided by Borrowers to Agent, which amount shall be adjusted periodically based on field examinations and other information that Agent may receive from time to time, and any portion of any Accounts attributable to such interest, fees and charges shall not be otherwise separately deducted from such Accounts;
          (m) the aggregate amount of such Accounts (i) owing by a single account debtor that is Investment Grade do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts of all Borrowers or (ii) owing by a single account debtor that is not Investment Grade (or not rated) do not constitute more than five (5%) percent of the aggregate amount of all otherwise Eligible Accounts of all Borrowers (provided, that, the portion of the Accounts not in excess of such applicable percentage that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts and for purposes hereof “Investment Grade” shall mean that the account debtor has received a credit rating of BBB- or higher from S&P or a rating of Baa3 or higher from Moody’s or, if neither S&P nor Moody’s shall then be rating such account debtor, then an equivalent rating from another nationally recognized rating service); provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
          (n) there are no proceedings or actions which are threatened (of which any Borrower has or reasonably should have notice or of which Agent has any notice) or pending against the account debtor with respect to such Accounts which could be reasonably expected to result in any material adverse change in such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);
          (o) any Account the payment of which Co-Collateral Agents determine in their Permitted Discretion and after notice to Administrative Borrower is doubtful by reason of the account debtor’s financial condition or inability to pay;
          (p) such Accounts are subject to the first priority, valid and perfected security interest of Agent (except as to priority, subject to the Liens permitted under clauses (b) and (k) of the definition of Permitted Liens hereof) and any goods giving rise thereto were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement;
          (q) such Accounts are not subject to any Lien other than (i) the Lien of Agent, (ii) those permitted in clauses (b), (c), (d), (k) and (p) of the definition of the term Permitted Liens (but as to Liens referred to in clause (d), the extent such Liens have been waived pursuant to Collateral Access Agreements or with respect to which Co-Collateral Agents shall have established a Reserve or notified the Administrative Borrower that no Reserve will be established and as to Liens referred to in clause (k), subject to the right of Co-Collateral Agents to establish a Reserve as provided therein), (iii) Liens permitted in clause (z) of the definition of the term Permitted Liens, subject to any applicable Deemed Reserve, or with respect to which the Agent shall have established a Reserve or notified the Administrative Borrower that no Reserve will be established and (iv) any other Liens permitted under this Agreement that are subject to the Intercreditor Agreement or to another intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent;
          (r) such Accounts are Accounts with respect to which (i) the goods giving rise to such Account have been shipped and billed to the account debtor, and (ii) the services giving rise to such Account have been performed and billed to the Account Debtor, or
          (s) (i) such Accounts do not consist of retainage invoices or progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), and (ii) such Accounts do not consist of bill and hold invoices;
          (t) such Accounts comply in all material respects with the covenants contained in Section 7.2(b) of this Agreement and with respect to the representations and warranties contained in Section 7.2(b) to the extent such terms and conditions consist of representations and warranties that are qualified as to materiality or Material Adverse Effect then the same shall be true and correct as to such Accounts and to the extent that such terms and conditions consist of representations and warranties that are not so qualified, the same shall be true and correct as to such Accounts in all material respects;
          (u) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to qualify or file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
          (v) the sale of goods or the rendition of services giving rise to such Account is not supported by a performance, bid or surety bond unless the issuer of such bond shall have waived in writing any rights or interest in and to all Revolving Loan Priority Collateral, which waiver is in form and substance reasonably satisfactory to Agent;
          (w) none of the transactions giving rise to such Accounts violate any applicable law or regulation in any material respect, and all documentation relating to such Accounts is legally sufficient under such laws and regulations
Without limitation upon the right of Co-Collateral Agents to establish Reserves hereunder, Eligible Accounts will be reduced, without duplication, by amounts constituting Reserves for discounts, rebates, rebate accruals, warranty reserves, accrued advertising, unapplied cash, scrap allowances, back charges, and any credits and allowances of any nature that are not paid in respect of such Accounts; and reduced by the variance between the aging of such Accounts and the general ledger.
Notwithstanding the foregoing, Co-Collateral Agents may, from time to time in their Permitted Discretion, upon three (3) Business Days prior notice to Administrative Borrower change the criteria for Eligible Accounts set forth above or add any new criteria for Eligible Accounts based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no knowledge thereof or of its affect on the Accounts prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in any material respect as determined by Co-Collateral Agents in their exercise of its Permitted Discretion; provided, that, during such three (3) Business Day period, the Borrowing Base shall, solely for the purposes of any new Loans or Letters of Credit requested by any Borrower during such three (3) Business Day period, exclude any Accounts not constituting Eligible Accounts solely by reason of such proposed changes or additions to the criteria for Eligible Accounts set forth in such notice. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of such notice, Agent will be available from time to time during business hours to consult with Administrative Borrower in connection with the basis for such new criteria or changes to the criteria. Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such change no longer exists, in a manner and to the extent satisfactory to Co-Collateral Agents in their exercise of its Permitted Discretion. In no event shall such notice or opportunity limit the right of Agent to make such change, unless Co-Collateral Agents shall have determined in their Permitted Discretion that the event, condition or other circumstance that is the basis for such new criteria or changes to the criteria no longer exists (except if there is a reasonable prospect that such event, condition or other circumstance will occur again within a reasonable period of time thereafter) or unless Co-Collateral Agents shall have determined in their Permitted Discretion that it has otherwise been adequately addressed by the applicable Borrower. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. In addition to the foregoing, the determination of Eligible Accounts acquired in any Permitted Acquisition shall be subject to the terms of the last paragraph of the definition of the term Permitted Acquisition herein.
     1.59 “Eligible In-Transit Inventory” shall mean Inventory that would otherwise be Eligible Inventory (other than for its location):
          (a) that has been shipped from a location of any Borrower or from the manufacturer or wholesale distributor thereof within the United States of America for receipt at a location of any Borrower within the United States of America and permitted hereunder or from any location of a Borrower to another location of a Borrower, within thirty (30) days of shipment, but in either case, which has not yet been delivered to such Borrower,
               (i) for which the purchase order is in the name of a Borrower,
               (ii) title has passed to such Borrower (and Agent has received such evidence thereof as it has reasonably requested),
               (iii) except as otherwise reasonably agreed by Agent, for which a Borrower is designated as “shipper” and/or consignor and the document of title or waybill reflects a Borrower as consignee with respect thereto,
               (iv) as to which Agent has control over the documents of title, to the extent applicable, to such Inventory and
               (v) which is insured in accordance with the terms of this Agreement;
provided, that, Agent may, upon notice to Administrative Borrower, exclude any particular Inventory from Eligible In-Transit Inventory, in the event that Co-Collateral Agents reasonably determine that such Inventory is subject to any Person’s right or claim that is (or is capable of being) senior to, or pari passu with, the security interest and lien of Agent therein (such as, without limitation a right of stoppage in transit), as applicable or that may otherwise adversely impact the ability of Agent to realize upon such Inventory, and
          (b) is located outside of the United States of America and which is in transit to either the premises of a Freight Forwarder in the United States of America or the premises of any Borrower in the United States of America which are either owned and controlled by such Borrower or leased by such Borrower (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder and the owner and lessor of such leased premises, as the case may be); provided, that,
               (i) Agent has a first priority perfected security interest in and lien upon such Inventory and all documents of title with respect thereto (subject to such Liens as are permitted under clause (c) of the definition of the term Permitted Liens),
               (ii) such Inventory either (A) is the subject of a negotiable bill of lading (1) in which Agent is named as the consignee (either directly or by means of endorsements), (2) that was issued by the carrier respecting such Inventory that is subject to such bill of lading, and (3) that is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder, or (B) is the subject of a negotiable forwarder’s cargo receipt and such cargo receipt on its face indicates the name of the freight forwarder as a carrier or multi-modal transport operator and has been signed or otherwise authenticated by it in such capacity or as a named agent for or on behalf of the carrier or multi-modal transport operator, in any case respecting such Inventory and either (1) names Agent as the consignee (either directly or by means of endorsements), or (2) is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder,
               (iii) such Borrower has title to such Inventory, and Agent shall have received such evidence thereof as it may from time to time reasonably require,
               (iv) Agent shall have received a Collateral Access Agreement, duly authorized, executed and delivered by the Freight Forwarder located in the United States of America handling the importing, shipping and delivery of such Inventory,
               (v) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner reasonably acceptable to Agent,
               (vi) Agent shall have received (A) a certificate duly executed and delivered by an officer of such Borrower certifying to Agent that, to the best of the knowledge of such Borrower, such Inventory complies in all material respects with all of such Borrower’s covenants contained herein concerning Eligible In-Transit Inventory and with respect to the representations and warranties contained herein concerning Eligible In-Transit Inventory to the extent such terms and conditions consist of representations and warranties that are qualified as to materiality or Material Adverse Effect then the same shall be true and correct as to such Inventory and to the extent that such terms and conditions consist of representations and warranties that are not so qualified, the same shall be true and correct as to such Inventory in all material respects and that the shipment as evidenced by the documents conforms to the related order documents, and (B) upon Agent’s request, a copy of the invoice, packing slip and manifest with respect thereto,
               (vii) such Inventory is not subject to a Letter of Credit, and
               (viii) such Inventory shall not have been in transit for more than sixty (60) days.
The aggregate amount of Inventory constituting Eligible In-Transit Inventory under clauses (a) and (b) above for purposes of the calculation of the Borrowing Base at any time will not exceed $3,000,000.
     1.60 “Eligible Inventory” shall mean the Inventory of Borrowers that comply in all material respects with each of the representations and warranties respecting Eligible Inventory made herein, and that satisfy the criteria set forth below. Eligible Inventory shall be calculated on the basis of the Inventory set forth in Borrowers’ perpetual inventory reports adjusted for the purchase price variance and the lower of cost or market adjustments and shall not include:
          (a) Inventory that does not consist of finished goods and raw materials and certain work-in-process for such finished goods;
          (b) obsolete or slow moving Inventory (with inventory that has not been sold after a period of more than three hundred sixty (360) days being deemed to be obsolete or slow moving for this purpose), or is damaged or unfit for sale;
          (c) Inventory that is not of a type held for sale by any Borrower in the ordinary course of business;
          (d) Inventory that is not owned by any Borrower;
          (e) Inventory that is located on premises leased by any Borrower, or stored with a bailee, warehouseman, processor or similar Person, unless (i) Agent has given its prior consent thereto, (ii) a Collateral Access Agreement, in form and substance reasonably satisfactory to Agent has been delivered to Agent, or (iii) Reserves for rent or other amounts payable with respect to such premises, processing or storage reasonably satisfactory to Co-Collateral Agents in their Permitted Discretion, but in no event to exceed the limits for such rent or other amounts with respect to such locations as provided herein, have been established with respect thereto; provided, that, (A) in no event shall Inventory at third party processors having a value of greater than $10,000,000 (or such higher amount as Co-Collateral Agents may hereafter agree) constitute Eligible Inventory and (B) in no event shall Inventory at locations where the value of such Inventory is less than $125,000 constitute Eligible Inventory;
          (f) Inventory that is placed on consignment or is in transit with a common carrier from vendors or suppliers, except for Eligible In-Transit Inventory described in subsection (a) of the definition of Eligible In-Transit Inventory;
          (g) Inventory that consists of display items, samples, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business or is paint;
          (h) Inventory that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resalable in the normal course of business;
          (i) Inventory that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made herein;

          (j) Inventory that consists of Hazardous Materials that can be transported or sold only with licenses that are not readily available;
          (k) Inventory that is covered by negotiable document of title, unless such document has been delivered to Agent;
          (l) packaging, packing and shipping materials;
          (m) supplies used or consumed in such Borrower’s business;
          (n) bill and hold Inventory;
          (o) Inventory located outside the United States of America except for Eligible In-Transit Inventory described in subsection (b) of the definition of Eligible In-Transit Inventory;
          (p) such Inventory that is not subject to a first-priority, valid and perfected security interest of Agent and is subject to any Lien other than (i) the Lien of Agent, (ii) as to priority those permitted in clause (b), (c), (d), (k), (o) and (p) of the definition of the term Permitted Liens (but as to Liens referred to in clause (d), the extent such Liens have been waived pursuant to Collateral Access Agreements or with respect to which Co-Collateral Agents shall have established a Reserve or notified the Administrative Borrower that no Reserve will be established and as to Liens referred to in clauses (k) and (o), subject to the right of Co-Collateral Agents to establish a Reserve as provided therein), (iii) Liens permitted in clause (z) of the definition of the term Permitted Liens, subject to any applicable Deemed Reserve, or with respect to which the Agent shall have established a Reserve or notified the Administrative Borrower that no Reserve will be established and (iv) and any other Liens permitted under this Agreement that are subject to the Intercreditor Agreement or to another intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent;
          (q) “tolling” Inventory having a value in excess of $3,000,000; provided, that, only fifty (50%) percent of the value of such Inventory shall be included in the calculation of the Borrowing Base;
          (r) Inventory that is not produced, used, stored and maintained in accordance with applicable insurance standards or in conformity with applicable laws in all material respects
          (s) Inventory that is a discontinued product or component thereof and is not immediately usable in a continuing product;
          (t) Inventory that contains or bears any intellectual property rights licensed to such Person unless Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
          (u) Inventory that is not reflected in a current perpetual inventory report of such Person;
          (v) Inventory for which reclamation rights have been asserted by the seller; and
          (w) otherwise Eligible Inventory to the extent of intercompany profit thereon.
Eligible Inventory shall be adjusted by Agent to account for the amount of any variance between perpetual inventory reports and the general ledger of Borrowers or the results of test counts of Inventory conducted by Agent with respect thereto based on the results of each field examination or other information with respect thereto received by Agent.
Notwithstanding the foregoing, Co-Collateral Agents may, from time to time, in their Permitted Discretion, upon three (3) Business Days’ prior notice to Administrative Borrower, change the criteria for Eligible Inventory set forth above or add any new criteria for Eligible Inventory based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no knowledge thereof or of its affect on the Inventory prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in any material respect as determined by Co-Collateral Agents in the exercise of their Permitted Discretion; provided, that, during such three (3) Business Day period, the Borrowing Base shall, solely for the purposes of any new Loans or Letters of Credit requested by any Borrower during such three (3) Business Day Period, exclude any Inventory not constituting Eligible Inventory solely by reason of such proposed changes or additions to the criteria for Eligible Inventory set forth in such notice. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of such notice, Agent will be available from time to time during business hours to consult with Administrative Borrower in connection with the basis for such changes to the criteria. Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such change no longer exists, in a manner and to the extent satisfactory to Co-Collateral Agents in the exercise of their Permitted Discretion. In no event shall such notice or opportunity limit the right of Agent to make such change, unless Co-Collateral Agents shall have determined in their Permitted Discretion that the event, condition or other circumstance that is the basis for such new criteria or changes to the criteria no longer exists (except if there is a reasonable prospect that such event, condition or other circumstance will occur again within a reasonable period of time thereafter) or unless Co-Collateral Agents shall have determined in their Permitted Discretion that it has otherwise been adequately addressed by the applicable Borrower. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral. In addition to the foregoing, the determination of Eligible Inventory acquired in any Permitted Acquisition shall be subject to the terms of the last paragraph of the definition of the term Permitted Acquisition herein.
     1.61 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) an Approved Fund approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, such approval not to be unreasonably withheld, conditioned or delayed; provided, that, neither any Borrower nor any Guarantor nor any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee, except a Sponsor Affiliated Lender.
     1.62 “Environmental Laws” shall mean any and all U.S., Canadian or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Hazardous Materials) or the environment, as have been, or now or at any relevant time hereafter are, in effect.
     1.63 “Environmental Permits” shall mean any and all permits, licenses, registrations, and any other authorization required under any Environmental Law.
     1.64 “Equipment” shall mean, as to any Person, all of such Person’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment

(whether owned or licensed and including embedded software), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     1.65 “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity or ownership interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other equity interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other equity interests in) such Person and all warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other equity interests), but excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.
     1.66 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
     1.67 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
     1.68 “ERISA Event” shall mean, individually or in the aggregate, any of the following events or conditions that either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect: (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate.
     1.69 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.
     1.70 “Event of Default” shall have the meaning specified in Section 12.1 hereof.
     1.71 “Excess Availability” shall mean, as to Borrowers, the amount calculated at any date, equal to: (a) the least of: (i) the Borrowing Base, (ii) the Maximum Credit and (iii) the Revolving Loan Limit, minus, without duplication, (b) the sum of: (i) the principal amount of all then outstanding and unpaid Loans and Special Agent Advances, plus (ii) the Letter of Credit Obligations.
     1.72 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

     1.73 “Excluded Property” shall mean:
          (a) property or assets of any Foreign Subsidiary,
          (b) all Real Property other than the Mortgaged Fee Properties and intellectual property as registered in, or created under the laws of, a jurisdiction outside of the United States of America (except to the extent constituting collateral for the Term Loan Debt),
          (c) motor vehicles and other property and assets subject to certificates of title (except to the extent constituting collateral for the Term Loan Debt),
          (d) any contract, chattel paper, general intangibles, Intellectual Property, lease, permit, license, charter or other agreement or instrument, and any right, title or interest in respect thereof, covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or other agreement or instrument, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited or would result in a breach, default or termination thereof; provided, that, the foregoing exclusion shall in no way be construed to apply to the extent that any such prohibition, breach, default or termination under any such contract, lease, permit, license, charter or other agreement or instrument is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law such that a security interest therein may be granted to Agent without resulting in a breach, default or termination thereunder to such extent;
          (e) as to any series of Equity Interests of any Foreign Subsidiary, the Equity Interests of such series in excess of sixty five (65%) percent of all of the issued and outstanding Equity Interests of such series or (ii) de minimis shares of a Foreign Subsidiary held as a nominee or in a similar capacity;
          (f) any Equity Interests of a Subsidiary of a Foreign Subsidiary;
          (g) any property that would otherwise be included in the Collateral (and such property shall not be deemed to constitute a part of the Collateral) if such property has been sold or otherwise transferred in connection with a Sale and Leaseback Transaction to the extent permitted by and subject to the terms of Section 10.11 of this Agreement;
          (h) any Equipment or other property that would otherwise be included in the Collateral (and such property shall not be deemed to constitute a part of the Collateral) if such Equipment or other property is subject to a Lien described in clause (f), (l), (p)(ii) or (s) of the definition of “Permitted Liens”;
          (i) assets that are not of a type that would constitute Revolving Loan Priority Collateral, to the extent that Liens therein would result in adverse tax or accounting consequences as reasonably determined by Administrative Borrower;
          (j) assets over which the granting of Liens in such assets would be prohibited by contract permitted under this Agreement and set forth on Schedule 1.73 hereto, applicable law or regulation or, in the case of any non-wholly owned Subsidiary, the organizational documents thereof (including Permitted Liens, leases or licenses) prohibit the valid grant of a security interest or lien therein to Agent; provided, that, the foregoing exclusions shall in no way be construed to apply to the extent that any such prohibition, is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law such that a security interest therein may be granted to Agent;

          (k) property or assets (other than Intellectual Property) and Mortgaged Fee Properties, which are not of the type in which a security interest can be created under the UCC;
          (l) any assets not constituting Revolving Loan Priority Collateral that are excluded from the Term Loan Priority Collateral pursuant to the Term Loan Documents as in effect on the date hereof;
          (m) Foreign Intellectual Property;
          (n) trademark or service mark applications that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by Borrowers or Guarantors to Agent hereunder;
          (o) any account containing collateral securing the obligations of Borrowers and Guarantors with respect to the Existing Letters of credit and any cash, Cash Equivalents or investment property in such accounts;
          (p) those items of Term Loan Priority Collateral as to which the applicable Borrower or Guarantor, on the one hand, and the Co-Collateral Agents, on the other hand, shall mutually and reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security interest to be afforded thereby; and
          (q) any money, cash, Cash Equivalents, checks, other negotiable instrument, funds and other evidence of payment held in any deposit account of the Borrowers or any of their Subsidiaries in the nature of security deposit with respect to obligations for the benefit of the Borrowers or any of their Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or Contractual Obligations entered into in the ordinary course of business.
     1.74 “Excluded Real Properties” shall mean, collectively, the fee or leasehold interest in Real Property owned by Parent or any of its Subsidiaries other than Mortgaged Fee Properties.
     1.75 “Existing Foreign Subsidiaries” shall mean Building Systems de Mexico S.A. de C.V., a corporation organized under the laws of Mexico and Robertson Building Systems, Limited, a corporation organized the laws of the Province of Ontario, Canada, and their respective successors and assigns.
     1.76 “Existing Letters of Credit” shall mean, collectively, the letters of credit issued or to be issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.76 hereto .
     1.77 “Factoring Transaction” shall mean any transaction or series of transactions entered into by any Person pursuant to which such Person sells, conveys or otherwise transfers (or purports to sell, convey or otherwise transfer) any accounts receivable and/or related rights or assets of such Person to a factor or other similar Person that is not an Affiliate.
     1.78 “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

     1.79 “Fee Letter” shall mean the fee letter, dated of even date herewith, by and among Parent, for itself and its Subsidiaries (and by which Borrowers and Guarantors hereby confirm their agreement to be bound), Wells Fargo and certain other Persons, setting forth certain fees payable by Borrowers in connection with the Credit Facility.
     1.80 “Financing Agreements” shall mean, collectively, this Agreement, any notes issued pursuant hereto, any Guarantees, any Security Agreements, any Deposit Account Control Agreements, any Investment Property Control Agreements, the Intercreditor Agreement, and the other agreements, documents, instruments and certificates from time to time executed and/or delivered in connection with any of the foregoing, in each case, together with all schedules and exhibits thereto in form and substance reasonably satisfactory to Agent, as the same now exist or may hereafter exist or be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that, the Financing Agreements shall not include Hedge Agreements.
     1.81 “Foreign Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned or hereafter acquired non-US patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes.
     1.82 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     1.83 “Foreign Subsidiary” shall mean (a) any Subsidiary of Parent that is not organized or incorporated under the laws of the United States of America, or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (b) any Foreign Subsidiary Holdco.
     1.84 “Foreign Subsidiary Holdco” shall mean any Subsidiary of Parent that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets incidental to an ownership interests in any such securities, Indebtedness, intellectual property or Subsidiaries (provided, that, in no event for purposes of this definition shall assets consisting of accounts receivable (other than accounts receivable from such securities, Indebtedness or intellectual property), inventory, equipment or real property be deemed to be “incidental to” any of such assets).
     1.85 “Freight Forwarders” shall mean the persons listed on Schedule 1.85 hereto or such other person or persons as may be selected by Borrowers after the date of this Agreement, and after written notice by Borrowers to Agent, who are reasonably acceptable to Agent to clear Inventory through the Bureau of Customs and Border Protection (formerly the Customs Service) or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by Borrowers from outside the United States of America (such persons sometimes being referred to herein individually as a “Freight Forwarder”); provided, that, as to each such person, (a) Agent shall have received a Collateral Access Agreement by such person in favor of Agent duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.
     1.86 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; provided, that, in the event of any change in GAAP after the date hereof that affects the covenant in Section 11.1 hereof (including the calculation of the

Consolidated Fixed Charge Coverage Ratio or Consolidated Net Income and any definitions related thereto), Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower require that compliance with such covenant be determined and such calculations be made in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Administrative Borrower, Agent and the Required Lenders. Administrative Borrower will notify Agent of any such changes to GAAP and provide materials to Agent to show the effect on the financial statements of such changes when and to the extent included in the annual and quarterly reports filed by Parent with the Securities and Exchange Commission.
     1.87 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     1.88 “Guarantee” shall mean the Guaranty Agreement delivered to Agent as of the date hereof substantially in the form of Exhibit D hereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.89 “Guarantors” shall mean each Person that shall be or become party to the Guarantee and thereby guarantee the Obligations of the Borrower as provided therein; collectively, the “Guarantors”. As of the date hereof, Parent and Steelbuilding.com, Inc. are the only Guarantors.
     1.90 “Guaranty Obligation” shall mean, with respect to any Person, without duplication, any obligation of such Person (other than endorsements in the ordinary course of business of instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any such obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person for the benefit of any holder of such Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of such other Person of the ability of such other Person to make payment thereon, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder at any time shall (subject to any limitations set forth in any agreement or instrument governing such Guaranty Obligation) be deemed to be an amount equal to the then outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made (or if less, the amount giving effect to such limitations).
     1.91 “Hazardous Materials” shall mean any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     1.92 “Hedge Agreement” shall mean an agreement that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.
     1.93 “Indebtedness” shall mean, with respect to any Person, without duplication, (a) any liability for payments in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments (including, without limitation, industrial revenue bonds or similar arrangements of the type contemplated by Sections 10.3(s) and 10.3(t) hereof); (b) any liability representing the balance deferred and unpaid of the purchase price of any property or services (other than trade liabilities incurred in the ordinary course of business); (c) all obligations as lessee under Capital Leases; (d) all reimbursement obligations and other liabilities for payment of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (e) indebtedness of a Person secured by any Lien on any asset of such Person, whether or not such indebtedness is assumed by or is a personal liability of such Person, all as of such time; provided, that, if the recourse of the Person to whom such Indebtedness is owed is limited to the asset subject to such Lien so that the Person obligated on such indebtedness has no personal liability, then the amount of such Indebtedness of such Person shall, at any time, be the lesser of the fair market value of the asset determined as such time in a manner reasonably satisfactory to Agent or the amount of such Indebtedness; (f) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedge Agreements; (g) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) all Disqualified Equity Interests of such Person, and (j) the principal and interest portions of all remaining rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for U.S. federal income tax purposes but is classified as an operating lease in accordance with GAAP.
     1.94 “Indemnification Agreement” shall mean the Indemnification Agreement, dated as of the date hereof, by and between Parent and the CD&R Investors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.95 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned or hereafter acquired United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes.
     1.96 “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and among Agent and Term Loan Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.97 “Interest Payment Date” shall mean (a) with respect to any Base Rate Loan (including Swing Line Loans), the last Business Day of each month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Loan, the Maturity Date or such earlier date on which the Commitments are terminated or the Loans become due and payable.
     1.98 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration (and, if acceptable to all Lenders, six (6), nine (9) or twelve (12)

months duration) as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then current term of this Agreement.
     1.99 “Interest Rate” shall mean,
          (a) Subject to clause (b) of this definition below:
               (i) as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and
               (ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.
          (b) Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, Agent may and Agent shall, at the direction of the Required Lenders, upon notice to Administrative Borrower, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans by two (2%) percent per annum, for the period from and after the date of such notice but only for so long as such Event of Default is continuing.
     1.100 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
     1.101 “Investment” shall have the meaning set forth in Section 10.4 hereof.
     1.102 “Investment Agreement” shall mean the Investment Agreement, dated as of August 14, 2009, by and between Parent and Clayton, Dubilier & Rice Fund VIII, L.P., as amended on each of August 28, 2009, August 31, 2009, October 8, 2009 and October 16, 2009, as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.
     1.103 “Investment Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Investment Agreement; (b) the Stockholders Agreement; (c) the Registration Rights Agreement; (d) the Indemnification Agreement and (e) the Series B Preferred Stock CoD.
     1.104 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor that is an account holder or customer (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such account holder or customer, that is sufficient to perfect the security interests of Agent therein and provides such other rights with respect thereto as Agent reasonably requires.
     1.105 “Issuing Bank” shall mean Wells Fargo Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns.

     1.106 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders (including Swing Line Lender) and other persons made a party to this Agreement as a Lender in accordance with Section 15.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.
     1.107 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered or issued in connection therewith, and any application therefor.
     1.108 “Letter of Credit Limit” shall mean $25,000,000.
     1.109 “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus, without duplication and (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, and the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.3 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.
     1.110 “Letters of Credit” shall mean all letters of credit issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.
     1.111 “Lien” or “lien” shall mean any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     1.112 “Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.
     1.113 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on such Page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates (rounded to the nearest 1/100th of 1%). In the event that such rate is not available at such time for any reason, then the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum at which dollar deposits of $5,000,000 and for a term comparable to such Interest Period are offered by the principal London office of Wells Fargo Bank, N.A. or Wachovia Bank, National Association, as specified by Agent (or, in the event there is a successor Agent at the time, any other commercial bank approved by the Administrative Borrower, Required Lenders and such successor Agent), in immediately available funds in the London interbank market at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period.
     1.114 “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of Borrowers and Guarantors taken as a whole, (b) the ability of Borrowers and Guarantors (taken as a whole) to perform their obligations under the Financing

Agreements or (c) the rights of or remedies available to Agent, the Issuing Banks or Lenders under the Financing Agreements.
     1.115 “Maturity Date” shall mean the earlier of (a)the date that is five (5) years from the date hereof or (b) the maturity date of the Term Loan Debt.
     1.116 “Maximum Credit” shall mean the amount of $125,000,000 (subject to adjustment as provided in Section 2.7 hereof).
     1.117 “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.
     1.118 “Moody’s” shall mean Moody’s Investors Service, Inc., and its successors and assigns.
     1.119 “Mortgaged Fee Properties” shall mean, collectively, the Real Property owned in fee by a Borrower or Guarantor described on Part I of Schedule 1.119, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Borrower or Guarantor.
     1.120 “Mortgages” shall mean the documents, agreements and instruments set forth on Schedule 1.120 (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).
     1.121 “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.
     1.122 “NCI Building Systems” shall have the meaning given to such term in the preamble hereto.
     1.123 “Net Cash Proceeds” shall mean the aggregate cash proceeds received by Parent or any of its Subsidiaries (other than Foreign Subsidiaries) in respect of any Disposition of any assets or properties, or any interest in any assets and properties or as proceeds of any loans, letters of credit or similar instruments or the issuance or sale of debt securities or as proceeds from the issuance and/or sale of any Equity Interests, or settlement or payment in respect of any insurance claim or condemnation proceeds to the extent not constituting reimbursement or compensation for amounts previously paid by Parent or any of its Subsidiaries, in each case net of (a) the reasonable fees, costs and expenses relating to such Disposition or loans, letters of credit or similar instruments or the issuance or sale of debt securities Equity Interests, or settlement or payment (including, without limitation, legal, accounting, brokerage, consultant, underwriting, investment banking and other fees and commissions), (b) taxes paid or payable as a result thereof (including reasonable estimates thereof for which Agent has received reasonably satisfactory evidence of the basis for such estimate), (c) in the case of a Disposition of any assets or properties, or interest in assets and properties, amounts applied to the repayment of Indebtedness secured by a security interest, lien or other encumbrance (other than a lien created under the Financing Agreements or the Term Loan Documents) on the assets or properties that are the subject of such transaction required to be repaid in connection therewith, including payments in respect of principal, interest, premiums and penalties and (d) appropriate reserves to be provided by Parent or its Subsidiaries in accordance with GAAP with respect to any liabilities associated with such Disposition of any assets or properties, or interest in assets and properties, or such transaction, or the events giving rise thereto, and other appropriate amounts to be used by Parent or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Disposition or events giving rise thereto.
     1.124 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on an orderly liquidation value basis, net of expenses and charges in connection with such, liquidation, as set forth in the most recent appraisal of Inventory received by Agent in accordance with Section 7.3, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.
     1.125 “New Parent” shall have the meaning set forth in the definition of the term Permitted Dispositions.
     1.126 “Non-Excluded Taxes” shall have the meaning set forth in Section 6.8.
     1.127 “Obligations” shall mean (a) any and all Revolving Loans, Swing Line Loans, Letter of Credit Obligations, Special Agent Advances and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent, any Co-Collateral Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and any Security Agreement and the Guaranty and subject to the priority in right of payment set forth in Section 6.7 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if (A) Administrative Borrower shall have notified Agent in writing at the time of the execution and delivery of such Hedge Agreement that such obligations, liabilities and indebtedness are to be deemed to constitute Obligations and (B) upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors (or the Administrative Borrower acting on their behalf), providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider shall have delivered written notice to Agent and Administrative Borrower that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower or Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers or Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent and Administrative Borrower shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 14.1, 14.2, 14.3(b), 14.6, 14.7, 14.9, 14.12 and 15.6 hereof and in no event shall the approval of any such Person be required in connection with the release or termination of any security interest or lien of Agent.

     1.128 “Optional Payment” shall have the meaning given to such term in Section 10.9 hereof.
     1.129 “Parent” shall have the meaning set forth in the preamble hereto.
     1.130 “Parent Entity” shall mean any Person of which Parent becomes a Subsidiary after the Closing Date that is designated in writing by Parent to Agent as a “Parent Entity” as of or promptly following the date that Parent becomes a Subsidiary of such Person, provided that (i) immediately prior to becoming a Parent Entity, such Person was a Subsidiary of Parent and became a Parent Entity pursuant to a merger of another Subsidiary with Parent in which the Voting Stock of Parent was exchanged for or converted into Voting Stock of such Person (or the right to receive such Voting Stock), or (ii) immediately after Parent first becomes a Subsidiary of such Person, more than 90% of the Voting Stock of such Person shall be held by one or more Persons that held more than 90% of the Voting Stock of Parent immediately prior to Parent first becoming such Subsidiary of such Person, or (iii) immediately after Parent first becomes a Subsidiary of such Person, Permitted Holders shall own the requisite percentage of the Voting Stock of such Person as is necessary to ensure that a Change of Control has not taken place.
     1.131 “Parent Entity Expenses” shall mean expenses, Taxes and other amounts incurred or payable by any Parent Entity in respect of which Parent is permitted to make a Restricted Payment pursuant to Section 10.5.
     1.132 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 15.7 of this Agreement governing participations.
     1.133 “Payment Conditions” shall mean, as of the date of the applicable payment or other transaction, and after giving effect thereto, (a) no Default or Event of Default shall exist or have occurred and be continuing, (b) the daily average Excess Availability for the period of sixty (60) consecutive days immediately preceding the date of such payment or other transaction shall not be less than the greater of (i) $30,000,000 or (ii) twenty-four (24%) percent of the least of (A) the Maximum Credit or (B) the Borrowing Base or (C) the Revolving Loan Limit, in each case after giving effect to the making of any such payment or other transaction, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such payment or other transaction, and as of the date of any such payment or other transaction and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than such amount, (c) on a pro forma basis, after giving effect to the applicable payment or other transaction, the Consolidated Fixed Charge Coverage Ratio for Parent and its Subsidiaries for the immediately preceding twelve (12) consecutive month period ending on the last day of the fiscal month prior to the date of any payment (or other transaction, as applicable) for which Agent has received financial statements shall be equal to or greater than 1.00 to 1.00 and (d) receipt by Agent of projections for the immediately succeeding twelve (12) consecutive month period beginning after the date of payment (or other transaction, as applicable) (including in each case, balance sheets and statements of income and loss, statements of cash flow, and the projected Borrowing Base and Excess Availability) for Parent and its Subsidiaries on such basis (whether monthly, quarterly, or annually) as Agent may reasonably specify, all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projections show, on a pro forma basis after giving effect to the payment (or other transaction, as applicable), minimum Excess Availability at all times during such period of not less than the amount set forth above and that the Consolidated Fixed Charge Coverage Ratio is at all times equal to or greater than 1.00 to 1.00 during such period.

     1.134 “Payment in Full of all Obligations” shall have the meaning given to such term in Section 15.1(a).
     1.135 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
     1.136 “Permits” shall mean all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of the business of Borrowers and Guarantors.
     1.137 “Permitted Acquisitions” shall mean the acquisition by a Borrower or Guarantor after the date hereof of all or a substantial part of the property or assets of any Person, or a business, division or operating unit of any Person (including pursuant to a merger with such Person by Parent or a Subsidiary of Parent, including a wholly owned Subsidiary formed solely for such purpose that is merged with such Person) or of all or a majority of the Equity Interests of any Person (such property, assets, business, division or operating unit or Person being referred to herein as the “Acquired Business”), in each case in one transaction or a series of transactions that satisfies each of the following conditions:
          (a) (i) subject to clauses (iv) and (v) below, in the case of any such Permitted Acquisition where the aggregate amount of the consideration payable in connection with such Permitted Acquisition that consists of cash, property, or Indebtedness incurred or assumed in connection therewith (and excluding any Equity Interests of Parent or any Parent Entity, and any cash from the Net Cash Proceeds of the issuance or sale of any such Equity Interests) is in an amount less than or equal to $5,000,000, as of the date of the acquisition and after giving effect to the acquisition, no Event of Default shall exist or have occurred and be continuing;
               (ii) subject to clauses (iv) and (v) below, in the case of any such Permitted Acquisition where the aggregate amount of the consideration payable in connection with such Permitted Acquisition that consists of cash, property, or Indebtedness incurred or assumed in connection therewith (and excluding any Equity Interests of Parent or any Parent Entity, and any cash from the Net Cash Proceeds of the issuance or sale of any such Equity Interests) is in excess of $5,000,000 but less than or equal to $15,000,000:
                    (A) as of the date of the acquisition and after giving effect to the acquisition, no Event of Default shall exist or have occurred and be continuing;
                    (B) the daily average Excess Availability for the period of sixty (60) consecutive days immediately preceding the date of such acquisition shall be not less than the greater of (1) $30,000,000 or (2) twenty-four (24%) percent of the least of (x) the Maximum Credit or (y) the Borrowing Base or (z) the Revolving Loan Limit, in each case after giving effect to the making of any such acquisition, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such acquisition and as of the date of any such acquisition and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such acquisition, on a pro forma basis, Excess Availability shall be not less than such amount; and
                    (C) Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, in each case with such information to include (1) parties to such acquisition, (2) the proposed date and amount of the acquisition, (3) description of the assets or shares to be acquired, (4) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price);
               (iii) subject to clauses (iv) and (v) below, in the case of any such Permitted Acquisition where the aggregate amount of the consideration payable in connection with such Permitted Acquisition that consists of cash, property, or Indebtedness incurred or assumed in connection therewith (and excluding any Equity Interests of Parent or any Parent Entity, and any cash from the Net Cash Proceeds of the issuance or sale of any such Equity Interests) is in excess of $15,000,000:
                    (A) the Payment Conditions shall be satisfied; and
                    (B) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, in each case with such information to include (1) parties to such acquisition, (2) the proposed date and amount of the acquisition, (3) description of the assets or shares to be acquired and (4) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price);
               (iv) in the case of any Permitted Acquisition where all of the consideration for any Permitted Acquisition consists of Equity Interests of Parent or any Parent Entity or cash from the Net Cash Proceeds of the issuance of Equity Interests of Parent or any Parent Entity, regardless of the amount of such consideration, the only conditions under this clause (a) applicable in such case are that:
                    (A) as of the date of the acquisition and after giving effect to the acquisition, no Event of Default shall exist or have occurred and be continuing; and
                    (B) either (1) Excess Availability shall be not less than the greater of $20,000,000 or eighteen (18%) percent of the least of the Maximum Credit, the Borrowing Base, or the Revolving Loan Limit, on a pro forma basis giving effect to such acquisition, for each of the immediately succeeding twelve (12) consecutive months beginning after the date of such acquisition based on updated projections received by Agent (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and the projected Borrowing Base and Excess Availability) for Parent and its Subsidiaries (whether monthly, quarterly, or annually as Agent may specify), all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request or (2) Agent shall have received updated projections (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and the projected Borrowing Base and Excess Availability) for Parent and its Subsidiaries (whether monthly, quarterly, or annually as Agent may specify), all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, showing, on a pro forma basis after giving effect to the acquisition, that the Consolidated Fixed Charge Coverage Ratio is at all times equal to or greater than 1.00 to 1.00 during such period;
               (v) notwithstanding anything to the contrary set forth above, in the case where as of the date of such acquisition and after giving effect thereto, there are no Loans or Letters of Credit then outstanding, regardless of the amount of the consideration for such acquisition, as of the date of the acquisition and after giving effect to the acquisition, the only condition applicable under this clause (a) in such case is that no Event of Default shall exist or have occurred and be continuing;
          (b) promptly upon Agent’s reasonable request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments relating to such acquisition, if then available (it being agreed that if any of the foregoing shall not then be available, Administrative

Borrower shall deliver it as soon as available, but the delivery thereof shall not be a condition to the effectiveness of such Permitted Acquisition);
          (c) the business of the Acquired Business shall be substantially similar to, or ancillary, complementary or related to, or used or useful in, the businesses that Borrowers are engaged in on the date hereof, or the assets so acquired shall be used or useful in, or otherwise relate to, any such business
          (d) in the case of the acquisition of the Equity Interests of another Person, such Person (and the board of directors or other governing body of such Person) shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable law; and
          (e) Agent shall have received a certificate of a Responsible Officer of Parent certifying on behalf of Parent to Agent and Lenders that such transaction complies with this definition.
Notwithstanding anything to the contrary contained herein, if Administrative Borrower requests that any assets acquired pursuant to any acquisition be included in the Borrowing Base, Agent shall initiate, within thirty (30) days of such request, a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to Co-Collateral Agents, and which shall have been completed, before such assets may be included. Any Accounts or Inventory of the Acquired Business shall only be Eligible Accounts or Eligible Inventory to the extent that Agent has so completed such field examination with respect thereto and the criteria for Eligible Accounts or Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Co-Collateral Agents may, at their option, establish with respect thereto in accordance with the definitions of Eligible Accounts or Eligible Inventory, as applicable, and subject to such Reserves as Co-Collateral Agents may establish in connection with the Acquired Business in accordance with the definition of such term, and, if requested by Agent in its Permitted Discretion, in the case of Eligible Inventory acquired pursuant to a Permitted Acquisition to the extent that it has been subject to an appraisal that satisfies the requirements of Section 7.3 hereof.
     1.138 “Permitted Discretion” shall mean a determination made in good faith in the exercise of reasonable business judgment from the perspective of an asset based lender.
     1.139 “Permitted Dispositions” shall mean each of the following:
          (a) the sale or other Disposition of obsolete, worn out or surplus property or assets or property that is no longer used or useful in the conduct of the business of Parent and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;
          (b) the sale or other Disposition of (i) any Inventory in the ordinary course of business and (ii) any other assets or property (other than Revolving Loan Priority Collateral), Cash Equivalents and investment property (as to Cash Equivalents and investment property, subject to the terms of applicable Investment Property Control Agreements and similar arrangements as required hereunder) in the ordinary course of business;
          (c) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in each case in connection with the compromise or collection thereof; provided, that, in the case of any Foreign Subsidiary of Parent, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;
          (d) the sale or other Disposition of accounts receivable and/or related rights or assets of a Foreign Subsidiary pursuant to any Factoring Transaction of such Foreign Subsidiary;
          (e) a Disposition permitted under Section 10.1(b);
          (f) subject to any applicable limitations set forth in Section 10.1(b), Dispositions of any assets or property among Borrowers and Guarantors; provided, that, after giving effect thereto, Agent shall continue to have a security interest in and lien upon such property or assets to the extent that the same were Collateral with the priority and rights provided for under the Financing Agreements;
          (g) the abandonment or other Disposition of patents, trademarks or other Intellectual Property or Foreign Intellectual Property that are, in the reasonable judgment of Parent or any of its Subsidiaries, no longer economically practicable to maintain or useful in the conduct of the business of Parent and its Subsidiaries taken as a whole;
          (h) licenses of Intellectual Property and Foreign Intellectual Property in the ordinary course of business by Parent and its Subsidiaries after the date hereof; provided, that, no such license shall impair in any material respect the ability of Agent to exercise its rights or remedies with respect to Revolving Loan Priority Collateral;
          (i) the issuance, sale or other Disposition by Parent of Equity Interests of Parent and its Subsidiaries after the date hereof; provided, that, after giving effect thereto, no Change of Control shall occur, and the issuance, sale or other Disposition of Equity Interests of any Subsidiary to Parent or any other Subsidiary;
          (j) the issuance, sale or other Disposition of Equity Interests of Parent pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Parent for the benefit of its employees, directors and consultants;
          (k) the Disposition of any property or assets pursuant to a winding up, liquidation or dissolution of a Borrower, a Guarantor or a Subsidiary permitted under Section 10.1(c) hereof;
          (l) the Disposition of any property or assets in connection with a merger or consolidation that is a Permitted Acquisition;
          (m) the Disposition of any property or assets (other than Revolving Loan Priority Collateral) in connection with a Sale and Leaseback Transaction permitted under Section 10.11 hereof;
          (n) any Disposition of property or assets by Parent or any of its Subsidiaries; provided, that, (i) the Net Cash Proceeds of each such Disposition do not exceed $1,000,000, (ii) the aggregate Net Cash Proceeds of all Dispositions in any fiscal year of Parent made pursuant to this clause (n) does not exceed $2,500,000, and (iii) at any time a Dominion Event exists, subject to the Intercreditor Agreement, the Net Cash Proceeds from any such sale or other Disposition shall be applied to the Obligations in accordance with Section 2.5;
          (o) any other Disposition of property or assets by Parent or any of its Subsidiaries; provided, that (i) Agent shall have received prior written notice of such Disposition, together with an updated Borrowing Base Certificate giving effect to such Disposition on a pro forma basis; (ii) not less than eighty

(80%) percent of the consideration to be received by Borrowers and Guarantors shall be paid or payable in cash and shall be paid contemporaneously with the consummation of the transaction; (iii) the consideration paid or payable shall be in an amount not less than the fair market value of the property disposed of; (iv) at any time a Dominion Event exists, subject to the Intercreditor Agreement, the Net Cash Proceeds from any such sale or other Disposition shall be applied to the Obligations in accordance with Section 2.5 hereof; and (v) as of the date of any such Disposition, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (p) any involuntary Disposition due to casualty, condemnation or eminent domain or foreclosure;
          (q) any Disposition of Equity Interests of a Subsidiary that becomes a Parent Entity (“New Parent”), including as a result of a merger of Parent with a Subsidiary in which (x) previously outstanding Capital Stock of Parent is converted into or becomes a right to receive Equity Interests of a New Parent and (y) Equity Interests of Parent as the continuing or surviving Person in such merger consist of Equity Interests directly or indirectly held by a New Parent; provided that after giving effect thereto, no Change of Control shall occur; and;
          (r) any Disposition set forth on Schedule 1.139.
     1.140 “Permitted Guarantees” shall mean, with respect to any Borrower, Guarantor or Subsidiary:
          (a) Guaranty Obligations in respect of indemnification and contribution agreements expressly permitted by Section 10.6(c) or 10.6(e) or similar agreements;
          (b) Guaranty Obligations in respect of loans and advances by Parent or any of its Subsidiaries to officers, directors or employees of Parent or any of its Subsidiaries (i) existing on the Closing Date and set forth on Schedule 10.4, (ii) in respect of the indemnification or reimbursement of any officers, directors or employees for liabilities relating to their serving in such capacity based on the indemnification arrangements permitted under Section 10.6 hereof, (iii) in the ordinary course of business for reasonably and necessary work-related travel, entertainment or other ordinary business expenses and for relocation expenses (including home mortgage financing for relocated employees), and (iv) for other purposes; provided, that, the aggregate amount of the loans and advances under clauses (iii) and (iv) of this clause (d), together with the Investments permitted under sub-clauses (iii) and (iv) of clause (h) of the definition of “Permitted Investments, shall not exceed $1,000,000 at any time outstanding;
          (c) obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;
          (d) obligations of the Borrower and its Subsidiaries under any Hedge Agreements;
          (e) guarantees made by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries (other than Indebtedness), which obligations are otherwise permitted under this Agreement;
          (f) Guaranty Obligations in connection with sales or other Dispositions permitted under Section 10.1 hereof, including indemnification obligations with respect to leases, and guarantees of collectibility in respect of accounts receivable or notes receivable for up to face value;

          (g) accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Subsidiaries in the ordinary course of business; and
          (h) Guaranty Obligations in respect of Permitted Investments.
     1.141 “Permitted Holders” shall mean (a) any of the CD&R Investors; (b) any of CD&R and its Affiliates; (c) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (d) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Equity Interests of Parent or any of its Subsidiaries or of any Parent Entity; provided, that, any such underwriter shall cease to be a Permitted Holder on the date that is one hundred eighty (180) days after the effective date of such public or private offering, and (f) any Parent Entity.
     1.142 “Permitted Investments” shall mean each of the following:
          (a) Investments consisting of accounts receivable owing to any Borrower, Guarantor or Subsidiary if created or acquired in the ordinary course of business;
          (b) the endorsement of instruments for collection or deposit in the ordinary course of business;
          (c) Investments in cash or Cash Equivalents; provided, that, (i) at any time on and after a Dominion Event and for so long as the same is continuing, no Loans are then outstanding; except that the limitation in this clause (i) shall not apply to (A) Qualified Cash, (B) funds held in deposit accounts that are not required to be transferred to Agent after a Cash Dominion Event as provided in Section 6.6 hereof and (C) deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and which may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof) and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;
          (d) pledges or deposits of cash for leases, utilities and similar matters in the ordinary course of business;
          (e) obligations and other Investments in respect of Hedge Agreements permitted under Section 10.3(d);
          (f) the existing Investments of Parent and its Subsidiaries as of the date hereof in their respective Subsidiaries;
          (g) the Investments set forth on Schedule 10.4 hereto;
          (h) loans and advances by Parent or any of its Subsidiaries to officers, directors or employees of Parent or any of its Subsidiaries (i) existing on the Closing Date and set forth on Schedule 10.4, (ii) in respect of the indemnification or reimbursement of any officers, directors or employees for liabilities relating to their serving in such capacity based on the indemnification arrangements permitted under Section 10.6 hereof, (iii) in the ordinary course of business for reasonably and necessary work-related travel, entertainment or other ordinary business expenses and for relocation expenses (including home mortgage financing for relocated employees), and (iv) for other purposes; provided, that, the aggregate amount of the loans and advances under clause (iii) and (iv) of this subsection (h) shall not exceed $1,000,000 at any time outstanding;
          (i) loans and advances to officers, directors or employees the proceeds of which are used to make a substantially contemporaneous purchase of Equity Interests in Parent or any Parent Entity; provided, that, (i) Parent or such Parent Entity applies the Net Cash Proceeds of such purchases upon the receipt thereof, directly or indirectly, to make a capital contribution to, or purchase Equity Interests of, Parent and (ii) such loans and advances shall not exceed $5,000,000 at any time outstanding;
          (j) Equity Interests, Indebtedness or other Investments received by Parent and its Subsidiaries in respect of Indebtedness or other liabilities of such Person owing to Parent and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;
          (k) obligations of account debtors to Parent and its Subsidiaries arising from Accounts or other obligations which are past due, including any evidenced by a promissory note made by such account debtor payable to Parent or one of its Subsidiaries;
          (l) Investments (i) by a Borrower or Guarantor in a Borrower or Guarantor or (ii) in the ordinary course of business by a Borrower or Guarantor in an Existing Foreign Subsidiary; provided, that, to the extent that any such Investment is used directly or indirectly for Capital Expenditures, the amount of such Investment so used shall be treated as a Capital Expenditure for purposes of the calculation of the Fixed Charge Coverage Ratio pursuant to Section 11 hereof (to the extent the expenditure is or should be accounted for by the Parent as a Capital Expenditure in accordance with GAAP), or (iii) by a Subsidiary that is not a Borrower or Guarantor in any Borrower, Guarantor or Subsidiary;
          (m) any Investment by Parent or any Subsidiary arising after the date hereof in industrial development or revenue bonds or similar obligations issued by any State, county or municipal industrial development authority or similar Governmental Authority secured by Real Property or Equipment or other fixed or capital assets leased to and operated by Parent or any of its Subsidiaries, so long as (i) Parent or any such Subsidiary may obtain title to such assets free and clear of any Lien related to such industrial development or revenue bonds or similar obligations at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such transaction and (ii) the proceeds received from the issuance of such bonds or similar obligations are used, directly or indirectly, to acquire, construct, improve or maintain such property or assets;
          (n) Investments made by Parent and its Subsidiaries as a result of consideration received in connection with any Disposition made in compliance with Section 10.1(b) hereof;
          (o) Investments consisting of loans and advances by Parent or any of its Subsidiaries to Parent or any Parent Entity to the same extent that Parent or any such Subsidiary would be permitted to make a Restricted Payment to Parent or any Parent Entity under Sections 10.5(c), (d), (e), (f), (i), (j), (k) and (l) and in amounts and for purposes for which Restricted Payments by Parent or any Subsidiary are permitted under such clauses in Section 10.5; provided, that, the aggregate outstanding amount of such loans and advances, together with such Restricted Payments, shall not exceed any limitations with respect to such Restricted Payments provided for under such clauses in Section 10.5 and such loans and advances shall be used for such purposes;
          (p) Investments after the date hereof by Parent and its Subsidiaries in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form); provided, that, as to any such Investment, each of the following conditions is satisfied:
               (i) subject to clauses (iv) and (v) below, in the case of any such Investment that is in an amount (excluding any portion of such Investment made with any Equity Interests of Parent or any Parent Entity, or Net Cash Proceeds of the issuance or sale of any such Equity Interests) that is in an amount less than or equal to $5,000,000, as of the date of the Investment and after giving effect to the Investment, no Event of Default shall exist or have occurred and be continuing;
               (ii) subject to clauses (iv) and (v) below, in the case of any such Investment that is in an amount (excluding any portion of such Investment made with any Equity Interests of Parent or any Parent Entity, or Net Cash Proceeds of the issuance or sale of any such Equity Interests) in excess of $5,000,000 but less than or equal to $10,000,000:
                    (A) as of the date of the Investment and after giving effect to the Investment, no Event of Default shall exist or have occurred and be continuing;
                    (B) as of the date of the Investment and after giving effect to the Investment, the daily average Excess Availability for the period of sixty (60) consecutive days immediately preceding the date of such Investment shall be not less than the greater of (1) $30,000,000 or (2) twenty-four (24%) percent of the lease of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such Investment, and as of the date of any such Investment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such Investment, on a pro forma basis, Excess Availability shall be not less than such amount; and
                    (C) Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may reasonably request, in each case with such information to include (1) parties to such Investment, (2) the proposed date and amount of the Investment, and (3) the total amount of the Investment;
               (iii) subject to clauses (iv) and (v) below, in the case of any such Investment that is in an amount (excluding any portion of such Investment made with any Equity Interests of Parent or any Parent Entity, or Net Cash Proceeds of the issuance or sale of any such Equity Interests) in excess of $10,000,000:
                    (A) the Payment Conditions shall be satisfied; and
                    (B) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may reasonably request, in each case with such information to include (1) parties to such Investment, (2) the proposed date and amount of the Investment, and (3) the total amount of the Investment;
               (iv) notwithstanding anything to the contrary set forth above, in the case of any such Investment where all of the Investment is made with any Equity Interests of Parent or any Parent Entity and/or Net Cash Proceeds of the issuance or sale of any such Equity Interests, regardless of the amount of such Investment, the only conditions applicable in this clause (p) in such case are that:
                    (A) as of the date of the Investment and after giving effect to the Investment, no Event of Default shall exist or have occurred and be continuing;

                    (B) either (1) Excess Availability shall be not less than the greater of $20,000,000 or eighteen (18%) percent of the least of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit, on a pro forma basis giving effect to such Investment, for each of the twelve (12) consecutive months after the date of such Investment based on updated projections received by Agent (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and the projected Borrowing Base and Excess Availability) for Parent and its Subsidiaries (whether monthly, quarterly, or annually as Agent may specify), all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request or (2) Agent shall have received updated projections (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and the projected Borrowing Base and Excess Availability) for Parent and its Subsidiaries (whether monthly, quarterly, or annually as Agent may specify), all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, showing, on a pro forma basis after giving effect to the Investment or payment, that the Consolidated Fixed Charge Coverage Ratio is at all times equal to or greater than 1.00 to 1.00 during such period; and
                    (C) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may reasonably request, in each case with such information to include (1) parties to such Investment, (2) the proposed date and amount of the Investment, and (3) the total amount of the Investment;
               (v) notwithstanding anything to the contrary set forth above, in the case where as of the date of such Investment and after giving effect thereto, there are no Loans or Letters of Credit then outstanding, regardless of the amount of such Investment, the only conditions applicable in this clause (p) in such case are that:
                    (A) as of the date of the Investment and after giving effect to the Investment, no Event of Default shall exist or have occurred and be continuing; and
                    (B) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may reasonably request, in each case with such information to include (1) parties to such Investment, (2) the proposed date and amount of the Investment, and (3) the total amount of the Investment;
               (vi) Agent shall have received a certificate of a Responsible Officer of Parent certifying on behalf of Parent to Agent and Lenders that such transaction complies with this definition, including identifying the specific subsection of this clause (p) is applicable thereto; and
               (vii) promptly upon Agent’s reasonable request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments relating to such Investment (it being agreed that if any of the foregoing shall not then be available, Administrative Borrower shall deliver it as soon as available, but the delivery thereof shall not be a condition to the effectiveness of such Permitted Investment).
     1.143 “Permitted Liens” shall mean, with respect to any Borrower, Guarantor or Subsidiary:
          (a) the Liens of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

     (b) Liens securing the payment of Taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien (to the extent such property constitutes Revolving Loan Priority Collateral or, if not constituting Revolving Loan Priority Collateral, other property as to which the exercise of rights or remedies by the holder of such Lien thereon could reasonably be expected to materially impair the exercise of rights or remedies of Agent or Lenders with respect to Revolving Loan Priority Collateral) and with respect to which adequate reserves have been set aside on the books of Parent or any of its Subsidiaries in accordance with GAAP;
     (c) statutory Liens (other than Liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, landlords’ mortgagees’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent such Liens relate to obligations that are not overdue or are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, (i) which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien (to the extent such property constitutes Revolving Loan Priority Collateral or, if not constituting Revolving Loan Priority Collateral, other property as to which the exercise of rights or remedies by the holder of such Lien thereon could reasonably be expected to materially impair the exercise of the rights or remedies of Agent or Lenders with respect to Revolving Loan Priority Collateral) and (ii) with respect to which adequate reserves have been set aside on its books in accordance with GAAP;
     (d) Liens of landlords, or of mortgagees of landlords, arising pursuant to the terms of real property leases; provided, that, the rental payments and any other obligations secured thereby are not yet due and payable;
     (e) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances as to Real Property incurred in the ordinary course of business and minor irregularities of title as to Real Property which in each case do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or Subsidiary as presently conducted thereon;
     (f) Liens securing Indebtedness of Parent and its Subsidiaries permitted by Section 10.3(b)(i) incurred to finance or refinance the acquisition, leasing, construction or improvement of Real Property, Equipment or other fixed or capital assets subject to such Liens; provided, that, such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness;
     (g) Liens on property or assets (other than any Revolving Loan Priority Collateral) or on cash, Cash Equivalents or investment property arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or other insurance related obligations (including pledges or deposits of cash or Cash Equivalents securing liability to insurance carriers under insurance or self-insurance arrangements);
     (h) Liens on assets (other than any Revolving Loan Priority Collateral) or on cash or Cash Equivalents or investment property to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of borrowed money Indebtedness), statutory obligations, obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, material and supply bonds, tax bonds, judgment and like bonds, replevin bonds, and other similar bonds and other obligations in each case in the ordinary course of business of such Borrower, Guarantor or Subsidiary;
     (i) Liens arising from (i) operating leases and (ii) equipment or other materials which are not owned by any Borrower, Guarantor or Subsidiary located on the premises of such Borrower, Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business of such Borrower, Guarantor or Subsidiary (it being understood that any precautionary UCC financing statement filings in respect of any such lease or equipment or other materials shall not be deemed a Lien);
     (j) statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of any Borrower, Guarantor or Subsidiary at such banks or securities intermediaries to secure fees and charges in connection with returned items or the standard fees and charges of such banks or securities intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by such Borrower, Guarantor or Subsidiary at such banks or intermediaries (but not any Indebtedness owing by such Borrower, Guarantor or Subsidiary to such banks or intermediaries) and Liens with respect to Indebtedness permitted by Section 10.3(n);
     (k) Liens arising in connection with any judgment, decree or order of any court or other Governmental Authority that do not constitute an Event of Default under Section 12.1(e); provided, that, (i) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (ii) a stay of enforcement of any such Liens is in effect (in the case of any Lien on property constituting Revolving Loan Priority Collateral or, if not constituting Revolving Loan Priority Collateral, other property as to which the exercise of rights or remedies by the holder of such Lien could reasonably be expected to materially impair the exercise of the rights or remedies of Agent or Lenders with respect to Revolving Loan Priority Collateral) and (iii) Co-Collateral Agents may establish a Reserve with respect thereto (in accordance with and subject to the definition of such term);
     (l) security interests, mortgages and other Liens on (i) Equipment, Real Property and other fixed or capital assets arising after the date hereof to secure Indebtedness (including pursuant to Capital Leases) permitted under Section 10.3(b) or (ii) property and assets described in Sections 10.3(s) and 10.3(t);
     (m) leases or subleases of Real Property granted by any Borrower, Guarantor or Subsidiary in the ordinary course of business of such Borrower, Guarantor or Subsidiary to any Person so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of such Borrower, Guarantor or Subsidiary;
     (n) licenses of third party intellectual property to any Borrower, Guarantor or Subsidiary and licenses to Intellectual Property or Foreign Intellectual Property permitted under clause (h) of the definition of Permitted Dispositions;
     (o) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;
     (p) security interests and other Liens on the Collateral (i) securing Indebtedness permitted under Section 10.3(e) hereof (and Refinancing Indebtedness with respect thereto permitted under Section 10.3(w) hereof), (ii) securing any Bank Products to the extent secured by the same security interests and other Liens that secure Indebtedness permitted under Section 10.3(e) or such Refinancing Indebtedness or

(iii) securing any notes or other debt securities incurred pursuant to Section 10.3(j), subject to the terms of the Intercreditor Agreement or an intercreditor agreement in form and substance satisfactory to Agent;
     (q) Liens to secure Indebtedness of any Borrower, Guarantor or Subsidiary permitted under Section 10.3(g) hereof to finance insurance premiums on the insurance policies maintained by any Borrower, Guarantor or Subsidiary; provided, that, such Liens shall not in any manner affect the ability of Agent to obtain or receive payment of proceeds of insurance with respect to any of the Collateral;
     (r) Liens on property or assets other than the Collateral to secure Indebtedness of Borrowers and Guarantors permitted under Section 10.3(j);
     (s) security interests and other Liens in property or assets of a Person existing at the time such Person is acquired pursuant to a Permitted Acquisition after the date hereof in respect of Indebtedness permitted under Section 10.3(i) hereof (and Liens in respect of Refinancing Indebtedness with respect thereto permitted under Section 10.3(w) hereof); provided, that, each of the following conditions is satisfied: (i) such security interests and other Liens were not granted and did not arise in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and (ii) the property or assets subject to such security interests and other Liens do not include any assets or properties of any Person other than assets or properties of the Person so acquired;
     (t) Liens on assets or property at the time of acquisition thereof by Parent or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of Parent or such Subsidiary other than the assets or property being acquired; provided, that, to the extent that any such assets so acquired consist of Accounts and Inventory, such Accounts and Inventory shall not in any case constitute Eligible Accounts or Eligible Inventory unless and until (i) the Agent shall have established a Reserve with respect to any such Lien thereon or notified the Administrative Borrower that no such Reserve will be established and (ii) the provisions of the last two sentences of the definition of “Permitted Acquisitions” shall have been complied with;
     (u) any encumbrance or restriction (including put and call agreements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; provided, that, no such encumbrance or restriction affects in any way the ability of Parent or any of its Subsidiaries to comply with Section 9.11(a) or (b);
     (v) Liens on property or assets subject to Sale and Leaseback Transactions permitted under Section 10.11;
     (w) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or its Subsidiaries in the ordinary course of business;
     (x) Liens on property or assets of any Foreign Subsidiary (other than a Borrower or Guarantor) to secure Indebtedness of such Subsidiary permitted under Section 10.3(r) hereof;
     (y) Liens securing any Guaranty Obligation of any Borrower, Guarantor or Subsidiary to the extent the Indebtedness to which such Guaranty Obligation relates would be permitted hereunder to be so secured;
     (z) Liens incurred in the ordinary course of business of Parent and its Subsidiaries securing liabilities or obligations that do not exceed $500,000 in the aggregate; provided, that, to the extent any such Lien encumbers Accounts or Inventory, such Lien shall be reported to Agent by Administrative Borrower promptly upon discovery by a Responsible Officer of any Borrower and an amount of the Accounts and Inventory so encumbered equal to the amount of the liabilities or obligations so secured by such Lien shall thereafter not constitute Eligible Accounts or Eligible Inventory (such amount, the “Deemed Reserve”) unless and until the Agent shall have established a Reserve with respect to such Lien or Co-Collateral Agents shall have determined and instructed Agent to notify the Administrative Borrower that no such Reserve will be established;
     (aa) the Liens set forth on Schedule 10.2 hereto which are not otherwise permitted under the other clauses of this definition and any Liens to secure Refinancing Indebtedness of the Indebtedness secured by such Liens to the extent permitted under Section 10.3(w) hereof;
     (bb) Liens in cash collateral to secure the obligations of Borrowers and Guarantors to the extent permitted under Section 10.3(u) hereof;
     (cc) Liens with respect to Indebtedness permitted under Sections 10.3(o) and (p), in each case to the extent any bonds, debentures, notes or similar instruments permitted thereby have been issued in respect of secured Indebtedness; and
     (dd) any other Lien on property or assets of Parent or any of its Subsidiaries (other than Working Capital Priority Collateral (as defined in the Intercreditor Agreement)) existing on the Closing Date.
     1.144 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
     1.145 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.
     1.146 “Pledge Agreement” shall mean the Pledge Agreement delivered to Agent as of the date hereof substantially in the form of Exhibit E hereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.147 “Pro Rata Share” shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Swing Line Loans, Special Agent Advances and Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans, Swing Line Loans, Special Agent Advances and Letter of Credit Obligations.
     1.148 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

     1.149 “Qualified Cash” shall mean cash or subject to the terms below, Cash Equivalents owned by a Borrower, which are (a) free and clear of any pledge, security interest, lien, claim or other encumbrance (other than (i) in favor of Agent, (ii) in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained to the extent permitted under clause (j) of the definition of the term “Permitted Liens”, but only to secure its customary fees and charges and (iii) any other liens permitted under this Agreement that are subject to the Intercreditor Agreement or an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or Lien and Agent), (b) subject to the first priority perfected security interest of Agent (subject to the liens of the depository bank or securities intermediary where the deposit account or investment account is maintained for its customary fees and charges), (c) in a deposit account or an investment account at a Lender or an Affiliate of a Lender and which account is subject to a Deposit Account Control Agreement or an Investment Property Control Agreement, and which cash or Cash Equivalents, to the extent included in the Borrowing Base, are not permitted to be withdrawn from such account without the prior written consent of Agent and for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such deposit account or investment account as of the applicable date of the calculation of the Borrowing Base; provided, that, to the extent such amounts represent payments in respect of Accounts or other Collateral included in the Borrowing Base as of such date, such amounts shall not constitute Qualified Cash (and Administrative Borrower shall provide such evidence thereof as Agent may reasonably request). For purposes of this definition, “Qualified Cash” shall only include Cash Equivalents maturing within ninety (90) days from the date of the acquisition thereof and in the case of obligations or indebtedness described in clauses (b) and (c) of the definition of the term Cash Equivalents, obligations or indebtedness having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from another nationally recognized rating service).
     1.150 “Quarterly Average Excess Availability” shall mean, for any three (3) month period, the daily average of the aggregate amount of the Excess Availability for such three (3) month period.
     1.151 “Real Property” shall mean, as to any Person, all now owned and hereafter acquired real property of such Person, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including, in the case of any Borrower or Guarantor, the Real Property and related assets of such Borrower or Guarantor more particularly described in the Mortgages.
     1.152 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (d) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or otherwise.
     1.153 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books and records of every kind or nature relating to the Collateral, including without limitation, all purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).
     1.154 “Refinancing Indebtedness” shall have the meaning set forth in Section 10.3(w) hereof.
     1.155 “Register” shall have the meaning set forth in Section 6.4 hereof.
     1.156 “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, by and between Parent and the CD&R Investors, as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.
     1.157 “Related Taxes” shall mean:
          (a) any Taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than Federal, State or local taxes measured by income and Federal, State or local withholding imposed by any government or other taxing authority on payments made by Parent or any Parent Entity, other than payments to Parent or any Parent Entity), required to be paid by Parent or any Parent Entity by virtue of its being incorporated or having Equity Interests outstanding (but not by virtue of owning stock or other Equity Interests of any corporation or other entity other than any of its Subsidiaries, Parent or any Parent Entity), or being a holding company parent of Parent, any of its Subsidiaries, or any Parent Entity or receiving dividends from or other distributions in respect of the Equity Interests of Parent, any of its Subsidiaries, or any Parent Entity or having guaranteed any obligations of Parent or any Subsidiary thereof, or having made any payment in respect of any of the items for which Parent or any of its Subsidiaries is permitted to make payments to Parent or any Parent Entity pursuant to Section 10.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of Parent or any Subsidiary thereof, or
          (b) any Taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or attributable to the consummation of, or any Parent Entity’s receipt of (or entitlement to) any payment in connection with, any of the Transactions, including any payment received after the Closing Date pursuant to any agreement relating to the Transactions, or
          (c) any other Federal, State, foreign or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to Federal Taxes, the aggregate amount of any such Taxes that Parent and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if Parent had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which Parent were the common parent, or with respect to state and local taxes, the aggregate amount of any such taxes that Parent and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if Parent had filed a combined return on behalf of an affiliated group consisting only of Parent and its Subsidiaries.
     1.158 “Register” shall have the meaning set forth in Section 6.4 hereof.
     1.159 “Required Lenders” shall mean, at any time, subject to Section 6.13(g), those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Loans and Letter of Credit Obligations are owing; provided, that, at any time that there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders.

     1.160 “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided, that, the foregoing shall not apply to any non-binding recommendation of any Governmental Authority. Without limiting the foregoing, it is understood that, in the case of any Borrower or Guarantor, Requirements of Law shall include the following (collectively, the “Anti-Terrorism Laws”): the “Trading With the Enemy Act” (50 U.S.C. §1 et seq., as amended) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (including, but not limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), in each case to the extent applicable to or binding upon such Borrower or Guarantor.
     1.161 “Reserves” shall mean as of any date of determination, such amounts as Co-Collateral Agents may from time to time establish and revise in their Permitted Discretion reducing the amount of Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Co-Collateral Agents in their Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Revolving Loan Priority Collateral, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral or (ii) the security interests and other rights of Agent or any Lender in the Revolving Loan Priority Collateral (including the enforceability, perfection and priority thereof), (b) to reflect other factors arising after the Closing Date that change in any material respect the credit risk of lending to Borrowers on the security of the Revolving Loan Priority Collateral, or (c) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect. Without limiting the generality of the foregoing, Reserves may be established to reflect any of the following: (i) reserves for cost variances not otherwise reflected in value of Inventory, (ii) dilution with respect to Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent, (iii) the sales, excise or similar taxes included in the amount of any Accounts reported to Agent and amounts due or to become due in respect of sales, use and/or withholding taxes that are subject to collection in trust or similar arrangements or otherwise give rise to a Lien that may have priority over the Lien of Agent, (iv) any rental payments, service charges or other amounts due or to become due to owners or lessors of real property to the extent Inventory or Records are located in or on such property or in the possession or control of such parties or such Records are needed to monitor or otherwise deal with the Revolving Loan Priority Collateral (other than for locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Agent has acknowledged in writing is in form and substance satisfactory to Agent in its Permitted Discretion); provided, that, the Reserves established pursuant to this clause (v) as to leased locations shall not exceed at any time the aggregate of amounts payable for the next five (5) months to the lessors of such locations (or in the event that any appraisals with respect to the Inventory after the date hereof conducted in accordance with Section 7.3 reflect a shorter period of time for realization on the Inventory in a manner that maximizes the recovery from it, then such Reserves will be adjusted to reflect such shorter period), (v) to reflect average payables to outside processors based on the immediately preceding three (3) consecutive month period, (vi) an increase in the number of days of the turnover of Inventory (unless as a result of seasonal variation) or a change in the mix of the Inventory that results in an overall decrease in the value thereof or a deterioration in its nature or quality (but only to the extent not addressed by the lending formulas in a manner satisfactory to Co-Collateral Agents in their Permitted Discretion), (vii) reserves for in-transit inventory, including freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America, (viii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Bank Product Provider arising under or in connection with any Bank Products of any Borrower or Guarantor with a Bank Product Provider or as such Bank Product Provider may otherwise require and Agent may agree in connection therewith to the extent that such obligation, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent that an event, condition or matter as to any Eligible Accounts or Eligible Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, Co-Collateral Agents shall not also establish a Reserve to address the same event, condition or matter. The amount of any Reserve established by Co-Collateral Agents shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve. In the event that the event, condition or other matter giving rise to the establishment of any Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Reserve established pursuant to such event, condition or other matter, shall be discontinued. To the extent that an event, condition or matter as to any Eligible Accounts or Eligible Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, or in the computation of net book value of Eligible Inventory or the Net Recovery Percentage of Eligible Inventory in a manner satisfactory to Agent in the exercise of its Permitted Discretion, Co-Collateral Agents shall not also establish a Reserve to address the same event, condition or matter. Agent will provide three (3) Business Days’ prior notice to Administrative Borrower of any new categories of Reserves that may be established, or any changes in the methodology of determination (but not amount) of any Reserves, or any changes by Co-Collateral Agents of the amount of a Reserve specified in any Borrowing Base Certificate received by Agent, after the date of this Agreement, and Agent will be available from time to time during business hours to consult with Administrative Borrower in connection with the basis for such new categories of or changes to Reserves; provided, that, during such three (3) Business Day period, the Borrowing Base shall, solely for the purposes of any new Loans or Letters of Credit requested by any Borrower during such three (3) Business Day Period, be reduced by the amount of any such proposed changes to, or new categories of, Reserves set forth in such notice. Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent satisfactory to the Co- Collateral Agents in the exercise of their Permitted Discretion. In no event shall such notice or opportunity limit the right of Co-Collateral Agents to establish such Reserve, unless Co-Collateral Agents shall have determined in their Permitted Discretion that the event, condition or other matter that is the basis for such new category of Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower.
     1.162 “Responsible Officer” shall mean, as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, and (c) with respect to ERISA matters, the senior vice president-human resources (or substantial equivalent) of such Person.
     1.163 “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or

any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing; provided, that, for the avoidance of doubt, Restricted Payments shall not include any distributions of Equity Interests in exchange for or upon conversion of debt securities.
     1.164 “Revolving Loan Limit” shall mean the amount from time to time specified in Section 7.2(d)(ii) of the Term Loan Agreement.
     1.165 “Revolving Loan Priority Collateral” shall mean the Collateral described on Schedule 1.165 hereto.
     1.166 “Revolving Loans” shall mean loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2 hereof.
     1.167 “Sale and Leaseback Transaction” shall mean, with respect to a Borrower or Guarantor, or any Subsidiary, any arrangement with any Person providing for the leasing by such Borrower or Guarantor or such Subsidiary of real or personal property that has been or is to be sold or transferred by such Borrower, Guarantor or any such Subsidiary to such Person and thereafter such real or personal property is leased by such Person back to such Borrower, Guarantor or Subsidiary.
     1.168 “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     1.169 “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     1.170 “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.
     1.171 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) Co-Collateral Agents, (d) the Issuing Bank and (e) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.
     1.172 “Security Agreement” shall mean the collective reference to the Mortgages, the Pledge Agreement and all other similar security documents delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of any Borrower or Guarantor hereunder and/or under any of the other Financing Agreements or to secure any guarantee of any such obligations and liabilities, in each case as amended, supplemented, waived or otherwise modified from time to time.

     1.173 “Series B Preferred Stock CoD” shall mean the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock of NCI Building Systems, dated as of the date hereof.
     1.174 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has sufficient capital (and not unreasonably small capital) to carry on its business, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
     1.175 “Special Agent Advances” shall have the meaning set forth in Section 14.11 hereof.
     1.176 “Specified Assets” shall mean the following property and assets of each Borrower or Guarantor:
          (a) Intellectual Property constituting patents, patent licenses, trademarks and trademark licenses to the extent that Liens thereon cannot be perfected by the filing of financing statements under the UCC or by the filing and acceptance thereof in the United States Patent and Trademark Office;
          (b) Intellectual Property constituting copyrights and copyright licenses and accounts or receivables arising therefrom to the extent that the UCC as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon or Liens thereon cannot be perfected by the filing and acceptance of this Agreement or short form thereof in the United States Copyright Office;
          (c) Collateral for which the perfection of Liens thereon require filings in or other actions under the laws of jurisdictions outside of the United States of America, any state, territory or political division thereof or the District of Columbia;
          (d) contracts, Accounts or receivables subject to the Assignment of Claims Act;
          (e) goods received by any Person from a Borrower or Guarantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;
          (f) money, cash and Cash Equivalents (except to the extent subject to a Deposit Account Control Agreement or Investment Property Control Agreement, as applicable) and Fixtures;
          (g) proceeds of Accounts or Inventory that do not themselves constitute Collateral or that have not yet been transferred to or deposited in a Cash Management Account or Concentration Account; and
          (h) uncertificated securities (to the extent a Lien therein is not be perfected by the filing of a financing statement).
     1.177 “Sponsor” shall mean CD&R.

     1.178 “Sponsor Affiliated Lender” shall mean financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which Sponsor or an Affiliate of such Sponsor is an Affiliate or an advisor or manager in the ordinary course of business; provided, that, such Person executes a waiver in form and substance reasonably satisfactory to Agent that it shall have no right whatsoever so long as such Person is an Affiliate of any Parent or any of its Subsidiaries or Sponsor: (a) except as provided below, to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any of the other Financing Agreements, (b) otherwise to vote on any matter related to this Agreement or any other Financing Agreement, (c) to require Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Financing Agreement, (d) to attend any meeting with Agent or any Lender or receive any information from Agent or any Lender or (e) make or bring any claim, in its capacity as Lender, against Agent with respect to the duties and obligations of Agent hereunder; except, that, no amendment, modification or waiver to this Agreement or any of the other Financing Agreements (i) relating to any of the matters described in clauses (i), (ii), (iv), (v), (vi) or (vii) of Section 13.3(a), or (ii) that would result in a disproportionate impact or effect on any Sponsor Affiliated Lender in relation to one or more Lenders that are not Sponsor Affiliated Lenders, shall be effected without the consent of such Sponsor Affiliated Lender.
     1.179 “Stockholders Agreement” shall mean the Stockholders Agreement, dated as of the date hereof, by and between Parent and the CD&R Investors, as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.
     1.180 “Subordinated Debt” shall mean any notes, debt securities or other Indebtedness of a Borrower or Guarantor that is subordinated in right of payment to the right of Agent and Lenders to receive the prior final payment and satisfaction in cash in full of all of the Obligations and is incurred in accordance with Section 10.3(j) hereof.
     1.181 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.
     1.182 “Supermajority Lenders” shall mean, at any time, subject to Section 6.13(g), those Lenders whose Pro Rata Shares aggregate more than sixty-six and two-thirds (66.67%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than sixty-six and two-thirds (66.67%) percent of the then outstanding Loans and Letter of Credit Obligations are owing.
     1.183 “Swing Line Lender” shall mean Wells Fargo Foothill, LLC, in its capacity as the lender of Swing Line Loans, and its successors and assigns.
     1.184 “Swing Line Loans” shall mean loans now or hereafter made by Swing Line Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2 hereof.
     1.185 “Swing Line Loan Limit” shall mean $10,000,000.

     1.186 “Taxes” shall have the meaning set forth in Section 6.8.
     1.187 “Tax Sharing Agreement” means any Tax Sharing Agreement entered between Parent and any Parent Entity, substantially in the form of Exhibit F or otherwise in form and substance reasonably satisfactory to the Agent.
     1.188 “Term Loan Agent” shall mean Wachovia Bank, National Association, in its capacity as administrative and collateral agent acting for and on behalf of the Term Loan Lenders and any replacement or successor agent thereunder.
     1.189 “Term Loan Agreement” shall mean the Amended and Restated Credit Agreement, dated as of the date hereof, among Parent, the Lenders party thereto, and Wachovia Bank, National Association, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.190 “Term Loan Debt” shall mean the Indebtedness of Borrowers and Guarantors evidenced by or arising under the Term Loan Documents.
     1.191 “Term Loan Documents” shall mean the Term Loan Agreement and the Loan Documents, as defined therein, in each case, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.192 “Term Loan Lenders” shall mean the lenders under the Term Loan Agreement.
     1.193 “Term Loan Priority Collateral” shall mean the Collateral described on Schedule 1.192 hereto.
     1.194 “Transactions” shall mean, collectively, any or all of the following: (a) the equity investment referred to in Section 4.1(a) hereof, (b) the amendment and restatement of the Term Loan Documents, (c) the acceptance of the Convertible Notes referred to in Section 4.1(a)(iii) hereof and the payment of the redemption price due in connection therewith and (d) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).
     1.195 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine with the consent of the Administrative Borrower).
     1.196 “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.
     1.197 “Value” or “value” shall mean, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP (calculated based on standard cost with adjustments for purchase price variances) or (b) market value according to GAAP for inventory purposes (including adjustments for any lower-of-cost-or market charges); provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include write-ups or write-downs in value with respect to currency exchange rates and (i) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

     1.198 “Voting Stock” shall mean, as to any Person, Equity Interests of such Person entitled to vote generally in the election of directors of such Person.
     1.199 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
     1.200 “Wells Fargo” shall mean Wells Fargo Foothill, LLC, and its successors and assigns.
SECTION 2. CREDIT FACILITIES
     2.1 Revolving Loans.
          (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Commitment of such Lender; provided, that, after giving effect to any such Revolving Loan, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding shall not exceed the least of: (i) the Borrowing Base at such time or (ii) the Maximum Credit as then in effect or (iii) the Revolving Loan Limit. All Loans made by Lenders to Borrowers shall be denominated in US Dollars.
          (b) Except with the consent of Agent and all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the least of: (A) the Borrowing Base or (B) the Maximum Credit or (C) the Revolving Loan Limit and (ii) the outstanding amount of Swing Line Loans shall not exceed the Swing Line Loan Limit. Subject to the terms and conditions hereof, each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time borrow, prepay and reborrow Revolving Loans. No Lender shall be required to make any Revolving Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Commitment.
     2.2 Swing Line Loans
          (a) Subject to the terms and conditions contained herein, the Swing Line Lender agrees that it will make Swing Line Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) up to the aggregate amount outstanding equal to the Swing Line Loan Limit; provided, that, after giving effect to any such Swing Line Loan, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding shall not exceed the least of (i) the Borrowing Base, (ii) the Revolving Loan Limit, or (iii) the Maximum Credit, in each case at such time. Subject to the terms and conditions hereof, each Borrower (or Administrative Borrower on behalf of Borrowers) may from time to time borrow, prepay and reborrow Swing Line Loans. Swing Line Lender shall not be required to make Swing Line Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Limit. Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders constituting Revolving Loans, except that all payments thereon shall be payable to the Swing Line Lender solely for its own account. All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.13 hereof.
          (b) Upon the making of a Swing Line Loan, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swing Line Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Line Loan. To the extent that there is no settlement in accordance with Section 6.13 below, the Swing Line Lender may at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any Swing Line Loan, Agent shall promptly distribute to such Lender, not less than weekly, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan.
     2.3 Letters of Credit.
          (a) General. Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, in such form as may be reasonably approved from time to time by Issuing Bank.
          (b) Notice of Issuance, Amendment, Renewal, Extension. The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and the Issuing Bank with respect thereto three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit). Such notice shall (i) specify the original face amount of the Letter of Credit requested (or identify the Letter of Credit to be amended, renewed or extended), (ii) the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the term of this Agreement) of issuance of such requested Letter of Credit (or such amendment, renewal or extension), (iii) whether such Letter of Credit may be drawn in a single or in partial draws, (iv) the date on which such requested Letter of Credit is to expire, (v) the purpose for which such Letter of Credit is to be issued, (vi) the name and address of the beneficiary of the requested Letter of Credit, (vii) such other information as shall be reasonably necessary to enable the Issuing Bank to prepare, amend, renew or extend such Letter of Credit and (viii) if requested by Issuing Bank or Agent, the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank with respect thereto at such times and in such manner as such Issuing Bank may reasonably require, an application, in form and substance consistent with this Agreement and otherwise reasonably satisfactory to such Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof. If requested by the Issuing Bank, the Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to the request the proposed terms of the Letter of Credit. The renewal or extension of, or increase in the amount of, any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
          (c) Certain Conditions to Letters of Credit. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available to Borrowers unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to the Issuing Bank at such times and in such manner as Issuing Bank may reasonably require and to Agent, an application, in form and substance consistent with this Agreement and otherwise reasonably satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court or other Governmental Authority shall by its terms enjoin or restrain Issuing Bank from issuing the proposed Letter of Credit, and no law, rule or regulation applicable to Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit, or require that Issuing Bank refrain from, the issuance of such Letter of Credit and (iii) after giving effect to the issuance of such Letter of Credit, (A) the Letter of Credit Obligations shall not exceed the Letter of Credit Limit and (B) the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding shall not exceed the least of (x) the Borrowing Base, (y) the Revolving Loan Limit, or (z) the Maximum Credit, in each case at such time. Notwithstanding anything to the contrary contained herein, Issuing Bank shall not be obligated to issue a Letter of Credit in respect of the obligation of a Borrower or Guarantor arising in connection with a lease of Real Property or an employment contract, (1) in the case of a Letter of Credit in connection with such a lease, with a face amount in excess of the amount equal to (x) the amount of rent under such lease, without acceleration, for the greater of one year or fifteen (15%) percent, not to exceed three (3) years, of the remaining term of such lease minus (y) the amount of any cash or other collateral to secure the obligations of a Borrower or Guarantor in respect of such lease and (2) in the case of a Letter of Credit in connection with an employment contract, with a face amount in excess of the compensation provided by such contract, without acceleration, for a one year period .
          (d) Letter of Credit Sublimit. Except in Agent’s discretion and with the consent of all Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.
          (e) Expiration. Each standby Letter of Credit shall expire at or prior to the earlier of (i) twelve (12) months after the date of the issuance of such standby Letter of Credit (or in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that, (A) any standby Letter of Credit with a one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which in no event shall extend beyond the date referred to in clause (ii) above) and (B) if the Issuing Bank and Agent each consent, the expiration date on any standby Letter of Credit may extend beyond the date referred to in clause (ii) above to the extent such Letter of Credit is fully cash-collateralized to reasonable satisfaction of Agent. Each other Letter of Credit shall expire on the earlier of one hundred eighty (180) days after such Letter of Credit’s date of issuance, renewal or extension (as applicable) or the date five (5) Business Days prior to the Maturity Date.
          (f) Letter of Credit Participations. Immediately upon the issuance or amendment of any Letter of Credit issued for the account of a Borrower, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any such Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as reasonably required hereunder with respect to any such Letter of Credit or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

     (g) Letter of Credit Reimbursement. If Issuing Bank shall make any payment in respect of a Letter of Credit, Borrowers shall reimburse Issuing Bank by paying to Agent an amount equal to such payment by Issuing Bank not later than 2:00 p.m. on the date that such payment by Issuing Bank is made, if the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall have received notice of such payment by the Issuing Bank prior to 10:00 a.m. on such date, or, if such notice shall not have been received by such Borrower (or Administrative Borrower) prior to such time on such date, then not later than 2:00 p.m. on the next Business Day; provided, that, unless such Borrower (or Administrative Borrower on behalf of such Borrower) requests otherwise, and, subject to the conditions to borrowing set forth herein, each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan or Swing Line Loan as Administrative Borrower requests, or if such request is not received in a timely manner, as Agent determines (or, if determined by Agent as a Special Agent Advance, as the case may be) in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan, Swing Line Loan (or Special Agent Advance, as the case may be). If the applicable Borrower (or Administrative Borrower on behalf of such Borrower) fails to make such payment when due, subject to the rights of Agent under Section 6.13 hereof, Agent may notify each Lender of the applicable payment made by the Issuing Bank in respect of such Letter of Credit, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to Agent its Pro Rata Share of the payment then due and Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from Lenders. Promptly following receipt by Agent of any payment from a Borrower pursuant to this paragraph, Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any payment made by such Issuing Bank (other than the funding of a Revolving Loan, Swing Line Loan or Special Agent Advance as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank for such payment.
     (h) Obligations Absolute. The obligations of Borrowers to pay each Letter of Credit Obligation, and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 hereof or any other event or circumstance, and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Borrower’s obligations hereunder; provided, that, this clause (iv) shall not be construed to relieve Issuing Bank of any liability resulting from its gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. None of Agent, Lenders or the Issuing Bank, or any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided, that, the foregoing shall not be construed to excuse Issuing Bank from liability to the applicable Borrower resulting from the gross negligence or willful misconduct of Issuing Bank (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) or otherwise affect any defense or other right that such Borrower may have as a result of any such gross negligence or willful misconduct. In furtherance of the foregoing and without limiting the generality thereof, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit; provided, that, the foregoing shall not be construed to excuse an Issuing Bank from liability to the applicable Borrower resulting from the gross negligence or willful misconduct of such Issuing Bank or otherwise affect any defense or other right that such Borrower may have as a result of any such gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.
     (i) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify Agent and the applicable Borrower (or Administrative Borrower on behalf of such Borrower) by telephone (confirmed by facsimile or otherwise as Administrative Borrower and Issuing Bank may agree) of such demand for payment and whether such Issuing Bank has made or will make any payment in respect thereof; provided, that, any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and Lenders with respect to any such payment, as provided in this Section 2.3.
     (j) Interim Interest. If an Issuing Bank shall make any payment in respect of a Letter of Credit, or otherwise be owed any amounts in respect thereof, then, unless the applicable Borrower shall reimburse Issuing Bank for such payment or other amount in full on the date such payment is made or amount due, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made or amount due but excluding the date that the applicable Borrower reimburses such payment or other amount, at the rate per annum then applicable to Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank; except, that, interest accrued on and after the date of payment by Agent or any Lender pursuant to Section 2.3(g) above to reimburse such Issuing Bank shall be for the account of Agent or such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable payment in full.
     (k) Account Party. Each Borrower and Guarantor hereby irrevocably authorizes and directs each Issuing Bank to name such Borrower or Guarantor as the account party therein and to the extent that Agent or Wells Fargo is the co-applicant, guarantor or indemnitor in respect of any Letter of Credit to deliver to Agent all instruments, documents and other writings received by such Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Without limitation upon the rights of any Borrower to request and obtain Loans and Letters of Credit for its benefit, subject to and in accordance with the terms and conditions set forth herein, nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit provided by Issuing Bank unless Agent has duly executed and delivered to Issuing Bank the application or a guarantee or indemnification in writing with respect to such Letter of Credit. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or an Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor. Except as Agent may otherwise specify, Borrowers and Guarantors shall designate Agent or the Issuing Bank with respect to a Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.
          (l) Rights of Lenders and Issuing Bank. Any rights, remedies, duties or obligations granted or undertaken by any Borrower to Issuing Bank in any application for any Letter of Credit, or any other agreement in favor of Issuing Bank relating to any Letter of Credit, shall be deemed to have been granted or undertaken by such Borrower to Agent. Any duties or obligations undertaken by Agent to Issuing Bank in any application for any Letter of Credit, or any other agreement by Agent in favor of Issuing Bank relating to any Letter of Credit, to the extent set forth in any corresponding application for such Letter of Credit or any other agreement in favor of Issuing Bank relating to such Letter of Credit executed by any Borrower shall be deemed to have been undertaken by Borrowers to Agent and to apply in all respects to Borrowers.
     2.4 Requests for Borrowings.
          (a) To request a Revolving Loan or Swing Line Loan, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall notify Agent of such request by telephone (i) in the case of a Eurodollar Rate Loan, not later than 11:00 a.m., three (3) Business Days before the date of the proposed Eurodollar Rate Loan or (ii) in the case of a Base Rate Loan (including a Swing Line Loan), not later than 1:00 p.m. on the same Business Day as the date of the proposed Base Rate Loan. Each such telephonic request shall be irrevocable and, to the extent required by Agent, shall be confirmed promptly by hand delivery or facsimile (including by email or other electronic communication) to Agent of a written request in a form reasonably satisfactory to Agent and signed by or on behalf of the applicable Borrower or Administrative Borrower on behalf of such Borrower.
          (b) Each such telephonic and written request shall be in a form previously approved by Agent and shall specify the following information:
               (i) the Borrower requesting such Revolving Loan or Swing Line Loan;
               (ii) whether such Loan is a Revolving Loan or Swing Line Loan;
               (iii) the aggregate amount of such Revolving Loan or Swing Line Loan;
               (iv) the date of such Revolving Loan or Swing Line Loan, which shall be a Business Day;
               (v) if such Loan is to be a Revolving Loan, whether such Revolving Loan is to be a Base Rate Loan or a Eurodollar Rate Loan or a combination thereof; and
               (vi) the deposit account of the applicable Borrower specified on Schedule 8.21 or any other account with Agent (or one of its Affiliates) that shall be specified in a written notice signed by an officer of such Borrower and delivered to Agent, to which the proceeds of such Loan are to be remitted.
          (c) If no election as to whether a Revolving Loan is to be a Base Rate Loan or Eurodollar Rate Loan is specified in the applicable request, then the requested Revolving Loan shall be a Base Rate Loan. Promptly following receipt of a request for a Revolving Loan in accordance with this Section,

Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the request.
          (d) All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.
     2.5 Mandatory Prepayments.
          (a) In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceeds the least of: (A) the Borrowing Base, (B) the Revolving Loan Limit, or (C) the Maximum Credit, or (ii) the outstanding amount of the Swing Line Loans exceeds the Swing Line Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent at the direction of Co-Collateral Agents, which demand may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
          (b) At any time that a Dominion Event has occurred and is continuing, promptly (and in any case no later than the fifth (5th) day) following any Permitted Disposition (other than a Permitted Disposition referred to in clause (a), (b)(ii), (d), (f), (g), (i), (j), (l) or (n) of the definition of such term) not consisting of the issuance of an Equity Interest, Borrowers shall, absolutely and unconditionally without notice or demand, if and to the extent that the Net Cash Proceeds from such Permitted Disposition are not required to be applied to the payment of the obligations under the Term Loan Documents as provided in the Intercreditor Agreement, repay the outstanding Obligations in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of such Person in connection with such Permitted Disposition.
          (c) At any time that a Dominion Event has occurred and is continuing, promptly (and in any case no later than the fifth (5th) day) following the incurrence of any Indebtedness permitted under Section 10.3(j) hereof, Borrowers shall, absolutely and unconditionally without notice or demand, repay the outstanding Obligations (i) other than in the case of Subordinated Debt, in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of Borrowers and Guarantors in connection with the incurrence of such Indebtedness and (ii) in the case of Subordinated Debt, in an amount equal to fifty (50%) percent of the Net Cash Proceeds payable to or for the benefit of Borrowers and Guarantors in connection with the incurrence of such Indebtedness, in each case, under clause (i) or (ii), if and to the extent that the Net Cash Proceeds from such incurrence of Indebtedness are not required to be applied to the payment of the obligations under the Term Loan Documents as provided in the Intercreditor Agreement.
          (d) At any time that a Dominion Event has occurred and is continuing, promptly (and in any case no later than the fifth (5th) day) following the receipt of any amounts as loss payee under any property insurance maintained by Parent and its Subsidiaries, Borrowers shall, absolutely and unconditionally without notice or demand, if and to the extent that the Net Cash Proceeds from such receipt are not required to be applied to the payment of the obligations under the Term Loan Documents as provided in the Intercreditor Agreement, repay the outstanding Obligations in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of such Person in connection therewith.

          (e) All payments required to be made pursuant to any subsection of this Section 2.5 shall be in addition to any other payments required to be made pursuant to any other subsection of this Section 2.5.
          (f) All amounts received by Agent pursuant to this Section 2.5 shall be applied by Agent to the Obligations, whether or not then due, in accordance with Section 6.4 hereof. There shall be no permanent reduction in the Commitments as a result of any prepayments of the Loans pursuant to this Section 2.5.
     Optional Prepayments. Borrowers may prepay without penalty or premium the principal of any Revolving Loan or Swing Line Loan, in whole or in part, subject to Section 3.10 hereof; provided, that, any notice of such prepayment shall be revocable at any time prior to such prepayment All amounts received by Agent pursuant to this Section 2.6 shall be applied by Agent to the Obligations, whether or not then due, in accordance with Section 6.7 hereof; but, for the avoidance of doubt, the Commitments shall not be reduced by any amount of any prepayment of the Loans pursuant to this Section 2.6.
     2.7 Increase in Maximum Credit.
          (a) Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting; provided, that, (i) in no event shall the aggregate amount of any such increase in the Maximum Credit cause the Maximum Credit to exceed $175,000,000, (ii) such request shall be for an increase of not less than $10,000,000, and (iii) in no event shall the Maximum Credit be increased more than four (4) times during the term hereof.
          (b) Upon the receipt by Agent of any such written request, Agent shall notify each Lender of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within thirty (30) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $2,000,000, and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may, in consultation with Administrative Borrower, seek additional increases from Lenders, or Commitments from such Eligible Transferees or other Persons as are approved by Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees or other Persons, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees or such other Persons, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.
          (c) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees or other Persons, in each case selected in accordance with Section 2.7(b) above, for which Agent has received Assignment and Acceptances sixty (60) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:
               (i) Agent shall have received from each Lender or Eligible Transferee or other Person that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance or one or more amendments to this Agreement and as appropriate, the other Financing Agreements and any such amendment may, without the consent of any other Lenders, effect such amendments to any Loan Document as may be necessary or appropriate in the opinion of the Administrative Agent, to effect the provisions of this Section 2.7, duly executed by such Lender or Eligible Transferee or other Person and each Borrower;
               (ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;
               (iii) to the extent requested by Agent, Agent shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);
               (iv) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;
               (v) there shall have been paid to each Lender and third-party bank or other Person providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and
               (vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.
          (d) As of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit herein, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit as increased as specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit.
     2.8 Decrease in Maximum Credit.
          (a) Administrative Borrower (on behalf of itself and each other Borrower) may, at any time, deliver a written request to Agent to decrease the Maximum Credit. Any such written request shall specify the amount of the decrease in the Maximum Credit that Administrative Borrower is requesting and the effective date of such decrease (which date shall not be less than five (5) nor more than ten (10) Business Days after the date of such request); provided, that, (i) in no event shall the aggregate amount of any such decrease cause the Maximum Credit to be less than $75,000,000, (ii) any such request for a decrease shall be for an amount of not less than $10,000,000, and (iii) in no event shall more than one such written request for a decrease be delivered to Agent in any calendar quarter.

          (b) Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and, subject to the terms of Section 2.8(c) hereof, the Commitment of each Lender shall be decreased on the date requested by Administrative Borrower by an amount equal to such Lender’s Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.
          (c) In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount requested by Administrative Borrower in accordance with the terms hereof; provided, that, after giving effect to such decrease, the Maximum Credit shall not be less than the aggregate principal amount of the Loans, Special Agent Advances and Letter of Credit Obligations outstanding at such time.
          (d) As of the effective date of any such decrease in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein, as applicable, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Borrower Agent of the decrease in the Maximum Credit and Commitments, as applicable.
     2.9 Joint and Several Liability of Borrowers.
          (a) Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Financing Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Obligations or other extensions of credit on its books and records. The Obligations of Borrowers with respect to Revolving Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Revolving Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.
          (b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.
          (c) The obligations of each Borrower under this Section 2.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

          (d) The provisions of this Section 2.9 hereof are made for the benefit of the Lenders and their successors and assigns, and subject to Section 14.4 hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.9 shall remain in effect until the Payment in Full of all Obligations. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.9 hereof will forthwith be reinstated and in effect as though such payment had not been made.
          (e) Notwithstanding any provision to the contrary contained herein or in any of the other Financing Agreements, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States).
          (f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until the Payment in Full of all Obligations, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Financing Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment in Full of all Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under applicable law, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of Borrowers, either or all of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations. Subject to the foregoing, in the event that a Loan, Letter of Credit Obligation or other extension of credit is made to, or with respect to business of, one Borrower and any other Borrower makes any payments with respect to such Loan, Letter of Credit Obligation or extension of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.
     2.10 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.
SECTION 3. INTEREST AND FEES
     3.1 Interest.

          (a) Borrowers shall pay to Agent interest on the outstanding principal amount of the Loans at the Interest Rate. Interest shall be payable by Borrowers to Agent in arrears on each Interest Payment Date and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective. All interest accruing hereunder on and after the date of any termination hereof shall be payable on demand.
          (b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans (and if it does not specify an Interest Period, the Interest Period shall be deemed to be a one (1) month period). Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower) which may be telephonic and followed by a confirmation in writing in the form provided by Agent to Administrative Borrower (and followed by a confirmation in writing if requested by Agent), Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the Maturity Date is more than one (1) month after the date of the conversions, (iii) no more than seven (7) Interest Periods may be in effect at any one time, and (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.
          (c) Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and Borrowers are entitled to such Eurodollar Rate Loan under the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower (or Administrative Borrower on behalf of such Borrower), be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate. Borrowers shall pay to Agent, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate Agent or Participant for any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans other than the conversion on the last day of any Interest Period with respect thereto.
     3.2 Fees.
          (a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to: (i) until six (6) full calendar months after the date hereof shall have elapsed, one (1.00%) percent (on a per annum basis) calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) so long as any Obligations are outstanding and (ii) from and after the date on which six (6) full calendar months after the date hereof shall have elapsed (A) one (1.00%) percent (on a per annum basis) calculated upon the amount by which the Maximum

Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) so long as any Obligations are outstanding and the Commitments hereunder have not been terminated, with respect to each such month as to which the average daily outstanding balance of Loans and Letter of Credit Obligations was less than fifty (50%) percent of the Maximum Credit and (B) three-quarters of one (0.75%) percent (on a per annum basis) calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) so long as any Commitments are outstanding, with respect to each such month as to which the average daily outstanding balance of Loans and Letter of Credit Obligations was equal to or greater than fifty (50%) percent of the Maximum Credit. If the Maximum Credit shall change during the immediately preceding month (or part thereof), an average daily Maximum Credit shall be used for the purposes of calculating such fees for such period. Such fees shall be payable on the first Business Day of each month in arrears, beginning with the first full calendar month that commences following the date hereof (and prorated, if the Closing Date is not the end of a calendar month, for the portion of the immediately preceding month from the Closing Date to the end thereof), and calculated based on a three hundred sixty (360) day year and actual days elapsed.
          (b) Borrowers shall pay to Agent, for the benefit of Lenders, quarterly a fee calculated at a rate per annum equal to the Applicable Margin as to Revolving Loans bearing interest using the Eurodollar Rate on the average daily outstanding balance of Letter of Credit Obligations for the immediately preceding calendar quarter (or part thereof), payable in arrears as of the first day of each calendar quarter; provided, that, Borrowers shall, at Agent’s option or at the written direction of the Required Lenders, (i) pay such fees at a rate two (2%) percent greater than such rate on such average daily maximum amount for the period from and after the date of termination hereof until Lenders have received Payment in Full of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) upon written notice to Administrative Borrower at any time that an Event of Default shall have occurred and be continuing, pay such fees at a rate two (2%) percent greater than such rate on such average daily maximum amount for the period from and after the date of such notice but only for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee of one hundred twenty-five thousandths of one (0.125%) percent per annum payable quarterly in arrears and the other reasonable customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.
          (c) Borrowers shall pay to Agent and Wells Fargo the other reasonable fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.
     3.3 Inability to Determine Applicable Interest Rate. If Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans, Agent shall on such date give notice to Administrative Borrower and each Lender of such determination. Upon such date no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Administrative Borrower and Lenders that the circumstances giving rise to such notice no longer exist and any request for Eurodollar Rate Loans received by Agent shall be deemed to be a request, or a continuation or conversion, for or into Base Rate Loans.
     3.4 Illegality. Notwithstanding anything to the contrary contained herein, if (a) any change in any law or interpretation thereof by any Governmental Authority after the Closing Date makes it unlawful or impractical for a Lender to make or maintain a Eurodollar Rate Loan, then such Lender shall give notice thereof to Agent and Administrative Borrower and may (i) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for a Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described above) and (ii) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
     3.5 Increased Costs. (a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank; (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Non-Excluded Taxes and taxes measured by or imposed upon net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income taxes); or (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (in each case, excluding any taxes of any kind whatsoever) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender by an amount such Lender deems to be material of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank in respect thereof (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) In any such case described in Section 3.5(a), such Borrower may elect to convert the Eurodollar Rate Loans made by such Lender hereunder to Base Rate Loans by giving Agent at least one (1) Business Day’s notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 3.5 and such amounts, if any, as may be required pursuant to Section 3.10. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to Administrative Borrower, through Agent, certifying (i) that one of the events described in this Section 3.5 has occurred and describing in reasonable detail the nature of such event, (ii)as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through Agent, to Administrative Borrower shall be conclusive in the absence of manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     3.6 Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law by an amount such Lender deems to be material (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time within ten (10) Business Days after submission by such Lender to the Borrowers (with a copy to Agent) of a written request therefor certifying (a) that one of the events described in this Section 3.6 has occurred and describing in reasonable detail the nature of such event, (b) as to the reduction of the rate of return on capital resulting from such event and (c) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or Issuing Bank, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error.
     3.7 Delay in Requests. Borrowers and Guarantors shall not be required to compensate Agent, a Lender or the Issuing Bank pursuant to Sections 3.5, 3.6 or 6.8 for any increased costs or other payments incurred or reductions occurring more than one hundred eighty (180) days prior to the date that Agent, such Lender or the Issuing Bank, as the case may be, becomes aware of the event giving rise to Agent’s, such Lender’s or Issuing Bank’s claim for compensation therefor (except that, if the Change in Law giving rise to such claim is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).
     3.8 Mitigation; Replacement of Lenders.
          (a) If any Lender requests compensation under Sections 3.4, 3.5 or 3.6, or Borrowers are required to make any payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.8, then such Lender shall, if requested by Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or Agent determines, if, in the judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject Agent or such Lender to any unreimbursed cost or expense and Agent or such Lender would not suffer any economic, legal or regulatory disadvantage. Nothing in this Section 3.8 shall affect or postpone any of the obligations of Borrowers or the rights of Agent or such Lender pursuant to this Section 3.8. Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by Agent or any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Sections 3.4, 3.5 or Section 3.6 hereof, or Borrowers are required to make any payment to any Lender or Governmental Authority for the account of any Lender pursuant to Section 6.8, then within sixty (60) days thereafter, Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 15.7), all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations; provided, that, (i) Administrative Borrower has received the prior written consent of Agent and Issuing Bank to the extent required under Section 15.7 hereof, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swing Line Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 3.9), and (iii) such assignment will result in a reduction in such compensation and payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.
     3.9 Funding Losses. Borrowers shall pay to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) by reason of a default by any Borrower in connection with the making of any Eurodollar Rate Loan that does not occur on a date specified therefor in a request for borrowing, or a conversion to, any Eurodollar Rate Loan that does not occur on a date specified therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
     3.10 Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Financing Agreements and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any Interest is charged or received in excess of the Maximum Interest Rate (the “Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to Agent or any Lender hereunder or under any of the other Financing Agreements, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Financing Agreements shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.10 shall be deemed to be incorporated into each of the other Financing Agreements (whether or not any provision of this Section is referred to therein).
     3.11 No Requirement of Match Funding. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to acquire US Dollar deposits in the London interbank market or any other offshore US Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Adjusted Eurodollar Rate. All of the provisions of this Section 3 shall be deemed to apply as if Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Adjusted Eurodollar Rate by acquiring such US Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.
SECTION 4. CONDITIONS PRECEDENT
     4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Lenders to make the initial Loans and of Issuing Bank to provide for the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) Agent shall have received evidence that:
               (i) Borrowers have received not less than $250,000,000 in cash as an equity contribution from the CD&R Investors in exchange for Equity Interests in the form of preferred stock of Parent, on terms and conditions substantially as provided in the Investment Documents or otherwise reasonably acceptable to Agent;
               (ii) a portion of the existing Term Loan Debt shall have been repaid, so that after giving effect to all payments in respect of the Term Loan Documents, the outstanding principal balance of the Term Loan Debt thereunder will not exceed $150,000,000 as of the date hereof;
               (iii) the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.1, evidence reasonably satisfactory to it, that the Parent shall have accepted for redemption the tender of Convertible Notes in an aggregate principal amount not less than $171,000,000 and placed sufficient funds in a segregated account to pay the maximum consideration necessary to redeem all of the Convertible Notes not so redeemed pursuant to the terms of the Indenture;
          (b) Agent shall have received true, complete and correct copies of the Investment Documents and the transactions provided for therein shall have been consummated, or substantially concurrently with the initial Loans hereunder shall be consummated, substantially in accordance with the Investment Documents and all material conditions precedent to the consummation of such transactions set forth in the Investment Documents shall have been satisfied or waived;
          (c) Agent shall have received true, complete and correct copies of the Term Loan Documents (including any amendment or amendment and restatement thereof on or about the date hereof, but excluding any Mortgages executed and delivered after the date hereof), as executed and delivered by the parties thereto, which shall be in form and substance reasonably satisfactory to Agent;
          (d) Agent shall have received, in form and substance reasonably satisfactory to Agent, the Intercreditor Agreement, duly authorized, executed and delivered by the Term Loan Agent for itself and on behalf other Term Loan Lenders and acknowledged by each Borrower and Guarantor;

          (e) all requisite corporate resolutions or equivalent action by Borrowers and Guarantors in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received such resolutions or records of equivalent action, certified where requested by Agent or its counsel by appropriate corporate officers of Borrowers and Guarantors and a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the applicable Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein;
          (f) Agent shall have received a certificate of each Borrower and Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of such Borrower or Guarantor executing any of the Financing Agreements, reasonably satisfactory in form and substance to Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Borrower or Guarantor;
          (g) No material adverse change shall have occurred in the business, operations or assets of Borrowers or Guarantors since November 2, 2008 and no change or event shall have occurred which would impair in any material respect the ability of any Borrower or Guarantor to perform its payment obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent to enforce the Obligations or realize upon the Collateral for itself and for the benefit of the Secured Parties;
          (h) Agent shall have completed an updated field review of the Records (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory), the results of which shall be consistent in all material respects with the information received in the prior field examinations conducted by Agent taken as a whole or to the extent not consistent shall be otherwise reasonably satisfactory to Agent, not more than five (5) Business Days prior to the date hereof or such earlier date as Agent may agree;
          (i) Agent shall have received all consents, waivers, acknowledgments and other agreements (other than Collateral Access Agreements), in form and substance reasonably satisfactory to Agent, from third persons necessary in order to permit, protect and perfect the Liens of Agent upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;
          (j) Borrowers and Guarantors shall have used commercially reasonable efforts to obtain Collateral Access Agreements (it being understood that Borrowers shall not be required to incur any expense, provide any security or agree to any adverse term or condition exclusively and directly required in order to obtain such Collateral Access Agreement) and to the extent not delivered prior to the date hereof Borrowers shall continue to use such efforts hereafter to obtain such Collateral Access Agreements for a reasonable period thereafter, and in any event not more than thirty (30) days after the date hereof;
          (k) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) has a deposit account as contemplated by Section 6.6 hereof, in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be, for each of the deposit accounts of Borrowers and Guarantors, including the Concentration Account and the deposit account(s) used for Qualified Cash, but excluding (i) any deposit accounts where the balance is, and is reasonably anticipated at all times to be, less than $100,000, but only to the extent that the aggregate amount of funds in all such deposit accounts is less than $500,000, (ii) any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees, (iii) any disbursement account, (iv)any account containing collateral to secure the obligations of Borrowers and Guarantors with respect to the Existing Letters of Credit, and (v) the account at

Wachovia Securities Special Equities Group in the NCI Building Systems, Inc., account number 8525-6387, to the extent that no new deposits are made in such account after the date hereof.
          (l) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that as of the date hereof and after giving effect to the application of proceeds of the initial Revolving Loans, the restructuring of the Term Loan Documents, the repayment of a portion of the Convertible Notes and the establishment of the Convertible Note Account for the remaining balance) and the other Transactions and after provision for payment of all fees and expenses of the Transactions (i) the sum of Excess Availability plus unrestricted cash and Cash Equivalents of Borrowers (other than Qualified Cash) shall be not less than $90,000,000 and (ii) the sum of the aggregate amount of Loans and Letters of Credit requested and made or outstanding as of the Closing Date shall not exceed $20,000,000.
          (m) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has valid and perfected first priority security interests in all of the Working Capital Priority Collateral (as defined in the Intercreditor Agreement) and valid, perfected second priority security interests in all of the Term Loan Priority Collateral (to the extent provided herein), except, in each case, as to (i) Excluded Property, (ii) priority, subject to Permitted Liens, to the extent (in the case of Working Capital Priority Collateral (as defined in the Intercreditor Agreement)) that such liens have priority over the liens of Agent under applicable law or under the terms of a written agreement to which Agent is a party, (iii) any deposit accounts, to the extent that Agent has not required a Deposit Account Control Agreement pursuant to the terms hereof, (iv) Intellectual Property constituting Collateral, until the filings identified in Section 8.14 are made and accepted, and (v) all Real Property constituting Collateral, if Administrative Borrower has used commercially reasonable efforts to provide the Mortgages but completion thereof may not be accomplished on the Closing Date, then delivery of the Mortgages shall not constitute a condition precedent to the Closing Date if the Administrative Borrower agrees to deliver or cause to be delivered the Mortgages, and takes or causes to be taken such other actions to as may be reasonably necessary to perfect the security interests of such Mortgages;
          (n) Agent shall have received and reviewed UCC, tax and judgment lien search results for the location of each Borrower and Guarantor (determined in accordance with the Uniform Commercial Code of the applicable jurisdiction and any other applicable law) and all counties and provinces in which property or assets of Borrowers and Guarantors are located, which search results shall not disclose any Liens other than the Permitted Liens;
          (o) Agent shall have received, in similar form as and to the extent received as of the Closing Date by the Term Loan Agent, a title insurance policy issued by a title insurance company and to the extent acceptable to Term Loan Agent;
          (p) Agent shall have received a borrowing request, if applicable, and a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the last day of the most recent month ended prior to the date hereof as completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers;
          (q) Agent shall have received any updates or modifications to the projected financial statements of Borrowers and Guarantors previously delivered to Agent on October 14, 2009 based on actuals as of August 2, 2009, in each case, containing information that is reasonably satisfactory to Agent and in a form consistent with the information received by Agent and Lenders prior to the date hereof, and otherwise reasonably satisfactory to Agent;

          (r) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;
          (s) Agent shall have received, each in form and substance reasonably satisfactory to Agent, the following opinion letters of counsel(s) to Borrowers and Guarantors:
               (i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to CD&R Associates VIII, Ltd., the general partner to Clayton, Dubilier & Rice Fund VIII, L.P.;
               (ii) the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to NCI Systems, Inc. and Robertson-Ceco II Corporation;
               (iii) the executed legal opinion of Holland & Hart LLP, special Nevada counsel to NCI Group, Inc.; and
               (iv) to the extent received by the Term Loan Agent as of the Closing Date, the executed legal opinion of counsel to the owner of the Real Property subject to a Mortgage;
          (t) Agents and Lenders shall have received all fees and expenses reasonably required to be paid or delivered by Borrowers to them in respect of the Transaction on or prior to the Closing Date, including the fees referred to in Section 3.2; and
          (u) Agent shall have received the other Financing Agreements to be executed and delivered on the Closing Date as duly executed and delivered by the parties thereto to Agent.
Without limiting the generality of the provisions of Section 14.3 for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.
The execution and delivery hereof by Lenders hereunder shall conclusively be deemed to constitute an acknowledgment by Agent and each Lender that each of the conditions precedent set forth in this Section 4.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.
     4.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) each of the representations and warranties of Borrowers and Guarantors contained herein and in the other Financing Agreements shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Financing Agreements on and as of such earlier date);

          (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or to the best of the knowledge of any Responsible Officer of any Borrower or Guarantor, threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect the making of the Loans or providing the Letters of Credit;
          (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto;
          (d) if, after giving effect to such Loan or the issuance of such Letter of Credit, Excess Availability would be less than $15,000,000, then the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months prior to such fiscal month end;
          (e) each Borrower is Solvent as of the making of such Loan or issuance of such Letter of Credit and after giving effect thereto; and
          (f) with respect to any Loan, Agent shall have received a request for such Loan as required by Section 2.4 (or such request shall have been deemed given in accordance with Section 2.3) and with respect to the issuance of any Letter of Credit, each of Agent and Issuing Bank shall have received the request and other documents required under Section 2.3.
Each borrowing of Loans by and each Letter of Credit issued on behalf of any Borrower hereunder shall constitute a representation and warranty by Borrowers and Guarantors as of the date of such borrowing or such issuance that the conditions contained in this Section 4.2 have been satisfied (including, to the extent provided herein, with respect to the initial Loans hereunder).
SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST
     5.1 Grant of Security Interest. To secure payment and performance when due of all of its Obligations and all of its obligations under the Guaranty Agreement, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the other Secured Parties, a continuing security interest in and Lien upon, the following items and types of personal property of such Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender including, but not limited to, the Mortgage Fee Properties, collectively, the “Collateral”), including all of such Borrower’s and Guarantor’s right, title and interest in and to the following:
          (a) all Accounts;
          (b) all general intangibles, including, without limitation, (i) all Intellectual Property and (ii) goodwill associated with the Intellectual Property consisting of trademarks;
          (c) all goods, including, without limitation, Inventory and Equipment;
          (d) all fixtures;
          (e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;
          (f) all instruments, including, without limitation, all promissory notes;

          (g) all documents;
          (h) all deposit accounts;
          (i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (j) all Receivables and all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
          (l) all commercial tort claims existing on the date hereof, including, without limitation, those identified on Schedule 5.1 hereto;
          (m) all Records; and
          (n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
     5.2 Perfection of Security Interests.
          (a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file (for itself and the benefit of the Secured Parties) on behalf of such Borrower or Guarantor at any time and from time to time such financing statements with respect to the Collateral of such Borrower or Guarantor naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may reasonably require to evidence the security interest granted to the Agent under the Financing Agreements to the extent provided therein, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral of such Borrower or Guarantor (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, without the prior written consent of Agent, except with respect to any release of any Lien in assets or properties that do not constitute Collateral.
          (b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in Schedule 5.1 hereto (which schedule may omit any bills of sale or purchase orders entered into by Borrowers in the ordinary course of their business). Each Borrower or Guarantor shall (except as provided in the following sentences) be entitled to retain possession of all Collateral of such Borrower or Guarantor evidenced by any instrument or tangible chattel paper, and shall hold all such Collateral in trust for Agent, for the benefit of the Secured Parties. In the event that any Borrower or Guarantor shall receive any chattel paper (other than bills of sale or purchase orders entered into by the Borrower in the ordinary course of business (without limitation to the obligations of the Borrowers under Section 7.1(a)) or instrument having a face or principal amount in excess of $3,000,000 in any one case or $5,000,000 in the aggregate after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall deliver, or cause to be delivered, to Agent (or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement and subject to the terms thereof), all tangible chattel paper (other than bills of sale or purchase orders entered into by Borrowers in the ordinary course of their business) and instruments that such Borrower or Guarantor has or may at any time acquire (i) having a face or principal amount in excess of $3,000,000 in any one case or $5,000,000 in the aggregate, promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), except as Agent may otherwise agree and (ii) promptly upon request by Agent, in accordance with the Intercreditor Agreement, if an Event of Default has occurred and is continuing, in each case accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify, subject to the terms of the Intercreditor Agreement. At Agent’s option, and subject to the terms of the Intercreditor Agreement, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper (other than bills of sale or purchase orders entered into by Borrowers in the ordinary course of their business) to be conspicuously marked in a form and manner reasonably acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Foothill, LLC as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper (other than bills of sale or purchase orders entered into by Borrowers in the ordinary course of their business) or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) having a face or principal amount in excess of $3,000,000 in any one case or $5,000,000 in the aggregate, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, and subject to the terms of the Intercreditor Agreement, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of (i) electronic chattel paper (other than bills of sale or purchase orders entered into by Borrowers in the ordinary course of their business) and transferable records in excess of $3,000,000 in any one case or $5,000,000 in the aggregate and (ii) all electronic chattel paper (other than bills of sale or purchase orders entered into by Borrowers in the ordinary course of their business) and transferable records, if an Event of Default shall have occurred and be continuing, in each case under Section 9-105 of the UCC and under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received notice of the opening or establishment of such deposit account as required pursuant to Section 7.1(a)(ii); provided, that, at any time a Dominion Event exists, Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account (except that no notice shall be required, regardless of whether any Dominion Event exists, with respect to any deposit account where the daily balance is expected to be at no time greater than $100,000 in such deposit account, but only to the extent that the aggregate daily balance of funds in all such new deposit accounts not previously notified to Agent is not greater than $500,000 or, for a period not to exceed three (3) Business Days, such aggregate daily balance of funds is greater than $500,000 but less than or equal to $2,500,000 as a result of inadvertent deposits made to such accounts in error or in order to facilitate the issuance of payroll checks in exigent circumstances or in order to facilitate the issuance of payroll checks in exigent circumstances), which notice shall specify in reasonable detail the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, Agent shall have received a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained; except, that, Borrowers and Guarantors shall not be required to deliver such Deposit Account Control Agreements with respect to (A) any deposit accounts where the balance is, and shall at all times be, less than $100,000, unless Agent shall request such Deposit Account Control Agreement at any time a Dominion Event exists and only to the extent that the aggregate amount of funds in all such deposit accounts is less than $500,000 or, for a period not to exceed three (3) Business Days, is less than or equal to $2,500,000 as a result of inadvertent deposits made to such accounts in error or in order to facilitate the issuance of payroll checks in exigent circumstances), (B) any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees, (C) any disbursement account, (D) any account containing collateral to secure the obligations of Borrowers and Guarantors with respect to the Existing Letters of Credit, and (E) the account at Wachovia Securities Special Equities Group in the NCI Building Systems, Inc., account number 8525-6387, to the extent that no new deposits are made in such account after the date hereof.
          (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in Schedule 5.1.
               (i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities representing the Equity Interests that are part of the Collateral, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent (or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement and subject to the terms thereof), accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify. If any securities representing Equity Interests that are part of the Collateral, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall use commercially reasonable efforts as Agent may reasonably specify subject to the Intercreditor Agreement, either (A) to cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) to arrange for Agent to become the registered owner of the securities
               (ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account in accordance with Section 6.6 hereof) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may reasonably specify, subject to the terms of the Intercreditor Agreement, either (1) execute and deliver, and cause to be executed and delivered to Agent (or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement and subject to the terms thereof), an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions reasonably acceptable to Agent.
          (f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any Letter-of-Credit Rights with respect to any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in Schedule 5.1. In the event that any Borrower or Guarantor shall be entitled to, or shall receive, any letter-of-credit rights under any letter of credit, banker’s acceptance or any similar instrument, as beneficiary thereof, having a face value in excess of $1,000,000 in any one case or $2,500,000 in the aggregate for all letters of credit payable in respect of accounts due from account debtors located in the United States or $4,000,000 in the aggregate for all letters of credit payable in respect of accounts due from account debtors located outside the United States (not to exceed $5,000,000 in the aggregate for all such rights irrespective of the location of the applicable account debtors) after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent may reasonably specify subject to the terms of the Intercreditor Agreement, use its commercially reasonable efforts to either (i) deliver, or cause to be delivered to Agent (or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement and subject to the terms thereof), with respect to any such letter of credit, banker’s acceptance or similar instrument having a face value in excess of $1,000,000 in any one case or $2,500,000 in the aggregate for all letters of credit payable in respect of accounts due from account debtors located in the United States or $4,000,000 in the aggregate for all letters of credit payable in respect of accounts due from account debtors located outside the United States (not to exceed $5,000,000 in the aggregate for all such rights irrespective of the location of the applicable account debtors), the written agreement of Issuing Bank and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in Schedule 5.1. In the event that any Borrower or Guarantor shall at any time after the date hereof have any Commercial Tort Claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such Commercial Tort Claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any Commercial Tort Claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such Commercial Tort Claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent (or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement and subject to the terms thereof) such other agreements, documents and instruments as Agent may reasonably require in connection with such Commercial Tort Claim.
          (h) Borrowers and Guarantors do not have any Inventory or documents of title relating to Inventory in the custody, control or possession of a third party as of the date hereof, except as set forth in Schedule 5.1 and except for Inventory or documents of title relating to Inventory in transit in the ordinary course of business of such Borrower or Guarantor and in the possession of the carrier transporting such Inventory and except for Inventory or documents of title relating to Inventory having a value not exceeding $3,000,000 in the aggregate. In the event that any Inventory or documents of title relating to Inventory owned by any Borrower or Guarantor is at any time after the date hereof in the custody, control or possession of any other person except as provided in the foregoing sentence, such Borrower or Guarantor (or Administrative Borrower on its behalf) shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers and Guarantors shall use commercially reasonable efforts to deliver to Agent (or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement and subject to the terms thereof) a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Inventory or documents of title (it being understood that Borrowers shall not be required to incur any expense, provide any security or agree to any adverse term or condition required in order to obtain such Collateral Access Agreement).
          (i) Borrowers and Guarantors shall use reasonable efforts to take any other actions reasonably requested by Agent from time to time to cause the attachment and perfection of, in each case, to the extent provided herein or in any other Financing Agreement, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral of such Borrower or Guarantor, to the extent reasonably required by Agent, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable U.S. law, to the extent, if any, that such Borrower’s or Guarantor’s signature thereon is required therefor, and (ii) complying with any provision of any statute, regulation or treaty of the United

States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, in each case, to the extent provided herein or in any other Financing Agreement.
     5.3 Special Provisions Relating to Collateral. Notwithstanding anything to the contrary contained in this Section 5, the types or items of Collateral described in or covered by Sections 5.1 or 5.2 hereof and the term “Collateral” shall not include any rights or interest in any Excluded Property or Excluded Real Properties.
     5.4 Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to Section 5 herein with respect to all Term Loan Priority Collateral shall be subject and subordinate to (a) the Liens granted to the Term Loan Agent for the benefit of the holders of the Term Loan Debt to secure the obligations pursuant to the relevant Term Loan Documents and (b) the Liens granted to any Additional Agent for the benefit of the holders of any Additional Indebtedness (as defined in the Intercreditor Agreement) to secure the obligations pursuant to the relevant Additional Documents (as defined in the Intercreditor Agreement, as an to the extent provided in the Intercreditor Agreement. The Liens granted pursuant to Section 5 herein with respect to all Working Capital Priority Collateral (as defined in the Intercreditor Agreement) shall, prior to the Payment in Full of all Obligations and in accordance with the Intercreditor Agreement, be senior and prior to (i) the Liens granted to the Term Loan Agent for the benefit of the holders of the Term Loan Debt to secure the obligations pursuant to the relevant Term Loan Documents and (ii) the Liens granted to any Additional Agent for the benefit of the holders of any Additional Indebtedness to secure the obligations pursuant to the relevant Additional Documents, as and to the extent provided in the Intercreditor Agreement. Each Secured Party acknowledges and agrees that the relative priority of such Liens granted to Agent and any Additional Agent and the Term Loan Agent may be determined solely pursuant to the Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens granted to Agent pursuant to this Agreement and the exercise of any right or remedy by Agent or any other Secured Party hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding any other provision hereof, prior to the payment in full of the obligations under the Term Loan Documents and the obligations under any Additional Documents in accordance with the Intercreditor Agreement, any obligation hereunder to physically deliver to Agent any Collateral shall be satisfied by causing such Collateral to be physically delivered to Agent or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement, as applicable, acting as agent of Agent, to be held in accordance with the Intercreditor Agreement.
SECTION 6. COLLECTION AND ADMINISTRATION
     6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.
     6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) as shown on Agent’s books maintained in accordance with Section 6.1 hereof shall be prima facie evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors, absent manifest error.
     6.3 Lenders’ Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any such records shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments hereunder or the Obligations in respect of any applicable Loans and in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern.
     6.4 Register.
          (a) Agent (or its agent or sub-agent appointed by it) shall maintain a register (the “Register”) as an agent of Borrowers for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Administrative Borrower or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at a reasonable time and from time to time upon reasonable prior notice. Agent shall record, or cause to be recorded, in the Register, the Commitments and the Loans in accordance with the provisions of Section 15.7 and Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance, and any such recording shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments or Obligations in respect of any Loan. Borrowers, Guarantors, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Borrowers hereby designate and authorize Agent, and Agent agrees, to maintain, or cause to be maintained as agent for Borrowers solely for purposes of maintaining the Register as provided in this Section 6.4(a).
          (b) Each Lender that grants a participation shall maintain a register as a non-fiduciary agent of Borrowers on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans and Letters of Credit held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     6.5 Notes. Each Lender may at any time request that the Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to such Lender a promissory note substantially in the form of Exhibit G (with appropriate insertions as to payee, date and principal amount) payable to such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon, unless surrendered by the holder thereof, shall at all times (including after assignment pursuant to Section 15.7) be represented by one or more promissory notes in such form payable to the payee named therein.
     6.6 Cash Management; Collection of Proceeds of Collateral.

          (a) Each Borrower and Guarantor shall establish and maintain, at its expense, deposit accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 8.21 hereto and, subject to Section 5.2(d) hereof, such other banks as such Borrower or Guarantor may hereafter select. In addition to the Concentration Account, as of the date hereof Schedule 8.21 hereto identifies each of the deposit accounts at such banks that are used for receiving receipts from particular locations of a Borrower or otherwise describes the nature of the use of such deposit account by such Borrower or Guarantor (collectively, the “Cash Management Accounts” and individually a “Cash Management Account”; provided, that, the term “Cash Management Account” as used herein shall not include the deposit accounts described in clauses (i), (ii), (iii), (iv) and (v) of this Section 6.6(a)). Borrowers and Guarantors shall deliver, or cause to be delivered to Agent (or the Term Loan Agent or any Additional Agent or such other agent as may be provided for under the Intercreditor Agreement and subject to the terms thereof), a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Cash Management Account or Concentration Account is maintained and by the applicable Borrower or Guarantor; except that Borrowers and Guarantors shall not be required to deliver such Deposit Account Control Agreements with respect to (i) any deposit accounts where the balance is, and shall at all times be, less than $100,000 (other than with respect to the deposit of amounts not to exceed $2,500,000 in the aggregate for a period not to exceed three (3) Business Days as a result of inadvertent deposits made to such accounts in error or in order to facilitate the issuance of payroll checks in exigent circumstances); provided, that, (A) the aggregate amount of funds in all such accounts is less than $500,000 (other than with respect to the deposit of amounts not to exceed $2,500,000 in the aggregate for a period not to exceed three (3) Business Days as a result of inadvertent deposits made to such accounts in error or in order to facilitate the issuance of payroll checks in exigent circumstances) and/or (B) no Event of Default exists and is continuing, and then only to the extent such Deposit Account Control Agreement is requested by Agent in its Permitted Discretion, (ii) any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees, (iii) any disbursement account, (iv) any account containing collateral to secure the obligations of Borrowers and Guarantors with respect to the Existing Letters of Credit, and (v) the account at Wachovia Securities Special Equities Group in the NCI Building Systems, Inc., account number 8525-6387 to the extent that no new amounts are deposited in such account after the date hereof.
          (b) Each Borrower shall, subject to the terms of the Intercreditor Agreement, deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory from each location of such Borrower on each Business Day into the Cash Management Account of such Borrower used for such purpose. All such funds deposited into the Cash Management Accounts shall be sent by wire transfer or other electronic funds transfer no less frequently than twice each week (or more frequently upon Agent’s request at any time that a Dominion Event exists) to the Concentration Accounts, except nominal amounts which are required to be maintained in such Cash Management Accounts under the terms of such Borrower’s arrangements with the bank at which such Cash Management Accounts are maintained, which nominal amounts shall not exceed $5,000,000 as to all Cash Management Account at any time.
          (c) Without limiting any other rights or remedies of Agent or Lenders, but subject to the terms of the Intercreditor Agreement, Agent may, at its option, or shall at the request of the Required Lenders, instruct the depository banks at which the Concentration Accounts are maintained to transfer all available funds received or deposited into the Concentration Accounts to the Agent Payment Account at any time that a Dominion Event exists (in each case after giving effect to the application of any such amounts otherwise required to be applied pursuant to Sections 2.5(b), (c) and (d)). Upon the termination of a Dominion Event to the extent provided in the definition of such term, Agent shall, at the written request of Administrative Borrower, promptly instruct the depository banks at which the Concentration Accounts are maintained to resume the transfer of funds in the Concentration Accounts to the disbursement accounts of Borrowers used for such purpose, to the extent that such banks had previously been instructed to transfer such funds to the Agent Payment Account. So long as no Dominion Event has occurred and is continuing, each Borrower and Guarantor may direct and shall have sole control over, the manner of the disposition of funds in each Concentration Account.
          (d) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account; provided such payments are received prior to 2:00 p.m. Eastern Standard Time on such day, and if not, then on the next Business Day.
          (e) Each Borrower and Guarantor shall, acting as trustee for Agent and subject to the terms of the Intercreditor Agreement, promptly upon receipt of any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in Cash Management Accounts or Concentration Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds other than the commingling of amounts not to exceed $2,500,000 in the aggregate for not more than three (3) Business Days as a result of inadvertent deposits made to other accounts in error or in order to facilitate the issuance of payroll checks in exigent circumstances. Borrowers agree to reimburse Agent on demand for any documented amounts owed or paid to any bank or other financial institution at which a Concentration Account or Cash Management Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Concentration Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person in connection with the Credit Facility. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.6 shall survive the termination of this Agreement.
     6.7 Payments.
          (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.6 or such other place as Agent may designate to Administrative Borrower in writing from time to time. Subject to the other terms and conditions contained herein and subject to the terms of the Intercreditor Agreement, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral after giving effect to the application of any such amounts otherwise required to be applied pursuant to Section 2.5(b), (c) and (d)) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Co-Collateral Agents, Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations or other contingent Obligations (but not including for purposes of this clause any Obligations arising under or pursuant to any Bank Products); and sixth, to pay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with Agent or a Bank Product Provider, on a pro rata basis and to pay or prepay any Obligations arising under or pursuant to any Bank Products on a pro rata basis.
          (b) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except in the event that there are no outstanding Base Rate Loans. To the extent Agent or any Lender receives any payments or collections in respect of the Obligations in a currency other than US Dollars Agent may, at its option (but is not obligated to), convert such other currency to US Dollars at the exchange rate on such date and in such market as Agent may select (regardless of whether such rate is the best available rate). Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of any Borrower maintained by Agent). Payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of Agent. Except as permitted by Section 6.13(h) and subject to Section 6.8 hereof, any and all payments by or on account of the Obligations shall be made without setoff, counterclaim or deduction.
          (c) For purposes of this Section 6.7, “paid in full” and “payment in full” and “prepayment in full” means payment of all applicable amounts owing under the Financing Agreements according to the terms thereof, including any such amounts consisting of loan fees, service fees, professional fees, interest (and including interest accrued after the commencement of any case under the U.S. Bankruptcy Code or any similar domestic or foreign similar statute), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any case under the U.S. Bankruptcy Code, or any similar statute in any jurisdiction.
          (d) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent to the extent then due and payable in accordance with the terms of this Agreement. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby agree to indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.7(d) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This preceding two sentences of this Section 6.7(d) shall survive the payment of the Obligations and the termination of this Agreement.
     6.8 Taxes.
          (a) Except as provided below in this Section 6.8 or as required by law, all payments made by each Borrower and Guarantor under this Agreement or any of the other Financing Agreements shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of Agent or any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent or such Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which Agent or such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and Agent or such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this

Agreement or any of the other Financing Agreements. If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by any Borrower or Guarantor to Agent or any Lender hereunder or under any of the other Financing Agreements, the amounts payable by such Borrower or Guarantor shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers and Guarantors shall be entitled to deduct and withhold, and Borrowers and Guarantors shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower, Guarantor or Agent to, or for the account of, Agent or any Lender shall not be increased (i) if Agent or such Lender fails to comply with the requirements of this Section 6.8 (provided that while such failure shall limit the indemnity obligation of the Borrowers and Guarantors pursuant to this Section 6.8, such failure shall not be treated as a breach of this Agreement by Agent or such Lender for any other purpose) or (ii) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement or any of the other Financing Agreements unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder or such Lender becomes a Lender hereunder (or, if such Agent or Lender is a non U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, a “Change in Tax Law”) or (iii) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Tax Law. Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrowers (in the case of any failure by a Borrower), on a joint and several basis, shall indemnify Agent and Lenders for any incremental taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure. The agreements in this Section 6.8 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (b) Agent and each Lender that is not organized under the laws of the United States of America or a state thereof or the District of Columbia shall:
               (i) (A) on or before the date of any payment by any Borrower under this Agreement or any of the other Financing Agreements to, or for the account of, Agent or such Lender, deliver to Administrative Borrower and Agent (1) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any of the other Financing Agreements without deduction or withholding of any United States federal income taxes, and (2) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any of the other Financing Agreements;
                    (B) deliver to Administrative Borrower and Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to Administrative Borrower;
                    (C) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any Borrower or Agent; and

                    (D) deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower or Guarantor, to Administrative Borrower and Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any of the other Financing Agreements, provided that in determining the reasonableness of a request under this clause (D) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Borrower or Guarantor) which would be imposed on such Lender of complying with such request; or
               (ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,
                    (A) represent to Borrowers and Agent that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;
                    (B) deliver to Administrative Borrower on or before the date of any payment by any of Borrowers, with a copy to the Agent, (1) two certificates substantially in the form of Exhibit H (any such certificate a “U.S. Tax Compliance Certificate”) and (2) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any of the other Financing Agreements (and shall also deliver to Administrative Borrower and Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by any Borrower or Agent for filing and completing such forms or certificates); and
                    (C) deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to Administrative Borrower and Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any of the other Financing Agreements, provided that in determining the reasonableness of a request under this clause (C) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Borrower or Guarantor) which would be imposed on such Lender of complying with such request; or
               (iii) in the case of any such Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes,
                    (A) on or before the date of any payment by any of Borrowers under this Agreement or any of the other Financing Agreements to, or for the account of, such Lender, deliver to Administrative Borrower and Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (x) represent to the Borrowers and Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code and (y) also deliver to Administrative Borrower and Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any of the other Financing Agreements; and
                         (1) with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to Borrower and Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any of the other Financing Agreements without deduction or withholding of any United States federal income taxes and (y) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any of the other Financing Agreements; and
                         (2) with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (x) represent to Borrowers and Agent that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code and (y) also deliver to Administrative Borrower and Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W 8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any of the other Financing Agreements;
                    (B) deliver to Administrative Borrower and Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by any U.S. Borrower or Agent for filing and completing such forms, certificates or certifications; and
                    (C) deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to Borrowers and Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any of the other Financing Agreements, provided that in determining the reasonableness of a request under this clause (C) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Borrower or Guarantor) which would be imposed on such Lender (or beneficiary or member) of complying with such request;
unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (iii) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Lender so advises the Administrative Borrower and Agent.
          (c) Agent and each Lender, in each case that is organized under the laws of the United States of America or a state thereof or the District of Columbia, shall on or before the date of any payment by any Borrower under this Agreement or any of the other Financing Agreements to, or for the account of, Agent or such Lender, deliver to Administrative Borrower and Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that Agent or such Lender is a United States Person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) and that Agent or such Lender is entitled to a complete exemption from United States backup withholding tax. Agent represents to the Borrowers that it is a financial institution within the meaning of Section 1.1441-1(c)(5) of the U.S. Treasury Regulations. Each such Lender shall also deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to Administrative Borrower and Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any of the other Financing

Agreements, provided that in determining the reasonableness of a request under this sentence such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Borrower or Guarantor) which would be imposed on such Lender of complying with such request.
          (d) Upon the request, and at the expense of Borrowers, each Lender to which any Borrower or Guarantor is required to make a payment pursuant to Section 3.5 or 6.8 shall reasonably afford the Administrative Borrower the opportunity to contest, and reasonably cooperate with the Administrative Borrower in contesting, the imposition of any such Tax giving rise to such payment; provided, that, (i) such Lender shall not be required to afford the Administrative Borrower the opportunity to so contest unless Borrowers shall have confirmed in writing to such Lender their obligation to make such payment pursuant to this Agreement and (ii) Borrowers shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Administrative Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Administrative Borrower the opportunity to contest, or cooperate with the Administrative Borrower in contesting, the imposition of any such Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.
          (e) If any Lender changes its applicable lending office (other than (i) pursuant to Section 3.9(a) or (ii) after an Event of Default under Section 12.1(a) or (g) has occurred and is continuing) and the effect of such change, as of the date of such change, would result in any Borrower or Guarantor being obligated to make any payment under Section 3.5 or 6.8, none of Borrowers and Guarantor shall be obligated to make any such payment.
          (f) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any amount to or on behalf of any Lender by any Borrower or Guarantor pursuant to Section 3.5 or 6.8, such Lender shall promptly notify the Administrative Borrower and Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender pursuant to Section 3.9(a)); provided, that, such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrowers and Guarantor agree to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).
          (g) If Agent or any Lender receives a refund directly attributable to Taxes for which any Borrower or Guarantor has made a payment under Section 3.5 or 6.8, Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant Governmental Authority, but net of any reasonable out-of-pocket cost incurred in connection therewith) to the Administrative Borrower; provided, however, that Borrowers agree to promptly return such refund (together with any interest with respect thereto due to the relevant Governmental Authority) to Agent or such Lender, as applicable, upon receipt of a notice that such refund is required to be repaid to the relevant Governmental Authority.
          (h) For purpose of this Section 6.8, any reference of Lender in this Section 6.8 shall include the Issuing Bank. The agreements in this Section 6.8 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     6.9 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the Transactions and in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower for general operating, working capital and other corporate purposes of Parent and its Subsidiaries not otherwise prohibited by the terms hereof.
6.10 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.
          (a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders shall disburse the Loans to such bank account of Administrative Borrower or a Borrower designated in writing by Administrative Borrower to Agent on or prior to the date hereof (or such other bank account as Administrative Borrower may specify to Agent in writing; provided, that, such other bank account shall be located in the United States at a depository institution that accepts transfers of funds without the imposition of fees or charges on the transferor) or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time following written notice to and consultation with Administrative Borrower, require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
          (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.10. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower, except as agreed among Borrowers.
          (c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.
          (d) To the maximum extent permitted by applicable law, any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.
          (e) No termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent.
     6.11 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by the applicable Lenders and Administrative Borrower: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.
     6.12 Sharing of Payments, Etc.

          (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 14.3(b) hereof), at any time an Event of Default under Section 12.1(a) exists or has occurred and is continuing, to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     6.13 Settlement Procedures.
          (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including the Swing Line Lender, the full amount of the Revolving Loans or Swing Line Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

          (b) With respect to all Loans made by Agent on behalf of Lenders, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. With respect to Swing Line Loans made by Swing Line Lender (or Agent on behalf of Swing Line Lender), Swing Line Lender (or Agent on behalf of Swing Line Lender) may settle on the Swing Line Loans from time to time as it determines, but not less frequently than once each week. Agent (or Swing Line Lender as to Swing Line Loans) shall deliver to each of the Lenders after the end of each week, or at such period or periods as Agent (or Swing Line Lender as to Swing Line Loans) shall determine, a summary statement of the amount of outstanding Loans (whether Revolving Loans, Swing Line Loans or both, as applicable) for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent (or Swing Line Lender in the case of Swing Line Loans) and received by a Lender prior to 12:00 p.m., then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 p.m., then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s pro rata share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. Each Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Swing Line Lender (or upon its request to Agent) by wire transfer in immediately available funds the amount of such Lender’s Pro Rata Share of the outstanding Swing Line Loans as set forth in the summary statement provided to such Lender as provided above. Amounts transferred to Swing Line Lender (or Agent as the case may be) in respect to a settlement of Swing Line Loans shall be applied to the payment of the Swing Line loans and shall constitute Loans of such Lenders. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent and may occur at any time a Default or Event of Default exists or has occurred and whether or not the conditions set forth in Section 4.2 are satisfied (except if there is an Event of Default under Section 12.1(g), in which case the funds shall be in respect of each Lender’s participation). Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.
          (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to a Borrower. In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, so that all such Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.
          (d) Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.
          (e) As to any Loan funded by Agent on behalf of a Lender (including Swing Line Lender) whether pursuant to Sections 6.13(a), 6.13(b) or 6.13(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day in the case of Loans funded pursuant to Section 6.13(c) above or otherwise on the applicable settlement date. If Agent makes amounts available to a Borrower and such corresponding amounts are not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.
          (f) Upon any failure by a Lender to pay Agent (or Swing Line Lender) pursuant to the settlement described in Section 6.13(b) above or to pay Agent pursuant to Section 6.13(c), 6.13(d) or Section 6.13(e), Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. The term “Defaulting Lender” shall mean (i) any Lender that has failed to fund any portion of the Revolving Loans, participations in Letter of Credit Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (ii) any Lender that has notified Agent, any Lender, Issuing Bank, or any Borrower or Guarantor in writing that it will not or does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it will not or does not intend to comply with its funding obligations under this Agreement or under other agreements in which it has agreed to make loans or provide other financial accommodations, (iii) any Lender that has failed, within five (5) Business Days after request by Agent or the Administrative Borrower to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation by Agent and the Administrative Borrower, or (iv) any Lender that becomes or is insolvent or has a parent company that has become or is insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and has not obtained all required orders, approvals or consents of any court or other Governmental Authority to continue to fulfill its obligations hereunder, in form and substance satisfactory to Agent and the Administrative Borrower.
          (g) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees and whether in respect of Revolving Loans, participation interests or otherwise). For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements, including for purposes of the Required Lenders and the Supermajority Lenders, and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Loan Commitment shall be deemed to be zero (0). So long as there is a Defaulting Lender, the maximum amount of the Loans and Letters of Credit shall not exceed the aggregate amount of the Commitments of the Lenders that are not Defaulting Lenders plus the Pro Rata Share of the Defaulting Lender (determined immediately prior to its being a Defaulting Lender) of the Loans and Letters of Credit outstanding as of the date that the Defaulting Lender has become a Defaulting Lender. At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders in accordance with the terms of this Agreement shall be distributed to Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Revolving Loan Commitment to zero (0) as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Share of a Defaulting Lender (which for such purpose shall be such Pro Rata Share as in effect immediately prior to its being a Defaulting Lender). To the extent that Agent elects to receive and retain such amounts, Agent may hold such amounts (which shall not accrue interest) and, in its reasonable discretion, relend such amounts to a Borrower. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders other than a Defaulting Lender based on their respective Pro Rata Shares as calculated after giving effect to the reduction of such Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as the principal amount of the Loans on a pro rata basis for purposes of Section 6.7 hereof. Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders (other than a Defaulting Lender) and any allocation of requested Revolving Loans between them. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender and such Lender is otherwise in compliance with the terms of this Agreement (including making any payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Revolving Loans, which payments as to the principal amount of Revolving Loans shall be made based on the outstanding balance thereof on the date of the cure by Defaulting Lender or at such other time thereafter as Agent may specify) or has otherwise provided evidence in form and substance satisfactory to Agent and Administrative Borrower that such Defaulting Lender will be able to fund its Pro Rata Share (as in effect immediately prior to its being a Defaulting Lender) in accordance with the terms hereof. Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments and such Lender otherwise being in compliance with the terms hereof, such Lender shall cease to be a Defaulting Lender and shall only be entitled to payment of interest accrued during the period that such Lender was a

Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans funded by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, on and after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender. Borrowers shall not be required to make any payments of principal, interest or fees in respect of Loans by a Defaulting Lender, but all payments required hereunder shall be made in respect of the Loans and other Obligations owing to the other Lenders, so that the payments in respect of principal and fees received by or on behalf of Agent or any Lender shall be made and allocated among the Lenders other than a Defaulting Lender in respect of amounts owing to such Lenders, and Borrowers may, except after a Dominion Event, retain the amount of interest that would otherwise be payable in respect of Loans by a Defaulting Lender. At any time that one or more of the Lenders is a Defaulting Lender, payments received for application to the Obligations shall be distributed among Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lenders’ Commitments as provided above.
          (h) Notwithstanding anything to the contrary contained in this Agreement, in the event there is a Defaulting Lender, upon any issuance or amendment of any Letter of Credit by the Issuing Bank, each Non-Defaulting Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Non-Defaulting Lender’s Pro Rata Share of the liability with respect to such Letters of Credit and the obligations of the Borrowers with respect thereto (it being understood that the Defaulting Lender’s Pro Rata Share is zero), but solely to the extent that the sum of any Non-Defaulting Lender’s Pro Rata Share of the outstanding Loans and its participations in Letters of Credit does not exceed the Commitment of such Non-Defaulting Lender. So long as there is a Defaulting Lender, the Issuing Bank shall not be required to issue, renew, extend or amend any Letter of Credit where the sum of the Non-Defaulting Lenders Pro Rata Share of the outstanding Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit (or renewal, extension or amendment) would exceed the aggregate Commitments of such Non-Defaulting Lenders, unless Agent has cash collateral from Borrowers in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations outstanding after giving effect to any such requested Letter of Credit (or renewal, extension or amendment) to be held by Agent on its behalf on terms and conditions reasonably satisfactory to Agent and Issuing Bank or there are other arrangements reasonably satisfactory to Issuing Bank with respect to the participation in Letters of Credit by such Defaulting Lender. Such cash collateral shall be applied first to the Letter of Credit Obligations before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.7 hereof.
          (i) Notwithstanding anything to the contrary contained in this Agreement, in the event there is a Defaulting Lender, upon any extension of Swing Line Loans by the Swing Line Lender, each Non-Defaulting Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Non-Defaulting Lender’s Pro Rata Share of the liability with respect to such Swing Line Loan (it being understood that the Defaulting Lender’s Pro Rata Share is zero), but solely to the extent that the sum of any Non-Defaulting Lender’s Pro Rata Share of the outstanding Loans and its participations in Letters of Credit does not exceed the Commitment of such Non-Defaulting Lender. So long as there is a Defaulting Lender, Swing Line Lender shall not be required to make any Swing Line Loans in which the Defaulting Lender would have had a participation (but for being a Defaulting Lender), where the sum of the Non-Defaulting Lenders Pro Rata Share of the outstanding Loans and their participations in Letters of Credit after giving effect to any such Swing Line Loans would exceed the aggregate Commitments of such Non-Defaulting Lenders, unless Agent has cash collateral from Borrowers in an amount equal to the Pro Rata

Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of any such Swing Line Loans to be held by Agent on its behalf on terms and conditions reasonably satisfactory to Agent and Swing Line Lender or there are other arrangements reasonably satisfactory to Swing Line Lender with respect to the participation in Swing Line Loans by such Defaulting Lender. Such cash collateral shall be applied first to the Obligations relating to the Swing Line Loans before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.7 hereof.
          (j) If any Swing Line Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender then:
               (i) all or any part of the interests of Lenders in such Swing Line Loans and Letters of Credit, and Obligations arising pursuant thereto, shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (as adjusted as provided herein, it being understood that the Defaulting Lender’s Pro Rata Share is zero) but only to the extent the sum of all non-Defaulting Lenders’ Pro Rata Shares in respect of outstanding Loans and Letters of Credit (calculated before giving effect to such adjustment) plus such Defaulting Lender’s Pro Rata Share (calculated as in effect immediately prior to it becoming a Defaulting Lender) of such Loans and Letters of Credit does not exceed the total of all Non-Defaulting Lenders’ Commitments; and
               (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by Agent (A) first, prepay such Defaulting Lender’s Pro Rata Share (calculated as in effect immediately prior to it becoming a Defaulting Lender) of any Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (i) above) and (B) second, provide to Agent cash collateral to be held by Agent on behalf of Issuing Bank on terms and conditions reasonably satisfactory to Agent in an amount equal to the Defaulting Lender’s Pro Rata Share (calculated as in effect immediately prior to it becoming a Defaulting Lender), in each case under clauses (A) and (B) after giving effect to any partial reallocation pursuant to paragraph (i) above).
          (k) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, Administrative Borrower and Agent shall each have the right, on prior written notice to the other, to cause the Defaulting Lender to, and upon the exercise by Administrative Borrower or Agent of such right, such Defaulting Lender shall have the obligation to, sell, assign and transfer to such Eligible Transferee as Administrative Borrower may specify, or as Agent may specify with the consent of the Administrative Borrower, the Commitment of such Defaulting Lender and all rights and interests of such Defaulting Lender pursuant thereto (without payment of the assignment fee and with any other costs and expenses to be paid by Borrowers in such instance); provided that neither Agent nor any Lender shall have any obligation to Borrowers to find a replacement Lender. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Defaulting Lender). Such purchase and sale shall be effective on the date of the payment of the amounts required under such Assignment and Acceptance to the Defaulting Lender and the Commitment of the Defaulting Lender shall terminate on such date. Nothing in this Section 6.13 shall impair any rights that any Borrower, Agent, any Lender or Issuing Bank may have against any Lender that is a Defaulting Lender.
          (l) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights or remedies that any Borrower may have against a Lender as a result of any default by such Lender hereunder in fulfilling its Commitment.

     6.14 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 14.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     6.15 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. To the extent that the obligations liabilities and indebtedness owing to any Bank Product Provider constitute Obligations in accordance with the definition thereof, such Bank Product Provider shall be deemed a third party beneficiary hereto for purposes of any reference in any of the Financing Agreements to the parties for whom Agent is acting; provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein and shall be subject in all respects to Section 13.3 hereof. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent and Administrative Borrower in writing of any such liability owed to it as of the date of any such distribution.
SECTION 7. COLLATERAL REPORTING AND COVENANTS
     7.1 Collateral Reporting.
          (a) Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Co-Collateral Agents:
               (i) as soon as possible after the end of each fiscal month (but in any event within twenty (20) days after the end of any fiscal month that is not also the end of a fiscal quarter and thirty (30) days after the end of any fiscal month that is also the end of a fiscal quarter), (A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by a Responsible Officer of Parent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, (B) inventory reports by division, location and the categories of raw materials, finished goods and work-in-process (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties or consignees and including reports of standard costs, lower of cost or market and purchase price variance), (C) reconciliation of inventory as set forth in the perpetual inventory reports and general ledger of Borrowers and to the most recent monthly financial statement delivered pursuant to Section 9.1(c) hereof, (D) agings of accounts receivable (together with a reconciliation to the previous period’s aging and the general ledger and to the most recent monthly financial statement delivered pursuant to Section 9.1(c) hereof), (E) agings of outstanding accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors, and other third parties from time to time in possession of any Collateral);

               (ii) In the event that Administrative Borrower so elects or Agent requires at any time an Event of Default exists or has occurred and is continuing or Excess Availability is less than the greater of $25,000,000 or twenty (20%) percent of the lesser of the Maximum Credit or the Borrowing Base, on a weekly basis (but in no event earlier than the fifth (5th) Business Day following the end of the immediately preceding fiscal month), the most recent Borrowing Base Certificate delivered pursuant to Section 7.1(a)(i), setting forth the calculation of the Borrowing Base, updated to include the following information and executed by a Responsible Officer of Parent: (A) inventory reports by division, location and the categories of raw materials, finished goods and work-in-process, (B) agings of accounts receivable and (C) agings of outstanding accounts payable; provided, that, in the event that Administrative Borrower elects to provide the foregoing more frequently than once each month, it shall do so for not less than twelve (12) consecutive weeks or such shorter period as Agent may reasonably agree;
               (iii) In the event that Administrative Borrower so elects or Agent requires at any time an Event of Default exists or has occurred and is continuing or Excess Availability is less than the greater of $25,000,000 or twenty (20%) percent of the least of the Maximum Credit, the Revolving Loan Limit, or the Borrowing Base, on a daily basis (A) a daily total for sales for the prior Business Day, and (B) a daily total for collections for the prior Business Day; provided, that, in the event that Administrative Borrower elects to provide the foregoing more frequently than once each month, it shall do so for not less than twelve (12) consecutive weeks or such shorter period as Agent may reasonably agree;
               (iv) as soon as possible after the end of each fiscal month (but in any event within twenty (20) days after the end of any fiscal month that is not also the end of a fiscal quarter and thirty (30) days after the end of any fiscal month that is also the end of a fiscal quarter), a certificate by a Responsible Officer of Parent consisting of: (A) a statement confirming the payment of rent and other amounts due to owners and lessors of real property owned or leased by Borrowers where Inventory was regularly located in the immediately preceding month, subject to year-end or monthly percentage rent payment adjustments and the payment of charges of outside processors, except as described in such certificate, (B) the addresses of all new locations of Inventory owned or leased by Borrowers and Guarantors and of outside processors, acquired, opened or engaged since the date of the most recent certificate delivered to Agent under this clause (ii) (or in the case of the first such certificate, the date hereof), and (C) a report of any new deposit account established by any Borrower or Guarantor with any bank or other financial institution since the date of the most recent certificate delivered to Agent under this clause (ii) (or in the case of the first such certificate, the date hereof), except with respect to any deposit account where the balance is expected to be less than $100,000 in such deposit account, but only to the extent that the aggregate amount of funds in all deposit accounts not previously notified to Agent is less than $500,000, including in each case, the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report;
               (v) upon Co-Collateral Agents’ reasonable request, (A) reports of tons of steel on hand to the extent such reports are maintained by Borrowers in tons prior to the date hereof, (B) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (C) copies of shipping and delivery documents, (D) summary reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, (E) true, correct and complete copies of all principal agreements, documents or instruments evidencing Indebtedness for borrowed money or Capital Leases in excess of $1,000,000 that Agent has not otherwise received (provided, that, the Borrowers shall provide copies of such principal agreements, documents or instruments to the extent such principal agreements, documents or instruments evidence Indebtedness for borrowed money secured by a Permitted Lien on acquired assets or property described in clause (t) of Section 1.143 promptly after the acquisition of such assets or property) and (F) a certificate by a Responsible Officer of Parent stating that all sales, use and excise taxes (that are known by a Responsible Officer to be due and payable) have been paid when due as of the date of the certificate, except as specifically described in such certificate; and
               (vi) such other reports as to the Collateral as Co-Collateral Agents shall reasonably request from time to time.
          (b) Within ninety (90) days after the end of each fiscal year, the Borrowers shall provide to Agent a certificate of a Responsible Officer of Parent listing all United States applications or registrations of any material copyright, patent or trademark owned by a Borrower or Guarantor (except for trademark or service mark applications that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted) since the date of the prior certificate (or, in the case of the first such certificate, the date hereof).
          (c) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent or Co-Collateral Agents contained herein and in the event the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate is inaccurate or in any manner conflicts with the terms hereof, Agent, Co-Collateral Agents and Lenders shall not be bound by the terms thereof to the extent of such inaccuracy, conflict or inconsistency. Without limiting the foregoing, Borrowers shall furnish to Co-Collateral Agents any information which Co-Collateral Agents may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. Subject to the limitations set forth herein, the Borrowing Base may be adjusted based on the information received by Agent or Co-Collateral Agents pursuant to this Agreement.
     7.2 Accounts Covenants.
          (a) Administrative Borrower shall notify Agent promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor of a Borrower, or any disputes with any account debtor of a Borrower or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $3,000,000 in any one case or $5,000,000 in the aggregate and (ii) any change in the financial condition of any account debtor of a Borrower that Administrative Borrower reasonably believes could reasonably be expected to adversely affect in any material respect the payment of any Account owing by such account debtor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor of a Borrower except in the ordinary course of a Borrower’s business.
          (b) With respect to each Account of a Borrower: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except in accordance with Section 6.6, and (iii) no credit, discount, allowance, extensions or agreements for any of the foregoing shall be granted to any account debtor except as are provided for in the reports furnished to Agent in accordance with Section 7.1 of this Agreement and except for credits, discounts, allowances, extensions or agreements made or given in the ordinary course of each Borrower’s business.
          (c) Agent shall have the right at any time or times at reasonable intervals and based on such samples of obligors in respect of Receivables as Agent may from time to time select, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter affecting the payment of any Receivables or other related Collateral, by mail, telephone (during which a representative of Administrative Borrower may be present), facsimile transmission or otherwise. Prior to sending any forms to the account debtors, Agent will consult with Administrative Borrower with respect to, and provide to Administrative Borrower copies of, such forms of letter and other correspondence pursuant to which Agent conducts its account verifications in respect of the Accounts of Borrowers.
     7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records that are correct and accurate in all material respects and itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year, but at any time or times (but not more frequently than once in any fiscal quarter) as Agent may reasonably request at any time a Default or an Event of Default exists or has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent at least once each fiscal quarter if any such counts are performed within such quarter, or otherwise once each fiscal year, with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to a Borrower which is in transit to the locations set forth or permitted herein; (d) Borrowers shall deliver or cause to be delivered to Agent, at Borrowers’ expense, written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent (and by an appraiser selected from a list of Agent-approved appraisers to be supplied by Agent to the Administrative Borrower containing not fewer than two appraisers, as such list may be augmented to include additional appraisers at the reasonable request of the Administrative Borrower or otherwise amended by Agent, from time to time), addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely, upon Agent’s request up to two (2) times in any twelve (12) consecutive month period, or at any time or times as Excess Availability shall be less than the greater of $25,000,000 or twenty (20%) percent of the least of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit, up to three (3) times in any twelve (12) consecutive month period, or at any other time or times as Agent may request at any time an Event of Default shall exist or have occurred and be continuing or at any other time at Agent’s expense; (e) as between Agent and Lenders, on the one hand, and Borrowers, on the other hand, each Borrower assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Inventory (but nothing contained herein shall be construed as the basis for any liability of any Borrower as to any third party); (f) as of the date hereof, Borrowers do not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower to repurchase such Inventory but shall give Agent prior written notice if such practice changes together with such information with respect to the new policy as may reasonably be requested by Agent; (g) Borrowers shall use commercially reasonable practices to keep the Inventory generally in good and marketable condition in the ordinary course of business; and (h) Borrowers shall not acquire or accept any Inventory on consignment or approval unless such Inventory has been identified in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof when required to be included in such report or Agent has otherwise received prior written notice thereof in form and substance reasonably satisfactory to Agent.
     7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) Borrowers shall deliver or cause to be delivered to Co-Collateral Agents any written appraisals as to the Equipment and Mortgaged Fee Properties conducted by or on behalf of Borrowers or Term Loan Agent (and provided to Term Loan Agent or any Term Loan Lender); (b) Borrowers shall keep all Equipment useful and necessary in the business of Borrowers, taken as a whole, in good working order and condition (ordinary wear and tear excepted); and (c) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment or Real Property (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party).
     7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, subject to the terms of the Intercreditor Agreement and the obligation of Agent to comply with applicable laws, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on any Collateral (to the extent such payment is due), (ii) enforce payment of any of the Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (iv) subject to pre-existing rights and licenses with respect to the Term Loan Priority Collateral, sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any of the Collateral, (vi) discharge and release any Collateral, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (viii) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Bureau of Customs and Border Protection or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (ix) sign, subject to the Intercreditor Agreement, such Borrower’s or Guarantor’s name on notices to account debtors or any secondary obligors or other obligors in respect of Collateral, and (x) do all acts and things which are necessary, in Agent’s reasonable determination, to protect, preserve or realize upon the Collateral or otherwise to exercise any of the rights and remedies of Agent hereunder and under the other Financing Agreements and (b) at any time a Dominion Event exists to (i) take control in any manner of any item of payment received in or for deposit in the Concentration Accounts or other Cash Management Accounts in accordance with this Agreement and any of the other Financing Agreements and (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Collateral are sent or received if a Dominion Event exists, and (c) at any time to (i) take control of, subject to the Intercreditor Agreement, any item of payment constituting Collateral that is comes into the possession of Agent or any Lender (and remit such item to a Cash Management Account or Concentration Account), (ii) endorse, subject to the Intercreditor Agreement, such Borrower’s or Guarantor’s name upon any items of payment in respect of Collateral received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iii) endorse, subject to the Intercreditor Agreement, such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (iv) sign such Borrower’s or Guarantor’s name on any verification of amounts owing constituting Collateral. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own, or their respective officers’, employees’ or designees’, gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
     7.6 Right to Cure. Subject to the Intercreditor Agreement, Co-Collateral Agents may, at their option, upon prior notice to Administrative Borrower, at any time an Event of Default exists or has occurred and is continuing (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Co-Collateral Agents’ judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor or may demand immediate payment thereof. Co-Collateral Agents and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.
     7.7 Access to Premises. From time to time as reasonably requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have reasonable access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable prior notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing, subject to the Intercreditor Agreement, for the collection of Receivables and realization of other Collateral. Agent may conduct, at the expense of Borrowers, up to three (3) field examinations (or such lesser number as Agent may determine) with respect to the Collateral in any twelve (12) consecutive month period or at any time or times as Excess Availability shall be less than the greater of $25,000,000 or twenty (20%) percent of the least of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit, up to four (4) times in any twelve (12) consecutive month period, or at any other time or times as Agent may request at any time an Event of Default shall exist or have occurred and be continuing or at any other time at Agent’s expense.
     7.8 Bills of Lading and Other Documents of Title.
          (a) On and after the date of this Agreement, Borrowers shall cause all bills of lading or other documents of title relating to goods purchased by a Borrower included or requested by Borrowers to be included as Eligible Inventory in the calculation of the Borrowing Base and set forth in the applicable Borrowing Base Certificate which are outside the United States of America and in transit to the premises of such Borrower or the premises of a Freight Forwarder in the United States of America (i) to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code and (ii) other than those relating to goods being purchased pursuant to a Letter of Credit, to be issued either to the order of Agent or such other person as Agent may from time to time designate for such purpose as consignee or such Borrower as consignee, as Agent may specify.
          (b) There shall be no more than three (3) originals of any such bills of lading and other documents of title relating to goods being purchased by a Borrower which are outside the United States of America and in transit to the premises of such Borrower or the premises of a Freight Forwarder in the United States of America. As to any such bills of lading or other documents of title, unless and until Agent shall direct otherwise, (i) two (2) originals of each of such bill of lading or other document of title shall be delivered to such Freight Forwarder as such Borrower may specify and that is party to a Collateral Access Agreement and (ii) one (1) original of each such bill of lading or other document of title shall be delivered to Agent. To the extent that the terms of this Section have not been satisfied as to any Inventory, such Inventory shall not constitute Eligible Inventory, except as Agent may otherwise agree.
SECTION 8. REPRESENTATIONS AND WARRANTIES
     All representations and warranties made in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or Letter of Credit issued hereunder, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date). Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following:
     8.1 Financial Condition.
          (a) The audited consolidated balance sheets of Parent and its consolidated Subsidiaries as of November 2, 2008 and October 28, 2007 and the consolidated statements of income, shareholders’ equity and cash flows for the three fiscal years ended November 2, 2008 reported on by and accompanied by unqualified reports from Ernst & Young, LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of Parent and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes). During the period from November 2, 2008 to and including the Closing Date, there has been no sale, transfer or other disposition by Parent and its consolidated Subsidiaries of any material part of the business or property of Parent and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Parent and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to Agent and Lenders on or prior to the Closing Date.
          (b) The pro forma balance sheet and statements of operations of Parent and its consolidated Subsidiaries, copies of which have heretofore been furnished to Agent and each Lender, are the balance sheet and statements of operations of Parent and its consolidated Subsidiaries as of August 2, 2009 adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on November 3, 2008, for purposes of the statement of operations), to the consummation of the Transactions, and the Loans and Letters of Credit hereunder on the Closing Date.
     8.2 No Change; Solvent. There has not been any event, change, circumstance or development (including any damage, destruction or loss whether or not covered by insurance) which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent and its consolidated Subsidiaries. Since the Closing Date, except as and to the extent disclosed on Schedule 8.2, there has been no development or event relating to or affecting any Borrower or Guarantor which has had or could reasonably be expected to have a Material Adverse Effect (after giving effect to: (a) the consummation of the Transactions, (b) the making of the Loans and Letters of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (c) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby). Since November 2, 2008, except otherwise permitted under this Agreement and each of the other Financing Agreements, no dividends or other distributions have been declared, paid or made upon the Equity Interests of Parent, nor have any of the Equity Interests of Parent been redeemed, retired, purchased or otherwise acquired for value by Parent or any of its Subsidiaries. As of the date hereof, after the creation of the Obligations, the security interests of Agent and after giving effect to the consummation of the transactions described in preceding clauses (a) through (c) of the second preceding sentence, each Borrower is Solvent.
     8.3 Corporate Existence; Compliance with Law. Each Borrower and Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right could not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.4 Corporate Power; Authorization; Enforceable Obligations. Each Borrower and Guarantor has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Financing Agreements to which it is a party and, in the case of each Borrower or Guarantor, to obtain Loans and Letters of Credit hereunder, and each such Borrower or Guarantor has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Financing Agreements to which it is a party and, in the case of each Borrower, to authorize the Loans or Letters of Credit to it, if any, on the terms and conditions of this Agreement and any requests for Letters of Credit. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Borrower or Guarantor in connection with the execution, delivery, performance, validity or enforceability of the Financing Agreements to which it is a party or, in the case of each Borrower, with Loans and Letters of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 8.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the security interests created hereunder and by the other Financing Agreements (to the extent provided herein and therein), and (c) consents, authorizations, notices and filings which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower and Guarantor, and each of the other Financing Agreements to which any Borrower or Guarantor is a party will be duly executed and delivered on behalf of such Borrower or Guarantor. This Agreement constitutes a legal, valid and binding obligation of each Borrower and Guarantor and each of the other Financing Agreements to which any Borrower or Guarantor is a party when executed and delivered will constitute a legal, valid and binding obligation of such Borrower or Guarantor, enforceable against such Borrower or Guarantor in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     8.5 No Legal Bar. The execution, delivery and performance of the Financing Agreements by any Borrower or Guarantor, the Loans and Letters of Credit hereunder and the use of the proceeds thereof (a) will not (i) to the knowledge of any Responsible Officer of any Borrower or Guarantor, violate any of the Anti-Terrorism Laws or (ii) violate any Requirement of Law (other than the Anti-Terrorism Laws) or Contractual Obligation of such Borrower or Guarantor in any respect that has or could reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.
     8.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best of the knowledge of any Borrower or Guarantor, threatened by or against Parent or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 8.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Financing Agreements or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.
     8.7 No Default. No Default or Event of Default has occurred and is continuing.
     8.8 Ownership of Property; Liens. Each of Parent and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Mortgaged Fee Properties, and good title to, or a valid leasehold interest in, all its other material property and none of such property is subject to any Lien or other encumbrance, except for Permitted Liens. Except for the Excluded Real Properties, the Mortgaged Fee Properties as listed on Part I of Schedule 1.120 together constitute all the material real properties owned in fee by Borrowers and Guarantors as of the Closing Date.
     8.9 Intellectual Property. Parent and each of its Subsidiaries owns, or has the legal right to use, all Intellectual Property and Foreign Intellectual Property necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 8.9, no claim has been asserted and is pending by any Person against Parent or any of its Subsidiaries challenging or questioning the use of any such Intellectual Property or Foreign Intellectual Property or the validity or effectiveness of any such Intellectual Property or Foreign Intellectual Property, nor does any Borrower or Guarantor Party know of any such claim, and, to the best of the knowledge of any Borrower or Guarantor, the use of such Intellectual Property or Foreign Intellectual Property by Parent and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, could not be reasonably expected to have a Material Adverse Effect. To the best of any Borrower’s or Guarantor’s actual knowledge, no trademark, servicemark, copyright or other Intellectual Property or Foreign Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to or incorporated or used in any Eligible Inventory, except (a) to the extent permitted by such person or (b) that would not materially impair the Agent’s or Lenders’ rights or remedies with respect to such Eligible Inventory under applicable law.
     8.10 No Burdensome Restrictions. Neither Parent nor any of its Subsidiaries is in violation of (a) to the knowledge of any Responsible Officer of any Borrower or Guarantor, any Anti-Terrorism Law or (b) any Requirement of Law (other than an Anti-Terrorism Law) or Contractual Obligation of or applicable to Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     8.11 Taxes. Except for any taxes with respect to which the failure to pay individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and except for taxes the validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Parent or its Subsidiaries, as the case may be, each of Parent and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority; and no tax lien or other encumbrance has been filed, and no claim is being asserted, with respect to any such tax, excluding, however, any Lien on the Mortgaged Fee Properties existing on the Closing Date.
     8.12 Federal Regulations. No part of the proceeds of any Loans or Letters of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or Agent, Administrative Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.
     8.13 Employee Benefits.
          (a) Each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or State law where the failure to comply has or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification, which has or could reasonably be expected to have a Material Adverse Effect. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has or could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan where it has or could reasonably be expected to have a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan or, to the extent that the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA exceeds the aggregate current value of the assets of such Pension Plan, such underfunding could not reasonably be expected to have a Material Adverse Effect and Borrowers and Guarantors have complied and shall continue to comply with the requirements of ERISA with respect to the funding of their Pension Plans; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has or could reasonably be expected to have a Material Adverse Effect; (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has or could reasonably be expected to have a Material Adverse Effect; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA that has or could reasonably be expected to have a Material Adverse Effect.
     8.14 Collateral.

          (a) Upon execution and delivery hereof and thereof by the parties hereto and thereto, this Agreement and the other Financing Agreements that include the grant of a security interest in or Lien or mortgage on any property or assets (other than the Excluded Property and the Excluded Real Properties) of any Borrower or Guarantor to secure the Obligations, will be effective to create (to the extent described herein and therein) in favor of Agent for the benefit of the Secured Parties, a valid security interest (to the extent provided herein and therein) in the Collateral described herein and therein, except (i) as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing, and (iv) with respect to the enforceability of such Liens, Collateral for which the perfection of Liens thereon require filings in or other actions under the laws of a jurisdiction outside of the United States of America, any state, territory or political division thereof or the District of Columbia or the recording of an assignment or other transfer of title to the Agent, or the recording of other applicable documents in the United States Patent and Trademark Office of the United States Copyright Office.
          (b) Such security interests, other than those with respect to the Specified Assets, are, or in the case of Collateral in which any Borrower or Guarantor obtains rights after the date hereof will be, with respect to Working Capital Priority Collateral (as defined in the Intercreditor Agreement), perfected, first priority security interests, subject as to priority only to the Permitted Liens that have priority by operation of law or by agreement and with respect to Term Loan Priority Collateral, perfected second priority security interests, subject as to priority only to the Permitted Liens that have priority by operation of law or by agreement and upon (i) in the case of all Collateral in which a security interests may be perfected by filing a financing statements under the UCC, the filing of the UCC financing statement naming such Borrower or Guarantor as “debtor” and Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Borrower’s or Guarantor’s name on Schedule 8.14 hereof (as such schedule may be amended or supplemented from time to time), (ii) with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, the execution of Control Agreements, (iii) in the case of U.S. copyrights, trademarks and patents to the extent that UCC financing statements may be insufficient to establish the rights of a secured party as to certain parties, the recording of the appropriate filings based on the form of Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, as applicable, executed pursuant hereto in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (iv) in the case of letter-of-credit rights that are not supporting obligations (as defined in the UCC), the execution by the issuer or any nominated person of an agreement granting control to Agent over such letter-of-credit rights, (v) in the case of electronic chattel paper, the completion of steps necessary to grant control to Agent over such electronic chattel paper, (vi) in the case of Commercial Tort Claims arising after the date hereof, sufficient identification of such Commercial Tort Claims and compliance by the Borrower with the second sentence of Section 5.7(g), in each case with respect to clauses (ii) through (vi) above, such perfection only to the extent required pursuant to Section 5.2.
     8.15 Investment Company Act; Other Regulations. None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.
     8.16 Subsidiaries. Schedule 8.16 sets forth all the Subsidiaries of Parent at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of Parent therein.

     8.17 Purpose of Loans. The proceeds of Revolving Loans, Swing Line Loans and Letters of Credit shall be used by to finance the working capital and business requirements of, and for general corporate purposes of, Borrowers and Guarantors.
     8.18 Environmental Compliance.
          (a) Except as set forth on Schedule 8.18 hereto, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit where such violation has or could reasonably be expected to have a Material Adverse Effect, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies with all Environmental Laws and all Permits where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth on Schedule 8.18 hereto, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which in each instance, has or could reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth on Schedule 8.18 hereto, Borrowers, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which in any case or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.
          (d) Except as set forth on Schedule 8.18 hereto, Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all Permits are valid and in full force and effect where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.
     8.19 Name; State of Organization; Chief Executive Office; Collateral Locations.
          (a) As of the Closing Date, the exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in Schedule 8.19 hereto. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, except as set forth in Schedule 8.19.
          (b) As of the Closing Date, each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in Schedule 8.19 and Schedule 8.19 accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

          (c) Schedule 8.19 identifies (i) the chief executive office and mailing address of each Borrower and Guarantor, (ii) a location within the United States or Canada at which a copy of Records concerning Accounts and Inventory of each Borrower and Guarantor are maintained and (iii) any and all locations which are not owned by a Borrower or Guarantor as of the date hereof where Inventory is located (other than such locations where inventory is located having a value not in excess of $150,000 at any one location, and not exceeding $1,000,000 in the aggregate), and sets forth the owners and/or operators thereof, in each case subject to the rights of any Borrower or Guarantor to move its chief executive office, change its mailing address, change the location at which Records are maintained or establish new locations in accordance with Sections 9.4 and 9.8 below.
     8.20 Labor Disputes.
          (a) Set forth on Schedule 8.20 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.
          (b) Except as could not be reasonably expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing against it, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.
     8.21 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor (other then the TL Deposit Account (as defined in the Intercreditor Agreement)) maintained at any bank or other financial institution are set forth on Schedule 8.21 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.
     8.22 Insurance. Schedule 8.22 sets forth a complete and correct listing of all insurance that is (a) maintained by Borrowers and Guarantors and (b) material to the business and operations of Parent and its Subsidiaries taken as a whole and maintained by Subsidiaries other than Borrowers and Guarantors, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.
     8.23 Eligible Accounts. As of the date of any Borrowing Base Certificate, all Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” hereunder.
     8.24 Eligible Inventory. As of the date of any Borrowing Base Certificate, all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy all requirements of an “Eligible Inventory” hereunder.
     8.25 Interrelated Businesses Borrowers and Guarantors make up a related organization of various entities constituting an overall economic and business enterprise. One or more of the Borrowers and Guarantors may from time to time purchase or sell goods from, to or for the benefit of, or render services, make loans or advances, or provide other financial accommodations to or for the benefit of, one or more of the other Borrowers and Guarantors. Borrowers and Guarantors each expect to derive substantial benefit from the Loans and other financial accommodations hereunder.

     8.26 OFAC. No Borrower, Guarantor or Subsidiary of any Borrower or Guarantor: (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     8.27 True and Correct Disclosure. As of the Closing Date, all information furnished by or on behalf of any Borrower or Guarantor to Agent and Lenders for purposes of or in connection with this Agreement, the other Financing Agreements or any transaction contemplated hereby or thereby, but excluding projections, is, taken as a whole, true and correct in all material respects on the date as of which such information is dated or certified and does not omit to state any material fact necessary to make such information (taken as a whole) not materially misleading in their presentation of Parent and its Subsidiaries (taken as a whole) at such time in light of the circumstances under which such information was provided. The written information hereafter furnished by or on behalf of any Borrower or Guarantor to Agent or any Lender in any Borrowing Base Certificate will be true and accurate in all material respects. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of Parent and its Subsidiaries and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.
     8.27 Delivery of Investment Documents. Borrowers have delivered to Agent a complete copy of the Investment Documents (including all exhibits, schedules, disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in any material respect.
SECTION 9. AFFIRMATIVE COVENANTS
     9.1 Financial Statements.
          (a) Borrowers shall furnish or cause to be furnished to Agent for Agent to make available to each Lender (and Agent agrees to so make available such copies):
               (i) as soon as available, but in any event not later than the fifth (5th) Business Day after the ninetieth (90th) day following the end of each fiscal year of Parent ending on or after November 1, 2009, a copy of the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification, exception, explanation or comment, or qualification arising out of the scope of the audit, by Ernst &Young, LLP or other independent certified public accountants of nationally recognized standing acceptable to Agent in its reasonable judgment (it being agreed that the furnishing of Parent’s annual report on Form 10-K for such year, as filed with the United States Securities and Exchange Commission, will satisfy the obligation under this Section 9.1(a)(i) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);
               (ii) as soon as available, but in any event not later than the fifth (5th) Business Day after the forty-fifth (45th) day following the end of each of the first three (3) quarterly periods of each fiscal year of Parent, the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of Parent and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of Parent as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of Parent’s quarterly report on Form 10-Q for such quarter, as filed with the United States Securities and Exchange Commission, will satisfy the obligations under this Section 9.1(a)(ii) with respect to such quarter);
               (iii) as soon as available, but in any event not later than the fifth (5th) Business Day following the thirtieth (30th) day following the end of each fiscal month (other than any month that is the last month of a fiscal quarter), the unaudited consolidated monthly management reports of Parent and its consolidated Subsidiaries (and to the extent prepared by or on behalf of Parent or any of its Subsidiaries, unaudited consolidating monthly financial reports of Parent and its consolidated Subsidiaries) as at the end of such month in form and scope substantially consistent with prior monthly management reports of Parent received by Agent and Lenders prior to the date hereof (or otherwise reasonably satisfactory to Agent) including (A) an income report of Parent and its consolidated Subsidiaries for such month, setting forth in comparative form the figures for the immediately preceding fiscal month and as of the end of the corresponding month during the previous fiscal year (and to the extent otherwise prepared by or on behalf of Parent or any of its Subsidiaries, including a comparative form to the figures for and as of the end of the corresponding month in the business plan previously delivered applicable to such period under Section 9.2(a)(iii) hereof) and (B) a balance sheet of Parent and its consolidated Subsidiaries for such month setting forth in comparative form the figures for the immediately preceding fiscal month and as of the end of the immediately preceding fiscal year (and to the extent otherwise prepared by or on behalf of Parent or any of its Subsidiaries, including a comparative form to the figures for and as of the end of the corresponding month in the business plan previously delivered applicable to such period under Section 9.2(a)(iii) hereof); and
          (b) All such financial statements delivered pursuant to Sections 9.1(a)(i) or (a)(ii) to be (and, in the case of any financial statements delivered pursuant to subsection 9.1(a)(ii) shall be certified by a Responsible Officer of Parent as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 9.1(a)(ii) shall be certified by a Responsible Officer of Parent as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 9.1(a)(ii), for the absence of certain notes).
     9.2 Certificates; Other Information.
          (a) Borrowers shall furnish or cause to be furnished to Agent for delivery to each Lender (and Agent agrees to make and so deliver such copies):
               (i) concurrently with the delivery of the financial statements and reports referred to in Sections 9.1(a), a certificate signed by a Responsible Officer of Parent substantially in the form of

Exhibit I hereto, together with a schedule thereto setting forth the calculations required to determine compliance (whether or not such compliance is at the time required) with the covenant set forth in subsection 11.1 and a written summary of material changes in GAAP and in the consistent application thereof that materially affected the financial covenant calculations for the applicable period;
               (ii) concurrently with the delivery of the financial statements referred to in Section 9.1(a), the insurance binder or other evidence of insurance for any insurance coverage of Borrowers, Guarantors or any Subsidiary, if any, that was renewed, replaced or modified during the period covered by such financial statements;
               (iii) as soon as available, but in any event not later than the fifth (5th) Business Day after the ninetieth (90th) day after the beginning of each fiscal year of Parent, beginning with the fiscal year ending November 1, 2009, a copy of the annual business plan by Parent of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of Parent and its Subsidiaries in each case substantially in the same format and with the same scope of information as in the projections most recently provided to Agent prior to the date hereof) for such fiscal year, which projected financial statements shall be prepared on a monthly basis for such year and shall represent the reasonable estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are reasonable as of the date of preparation in light of current and reasonably anticipated business conditions (it being understood that actual results may differ from those set forth in such projected financial statements), each such business plan to be accompanied by a certificate signed by a Responsible Officer of Parent to the effect that such Responsible Officer believes such projections to have been prepared on the basis set forth herein;
               (iv) substantially at the same time as the same are sent, copies of all financial statements and reports which Parent sends to its public security holders, and at substantially the same time as the same are filed, copies of all financial statements and periodic reports which Parent may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority;
               (v) substantially at the same time as the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Parent may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by Agent in connection therewith; and
               (vi) promptly, such additional financial and other information as Agent or any Lender may from time to time reasonably request.
          (b) Borrowers and Guarantors hereby acknowledge that, subject to Section 15.5, Agent and/or its Affiliates may make available to Lenders and Issuing Bank materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system.
          (c) Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 15.5 hereof. Each Borrower and Guarantor hereby irrevocably authorizes and requests that all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor with copies to Administrative Borrower. Agent will not meet with the accountants or auditors except after reasonable prior notice to Administrative Borrower and with the invitation to a Responsible Officer of Parent to be present.
     9.3 Payment of Obligations. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, including taxes, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Parent or any of its Subsidiaries, as the case may be or (b) to the extent such failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect.
     9.4 Conduct of Business and Maintenance of Existence.
          (a) Each Borrower and Guarantor shall at all times (i) preserve, renew and keep in full force and effect its corporate or other organizational existence and rights and franchises with respect thereto and (ii) maintain in full force and effect all licenses, approvals, authorizations and Permits necessary to carry on its business, (iii) comply with all applicable Anti-Terrorism Laws, and (iv) comply with all Contractual Obligations and Requirements of Law (other than Anti-Terrorism Laws), except (A) in each case as permitted under Section 10.1 hereof or otherwise permitted hereunder or under any of the other Financing Agreements or (B) under clauses (i), (ii) or (iv) of this Section, as applicable, where the failure to do so, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.
          (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than fifteen (15) days (or such shorter time as Agent may agree) prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Borrower or Guarantor, as applicable, providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.
          (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than fifteen (15) days’ (or such shorter time as Agent may agree) prior written notice from Administrative Borrower of such proposed change. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure (except that a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a corporation, limited liability company or limited partnership or other form of legal entity acceptable to Agent), unless Agent shall have received prior written notice from Administrative Borrower of such proposed change, which notice shall accurately set forth a description of the new form, and Agent shall have received such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable in connection therewith and in no event will any Borrower or Guarantor change its jurisdiction to a jurisdiction outside the United States, without the prior written consent of Agent and Required Lenders.
          (d) No Borrower or Guarantor shall change the location set forth on Schedule 8.19 hereto at which a copy of all Records with respect to Accounts and Inventory of each Borrower and Guarantor are maintained, unless Agent shall have received prior written notice of the intention to change such location, which notice shall specify the new location in the United States of America at which such Records are proposed to be maintained.
     9.5 Maintenance of Property; Insurance.
          (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to (i) at all times, keep all property useful and necessary in the business of Parent and its Subsidiaries, taken as a whole, in good working order and condition and maintain with financially sound and reputable insurance companies insurance on all property material to the business of Parent and its Subsidiaries, taken as a whole, in at least such amounts (subject to customary deductibles with respect to policies of insurance issued by third parties and self-insured retentions other than, as to such self-insured retentions, with respect to Revolving Loan Priority Collateral having an aggregate value in excess of $500,000) and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Parent and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; (ii) furnish to Agent, upon written request, information in reasonable detail as to the insurance carried; and (iii) ensure that at all times Agent shall be named as additional insured with respect to liability policies (but without any liability for any premiums) and as a loss payee as its interests may appear with respect to casualty insurance policies pursuant to a non-contributory lender’s loss payable endorsements in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. All such policies shall provide for at least thirty (30) prior written notice to Agent of any cancellation or reduction of coverage. At any time an Event of Default exists or has occurred and is continuing, subject to the Intercreditor Agreement, Agent may act as attorney for each Borrower and Guarantor in obtaining, adjusting and settling such insurance with respect to Revolving Loan Priority Collateral. Unless and until an Event of Default or a Dominion Event exists or has occurred and is continuing (including after giving effect to any event giving rise to any claim under such insurance polices, including, but not limited to, any reduction in the Borrowing Base as a result of any loss, damage, destruction or other casualty with respect to any Collateral giving rise to any insurance claim), (A) Agent shall turn over to Administrative Borrower any amounts received by it as loss payee under any casualty insurance maintained by Parent and its Subsidiaries, the disposition of such amounts to be subject to the mandatory prepayments provided for herein and (B) Parent and/or the applicable Borrower or Guarantor shall have the sole right to adjust or settle any claims under such insurance.
          (b) With respect to any Real Property of Borrowers and Guarantors subject to a Mortgage:
               (i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Borrower or Guarantor shall maintain or cause to be maintained, flood insurance to the extent required by law.
               (ii) The applicable Borrower or Guarantor promptly shall comply with and conform to (A) all provisions of each such insurance policy, and (B) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The applicable Borrower or Guarantor shall not use or permit the use of such property in any manner which could reasonably be expected to result in the cancellation of any insurance policy or could reasonably be expected to void coverage required to be maintained with respect to such property pursuant to Section 9.5(a).

               (iii) If any Borrower or Guarantor is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which could reasonably be expected to have a Material Adverse Effect, then Agent, at its option upon ten (10) days’ written notice to Administrative Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Borrower or Guarantor had insured such property, and pay the premium or premiums therefor, and Borrowers shall pay to Agent on demand such premium or premiums so paid by Agent, which shall be part of the Obligations.
               (iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $5,000,000 Administrative Borrower shall give prompt notice thereof to Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Section 9.5(a).
     9.6 Notices. Borrowers and Guarantors shall promptly, but in any event within five (5) Business Days after a Responsible Officer knows or reasonably should know, notify Agent and each Lender of: (a) the occurrence of any Default or Event of Default; (b) any default or event of default under any Contractual Obligation of Parent or any of its Subsidiaries, other than as previously disclosed in writing to Agent and Lenders, which could reasonably be expected to have a Material Adverse Effect; (c) any litigation, investigation or proceeding which may exist at any time between Parent or any of its Subsidiaries and any Governmental Authority, which in either case, has or could reasonably be expected to have a Material Adverse Effect; (d) the occurrence of any default or event of default under the Term Loan Documents or the Convertible Notes; (e) any litigation or proceeding involving Collateral or affecting Parent or any of its Subsidiaries that is reasonably likely to result in an adverse determination and, if adverse, could reasonably be expected to have a Material Adverse Effect; (f) the occurrence of any ERISA Event; (g) the receipt of written notice of any material violation of any law which could reasonably be expected to have a Material Adverse Effect; (h) any release or discharge by Parent or any of its Subsidiaries of any Hazardous Materials required to be reported under applicable Environmental Laws to any Governmental Authority, unless Parent reasonably determines that the total costs arising out of such release or discharge could not reasonably be expected to have a Material Adverse Effect; (i) any condition, circumstance, occurrence or event not previously disclosed in writing to Agent that could reasonably be expected to result in liability or expense under applicable Environmental Laws, unless Parent reasonably determines that the total costs arising out of such condition, circumstance, occurrence or event could not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to result in the imposition of any Lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by Parent or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and any proposed action to be taken by Parent or any of its Subsidiaries that could reasonably be expected to subject Parent or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless Parent reasonably determines that the total costs arising out of such proposed action could not reasonably be expected to have a Material Adverse Effect; (j) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance; (k) any and all default notices received under or with respect to any leased location or public warehouse where Collateral, either individually or in the aggregate, in excess of $1,000,000 is located. In addition, Borrowers and Guarantors shall notify Agent and each Lender at any time that a Responsible Officer has actual knowledge of, and has determined that, there has been a Material Adverse Effect. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Parent (and, if applicable, the relevant Affiliate or Subsidiary) setting forth details of the occurrence referred to therein and stating what action Parent (or, if applicable, the relevant Affiliate or Subsidiary) proposes to take with respect thereto. Borrowers and Guarantors shall furnish to Agent notice in writing of the details of any merger, consolidation or amalgamation or wind up, liquidation or dissolution of any Subsidiary of Parent as permitted pursuant to Section 10.1(c).

     9.7 Environmental Laws. Each Borrower and Guarantor shall, and shall cause any Subsidiary to,
          (a) (i) comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by Parent or its Subsidiaries, in each case under clauses (i), (ii) or (iii) where the failure to do so has or could reasonably be expected to have a Material Adverse Effect;
          (b) promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) where the failure to comply has or could reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (A) appropriate reserves have been established in accordance with GAAP; (B) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (C) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest has could reasonably be expected to result in a Material Adverse Effect;
          (c) maintain its existing program, if any, reasonably designed to ensure that all the properties and operations of Parent and its Subsidiaries are periodically reasonably reviewed by competent personnel to identify and promote compliance with and to reasonably and prudently manage any material costs related to compliance with Environmental Laws that affect Parent or any of its Subsidiaries, including compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage and use of Hazardous Materials; waste disposal; species protection; and recordkeeping required under Environmental Laws.
     9.8 New Inventory Locations. Each Borrower and Guarantor may only open any new location where any Inventory may be stored so long as (a) such locations are within the United States or its territories or Canada, (b) if it is a warehouse or distribution center such location is set forth in the applicable report provided for in Section 7.1(a) to the extent required under such Section or for any other location where Inventory having an aggregate value in excess of $150,000 is stored, Agent has received five (5) Business Days’ written notice within the time of the opening of any such new location and (c) upon Agent’s request, such Borrower or Guarantor shall use commercially reasonable efforts to obtain Collateral Access Agreements with respect to such locations (it being understood that Borrowers shall not be required to incur any expense, provide any security or agree to any adverse term or condition required in order to obtain such Collateral Access Agreements).
     9.9 Compliance with ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.
     9.10 End of Fiscal Years. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiary’s fiscal years to end on the Sunday closest to October 31st in any calendar year.
     9.11 Additional Guaranties and Collateral Security; Further Assurances.
          (a) In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof (other than a Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a joinder agreement to the Financing Agreements in order to make such Subsidiary a party to this Agreement as a “Borrower” if it owns accounts or inventory that would constitute Eligible Accounts and Eligible Inventory or otherwise as a “Guarantor”, and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, in each case as applicable, which joinder agreement shall include, but not be limited to, supplements and amendments hereto and to any of the other Financing Agreements, authorization to file UCC financing statements, Collateral Access Agreements (to the extent required under Section 9.8), other agreements, documents or instruments contemplated under Section 5.2, corporate resolutions and other organization and authorizing documents of such Person, and, in addition, as a condition to any assets of such Subsidiary being included the Borrowing Base, except as Agent may otherwise agree, Agent shall have received favorable opinions of counsel to such person with respect to the enforceability of such joinder agreement and that as a result, the agreements to which such Subsidiary has been joined constitute the valid, binding and enforceable obligations of such Subsidiary, enforceable against it in accordance with the respective terms of such agreements and (ii) the Borrower or Guarantor forming such Subsidiary shall comply with the terms of Section 5.2 hereof with respect to the Equity Interests of such Subsidiary.
          (b) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Borrower or Guarantor acquires ownership rights at any time after the Closing Date, promptly following any request by Agent grant to Agent a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to Agent, and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided, that, (i) nothing in this Section 9.11(b) shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Financing Agreements which would attach or be perfected pursuant to the terms thereof without action by Parent, any of its Subsidiaries or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this Section 9.11(b) on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by Section 10.3(b), in whole or in part through the incurrence of Indebtedness permitted by subsection 10.3(b), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 10.3). In connection with any such grant to Agent of a Lien of record on any such real property in accordance with this subsection, Parent or such Subsidiary shall deliver or cause to be delivered to Agent any title searches in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or any title search as Agent shall reasonably request (in light of the value of such real property and the cost and availability of such title search and whether the delivery of such title search would be customary in connection with such grant of such Lien in similar circumstances).

          (c) At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce (to the extent provided herein) the security interests and the Lien (subject to Permitted Liens) in the Collateral and to otherwise effectuate the provisions of this Agreement or any of the other Financing Agreements.
     9.12 Costs and Expenses. Borrowers and Guarantors shall pay to Agent, promptly after demand and identification thereof by Agent, all reasonable costs and expenses paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all reasonable costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable) (and the amount of all fees required to be paid under any law, regulation or otherwise by any Governmental Authority shall be reasonable for purposes of this clause (a)), (b) reasonable costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Concentration Accounts, together with Agent’s reasonable customary charges and fees with respect thereto, in each case with respect to environmental audits, title insurance premiums, surveys, engineering reports and otherwise solely with respect to Term Loan Priority Collateral, approved by Administrative Borrower (other than during the continuance of an Event of Default), such approval not to be unreasonably withheld, conditioned or delayed; (c) customary charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) reasonable costs and expenses incurred by Issuing Bank and Swing Line Lender in connection with the arrangements relating to a Defaulting Lender as provided in Section 6.13; (e) actual costs and expenses of preserving and protecting the Collateral; (f) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day), subject to the limitations set forth in Section 7.7 hereof; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing and in addition, at any time an Event of Default exists or has occurred and is continuing, the reasonable fees and disbursements of one counsel (including legal assistants) to Lenders in connection with matters described in clauses (e) or (f) above. Notwithstanding the foregoing, except for taxes described in section 9.12(a), none of Borrowers and Guarantor shall have any obligation under this section 9.12 to Agent, Issuing Bank or any Lender with respect to any Taxes.
SECTION 10. NEGATIVE COVENANTS
     10.1 Limitation on Fundamental Changes. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,
          (a) enter into any merger, consolidation or amalgamation with any other Person or permit any other Person to merge into or with or consolidate with it, except that (i) any Subsidiary of Parent may be merged, consolidated or amalgamated with or into Parent (provided that Parent shall be the continuing or surviving entity) or with or into any one or more wholly owned Subsidiaries of Parent (provided that the wholly owned Subsidiary or Subsidiaries of Parent shall be the continuing or surviving entity); provided that if a party to such merger, consolidation or amalgamation is a Borrower or Guarantor, the continuing or surviving entity shall be a Borrower or Guarantor, (ii) any Subsidiary of Parent may be merged, consolidated or amalgamated pursuant to a Permitted Acquisition or Permitted Disposition, (iii) Parent may be merged, consolidated or amalgamated with or into a Parent Entity; provided, that, (A) if the Parent Entity shall be the continuing or surviving entity, such Parent Entity shall expressly assume all of the obligations of Parent under this Agreement and the other Financing Agreement to which Parent is a party executed and delivering to Agent a joinder and such other agreements, documents and instruments as Agent may reasonably request, in a form reasonably satisfactory to Agent (and thereafter shall be deemed to be “NCI Building Systems” and “Parent” for all purposes under this Agreement and such other Financing Agreements) and (B) after giving effect thereto, no Change of Control shall occur;
          (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any of its Equity Interests or any of its property or assets to any other Person, except for Permitted Dispositions; provided, that, to the extent that any Disposition of any property or assets constituting Collateral is made as permitted by Section 10.1(a)(ii) or this Section 10.1(b), (including through any Disposition of any Subsidiary owning any such property or assets), other than to a Borrower or Guarantor, or to the extent that Agent and Required Lenders may consent to any other sale or other Disposition of any property or assets, concurrently with, and subject to the satisfaction of the conditions to such sale or other Disposition (including the receipt of the Net Cash Proceeds related thereto), effective upon the transfer of the title and ownership of such property or assets (including through any Disposition of any Subsidiary), (i) the Lien of Agent on the property or assets for which title and ownership is transferred shall be released and (ii) upon the written request of Administrative Borrower, Agent shall, at Borrowers’ expense, and Lenders hereby authorize Agent to, cause to be filed a UCC financing statement amendment or other release documents and take such other action necessary or reasonably desirable to evidence and effect the release by Agent of such property or assets from its security interest granted hereunder and under any other Financing Agreement and, if there is a Mortgage on such Collateral, execute and deliver to Administrative Borrower a release instrument with respect thereto; or
          (c) wind up, liquidate or dissolve except that any Guarantor (other than Parent) or Subsidiary of Parent may wind up, liquidate and dissolve; provided, that, in connection with any such winding up, liquidation or dissolution, (i) any Collateral of the Person so winding up, liquidating or dissolving that is a Borrower or Guarantor shall be duly and validly transferred and assigned to a Borrower or Guarantor and Agent shall maintain and have a perfected Lien upon all such assets and properties as so transferred on the terms and with the priority provided for in the Financing Agreements and (ii) in the case of a Borrower, (A) such Borrower shall not have any property or assets constituting Revolving Loan Priority Collateral and Agent shall have received a Borrowing Base Certificate that does not include any assets of such Borrower as part of the calculation of the Borrowing Base, and (B) simultaneously with the commencement of such winding up, liquidation or dissolution, its right to borrow hereunder shall automatically terminate and Agent and Lenders shall have no further obligations to make any Loans to, or provide any Letters of Credit for, such Person.
     10.2 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except the Permitted Liens.
     10.3 Indebtedness Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist,

any Indebtedness, or guarantee of any Indebtedness, obligations or dividends of any other Person (other than pursuant to Permitted Guarantees), except:
          (a) the Obligations;
          (b) Indebtedness arising after the date hereof (including pursuant to Capital Leases) either:
               (i) incurred to finance or refinance the acquisition, leasing, construction or improvement of Equipment or Real Property or other fixed or capital assets, or
               (ii) secured by security interests, mortgages or other Liens on Equipment or Real Property or other fixed or capital assets acquired after the date hereof, or
               (iii) otherwise in respect of Capital Leases;
provided, that, (A) the aggregate principal amount of Indebtedness incurred under this clause (b) in any fiscal year of Parent shall not exceed $10,000,000 in the aggregate; provided, that, in the event that the aggregate principal amount of such Indebtedness incurred during any fiscal year commencing with the fiscal year of Parent ending on November 2, 2009 is less than $10,000,000 for such year, the amount by which $10,000,000 exceeds the amount of the Indebtedness incurred in such year may be carried forward to and incurred during the subsequent fiscal year only and in no event shall the aggregate principal amount of such Indebtedness incurred in any fiscal year after giving effect to any carry forward of amounts from the prior fiscal year or otherwise exceed $20,000,000 in the aggregate, and (B) any security interests, mortgages or other Liens on Equipment or Real Property provided for above shall not apply to any property or assets constituting Revolving Loan Priority Collateral;
          (c) Indebtedness of any Borrower, Guarantor or Existing Foreign Subsidiary to any other Borrower or Guarantor or any other Subsidiary of Parent;
          (d) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) are with reputable financial institutions or vendors;
          (e) Indebtedness under the Term Loan Documents; provided, that, (i) the aggregate principal amount of such Indebtedness shall not exceed $150,000,000 outstanding at any time, and (ii) such Indebtedness is, and at all times shall be, subject to the terms and conditions of the Intercreditor Agreement;
          (f) Indebtedness evidenced by the Convertible Notes in the aggregate principal amount outstanding not to exceed $9,000,000; provided, that, all such Indebtedness shall be repaid, redeemed, defeased, discharged or otherwise acquired or retired in full no later than January 15, 2010, with payment therefor to be made only from the Convertible Note Account;
          (g) Indebtedness to an insurance company or Affiliate thereof arising pursuant to financing of insurance premiums payable on insurance policies maintained by any Borrower or Guarantor or any Subsidiary;
          (h) unsecured Indebtedness of Parent or any of its Subsidiaries incurred to finance all or a portion of the purchase price for any Permitted Acquisition; provided, that, (i) such Indebtedness is incurred prior to or substantially contemporaneously with the consummation of such acquisition or within three (3) months thereafter, (ii) if such Indebtedness is owed to a Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall be on terms and conditions reasonably satisfactory to Agent and the aggregate principal amount of such Indebtedness, shall not exceed fifty (50%) percent of the purchase price of such acquisition (or such greater percentage as shall be reasonably satisfactory to Agent) and (iii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (i) Indebtedness assumed by Parent or any of its Subsidiaries pursuant to a Permitted Acquisition; provided that (i) such Indebtedness shall not have been incurred by any party in contemplation of the acquisition and (ii) immediately after giving effect to such acquisition, no Event of Default shall exist or have occurred and be continuing;
          (j) Indebtedness evidenced by any senior notes or other senior debt securities or other senior indebtedness or Subordinated Debt arising after the date hereof; provided, that: (i) no principal payments in respect of such Indebtedness shall be due earlier than six (6) months after the Maturity Date, other than for mandatory prepayments based on asset dispositions and change of control, (ii) subject to the Intercreditor Agreement, the Net Cash Proceeds of such Indebtedness shall be paid to Agent for application to the Obligations to the extent required under Section 2.5(c), (iii) to the extent such Indebtedness is secured, such Indebtedness is subject to the terms of an intercreditor agreement in form and substance satisfactory to Agent, (iv) the aggregate principal amount of all such Indebtedness incurred pursuant to this Section 10.3(j) shall not exceed $100,000,000 at any time outstanding, and (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (k) Indebtedness in respect of performance bonds, bid bonds, material and supply bonds, tax bonds, appeal bonds, surety bonds, judgment bonds, replevin and similar bonds and obligations, in each case provided or entered into in the ordinary course of business;
          (l) Indebtedness arising in connection with the endorsement of instruments for deposit or collection in the ordinary course of business;
          (m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, (i) such Indebtedness is extinguished within two (2) Business Days of incurrence and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $3,000,000;
          (n) Indebtedness incurred in respect of Bank Products (other than Hedge Agreements), or credit card and stored value card processing and administrative services, cash management obligations, netting services, overdraft protection and similar arrangements in the ordinary course of business in each case arising under standard terms of any Bank Product Provider (or, (i) with respect to credit card and stored value card processing and administrative services and (ii) in the case of any Foreign Subsidiary, any other financial institution), at which Parent or any Subsidiary maintains an overdraft, cash pooling or similar facility or agreement;
          (o) Indebtedness in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted under this Section 10.3;
          (p) accretion of the principal amount of obligations evidenced by bonds, debentures, notes or similar instruments in respect of Indebtedness otherwise permitted under this Section 10.3 issued at any original issue discount;

          (q) Guaranty Obligations in respect of Indebtedness of a Borrower, Guarantor or a Subsidiary to the extent that such Indebtedness is otherwise permitted pursuant to this Section 10.3;
          (r) Indebtedness of any Foreign Subsidiary (other than a Borrower or Guarantor);
          (s) Indebtedness of Parent or any of its Subsidiaries arising after the date hereof in connection with the issuance by any State, county or municipal industrial development authority or similar Governmental Authority of industrial development or revenue bonds or similar obligations secured by Real Property or Equipment or other fixed or capital assets leased to and operated by Parent or such Subsidiary; provided, that, Parent or any such Subsidiary may obtain title to such assets free and clear of any Lien related to such industrial development or revenue bonds or similar obligations at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;
          (t) Indebtedness of Parent or any of its Subsidiaries arising after the date hereof in connection with the issuance by any State, county or municipal industrial development authority or similar Governmental Authority of industrial development or revenue bonds or similar obligations secured by Real Property or Equipment or other fixed or capital assets leased to and operated by Parent or such Subsidiary that were issued in connection with the financing of, or the renewal, extension, replacement, refinancing or rollover of financing with respect to, such assets; provided, that, (i) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $30,000,000, and (ii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (u) Indebtedness consisting of the obligations of Borrowers and Guarantors under the Existing Letters of Credit as in effect on the date hereof for their unexpired term, exclusive of any renewals or extensions thereof;
          (v) the Indebtedness set forth on Schedule 10.3 hereto; and
          (w) Indebtedness of any Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for, in whole or in part, Indebtedness permitted under Sections 10.3(b), 10.3(e), 10.3(h), 10.3(i), 10.3(j), 10.3(o), 10.3(p), 10.3(r), 10.3(t), or 10.3(v) hereof (the “Refinancing Indebtedness”); provided, that, (i) as to any such Refinancing Indebtedness under Section 10.3(e) or 10.3(j), the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (ii) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) in right of payment to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (iii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (iv) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (less any original issue discount, if applicable) shall not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of accrued interest and premium (including applicable prepayment penalties) thereon, plus discounts, commissions and other reasonable fees and expenses incurred in connection therewith), (v) the Refinancing Indebtedness may be secured by substantially the same or all or part of the property or assets (including after-acquired property as applicable) as the Indebtedness so extended, refinanced replaced or substituted for; provided, that, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to (or no less favorable to the Lenders than) the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise reasonably acceptable to Agent) as the security interests with respect to the Indebtedness so extended, refinanced, replaced or substituted for; and
          (x) unsecured Indebtedness not otherwise permitted by the preceding clauses of this Section 10.3; provided, that, the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $5,000,000.
For purposes of determining compliance with this Section 10.3, in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (x) above, Administrative Borrower shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause).
     10.4 Investments. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or acquire any Subsidiaries (each of the foregoing an “Investment”), or agree to do any of the foregoing, except subject to and conditioned upon the prior written consent of Agent and Lenders to the extent required hereunder, except (a) Permitted Investments and (b) Permitted Acquisitions. For purposes of determining compliance with this Section 10.4, in the event that any Investment meets the criteria of more than one of the types of Investments described in the definitions of the terms Permitted Investments and Permitted Acquisitions, Administrative Borrower shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause).
     10.5 Restricted Payments. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make (except subject to and conditioned on the prior written consent of Agent and Lenders to the extent required hereunder), directly or indirectly, any Restricted Payment, except:
          (a) any Subsidiary of Parent may make Restricted Payments with regard to its Equity Interests to Parent or to a wholly-owned Subsidiary of Parent which owns Equity Interests therein;
          (b) any non-wholly-owned Subsidiary of Parent may make Restricted Payments to holders of its Equity Interests so long as Parent or its respective Subsidiary which owns the Equity Interests in the Subsidiary making such Restricted Payments receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary making such Restricted Payments and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
          (c) Parent may pay cash dividends or distributions to any Parent Entity that are used to reimburse or pay all reasonable fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Financing Agreements;
          (d) Parent and any of its Subsidiaries may pay cash dividends or distributions that are used to reimburse or pay reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity (i) in connection with (A) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (B) compliance with reporting obligations under, or in connection with compliance with, any Requirement of Law, any rules of any self-regulatory body or stock exchange, this Agreement or any of the other Financing Agreements, or any other agreement or instrument relating to Indebtedness of any Borrower, Guarantor or Subsidiary, (C) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor) or (ii) and otherwise incurred in the ordinary course of business; provided, that, in the case of clause (i)(A) above, if any Parent Entity shall own any material assets other than the Equity Interests of Parent or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, Parent or its Subsidiaries, with respect to such Parent Entity such cash dividends and distributions shall be limited to the reasonable and proportional share, as determined by Parent in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, Parent and its Subsidiaries, and such other assets;
          (e) Parent and any of its Subsidiaries may pay, without duplication, cash dividends distributions and other payments (i) pursuant to the Tax Sharing Agreement and (ii) to any Parent Entity to pay any Related Taxes;
          (f) Parent may make payments to repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent or any Parent Entity held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Borrower, Guarantor or Subsidiary, upon their death, disability, retirement, severance or termination of employment or service; provided, that, the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not exceed (i) $3,000,000 in any fiscal year of Parent or (ii) $5,000,000 during the term of this Agreement;
          (g) each Borrower and Guarantor, and each Subsidiary, may declare and make dividends or make other Restricted Payments payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests)
          (h) Parent may repurchase or withhold or may pay cash or other dividends in an amount sufficient to allow any Parent Entity to repurchase or withhold Equity Interests of Parent in connection with the exercise of stock options or warrants or the vesting of restricted stock (including restricted stock units) if such Equity Interests represent a portion of the exercise price of, or withholding obligation with respect to, such options, warrants or restricted stock;
          (i) Parent may make Restricted Payments substantially contemporaneously with, or within ninety (90) days after the receipt of, Net Cash Proceeds from any issuance or sale of its Equity Interests (other than Disqualified Equity Interests) or from an equity capital contribution made after the Closing Date (and not including the equity contribution contemplated under Section 4.1 hereof), in an amount equal to all or any portion of such Net Cash Proceeds;
          (j) Parent may pay or make dividends or distributions to any Parent Entity that are used to reimburse or pay any of the following (i) accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees and expenses required to maintain the existence of such Parent Entity and to pay other operating costs and expenses, including salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any such Parent Entity, in each case as to any of the foregoing only to the extent related to, and required for, the existence of such Parent Entity, or as are reasonably and in good faith determined by Parent to be allocable to the operation of Parent and its Subsidiaries or to such Parent Entity’s ownership interest therein (directly or through another Parent Entity), and (ii) reasonable directors fees and out-of-pocket expenses of directors of any Parent Entity, in each case in an amount not more than the portion of such fees and expenses as are reasonably and in good faith determined by Parent to be allocable to the operation of Parent and its Subsidiaries or to such Parent Entity’s ownership interest therein (directly or through another Parent Entity);
          (k) Parent and any of its Subsidiaries may pay cash dividends and make other Restricted Payments; provided that:
               (i) either:
                    (A) as of the date of the payment of any such dividend or other Restricted Payment and after giving effect thereto, Excess Availability shall be not less than the greater of (1) $30,000,000 or (2) twenty-four (24%) percent of the least of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such dividend or other Restricted Payment; or
                    (B) on a pro forma basis, after giving effect to such dividend or other Restricted Payment, the Consolidated Fixed Charge Coverage Ratio for Parent and its Subsidiaries for the immediately preceding twelve (12) consecutive month period ending on the last day of the fiscal month prior to the date of the payment thereof for which Agent has received financial statements shall be equal to or greater than 1.00 to 1.00; provided, that, for purposes of determining the Consolidated Fixed Charge Coverage Ratio under this Section 10.5(k) only, Fixed Charges shall include all prepayments of Indebtedness of Parent and its Subsidiaries under clauses (a), (b), or (c) of the definition of the term “Indebtedness” made in such period; and
               (ii) the aggregate amount of such dividends or Restricted Payments paid pursuant to this clause (k) shall not exceed the amount equal to fifty (50%) percent of the Adjusted Consolidated Net Income accrued during the period (treated as one accounting period) beginning on August 3, 2009 to the end of the most recent fiscal quarter for which consolidated financial statements of Parent are available;
               (iii) no such dividends or other Restricted Payments are made prior to the first anniversary of the date hereof, and
               (iv) as of the date of such dividend or other Restricted Payment and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; and
               (v) Agent shall have received a certificate of a Responsible Officer of Parent certifying on behalf of Parent to Agent and Lenders that such dividend or other Restricted Payment complies with the terms of this clause; and
          (l) Parent and any of its Subsidiaries may pay other cash dividends or other Restricted Payments; provided, that,
               (i) no such dividend or other Restricted Payments are made prior to the first anniversary of the date hereof, and
               (ii) as of the date of any such dividend or other Restricted Payment and after giving effect thereto, each of the Payment Conditions is satisfied; and

               (iii) Agent shall have received a certificate of a Responsible Officer of Parent certifying on behalf of Parent to Agent and Lenders that such dividend or other Restricted Payment complies with the terms of this clause.
     10.6 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate of such Borrower or Guarantor or pay any management, consulting, advisory, brokerage or similar fees to any Affiliate of such Borrower or Guarantor, except upon terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that, nothing contained in this Section 10.6 shall be deemed to prohibit:
          (a) Restricted Payments permitted under Section 10.5 hereof or entering into and performing the Tax Sharing Agreement;
          (b) loans and other Investments permitted under clauses (f), (h), (i), (j), (l) or (o) of the definition of Permitted Investments;
          (c) reasonable director, officer and employee compensation (including bonuses and stock option programs), benefits and indemnification and contribution arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Borrower, Parent or Guarantor;
          (d) Parent or any of its Subsidiaries from entering into or performing an agreement with Sponsor, any CD&R Investor or any Affiliate of Sponsor or any CD&R Investor for the rendering of management consulting, monitoring, financial advisory or other services for compensation not to exceed in the aggregate $2,000,000 per year plus reasonable out-of-pocket expenses; provided, that, no payments of such compensation shall be made (other than for reasonable out-of-pocket expenses) if as of the date of any such payment, and after giving effect thereto, an Event of Default shall exist or have occurred and be continuing;
          (e) Parent or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of Parent or any of its Subsidiaries that has been approved by the Board of Directors (or a committee thereof) of Parent, or of such Borrower or Guarantor, in respect of liabilities (i) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of Parent or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in Parent or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by Parent in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in Parent or another Parent Entity and such other related assets) or Parent or any of its Subsidiaries, (ii) incurred to third parties for any action or failure to act of Parent or any of its Subsidiaries, predecessors or successors, (iii) arising out of the performance by Sponsor, any CD&R Investor or any Affiliate of Sponsor or any CD&R Investor of management consulting, monitoring, financial advisory or other services provided to Parent or any of its Subsidiaries, (iv) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of Parent or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (v) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Parent or any of its Subsidiaries;

          (f) Parent or any of its Subsidiaries from entering into or performing the Investment Documents, or any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 10.6;
          (g) any transaction permitted under Section 10.1;
          (h) transactions between any Borrower or Guarantor and any other Borrower or Guarantor that are not prohibited by the terms of this Agreement;
          (i) the payment of expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Financing Agreements on or about the Closing Date;
          (j) sales or issuances of Equity Interests of a Borrower or Guarantor to an Affiliate thereof not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith;
          (k) payments to Sponsor or any of its Affiliates of fees of up to $8,250,000 in the aggregate, plus out-of-pocket expenses, in connection with the Transactions;
          (l) transactions with Existing Foreign Subsidiaries in the ordinary course of the business of Borrowers and Guarantors; and
          (m) the Transactions and all transactions relating thereto contemplated by this Agreement.
For purposes of this Section 10.6, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of the applicable Borrower or Guarantor, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of such Borrower or Guarantor, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction or, to the extent any such transaction involves Sponsor, a member of the board of directors of such Person who is not an officer, director or employee of Sponsor.
     10.7 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of any Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complementary to the business in which any Borrower or Guarantor is engaged on the date hereof, and any other business that in the aggregate is not material to Parent and its Subsidiaries taken as a whole.
     10.8 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor (other than dividends or distributions paid or made by Parent); (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) in the case of any Borrower or Guarantor, create, incur, assume or suffer to exist any Lien in favor of any of Secured Parties upon any of its property, assets or revenues constituting Working Capital Priority Collateral (as defined in the Intercreditor Agreement) or affecting the rights or remedies of Agent with respect thereto, whether now owned or hereafter acquired (provided, that, to the extent otherwise expressly permitted hereunder, dividend or liquidation priority between classes of Equity Interests, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such a Lien, encumbrance or restriction); except, for, encumbrances and restrictions arising under, pursuant to or by reason of (i) applicable law, rule, regulation or order, or required by any regulatory authority, (ii) this Agreement, the other Financing Agreements, the Term Loan Documents (as in effect on the date hereof), the documents relating to Indebtedness permitted by Section 10.3(j) or Sections 10.3(s) or 10.3(t) hereof (and, in the case of Indebtedness permitted under Sections 10.3(s) or 10.3(t), any encumbrance or restriction shall only be effective against the assets financed or acquired thereby) and the documents relating to any Refinancing Indebtedness in respect of any of the foregoing, (iii) customary provisions restricting subletting, assignment or transfer of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date or any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into Parent or any of its Subsidiaries, or which agreement or instrument is assumed by Parent or any of its Subsidiaries in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation, (vi) with respect to a Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary (or the property or assets that are subject to such restriction), during an interim period prior to the closing of such sale or disposition of such Capital Stock, property or assets, (vii) customary restrictions on the assignment or transfer of any licenses or other contracts, or of any property or assets subject thereto, (viii) customary restrictions in agreements relating to purchase money financing arrangements (or other arrangements relating to Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets) or contained in pledges, mortgages or other security agreements with respect to such property or assets, (ix) the extension, replacement or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions taken as a whole contained in such extension, replacement or continuation are no less favorable to Agent and Lenders in any material respect than those encumbrances and restrictions under or pursuant to the contractual obligations so extended, replaced or continued, (x) agreements entered into in the ordinary course of business with customers or supplier as to cash or other deposits or net worth required by such customers or suppliers, (xi) customary provisions in joint venture or other agreements or instruments entered into in the ordinary course of business of the applicable Person, (xii) any other agreement or instrument in effect at or entered into on the Closing Date, (xiii) Hedging Agreements, (xiv) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (v) or (xii) of this Section 10.8 or this clause (xiv) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are no less favorable to Agent and the Lenders in any material respect than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates, or (xv) an agreement or instrument relating to (A) any Indebtedness incurred after the date hereof if such encumbrances and restrictions taken as a whole are no less favorable to Agent and the Lenders in any material respect either than the encumbrances and restrictions contained in the Initial Agreements, or than is customary in comparable financings, or (B) any sale of receivables by a Foreign Subsidiary, and except for encumbrances and restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of Parent or any of its Subsidiaries in any manner material to Parent or such Subsidiary.
     10.9 Certain Payments of Indebtedness, Etc. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, make or agree to make any optional or voluntary payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of the principal of its Indebtedness prior to the stated maturity thereof other than the Indebtedness under the Financing Agreements (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose (each, an “Optional Payment”); except, that:
          (a) any of Borrowers and Guarantors, and any such Subsidiary, may make Optional Payments in respect of its Indebtedness permitted under Sections 10.3(a), 10.3(b), 10.3(c), 10.3(d), 10.3(g),10.3(m), 10.3(n), 10.3(r), 10.3(s), 10.3(t) and 10.3(w) (or 10.3(o) or 10.3(p) to the extent related to any of the foregoing);
          (b) any of Borrowers and Guarantors, and any such Subsidiary, may make Optional Payments of its Indebtedness with (i) the proceeds of Refinancing Indebtedness to the extent permitted in Section 10.3(w) or (ii) in exchange for any Equity Interests of Parent or any Parent Entity and/or with Net Cash Proceeds of the issuance or sale of any such Equity Interests;
          (c) Parent may establish and maintain the Convertible Note Account and make Optional Payments in respect of the Indebtedness evidenced by the Convertible Notes with the proceeds of funds then held in the Convertible Note Account;
          (d) Parent may make Optional Payments in respect of the Term Loan Debt; provided, that, as to any such Optional Payment, each of the following conditions is satisfied: (i) no such Optional Payment shall be made prior to January 1, 2012, (ii) in no event shall the aggregate amount of such Optional Payments in any fiscal year of Parent exceed $15,000,000, (iii) as of the date of any such Optional Payment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such Optional Payment, on a pro forma basis, Excess Availability shall be not less than the greater of (A) $30,000,000 or (B) twenty-four (24%) percent of the least of (1) the Maximum Credit or (2) the Borrowing Base or (C) the Revolving Loan Limit, and (iv) as of the date of any such Optional Payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (e) any of Borrowers and Guarantors, and any such Subsidiary, may make Optional Payments in respect of any of its Indebtedness; provided, that, (i) the aggregate amount of all such Optional Payments in any fiscal year of Parent shall not exceed $5,000,000 and (ii) as of the date of any such Optional Payment, no Event of Default shall exist or have occurred and be continuing;
          (f) any of Borrowers and Guarantors, and any such Subsidiary, may make Optional Payments in respect of any of its Indebtedness not otherwise permitted under this Section 10.9; provided, that, as of the date of any such Optional Payment and after giving thereto, the Payment Conditions are satisfied and Agent shall have received a certificate of a Responsible Officer of Parent certifying on behalf of Parent to Agent and Lenders that such payment complies with the terms of this clause.

10.10 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to:
          (a) amend, supplement, modify or otherwise change its certificate of incorporation, articles of association, certificate of formation, limited liability company agreement, limited partnership agreement or other similar organizational documents, as applicable (and, for the avoidance of doubt, excluding by-laws, committee charters and other similar governing documents), except for amendments, supplements, modifications or other changes (i) pursuant to transactions permitted under Section 10.1 (1) hereof, (ii) as contemplated in Section 6.2 of the Stockholders Agreement as in effect on the date hereof, or (iii) that do not adversely affect the ability of a Borrower, Guarantor or such Subsidiary to borrow hereunder or otherwise adversely affect the interests of Agent or Lenders in any material respect;
          (b) amend, supplement, modify or otherwise change, pursuant to a waiver or otherwise (or permit the amendment, modification or other change in any manner of) any of the provisions of any of Term Loan Documents, the Convertible Notes, any Subordinated Debt or any agreements related to the Indebtedness permitted under Section 10.3 (j) hereof, in a manner that shortens the fixed maturity or increases the principal amount thereof, except in the case of the Term Loan Documents as permitted by the Intercreditor Agreement; or
          (c) amend, supplement, modify or otherwise change, pursuant to a waiver or otherwise, the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by Parent or any of its Subsidiaries thereunder, (other than amendments reasonably reflecting changes in law or regulations after the date hereof), or otherwise amend, supplement, modify or otherwise change the terms and conditions of the Tax Sharing Agreement (except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect).
     10.11 Sale and Leaseback Transactions. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, enter into any Sale and Leaseback Transaction, provided that a Sale and Leaseback Transaction shall be permitted so long as (a) the assets sold or otherwise subject to any Disposition in connection with such Sale and Leaseback Transaction shall not include any of the Revolving Loan Priority Collateral; (b) subject to the Intercreditor Agreement, the Net Cash Proceeds from such sale are applied to the Obligations to the extent required under Section 2.5(b); (c) in the event that the lease back of such property is pursuant to a Capital Lease, the Indebtedness arising pursuant to such Capital Lease is permitted under Section 10.3; (d) in the event that the lease back of such property is pursuant to an operating lease, such lease shall be on market terms as reasonably determined by Parent; and (e) Borrowers and Guarantors shall have used commercially reasonable efforts to obtain from the purchaser or transferee a Collateral Access Agreement with respect to the property subject to such Sale and Leaseback Transaction duly executed and delivered by the purchaser or transferee to the extent contemplated by Sections 5.2(h) or 9.8 (it being understood that Borrowers and Guarantors shall not be required to incur any expense, provide any security or agree to any adverse term or condition exclusively and directly required in order to obtain such Collateral Access Agreement).
     10.12 Designation of Designated Senior Debt. Borrowers and Guarantors shall not designate any Indebtedness, other than the Obligations, as “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to the Convertible Notes or any Subordinated Debt of any Borrower or Guarantor which contains such designation. Borrowers and Guarantors shall designate the Obligations as “Designated Senior Debt” or any similar term under and as defined in the agreements relating to any Subordinated Debt of any Borrower or Guarantor which contains such designation.

     10.13 Term Loan Agreement. Borrowers and Guarantors shall not amend Section 7.2(d) of the Term Loan Agreement to reduce any amount specified thereunder without the written consent of Agent.
SECTION 11. FINANCIAL COVENANTS
     11.1 Consolidated Fixed Charge Coverage Ratio. At any time that Excess Availability is less than the greater of (a) $15,000,000 or (b) fifteen (15%) percent of the least of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit (such amount, the “applicable amount”), and at all times thereafter (except as otherwise provided below), the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of each fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months prior to such fiscal month end; provided, that, if, at any time after Excess Availability shall be less than the applicable amount, then Excess Availability shall be greater than such amount for ninety (90) consecutive days (or ten (10) consecutive days if Borrowers have received a cash capital contribution from CD&R or the CD&R Investors in an amount equal to the greater of (i) such amount so that Excess Availability is greater than the applicable amount after the application of the proceeds of such contribution to Qualified Cash or to prepay the Revolving Loans and (ii) $2,500,000), Parent and its Subsidiaries shall not thereafter be required to comply with the Consolidated Fixed Charge Coverage Ratio as set forth above until such time as Excess Availability shall again be less than the applicable amount; provided, that, in the event that Agent receives reasonably satisfactory evidence that, within five (5) Business Days after the date that Excess Availability is less than the applicable amount, CD&R has requested payments from the CD&R Investors in accordance with the terms of the agreements of CD&R with such CD&R Investors in an amount sufficient to increase the Excess Availability in excess of the then applicable amount, Parent and its Subsidiaries shall not thereafter be required to comply with the Consolidated Fixed Charge Coverage Ratio as set forth above for an additional period of fifteen (15) Business Days (as increased by the number of days, if any, necessary to permit the passage of ten (10) consecutive days from the date of the receipt by Borrowers of such cash capital contribution (such aggregate twenty (20) Business Day period, the “Non-Test Period”)) and during the Non-Test Period, Borrowers will not request, and Agent and Lenders will not be required to make any Loans, except in the discretion of Agent and Required Lenders. Any subsequent increase in Excess Availability after it has been less than the applicable amount shall not be the basis for any cure of any Event of Default arising prior thereto as a result of the failure to comply with the covenant in this Section 11.1.
     11.2 Excess Availability. At all times from and after the date hereof, through and including the date on which Borrowers deliver or cause to be delivered to Agent the quarterly consolidated financial statements of Parent and its Subsidiaries with respect to the fiscal quarter ending on or about May 3, 2010 in accordance with the terms hereof, the aggregate Excess Availability of Borrowers shall not at any time be less than $15,000,000.
SECTION 12. EVENTS OF DEFAULT AND REMEDIES
     12.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) any Borrower fails to make any principal payment hereunder when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise) or fails to pay interest, fees or any of the other Obligations within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof;

          (b) any Borrower or Guarantor:
               (i) fails to perform or observe any of the covenants or other agreements contained in Sections 5.2(a), (d), (e), and (h)), 6.6, 7.1, 7.2, 7.3, 7.7, 7.8, 9.1, 9.2, 9.5 (as it relates to Revolving Loan Priority Collateral), 9.6(a), 10 and 11 of this Agreement or the sections specified on Schedule 12.1 hereto of the other Financing Agreements; provided, that, in the case of a default in the observance or performance of its obligations under Section 9.6(a) hereof, such default shall have continued unremedied for a period of two (2) Business Days after a Responsible Officer of Parent shall have discovered such default, or
               (ii) fails to perform or observe any of the covenants or other agreements contained in Sections 6.7, 7.4, 9.3, 9.4, 9.5 (as it relates to property other than Revolving Loan Priority Collateral), 9.6(b), 9.6(d), 9.6(j), 9.6(k), 9.8, 9.9, 9.11(c), of this Agreement and such failure continues for a period of fifteen (15) days after the earlier of: (A) the date on which such failure is first known to any Responsible Officer of Parent or (B) the date on which written notice thereof is given to Administrative Borrower by Agent;
               (iii) fails to perform or observe any of the covenants or other agreements contained in this Agreement or any of the other Financing Agreements other than those described in Sections 12.1(b)(i) and 12.1(b)(ii) above and such failure shall continue for thirty (30) days after the earlier of: (A) the date on which such failure is first known to any Responsible Officer of Parent or (B) the date on which written notice thereof is given to Administrative Borrower by Agent; or
          (c) any representation or warranty made by any Borrower or Guarantor to Agent or any Lender in this Agreement, the other Financing Agreements or that is contained in any certificate furnished pursuant hereto that is qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect and any other such representation or warranty made by any Borrower or Guarantor to Agent or any Lender shall when made or deemed made be incorrect in any material respect;
          (d) any Guarantor revokes or terminates any guarantee of such party of the Obligations in favor of Agent or any Lender, except as a result of a transaction permitted under Section 10.1 hereof or as otherwise permitted hereunder or any of the other Financing Agreements;
          (e) (i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10,000,000 (net of any insurance or indemnity payments actually received in respect thereof prior to or within sixty (60) days from the entry thereof) shall be rendered against any Borrower or Guarantor or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of sixty (60) consecutive days or execution shall not be effectively stayed, or (ii) any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any of the Revolving Loan Priority Collateral having a value in excess of $2,000,000 or any Collateral (whether or not including Revolving Loan Priority Collateral) having a value in excess of $10,000,000 and either (A) is made or rendered against any Revolving Loan Priority Collateral having a value in excess of $2,000,000 or any Collateral (whether or not including Revolving Loan Priority Collateral) having a value in excess of $10,000,000 or (B) in the case of a deposit account, securities account or similar account in which the value of such deposits, securities or similar items is in excess of $5,000,000 the bank or financial intermediary maintaining such account shall refuse to remit deposits, securities, funds or similar items in such account in excess of such claim to any Borrower or Guarantor;
          (f) any Borrower dissolves, suspends or discontinues doing business, other than as expressly permitted under Section 9.4 or Section 10.1 hereof, except any such dissolution, suspension, or discontinuance that could not reasonably be expected to have a Material Adverse Effect;

          (g) (i) any Borrower or Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) any Borrower or Guarantor shall file any answer that indicates its consent to, acquiescence in or approval of, any such action or proceeding referred to in clause (i) above or the relief requested is granted sooner; or (iv) any Borrower or Guarantor shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due;
          (h) (i) any default in (A) any payment of principal, interest in respect of any Indebtedness (excluding the Loans and the Letter of Credit Obligations) in excess of $15,000,000 beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created or (B) the observance or performance of any other agreement or condition (including the failure to pay any amount other than principal or interest) relating to any Indebtedness (excluding the Loans and the Letter of Credit Obligations) or with respect to in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders, or beneficiary or beneficiaries of such Indebtedness (or a trustee, agent or other representative on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase (an “Acceleration”) and such notice shall have lapsed and if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered such Default Notice shall have been given, (ii) the subordination provisions with respect to any Subordinated Debt shall cease to be in full force and effect and such Subordinated Debt shall thereby cease to be validly subordinated to the Obligations as and to the extent as provided in such subordination provisions;
          (i) (i) any material provision of any of the Financing Agreements shall cease for any reason to be valid, binding and enforceable with respect to any Borrower or Guarantor thereto (other than pursuant to the terms hereof or thereof), or any Borrower or Guarantor shall challenge in writing the enforceability hereof or thereof, or shall assert in writing to Agent or any Lender, or take any action or fail to take any action based on such assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or (ii) the Lien created by any of the Financing Agreements shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any of the Revolving Loan Priority Collateral purported to be subject thereto having a value in excess of $2,000,000 or any of the Collateral (whether or not including Revolving Loan Priority Collateral) having a value in excess of $5,000,000 (except as otherwise permitted herein or therein); provided, that, with respect any Collateral other than Revolving Loan Priority Collateral, such default shall have continued unremedied for a period of twenty (20) days;
          (j) an ERISA Event shall occur which results in or could reasonably be expected to have a Material Adverse Effect; or

          (k) any Borrower or Guarantor shall be prohibited or otherwise restrained for a period of more than fifteen (15) days from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect within the immediately succeeding ninety (90) day period by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;
          (l) any Change of Control.
     12.2 Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 14 hereof, at any time an Event of Default exists or has occurred and is continuing, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations of such Borrower or Guarantor then due and owing without prior recourse to the Collateral.
          (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Section 12.1(g), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Section 12.1(g), the Commitments and any such obligation of each Lender to make a Loan or Issuing Bank to issue any Letters of Credit hereunder shall automatically terminate).
          (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and subject to and in compliance with applicable law and the terms of the Intercreditor Agreement, and subject (in the case of Term Loan Priority Collateral) to pre-existing Liens, security interests, title imperfections and other defects and impairments of any nature whatsoever (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time reasonably designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) subject to pre-existing rights and licenses permitted hereunder with respect to Term Loan Priority Collateral, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors to the fullest extent permitted by applicable law, and/or (vi) with the consent of Required Lenders (and shall at the direction of Required Lenders), terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof, and Borrowers and Guarantors waive any other notice to the fullest extent that the consent thereto of Borrowers and Guarantors hereunder is permitted by applicable law. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, to the fullest extent permitted by applicable law, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred three (103%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith.
          (d) At any time or times that an Event of Default exists or has occurred and is continuing, Co-Collateral Agents may, subject to the terms of the Intercreditor Agreement, in their discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Co-Collateral Agents may, subject to the terms of the Intercreditor Agreement, in their discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof and (iv) take whatever other action Co-Collateral Agents may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Co-Collateral Agents’ request, all invoices and statements sent to any account debtor shall state that the Accounts have been assigned to Agent and are payable directly and to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent, except as may be required by the terms of any pre-existing agreement permitted hereunder of any Borrower with a third-party or by applicable law.
          (e) For the purpose of enabling Agent and Co-Collateral Agents (and to the extent necessary) to exercise the rights and remedies under this Section 12.2 and subject to the Intercreditor Agreement, each Borrower and Guarantor hereby grants to Agent and each of Co-Collateral Agents, a non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and only for so long as the same is continuing, but irrevocable so long as such Event of Default shall exist or have occurred and be continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use (directly or indirectly through any agent), license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and Foreign Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
          (f) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations then due and owing, in whole or in part and in accordance with Section 6.7 hereof, subject to the terms of the Intercreditor Agreement, or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.
SECTION 13. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW
     13.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) This Agreement and the rights and obligations of the parties hereto under this Agreement shall be governed by the internal laws of the State of New York without giving effect to the rules and principles of conflicts of law or other rule of law to the extent the same are not mandatorily applicable by statute and would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          (b) Each of Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably (i) consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, and appellate courts from either thereof, in any action instituted therein that (x) arises out of or relates to this Agreement, (y) arises out of or relates to any of the other Financing Agreements or (z) in any way is connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case under this clause (z) whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and (ii) to the fullest extent permitted by applicable law, waives any objection based on venue or forum non conveniens with respect to such action. Each of Borrowers, Guarantors, Agent, Lenders and Issuing Bank agrees that any dispute with respect to any such matters shall be heard only in the courts described above unless such courts shall decline to exercise jurisdiction over such dispute in whole or in part (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems reasonably necessary or appropriate in order to realize on the Collateral and which have jurisdiction over such Borrower or Guarantor or property).
          (c) Each Borrower and Guarantor (to the fullest extent permitted by applicable law) hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein or otherwise notified to Agent and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or

Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.
          (d) BORROWERS, GUARANTORS, AGENT, CO-COLLATERAL AGENTS, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, CO-COLLATERAL AGENTS, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     13.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives (to the fullest extent permitted by applicable law) demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or in the Intercreditor Agreement. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.
     13.3 Amendments and Waivers.
          (a) Neither this Agreement nor any other Financing Agreement (other than any Deposit Account Control Agreement or Investment Property Control Agreement, as to which only the consent of Agent shall be required) nor any terms hereof or thereof may be amended, waived (other than by a Borrower or Guarantor), modified or supplemented unless such amendment, waiver, modification or supplement is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Sections 14.1 through 14.10 and 14.13 hereof not affecting any Borrower or Guarantor), by any Borrower or Guarantor party thereto and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:
               (i) reduce the interest rate or any fees or extend the scheduled date of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,
               (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of such Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),
               (iii) release all or substantially all of the Collateral (except as expressly permitted hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 14.11(b) hereof), without the consent of all of Lenders,
               (iv) reduce any percentage specified in the definition of Required Lenders or otherwise amend the definition of such term or amend the percentage specified in or otherwise amend the definition of “Supermajority Lenders”, in the case of any of the foregoing, without the consent of all of Lenders,
               (v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement (except as permitted hereunder or under any of the other Financing Agreements), without the consent of all of Lenders,
               (vi) amend, modify or waive any terms of Section 6.7 or this Section 13.3 hereof, without the consent of Agent and all of Lenders,
               (vii) amend, modify or waive any terms of Section 8.26, Section 9.4(a) or Section 14.16 hereof, or amend the definition of “Co-Collateral Agents”, in each case without the consent of each of the Co-Collateral Agents, or
               (viii) increase the advance rates constituting part of the Borrowing Base or increase the Letter of Credit Limit, or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Inventory”, that would have the effect of increasing the amount of the Borrowing Base, reduce the Dollar amount set forth in the definition of “Dominion Event”, in each case, without the written consent of the Supermajority Lenders and the Co-Collateral Agents.
          (b) Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.
          (c) Notwithstanding anything to the contrary contained in Section 13.3(a) above, in connection with any amendment, waiver, modification or supplement, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of the Required Lenders to such amendment, waiver, modification or supplement is obtained, then the Administrative Borrower shall have the right at any time thereafter to cause the Non-Consenting Lender to, and upon the exercise by the Administrative Borrower of such right, such Non-Consenting Lender shall have the obligation to, sell, assign and transfer to such Eligible Transferee as the Administrative Borrower may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. The Administrative Borrower shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender); except, that, on the date of such purchase and sale, such Eligible Transferee specified by the Administrative Borrower, shall pay to the Non-Consenting Lender (except as such Eligible Transferee and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.
          (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of Agent shall not be required for any other amendments, waivers or consents. The exercise by Agent or Co-Collateral Agents, as applicable, of any of its or their rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 13.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. The consent of each Co-Collateral Agent affected thereby shall be required for any amendment, waiver or consent affecting the rights or duties of such Co-Collateral Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. Notwithstanding anything to the contrary contained in Section 13.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change to the extent permitted hereunder, in each case without the approval of any Lender.
          (e) In addition to the consent of all Lenders as required pursuant to clause (a)(vi) above, the consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.7(a) hereof.
          (f) Notwithstanding anything to the contrary set forth in this Section 13 or otherwise, Agent may waive, in its discretion, for a period not to exceed five (5) Business Days, any Event of Default arising from the failure of Borrowers or Guarantors (i)timely to deliver any reports and/or other information as and when required to be delivered under Section 7.1 hereof, any financial statement and/or other information as and when required to be delivered under Section 9.1 hereof or (ii) to maintain its Revolving Loan Priority Collateral or provide insurance coverage for such Revolving Loan Priority Collateral to the extent required under Section 9.5 hereof.
          (g) Notwithstanding that the consent of all Lenders is required in certain circumstances as set forth in this Section 13, (i) each Lender is entitled to vote as such Lender may elect on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (ii) the

Required Lenders may consent to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     13.4 Indemnification.
          (a) Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Co-Collateral Agent, each Lender and Issuing Bank, their respective Affiliates and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby (including preparations for and consultations concerning any such matters) or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 13.5 to indemnify an Indemnitee or any Related Person of an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee or any Related Person of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). For purposes of this Section 13.4, a “Related Person” of an Indemnitee shall mean any of such Indemnitee and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each, a “Related Person”). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby.
          (b) Without limiting the generality of the foregoing, Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by an Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender or their respective Related Persons as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

          (c) All amounts due under this Section shall be payable thirty (30) days after written demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. Notwithstanding anything to the contrary in this Section 13.5, Borrowers and Guarantors shall not have any obligations under this Section 13.5 to any Indemnitee with respect to any Taxes, but without limiting any obligations of Borrowers and Guarantors to any Indemnitee with respect to Taxes under Section 6.8.
SECTION 14. THE AGENT AND CO-COLLATERAL AGENTS
     14.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements and each of Wells Fargo, Bank of America, N.A. and General Electric Capital Corporation to act as Co-Collateral Agents hereunder, in each case with such powers as are specifically delegated to Agent and Co-Collateral Agents, respectively, by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent and Co-Collateral Agents (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent and Co-Collateral Agents may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.
     14.2 Reliance by Agent. Agent and each Co-Collateral Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent or such Co-Collateral Agent, respectively. As to any matters not expressly provided for by this Agreement or any of the other Financing Agreements, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Required Lenders or of all Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.
     14.3 Events of Default.
          (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or

Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 14.7 hereof) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.
          (b) Except with the prior written consent of Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.
     14.4 Wells Fargo in its Individual Capacity; Co-Agents in their Individual Capacity.
          (a) With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
          (b) With respect to its Commitment and the Loans made (and any successor acting as a Co-Collateral Agent), so long as each of Wells Fargo, Bank of America, N.A. and General Electric Capital Corporation shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as a Co-Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include such Co-Collateral Agent in its individual capacity as Lender hereunder. Each of Wells Fargo, Bank of America, N.A. and General Electric Capital Corporation (and any successor acting as a Co-Collateral Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as a Co-Collateral Agent, and each of Wells Fargo, Bank of America, N.A. and General Electric Capital Corporation and their respective Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     14.5 Indemnification. Lenders agree to indemnify Agent, each Co-Collateral Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) or any Co-Collateral Agent arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any of the other Financing Agreements or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
     14.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent, any Co-Collateral Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent, any Co-Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Neither Agent nor any Co-Collateral Agent shall be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent and each Co-Collateral Agent will use reasonable efforts to provide Lenders with any information received by Agent or such Co-Collateral Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent or Co-Collateral Agents shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s or such Co-Collateral Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or Co-Collateral Agents or deemed requested by Lenders hereunder, Agent and Co-Collateral Agents shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent or any Co-Collateral Agent.
     14.7 Failure to Act. Except for action expressly required of Agent or any Co-Collateral Agent hereunder and under the other Financing Agreements, Agent and each Co-Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 14.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     14.8 Additional Loans. Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, without the prior consent of all Lenders; except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, as Co-Collateral Agents may deem necessary or advisable in their discretion; provided, that (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 14.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to seven and one-half (7.5%) percent of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the lesser of (i) the Maximum Credit and (ii) the Revolving Loan Limit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than forty-five (45) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.
     14.9 Concerning the Collateral and the Related Financing Agreements. Each Secured Party authorizes and directs Agent and Co-Collateral Agents to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent, Co-Collateral Agents or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent, Co-Collateral Agents or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.
     14.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;
          (b) expressly agrees and acknowledges that Agent or any Co-Collateral Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and
          (d) agrees to keep all Reports and appraisals confidential and strictly for its internal use in accordance with the terms of Section 15.5 hereof, and not to distribute or use any Report or appraisals in any other manner.
     14.11 Collateral Matters.
          (a) Agent may, at the direction of Co-Collateral Agents, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Co-Collateral Agents, in their sole discretion, (i) deem necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations;

provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 14.8 hereof, shall not exceed the amount equal to seven and one-half (7.5%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the lesser of (i) the Maximum Credit and (ii) the Revolving Loan Limit, except at Co-Collateral Agents’ option; provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the lesser of (i) the Maximum Credit and (ii) the Revolving Loan Limit the Special Agent Advances that are in excess of the lesser of (i) the Maximum Credit and (ii) the Revolving Loan Limit shall be for the sole account and risk of such Co-Collateral Agents as may elect to fund such amounts and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the lesser of (i) the Maximum Credit and (ii) the Revolving Loan Limit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable within five (5) Business Days after demand. Without limitation of its obligations pursuant to Section 6.13, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.
          (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or Lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 15.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or Disposition is made in compliance with Section 10.1 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or Lien was granted or at any time thereafter, or (iv) for which the consideration received in the aggregate in any twelve (12) month period is less than $10,000,000 and to the extent Agent may release its security interest in and Lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including the Intercreditor Agreement and any other intercreditor agreement, or (vi) approved, authorized or ratified in writing by such percentage of Lenders as required by Section 13.3(a). Except as provided above, Agent will not release any security interest in, mortgage or Lien upon, any of the Collateral without the prior written authorization of such percentage of Lenders as required by Section 13.3(a). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.
          (c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or Liens granted to Agent upon any Collateral to the extent set forth above; provided, that, such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or Lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.
          (d) Neither Agent nor any Co-Collateral Agent shall have any obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent or Co-Collateral Agents in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent and any Co-Collateral Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s and each Co-Collateral Agent’s own interest in the Collateral as a Lender and that Agent and Co-Collateral Agents shall have no duty or liability whatsoever to any other Lender or Issuing Bank.
     14.12 Agency for Perfection. Each Lender and Issuing Bank hereby appoints Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender or Issuing Bank obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.
     14.13 Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or Guarantor, Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
               (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Bank,

Agent and Co-Collateral Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Bank, Agent and Co-Collateral Agents and their respective agents and counsel and all other amounts due Lenders, Issuing Bank, Agent and Co-Collateral Agents allowed in such judicial proceeding; and
               (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Co-Collateral Agent and Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, Co-Collateral Agents and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.
          (b) Nothing contained herein shall be deemed to authorize Agent or any Co-Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent or any Co-Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.
     14.14 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders, which successor agent shall be subject to the approval of Administrative Borrower (such approval not to be unreasonably withheld, conditioned or delayed), so long as no Event of Default shall exist or have occurred and be continuing. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders. In the event that no Lender accepts such designation, Agent may appoint a commercial bank that is organized under the laws of the United States of America or any state or district thereof, has a combined capital surplus of at least $200,000,000 and so long as no Event of Default exists or has occurred and is continuing, is acceptable to Administrative Borrower. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Administrative Borrower and such successor. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Any resignation by Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Financing Agreements, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

     14.15 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.
     14.16 Co-Collateral Agent Determinations. Each reference in this Agreement to any action, determination, decision, consent, approval, satisfaction, acceptance, exercise of discretion or other act of or by or with respect to “Co-Collateral Agents” shall be deemed to refer to such action, determination, decision, consent, approval, satisfaction, acceptance, exercise of discretion or other act of or by the Co-Collateral Agents exercised, as the case may be, by the consenting vote of any two (2) of the three (3) Collateral Agents; provided, however, that if there shall be at any time only two (2) Co-Collateral Agents, then each reference to “Co-Collateral Agents” shall be deemed to refer to such action, determination, exercise of discretion or other conduct taken, made or exercised, as the case may be, on the basis of the more conservative credit judgment of the two (2) remaining Co-Collateral Agents.
     14.17 Intercreditor Arrangements. Each Lender hereby (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (c) authorizes and instructs Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement, and (d) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender and it has received and reviewed the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and any of the other Financing Agreements, the terms of the Intercreditor Agreement shall govern and control except as expressly set forth in the Intercreditor Agreement.
SECTION 15. TERM OF AGREEMENT; MISCELLANEOUS
     15.1 Term.
          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent shall, at the direction of Required Lenders, terminate this Agreement at any time that an Event of Default exists or has occurred and is continuing. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the

Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require, unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider (for purposes of this Section 15.1 and references hereto, such payments to Agent and/or delivery of letter of credit as provided above with respect to the Obligations, together with the termination of any commitment to make any Loans or provide any Letters of Credit is referred to as the “Payment in Full of all Obligations”). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred three (103%) percent of the face amount of the Letter of Credit Obligations plus the amount of any fees and expenses due and payable in connection therewith. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 2:00 p.m. Eastern Standard Time
          (b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until Payment in Full of all Obligations and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until the Payment in Full of all Obligations. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until the Payment in Full of all Obligations.
     15.2 Interpretative Provisions.
          (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
          (c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

          (f) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC (except to the extend mandatorily applicable), honesty in fact in the conduct or transaction concerned.
          (g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied; provided, that, if Parent or Borrowers change the method for inventory valuation as used in the preparation of its financial statements, the Administrative Borrower shall deliver notice of such change to Agent thirty (30) days prior to such change and shall provide materials to Agent to show the effect on the financial statements and the Borrowing Base, if applicable, of such change on a pro forma basis when and to the extent included in the immediately subsequent financial statements delivered pursuant to Section 9.1(a) or Borrowing Base delivered hereunder, it being agreed that Agent may adjust the Borrowing Base to account for the effect thereon of any such change. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit..
          (h) Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
          (i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (k) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.
     15.3 Notices.
          (a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 15.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	NCI Building Systems, Inc.
10943 North Sam Houston parkway West
Houston, Texas 77064
Attention:            Chief Financial Officer
Telephone No.:    281-897-7837
Telecopy No.:      281-897-7658
E-mail: mejohnson@ncilp.com

with copies (which copies will not constitute notice to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: David A. Brittenham Telephone No.: 212-909-6000 Telecopy No.: 212-909-6836 E-mail: dabrittenham@debevoise.com

If to Agent or Issuing Bank:	Wells Fargo Foothill, LLC 1100 Abernathy Road Suite 1600 Atlanta, Georgia 30328 Attention: Business Finance Manager Telephone No.: 770-508-1300 Telecopy No.: 770-804-0551
          (b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.
     15.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     15.5 Confidentiality.

          (a) Agent, each Lender and Issuing Bank shall keep confidential any Information (as defined below) supplied to it by or on behalf of Parent or any Subsidiary pursuant to or in connection with this Agreement or any of the other Financing Agreements or obtained by it based on a review of the books and records of Parent or any Subsidiary; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have agreed in writing to treat such information as confidential in accordance with this Section 15.5 (which may be in the form of an electronic recorded agreement for any prospective Lender or Participant, including through Intralinks or similar systems, that has been approved by Administrative Borrower, and otherwise shall be in the form of a written manually executed agreement), or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank; provided, that, each Agent, Lender or Participant shall inform such counsel of the agreement under this Section 15.5 and take reasonable actions to cause compliance by any such counsel with such provision.
          (b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent not prohibited by applicable law, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent not prohibited by applicable law.
          (c) In no event shall this Section 15.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that is or becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine mandatory informational requests from regulators, agencies and Governmental Authorities in accordance with applicable industry standards relating to the exchange of credit information, it being agreed that Agent, such Lender or Issuing Bank, as applicable, will endeavor when commercially practicable to provide reasonable notice thereof to Administrative Borrower. The obligations of Agent, Lenders and Issuing Bank under this Section 15.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter relating hereto signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose the information relating to the Credit Facility set forth on Schedule 15.5(c) to Gold Sheets and other publications, and Co-Collateral Agents may otherwise use the corporate name and logo of Borrowers and Guarantors and such information in “tombstones” or other advertisements, public statements or marketing materials.
          (d) For purposes of this Section, “Information” means all information received from a Borrower or Guarantor or any Subsidiary relating to Borrowers, Guarantors or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the

Issuing Bank on a nonconfidential basis prior to disclosure by such Borrower or Guarantor or any Subsidiary, and any materials or information filed in whole or in part with the Securities and Exchange Commission.
          (e) Notwithstanding any other provision of this Agreement, any other Financing Agreement or any Assignment and Acceptance, the confidentiality provisions of this Section 15.5 shall survive with respect to each Lender and Agent until the second (2nd) anniversary of such Lender or Agent ceasing to be a Lender or Agent, respectively.
     15.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns; except, that, other than as permitted hereunder, Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of Agent and Administrative Borrower, except as provided in such Section 15.7. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall, other than to the extent expressly provided with respect to Bank Product Providers, be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.
     15.7 Assignments; Participations.
          (a) Each Lender may make assignments of all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender (unless the Administrative Borrower and Agent otherwise consent), of such rights and obligations under this Agreement to other financial institutions or other Persons in each case approved in writing by Agent, Swing Line Lender and Issuing Bank and, so long as no Event of Default shall exist or have occurred and be continuing, Administrative Borrower, which approval shall not be unreasonably withheld or delayed; provided, that, (i) the approval of Administrative Borrower shall not be required in connection with assignments to another Lender, to any Affiliate of a Lender (except for assignments to any Affiliate of a Lender in connection with or in contemplation of the sale or other disposition of such Affiliate) or to any Approved Fund, or with respect to any assignment in the form of a participation, (ii) the approval of Agent shall not be required for an assignment to a Lender or any Affiliate of any Lender; (iii) such transfer or assignment will not be effective until recorded by Agent on the Register and (iv) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000. Upon the receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee in accordance with this Section 15.7, the processing fee referred to in this Section 15.7(a) and any written approval of such assignment by Agent and Administrative Borrower required by Section 15.7, Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register in accordance with Section 6.4(a) and give prompt notice of such assignment and recordation to the Administrative Borrower.
          (b) Upon such execution, delivery, acceptance and recording as provided in this Section 15.7, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (except for any obligations under Section 15.5).
          (c) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee confirms its other agreements, acknowledgments and representations as a Lender pursuant to Section 14.6, (vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may, subject to Section 15.5, furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.
          (d) Notwithstanding anything to the contrary in this Agreement, no assignee, which as of the date of any assignment to it pursuant to this Section 15.7 would be entitled to any payment under Section 3.5, 3.6, 6.8 or 9.12 in an amount greater than the assigning Lender would have been entitled to as of such date under such Sections with respect to the rights assigned, shall be entitled to such greater payments unless the assignment was made after an Event of Default under Section 12.1(a) or (g) has occurred and is continuing or Administrative Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.
          (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) such Lender shall remain the holder of any Loan for all purposes under this Agreement and the other Financing Agreements, and (iv) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor under this Agreement (including, without limitation, Sections 3.5, 3.6, 6.8 and 9.12) and the other Financing Agreements shall be determined as if such Lender had not sold such participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.
          (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.
          (g) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 15.7. If such Issuing Bank ceases to be a Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.
          (h) On or prior to the effective date of any assignment pursuant to this Section 15.7, the assigning Lender shall surrender any outstanding notes held by it all or a portion of which are being assigned. Any such notes surrendered by the assigning Lender shall be returned by Agent to the Administrative Borrower marked “cancelled”.
          (i) No assignment or participation made or purported to be made to any assignee Lender or Participant shall be effective without the prior written consent of the Administrative Borrower if it would require the Administrative Borrower to make any filing with any Governmental Authority or qualify any Loan, or any of the Financing Agreements under the laws of any jurisdiction, and the Administrative Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.
          (j) If the Administrative Borrower wishes to replace the Loans or Commitments under this Agreement with ones having different terms, it shall have the option, with the consent of Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign without representation, warranty or recourse of any kind whatsoever, such Loans or Commitments to Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.3, which amendment shall in any such case reflect the resignation effective contemporaneously therewith of Agent as agent. Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and breakage costs as otherwise required hereunder. By receiving such purchase price, the existing Lenders shall automatically be deemed to have assigned without representation, warranty or recourse of any kind whatsoever, the Loans or Commitments under such Facility, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
     15.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
     15.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.
     15.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

LENDERS:

WELLS FARGO FOOTHILL, LLC, as
Administrative and Co-Collateral Agent and a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as
Co-Collateral Agent and a Lender

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Co-Collateral Agent and a Lender

By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]
[Signature Page Loan and Security Agreement (NCI)]

[SIGNATURES CONTINUED ON NEXT PAGE]

BORROWERS:

NCI GROUP, INC

By:
Name:
Title:

ROBERTSON-CECO II CORPORATION

By:
Name:
Title:

GUARANTORS:

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

STEELBUILDING.COM INC.

By:
Name:
Title:

[Signature Page Loan and Security Agreement (NCI)]

Schedules to Loan and Security Agreement
These Schedules are an integral part of that certain Loan and Security Agreement, dated October 20, 2009, by and among NCI Group, Inc., Robertson-Ceco II Corporation, NCI Building Systems, Inc., Steelbuilding.com, Inc., the several banks and other financial institutions from time to time parties thereto, Wells Fargo Foothill, LLC, Bank of America, N.A., General Electric Capital Corporation and Wells Fargo Securities, LLC (the “Agreement”), are incorporated therein by reference and are not intended to be independent from the Agreement.
Unless defined otherwise in these Schedules, capitalized terms used herein have the meanings given to them in the Agreement. Headings and italicized language included herein are included solely for ease of reference and shall not in any way limit the disclosures contained herein.
Disclosure of a matter that is not required to be made does not require disclosure of any similar matters not required to be disclosed, and disclosure of any item on any of the Schedules shall not constitute an admission that such item is material or required to be disclosed. Disclosure in any Schedule of any matter or document shall constitute a disclosure of such matter or document for purposes of all other Schedules to the extent the applicability to one or more other Schedules is reasonably apparent from the face of such Schedule.
The inclusion in these Schedules of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the representations or warranties. Nothing in these Schedules constitutes an admission of any liability or obligation of any Borrower or Guarantors to any third party, nor an admission against a Borrower’s or a Guarantor’s interests.
Document titles that are listed in italics have been provided by Borrowers and Guarantors for the convenience of Agent. However, the provision of such titles shall not imply any representation or warranty as to the accuracy or completeness of such titles. Reference in these Schedules to an agreement includes a reference to all amendments, modifications or other supplements to such agreement, to the extent such amendments, modifications or other supplements have been made available to Agent.

1

Schedule 1.42
to Loan and Security Agreement
Consolidated Fixed Charges

Fiscal Month	Consolidated Fixed Charges
November 2008	[Redacted]*

December 2008	[Redacted]*

January 2009	[Redacted]*

February 2009	[Redacted]*

March 2009	[Redacted]*

April 2009	[Redacted]*

May 2009	[Redacted]*

June 2009	[Redacted]*

July 2009	[Redacted]*

August 2009	[Redacted]*

September 2009	[Redacted]*

October 2009	[Redacted]*

*   indicates redacted and filed separately with the Securities and Exchange Commission.

2

Schedule 1.57
to Loan and Security Agreement
EBITDA

Fiscal Month	EBITDA
November 2008	[Redacted]*

December 2008	[Redacted]*

January 2009	[Redacted]*

February 2009	[Redacted]*

March 2009	[Redacted]*

April 2009	[Redacted]*

May 2009	[Redacted]*

June 2009	[Redacted]*

July 2009	[Redacted]*

August 2009	[Redacted]*

September 2009	[Redacted]*

October 2009	[Redacted]*

*   indicates redacted and filed separately with the Securities and Exchange Commission.

3

Schedule 1.173
to Loan and Security Agreement
Excluded Property
None.

4

Schedule 1.76
to Loan and Security Agreement
Existing Letters of Credit

Letter of Credit	Expiry
Number	Date	Beneficiary	Amount
SM210246	9/29/2010	St. Paul Fire & Marine Insurance Company	$[Redacted]*

SM211112	12/1/2009	Zurich American Insurance Company	$[Redacted]*

SM219776	12/31/2009	Zurich American Insurance Company	$[Redacted]*

SM219780	4/27/2010	National Union Fire Insurance Company	$[Redacted]*

SM220984	1/12/2010	Bank of New York Mellon Trust Co. NA, formerly JP Morgan Trust	$[Redacted]*

*   indicates redacted and filed separately with the Securities and Exchange Commission.

5

Schedule 1.85
to Loan and Security Agreement
Fraight Forwarders
[Redacted]*
* Indicates redacted and filed separately with the Securities and Exchange Commission.

6

Schedule 1.119
to Loan and Security Agreement
Mortgaged Fee Properties
1.	660 South 91st Avenue, Tolleson, AZ

2.	550 Industry Way, Atwater, CA

3.	12101 East Brandt Road, Lockeford, CA

4.	9123 Center Street, Rancho Cucamonga, CA

5.	1601 Rogers Road, Adel, GA

6.	2280 Monier Avenue, Lithia Springs, GA

7.	1150 Marietta Industrial Drive NE, Marietta, GA

8.	1780 McCall Drive, Shelbyville, IN

9.	101 West South Street, Monticello, IA

10.	305 North Iris Road, Mt. Pleasant, IA

11.	2400 Highway 45 North, 248 Chubby Drive & 3539 Bluecutt Road, Columbus, MS

12.	300 Highway 51 North, Hernando, MS

13.	201 Apache Drive & 951 Prisock Road, Jackson, MS

14.	6168 State Route 233, Rome, NY

15.	100 Red Iron Road, Rocky Mount, NC

16.	422 Kirby Drive, Lexington, TN

17.	1836 Dock Street, Memphis, TN

18.	10943 North Sam Houston Parkway West, Houston, TX

19.	14031 West Hardy, Houston, TX

20.	501 North Greenwood Street, Houston, TX

21.	7301 Fairview, Houston, TX

7

Schedule 1.119
to Loan and Security Agreement
22.	5244 Bear Creek Court, Irving, TX

23.	5711 East FM-40, Lubbock, TX

24.	1155 West 2300 North, Salt Lake City, UT

25.	1703 Ruffin Mill Road, Colonial Heights, VA

26.	2714 South Garfield Road, Airway Heights, WA

8

Schedule 1.120
to Loan and Security Agreement
Mortgages
1.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Stewart Title & Trust of Phoenix, Inc., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 660 South 91st Avenue, Tolleson, AZ

2.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Stewart Title of California, Inc., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 550 Industry Way, Atwater, CA

3.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by Robertson-Ceco II Corporation, as grantor, to Stewart Title of California, Inc., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 12101 East Brandt Road, Lockeford, CA

4.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Stewart Title of California, Inc., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 9123 Center Street, Rancho Cucamonga, CA

5.	Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents, by NCI Group, Inc., as grantor, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 1601 Rogers Road, Adel, GA

6.	Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents, by NCI Group, Inc., as grantor, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 2280 Monier Avenue, Lithia Springs, GA

7.	Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents, by NCI Group, Inc., as grantor, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 1150 Marietta Industrial Drive NE, Marietta, GA

8.	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by

9

Schedule 1.120
to Loan and Security Agreement
NCI Group, Inc., as grantor, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 1780 McCall Drive, Shelbyville, IN

9.	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by Robertson-Ceco II Corporation, as grantor, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 101 West South Street, Monticello, IA

10.	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by Robertson-Ceco II Corporation, as grantor, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 305 North Iris Road, Mt. Pleasant, IA

11.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by Robertson-Ceco II Corporation, as grantor, to Danny L. Crotwell, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 2400 Highway 45 North, 248 Chubby Drive & 3539 Bluecutt Road, Columbus, MS

12.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Danny L. Crotwell, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 300 Highway 51 North, Hernando, MS

13.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Danny L. Crotwell, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 201 Apache Drive & 951 Prisock Road, Jackson, MS

14.	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 6168 State Route 233, Rome, NY

15.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing (Collateral Includes Fixtures), by Robertson-Ceco II Corporation, as grantor, to Stewart Title Company, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 100 Red Iron Road, Rocky Mount, NC

10

Schedule 1.120
to Loan and Security Agreement
16.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Frank Alvstad, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 422 Kirby Drive, Lexington, TN

17.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Frank Alvstad, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 1836 Dock Street, Memphis, TN

18.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 10943 North Sam Houston Parkway West, Houston, TX

19.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 14031 West Hardy, Houston, TX

20.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 501 North Greenwood Street, Houston, TX

21.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 7301 Fairview, Houston, TX

22.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 5244 Bear Creek Court, Irving, TX

11

Schedule 1.120
to Loan and Security Agreement
23.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 5711 East FM-40, Lubbock, TX

24.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Title West Title Company, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 1155 West 2300 North, Salt Lake City, UT

25.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by NCI Group, Inc., as grantor, to Kenneth L. Dickinson, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 1703 Ruffin Mill Road, Colonial Heights, VA

26.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, by Robertson-Ceco II Corporation, as grantor, to Stewart Title of Spokane, LLC, as trustee, in favor of Wells Fargo Foothill, LLC, as co-collateral agent, with respect to the real property located at 2714 South Garfield Road, Airway Heights, WA

12

Schedule 1.139
to Loan and Security Agreement
Permitted Dispositions
Owned Real Property that may be sold or leased/subleased:
[Redacted]*
Equipment and Personal Property that may be sold or leased:
[Redacted]*
Borrowers, Guarantors and their respective Subsidiaries may sell, dispose of, lease or otherwise transfer to any Person (including any Borrower, Guarantor or any of their respective Subsidiaries), equipment (including manufacturing equipment and miscellaneous personal property) currently located at the following facilities:
[Redacted]*

*   indicates redacted and filed separately with the Securities and Exchange Commission.

13

Schedule 1.165
to Loan and Security Agreement
Revolving Loan Priority Collateral
     “Revolving Loan Priority Collateral” means all of the following present and future property and assets of any Borrower or Guarantor constituting Collateral with respect to which a Lien is granted to Agent as security for any Obligations:
     (a) (i) Accounts (other than Accounts or other payment obligations constituting the Proceeds of Term Loan Priority Collateral);
     (ii) Inventory;
     (iii) Chattel Paper, Instruments and Documents, in each case only to the extent relating to Accounts (other than Accounts or other payment obligations constituting the Proceeds of Term Loan Priority Collateral), Inventory or other types of Revolving Loan Priority Collateral specifically enumerated in this definition (other than in this clause (iii));
     (iv) all General Intangibles (including, without limitation, (1) payment intangibles, (2) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account, (3) choses in action, causes of action, or other rights and claims against carriers, shippers, processors, warehouses, bailees, custom brokers, freight forwarders, or other third parties at any time in possession of, or using, any of the other Revolving Loan Priority Collateral or any sellers of any other Revolving Loan Priority Collateral, (4) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (5) agreements or arrangements with sales agents, distributors or the like and/or consignees, warehouses or other third persons in possession of Inventory, (6) guaranty or warranty claims with respect to Accounts or Inventory, (7) rights to indemnification and proceeds thereof, and (8) commercial tort claims) of a Borrower or Guarantor that arise from or in respect of, or constitute Proceeds of, any of the Accounts or other types of Revolving Loan Priority Collateral specifically enumerated in this definition (other than this clause (iv));
     (v) Deposit Accounts (other than the Term Loan Deposit Account);
     (vi) cash and Investment Property, including all monies, deposits and balances, in each case held in or for deposit in or otherwise attributable to any Deposit Accounts established or used by any Borrower in connection with the financing arrangements with the Agent and the Lenders pursuant to the Loan and Security Agreement for the handling of collections of any of the Accounts or any of the other types of Revolving Loan Priority Collateral of any Borrower specifically enumerated in this definition (other than this clause (vi)), and in any event excluding the Term Loan Deposit Account, Equity Interests of any Subsidiary, Indebtedness of Parent or any Subsidiary, and Proceeds of Term Loan Priority Collateral;

14

Schedule 1.165
to Loan and Security Agreement
     (vii) Letter of Credit Rights and Supporting Obligations in respect of Inventory, Accounts (other than Accounts or other payment obligations constituting the proceeds of Term Loan Priority Collateral) or other types of Revolving Loan Priority Collateral specifically enumerated in this definition (other than in this clause (vii));
     (viii) books and records to the extent relating to Accounts (other than Accounts or other payment obligations constituting the Proceeds of Term Loan Priority Collateral), Inventory or other types of Revolving Loan Priority Collateral specifically enumerated in this definition (other than in this clause (viii)), including, without limitation, invoices, purchase order, ledger cards, shipping evidence, statements, correspondence, memoranda, customer lists, credit files and other data, together with the tapes, disks, diskettes and other data media on which the same is stored; and
     (ix) Customer Contracts, in each case only to the extent relating to Accounts (other than Accounts or other payment obligations constituting the Proceeds of Term Loan Priority Collateral), Inventory or other types of Revolving Loan Priority Collateral specifically enumerated in this definition (other than in this clause (ix)); and
     (b) all Proceeds (including, without limitation, insurance proceeds) and products of the property and assets described in the foregoing clause (a).
* * * * *
     As used in this Schedule 1.165, the following terms shall have the respective meanings given to them below:
     “Chattel Paper”, “Deposit Accounts”, “Documents”, “General Intangible”, “Instrument”, “Investment Property”, “Letter of Credit Rights”, “Proceeds” and “Supporting Obligations” each has the meaning set forth in the UCC.
     “Customer Contracts” means all contracts for the provision of goods or services by any Borrower or Guarantor to any Person or by any Person to any Borrower or Guarantor.
     “Loan and Security Agreement” means the Loan and Security Agreement to which this Schedule 1.165 is attached.
     “Term Loan Deposit Account” means that certain segregated deposit account of Parent created on or after the date hereof to hold the proceeds of Term Loan Priority Collateral, together with any replacement or similar deposit account created to serve such purpose.
All capitalized terms used but not defined in this Schedule 1.165 are used as defined in the Loan and Security Agreement.

15

Schedule 1.193
to Loan and Security Agreement
Term Loan Priority Collateral
     “Term Loan Priority Collateral” means all of the present and future assets and Property of each Borrower and each Guarantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Term Loan Debt, that do not constitute Working Capital Priority Collateral (as defined in the Intercreditor Agreement), including without limitation:
     (a) all of the Equity Interest of each of the present and future Subsidiaries of each Borrower and each Guarantor;
     (b) all of the following present and future Property of each Borrower and each Guarantor:
     (i) all present and future patents and patent license rights, trademarks and trademark license rights, copyrights and copyright license rights, trade secrets and processes and other intellectual property;
     (ii) all present and future machinery and other Equipment, Real Property (whether owned or leased), Fixtures, Financial Assets, Investment Property and Commercial Tort Claims;
     (iii) the Term Loan Deposit Account (to the extent any Borrower or any Guarantor has rights therein) and all cash from time to time on deposit in the Term Loan Deposit Account (to the extent any Borrower or any Guarantor has rights therein);
     (iv) Chattel Paper, Documents and Instruments; and
     (v) General Intangibles and other contract rights, including any indemnification rights; and
     (c) all Proceeds (including, without limitation, insurance proceeds) and products of the Property and assets described in the foregoing clauses (a) and (b).
* * * * *
     As used in this Schedule 1.193, the following terms shall have the respective meanings given to them below:
     “Chattel Paper”, “Commercial Tort Claims”, “Documents”, “Fixtures”, “Financial Assets”, “General Intangibles”, “Instruments”, “Investment Property”, and “Proceeds” each has the meaning set forth in the UCC.
     “Loan and Security Agreement” means the Loan and Security Agreement to which this Schedule 1.193 is attached.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

16

Schedule 1.193
to Loan and Security Agreement
     “Term Loan Deposit Account” means that certain segregated deposit account of Parent created on or after the date hereof to hold the proceeds of Term Loan Priority Collateral, together with any replacement or similar deposit account created to serve such purpose.
     All capitalized terms used but not defined in this Schedule 1.193 are used as defined in the Loan and Security Agreement.

17

Schedule 8.2
to Loan and Security Agreement
Specified Collateral
Commercial Tort Claims
•	MBCI, A DIVISION OF NCI GROUP, INC. V. CANNON STORAGE SYSTEMS D/B/A VERN CANNON COMPANY AND VERN CANNON V. MBCI, A DIVISION OF NCI GROUP, INC. – Pending in District Court in Houston, Harris County, Texas. Breach of contract and business disparagement claims. Currently, the breach of contract claim as pled seeks damages of not less than approximately $360,000, plus all fees, interest, costs and other amounts to be determined at trial. Currently, the business disparagement claim as pled seeks all damages to be determined at trial including, but not limited to, punitive damages. Counterclaim alleges breach of warranty, violations of the Texas Deceptive Trade Practices Act, and tortious interference. Discovery is ongoing; case is set for trial in February 2010.

•	NCI GROUP, INC. V. CANNON SERVICES, INC. ET AL. – Pending in the United States District Court for the Northern District of Georgia – Atlanta Division. Claims relating to fraud, theft, and conversion. Currently, the claims as pled seek damages in amounts to be proven at trial, but not less than $2,000,000, plus all fees, interest, costs and other amounts including treble and punitive damages. Case has been stayed pending criminal investigations against defendants. Discovery will commence once stay is lifted. No trial date has been set.

•	NCI BUILDING SYSTEMS, INC. V. KELLY R. GINN, GREEN-SPAN PROFILES, L.P., GREEN-SPAN MANAGEMENT, LLC – Pending in District Court of Harris County, Houston, Texas. Currently, the claims against former Executive Vice President of Operations of NCI Building Systems, Inc. are for, among others, breach of non-competition agreements, breach of confidential relationship, misappropriation of confidential information, and breach of duty of loyalty. Currently, the claims as pled seek all damages to be proven at trial. Counterclaim alleges reimbursement of fees and costs. Discovery is ongoing. Trial is set for April 5, 2010.
Chattel Paper
None.

18

Schedule 8.2
to Loan and Security Agreement
Investment Property; Investments Accounts
See “Investment Accounts” in Schedule 8.21, which is incorporated into this Schedule 5.1 as if restated in full.

		Account	Account
Bank	Account Name	Type	Number
Bank of America Securities	NCI Building Systems Inc – Securities Account	Securities	[Redacted]*

901 Main Street
TX1-492-630-05
Dallas, TX 75202-3714

Barclays – Lehman	Nothing in Account	Securities	[Redacted]*

200 Crescent Ct., Suite 400
Dallas, TX 75201

Wells Fargo Bank	NCI Building Systems – Money Market	Securities	[Redacted]*

1000 Louisiana, Suite 650
Houston, TX 77002

Wachovia Securities – Special Equities Group	Brokerage Account – Treasury Shares – NCI Shares	Equity	[Redacted]*

375 Park Ave., 4th Fl.
New York, NY 10152

Wachovia Securities – Special Equities Group	NCI Building Systems, Inc. – Demutualization Shares (Heico)	Equity	[Redacted]*

375 Park Ave., 4th Fl. NY, NY 10152

*	indicates redacted and filed separately with the Securities and Exchange Commission.
Letter-of-Credit Rights

L/C			Confirming	L/C	Account	Expire
Date	Customer Name	Issuing Bank	Bank	Amount	No.	Date
08/05/09	Andino Trading Kayatoni 66 Curacao – Antilles, Netherlands	Bank of Nova Scotia 44 King St West Toronto Canada M5H 1H1	Bank of America Houston, TX	$[Redacted]*	[Redacted]*	[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission.
Inventory and Documents of Title in Possession of Third Parties/Third-Party Processors of Accounts

19

Schedule 8.2
to Loan and Security Agreement

			3rd	OTHER	Warehouse
PROCESSOR	VALUE	PERIOD	Party/Owned	STATUS	Address
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

20

Schedule 8.2
to Loan and Security Agreement

			3rd	OTHER	Warehouse
PROCESSOR	VALUE	PERIOD	Party/Owned	STATUS	Address
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

21

Schedule 8.2
to Loan and Security Agreement

			3rd	OTHER	Warehouse
PROCESSOR	VALUE	PERIOD	Party/Owned	STATUS	Address
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission.

22

Schedule 8.2
to Loan and Security Agreement
Material Adverse Effect
None.

23

Schedule 8.4
to Loan and Security Agreement
Consents; Authorizations
None.

24

Schedule 8.6
to Loan and Security Agreement
Pending Litigation
Litigation
Identified below are pending lawsuits or threatened litigation claims involving NCI Building Systems, Inc. or any of its subsidiaries in which the amount in controversy is alleged to be in excess of $250,000 or is otherwise unspecified. Nothing in this document shall be construed to be an admission and all allegations and claims of opposing parties in all matters are disputed. Moreover, nothing in this document shall be interpreted as an admission or waiver of any claim, defense, counterclaim, affirmative defense, etc. that NCI, its subsidiaries and/or affiliates have or could assert.
•	JOSE INFANTE V. METAL COATERS OF CALIFORNIA, INC.; NCI GROUP, INC.; HUGO ESTRADA, ET AL. – Pending in the Superior Court of California, County of San Bernadino, Rancho Cucamonga Division. Employment matter. Alleged damages unspecified. Discovery is ongoing, no trial date has been set.
•	NCI GROUP, INC. V. CANNON SERVICES, INC. ET AL. – Pending in the United States District Court for the Northern District of Georgia – Atlanta Division. Fraud, theft and conversion matter. NCI’s damages against all defendants are more than $250,000. Case has been stayed pending criminal investigation. Discovery will commence once stay is lifted. No trial date has been set.
•	BERNABE LOPEZ V. MBCI – Pending in District Court in Montgomery County, Texas. Claim alleges retaliatory termination related to prior workers’ compensation claim. Alleged damages unspecified. Discovery is ongoing, no trial date has been set. Case has been dormant for more than 5 years.
•	METRIC CONSTRUCTION CO. V. PROFESSIONAL RAINGUTTER SERVICES, INC., MBCI, ET AL. – Pending in the United States District Court in Utah. Claim alleges negligent design. Alleged damages are $742,125. Discovery is ongoing; trial is scheduled for January 2010.
•	CHASE HOME FINANCE LLC ET AL. V. MARK SWINK, MBCI ET AL. – Pending in the Circuit Court of the 18th Judicial Circuit in and for Seminole County, Florida. Claim alleges wrongful foreclosure. Alleged damages unspecified. Discovery is ongoing, but case has been dormant for over 1 year. No trial date has been set.
•	MBCI, A DIVISION OF NCI GROUP, INC. V. CANNON STORAGE SYSTEMS D/B/A VERN CANNON COMPANY AND VERN CANNON V. MBCI, A DIVISION OF NCI GROUP, INC. – Pending in District Court in Houston, Harris County, Texas. Breach of contract and business disparagement claims. Counterclaim alleges breach of warranty, violations of the Texas Deceptive Trade Practices Act,

25

Schedule 8.6
to Loan and Security Agreement
and tortious interference. Alleged damages unspecified. MBCI damages are more than $250,000. Discovery is ongoing; case is set for trial in February 2010.

•	SUMNER COUNTY BOARD OF EDUCATION V. CARDEN COMPANY, INC. V. MBCI, JOHNSON + BAILEY ARCHITECTS, P.C., ET AL. – Pending in Chancery Court for Sumner County, Tennessee. Claim alleges construction defect. Alleged damages unspecified. Discovery is ongoing and the parties are in settlement negotiations. Trial is set for week of April 12, 2010.

•	TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA, A NEW YORK CORPORATION, FOR THE BENEFIT OF ITS REAL ESTATE ACCOUNT V. DPR CONSTRUCTION, INC., METALLIC BUILDING COMPANY, ET AL. – Pending in District Court in Denton County, Texas. Trial has resulted in a jury verdict apportioning a percentage of damages to NCI. NCI’s insurer will pay $92,269.24 in damages to Plaintiff building occupant Sincerely Yours and $112,838.88 in damages to Plaintiff building occupant Vantage Furniture. NCI’s Long Bay® System was found to not be unreasonably dangerous or defectively designed.

•	KLAMATH COUNTY, OREGON A POLITICAL SUBDIVISION OF THE STATE OF OREGON V. BOGATAY CONSTRUCTION, INCORPORATED, A/KA/ BOGATAY CONSTRUCTION, INC., NCI BUILDING SYSTEMS, L.P. D/B/A METALLIC BUILDING COMPANY – Pending in Circuit Court of Klamath County, Oregon. Alleged breach of warranty suit. Alleged damages of $1,000,000. Discovery is ongoing; no trial date has been set.
•	SAINT-GOBAIN CONTAINER, INC. V. B.F.I., INC. AND B.F.A., INC. V. NCI BUILDING SYSTEMS, L.P., D/B/A MESCO BUILDING SOLUTIONS FORMERLY MESCO METAL BUILDINGS – Pending in Davies County Circuit Court Division, Kentucky. Claim alleges contribution and indemnity related to building collapse. Alleged damages unspecified. Discovery and settlement negotiations are ongoing. No trial date has been set.
•	NCI GROUP, INC. D/B/A METALLIC BUILDING COMPANY VS. CALAMAR CONSTRUCTION MANAGEMENT – Pending in the United States District Court for the Southern District of Texas – Houston Division. Breach of contract claim for more than $313,000 debt. Counterclaim alleges breach of warranty and breach of contract. Discovery is concluding and trial is set for November 10, 2009.
•	M.B. KAHN CONSTRUCTION COMPANY, INC., SUCCESSOR IN INTEREST TO CHANCEL CONSTRUCTION GROUP, INC. V. NCI BUILDING SYSTEMS, INC., SUCCESSOR IN INTEREST TO NCI BUILDING SYSTEM, L.P. – Pending in the U.S. District Court for the District of South Carolina, Florence Division.

26

Schedule 8.6
to Loan and Security Agreement
Claims allege delay and receipt of nonconforming materials. Alleged damages in excess of $250,000. Discovery is ongoing; no trial date has been set.
•	JOSE VILLATORO V. TEXAS INTERNATIONAL EXPRESS, LLC AND NCI BUILDING SYSTEMS, INC. – Pending in Harris County District Court, Houston, Texas. Alleged personal injury claim. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.
•	WAREHOUSES OF SARATOGA, GP F/K/A SARATOGA WAREHOUSE ASSOCIATES, GP V. UNITED PROGRESS, INC., STAR BUILDING SYSTEMS ET AL. – Alleged roof leak claim. Alleged damages unspecified. This case has been dormant for approximately 5 years. No trial date has been set.
•	INTERNATIONAL FIDELITY INSURANCE COMPANY V. BMC CONTRACTORS, INC., NILE, INC., TRITT ENTERPRISES, INC., HEFCO CONSTRUCTION, INC., STAR BUILDING SYSTEMS, INC., DORIS D. HEFNER, AND LON DILLARD – Pending in the U.S. District Court for the Middle District of Georgia, Macon Division. Claim alleges defective design and manufacturing. Alleged damages unspecified. Star filed a counterclaim for breach of contract. The Court denied Star’s motion for judgment on the pleadings as well as Star’s opposition to BMC’s motion to set aside default and compel arbitration. No date has been set for the arbitration. Settlement discussions are ongoing.
•	STEELCON GROUP LTD. V. ROBERTSON BUILDING SYSTEMS, LTD., ROBERTSON-CECO CORP. AND HARVEST BIBLE CHAPEL – Pending in the Ontario Superior Court of Justice, Canada. Claim alleges delays, breach of contract, defective design and manufacturing. Alleged damages are $25 million. Counterclaim asserts approximately $4.2 million. Discovery is ongoing; no trial date has been set.
•	ROBERT OCCHIFINTO V. OLIVO CONSTRUCTION V. STAR BUILDING SYSTEMS – Superior Court of New Jersey, Sussex County Law Division. Claim alleges breach of warranties, negligence and breach of implied covenant of good faith and fair dealing, based on alleged supply of inadequate materials. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.
•	LINDON CALVERT V. ARCO BUILDING SYSTEMS, INC., STAR BUILDING SYSTEMS, KEEYO CRAFT D/B/A KEEYO CRAFT CONSTRUCTION – Pending in the Circuit Court of Morgan County, Alabama. Claim alleges breach of warranty. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.
•	JACKSON RANCHERIA HOTEL & CASINO V. WORTH GROUP MASTERBUILDERS INC. ET AL. V. K7 CONSTRUCTION, INC., STAR BUILDING SYSTEMS ET AL. – Pending in Superior Court for the State of

27

Schedule 8.6
to Loan and Security Agreement
California, Amador County. Claim alleges construction defects. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.
•	ERIN BRADLY, LLC V. REGIONAL BUILDERS, INC., CECO BUILDINGS CORPORATION, ATLANTIC REFRIGERATION AND AIR CONDITIONING, INC., AES ARCHITECT, LLC, BRUCE ELLIOTT COMPANY AND CUSTOM STOREFRONTS & SKYLIGHTS, INC. – Pending in Superior Court for the State of Delaware, Sussex County. Claim alleges breach of warranty. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.
•	MARION ALLEY V. ROBERTSON BUILDING SYSTEMS AND ROBERTSON CECO II CORPORATION – Pending in Ontario Superior Court of Justice, Canada. Claim alleges wrongful discharge matter. Alleged damages of $450,000 (Canadian). Discovery is ongoing; mediation is scheduled for January 2010.
•	TALLAPOOSA DEVELOPMENT AUTHORITY V. NCI ET AL. – Pending in the United States District Court for the Northern District of Georgia – Newnan Division. Alleged breach of contract matter. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.
•	TRAVELERS EXCESS AND SURPLUS LINES COMPANY V. MICHAELSON ENTERPRISES, INC., J MOTA CONSTRUCTION, LLC, ATLANTECH REPS, INC., MCGOWAN BUILDERS, INC. AND STAR BUILDING SYSTEMS – Pending in U.S. District Court for the District of New Jersey. Claim relating to allegations of building collapse. Alleged damages of $314,121.36. Discovery is ongoing; no trial date has been set.
•	TRAVELERS PROPERTY CASUALTY COMPANY OF AMERICA SUBROGEE OF EMERALD CORRECTIONAL MANAGEMENT, LLC V. HALE-MILLS CONSTRUCTION, LTD, MID-WEST STEEL BUILDING COMPANY, ET AL – Pending in Dallas County District Court, Dallas, Texas. Claim alleging roof collapse. Alleged damages of $567,834.69. Discovery is ongoing; no trial date has been set.
•	NCI V. KELLY R. GINN, GREEN-SPAN PROFILES, L.P., GREEN-SPAN MANAGEMENT, LLC – Pending in District Court of Harris County, Houston, Texas Suit against former Executive Vice President of Operations of NCI Building Systems, Inc. alleging breach of non-competition agreement and misappropriation of confidential information. Counterclaim filed with damages unspecified. Discovery is ongoing. Trial is set for April 5, 2010.
•	PRIDE ENTERPRISES, INC. V. LEWES STEEL SERVICES, STAR BUILDING SYSTEMS AND SCOTT AYARS – Pending in the U.S. District Court for the District of Delaware. Declaratory judgment action alleging breach of contract. Star’s

28

Schedule 8.6
to Loan and Security Agreement
counterclaim damages are more than $250,000. A motion to dismiss based on the venue selection clause in Star’s contract is pending. No trial date has been set.
•	DBCI V. JB MATHEWS – Pending in the U.S. District Court for the Southern District of Texas. Breach of contract suit to collect $160,000 for materials purchased by JB Mathews. Defendant has alleged receipt of defective roll-up doors as basis for non-payment, and has filed a counterclaim seeking approximately $90,000 in damages. Discovery is in its early stages; trial is scheduled for the week of May 28, 2010.
•	By letter dated January 15, 2009, QBE Agri Insurance notified NCI Group, Inc. of a potential claim with respect to the collapse of a pre-engineered steel building that took place on or about December 27, 2008. The building is located at 3206 A Long Prairie Rd., Valley, Washington. The insured has been identified as Springstone.
•	By letter dated February 6, 2009, AMCO Insurance Company, a Nationwide company, notified All American Building Systems, an unincorporated division of NCI Group, Inc. of a potential claim with respect to the collapse of a roof that took place on January 27, 2009. The building is located a 2027 Rust Avenue, Cape Girardeau, Missouri. The insured has been identified as Rust Investment Properties LLC.
•	Scott, Byron and Barbara House, former owners of Heritage Building Systems and Steelbuilding.com, have alleged certain claims against NCI Building Systems, Inc. and NCI Group, Inc. for payment of additional “hold-back” funds from NCI Building Systems, Inc.’s acquisition of these companies in December 2004 as well as devaluation of restricted stock not issued in December 2008. NCI Building Systems, Inc. and NCI Group, Inc. have defenses to these alleged claims. Settlement discussions are ongoing. At this time no lawsuit has been filed.
•	Dale Earnhardt, Inc. (“DEI”) has raised claims regarding defects in two buildings wherein the air conditioning units on each building are sinking in the roof structure and, according to DEI’s claims, are at risk of falling through the roof. For the first building, DEI’s complaints have been asserted against Metallic Building Company, a division of NCI Group, Inc., VCC Construction, Keystone Builders and Al Kessel as principal of Keystone. For the second building, DEI has made its claims against Mesco Building Systems, a division of NCI Group, Inc., and VCC Construction. With respect to both Metallic and Mesco, DEI has informally asserted that each structure, or at least the roof on each structure, was defectively designed. DEI has made these allegations in an attempt to remediate each structure to avoid litigation. No site inspection has taken place at this time.
Tax Audits

29

Schedule 8.6
to Loan and Security Agreement
There are twenty-five (25) state sales & use and income/franchise tax audits in progress and three (3) property tax audits in progress. It is possible that a material assessment could result from any one or more of the audits currently in progress. See the list below for the audits currently in progress.
NCI Building Systems, Inc. & Subsidiaries
Schedule of Tax Audits Currently in Progress

		Local		Type of	Audit Period
Count	State	Jurisdiction	Legal Entity	Audit	From	To
1.	AL	AlaTax	A & S Building Systems LP	Sales & Use	1-Jul-05	28-Oct-07

2.	AL	AlaTax	NCI Building Systems LP/DBCI	Sales & Use	1-Nov-06	28-Oct-07

3.	AL	AlaTax	Robertson-Ceco II Corp	Sales & Use	1-Nov-04	30-Jun-07

4.	AL	Hoover	Metal Building Components LP	Sales & Use	1-Jan-06	31-Jan-09

5.	CA	N/A	NCI Building Systems LP	Sales & Use	1-Oct-03	28-Oct-07

6.	CA	N/A	Steelbuilding.Com Inc	Sales & Use	1-Apr-05	28-Oct-07

7.	CT	N/A	Robertson-Ceco II Corp	Sales & Use	1-Nov-05	30-Nov-08

8.	LA	Bossier City	Metal Building Components, L.P.	Sales & Use	1-Jul-06	28-Oct-07

9.	MA	N/A	Robertson-Ceco II Corp	Sales & Use	1-Apr-06	1-Mar-09

10.	NC	N/A	Robertson-Ceco II Corp	Sales & Use	1-Jan-06	31-Dec-08

11.	TN	N/A	NCI Building Systems LP	Sales & Use	1-Dec-03	31-Dec-06

12.	TX	N/A	Metal Building Components LP	Sales & Use	1-Sep-04	28-Oct-07

30

Schedule 8.6
to Loan and Security Agreement

		Local		Type of	Audit Period
Count	State	Jurisdiction	Legal Entity	Audit	From	To
13.	TX	N/A	NCI Building Systems LP	Sales & Use	1-Jul-04	28-Oct-07

14.	VA	N/A	Robertson-Ceco II Corp	Sales & Use	1-Sep-05	31-Aug-08

15.	WA	N/A	NCI Building Systems LP	Sales & Use	1-Nov-03	28-Oct-07

16.	WA	N/A	Metal Building Components LP	Sales & Use	1-Nov-03	28-Oct-07

17.	WA	N/A	NCI Group LP	Sales & Use	1-Nov-03	28-Oct-07

18.	NC	N/A	NCI Holding Corp	Income / Franchise	31-Oct-04	28-Oct-07

19.	NC	N/A	A & S Building Systems LP	Income / Franchise	31-Oct-04	28-Oct-07

20.	NC	N/A	Robertson-Ceco Corp	Income / Franchise	1-Jan-05	6-Apr-06

21.	NC	N/A	Robertson-Ceco II Corp	Income / Franchise	7-Apr-06	28-Oct-07

22.	SD	N/A	NCI Group, Inc.	Sales & Use	29-Oct-07	1-Nov-09

23.	SD	N/A	Robertson-Ceco II Corp	Sales & Use	1-Jul-06	1-Nov-09

24.	SD	NA	NCI Building Systems LP/DBCI	Sales & Use	1-Jan-06	28-Oct-07

25.	TX	N/A	Robertson-Ceco II Corp	Franchise	30-Oct-06	28-Oct-07

26.	TN	Henderson County	NCI Group, Inc.	Property	1-Jan-06	1-Jan-09

27.	TN	Shelby County	NCI Group, Inc.	Property	Tax Year 2006	Tax Year 2009

28.	CA	Merced County	NCI Group, Inc.	Property	Tax Year 2006	Tax Year 2009

31

Schedule 8.6
to Loan and Security Agreement
NCI Building Systems, Inc. & Subsidiaries
Schedule of Outstanding Statute of Limitations
Waivers

			Audit Period		Statute
Extended
Jurisdiction	Legal Entity	Type of Tax	From	To	To
California	NCI Building Systems LP	Sales & Use	1-Oct-03	28-Oct-07	1/31/2010
California	Steelbuilding.Com Inc	Sales & Use	1-Apr-05	28-Oct-07	1/31/2010
Massachusetts	Robertson-Ceco II Corp	Sales & Use	1-Apr-06	1-Mar-09	12/31/2009
North Carolina	Robertson-Ceco II Corp	Sales & Use	1-Jan-06	31-Dec-08	2/15/2010
North Carolina	Robertson-Ceco Corp	Income/Franchise	1-Jan-05	6-Apr-06	2/28/2010
North Carolina	Robertson-Ceco II Corp	Income/Franchise	7-Apr-06	28-Oct-07	2/28/2010
Tennessee	NCI Building Systems LP	Sales & Use	1-Dec-03	31-Dec-06	10/31/2009
Texas	Metal Building Components LP	Sales & Use	1-Sep-04	28-Oct-07	1/31/2010
Texas	NCI Building Systems LP	Sales & Use	1-Jul-04	28-Oct-07	10/31/2010
Washington	NCI Building Systems LP	Sales & Use	2-Nov-03	28-Oct-07	12/31/2009
Washington	Metal Building Components LP	Sales & Use	2-Nov-03	28-Oct-07	12/31/2009
On July 6, 2009, NCI Building Systems, Inc. filed Internal Revenue Service Form 3115 on behalf of its subsidiary, NCI Group, Inc. to change NCI Group, Inc.’s method of amortization of certain intangible assets.

Employment Matters
1.	EEOC Charges Pending:
Karen Stewart v. Doublecote

Deidre Thompson v. MBCI
2.	EEOC charges with “No Cause” findings but not yet time-barred under right-to-sue:
Louie De La Torre v. NCI Building Systems, Inc.

Jose Infante v. Metal Coaters of California et al.

Jerry Pittman v. MBCI
3.	Alleged WARN violation:

32

Schedule 8.6
to Loan and Security Agreement
James Layton WARN Act Complaint with the Illinois Department of Labor arising out of the closing of the NCI Building Systems, Inc. facility in Mattoon, Illinois.
4.	Litigation:
Bernabe Lopez v. MBCI – Pending in District Court in Montgomery County, Texas. Claim alleges retaliatory termination related to prior workers’ compensation claim. Alleged damages unspecified. Discovery is ongoing, no trial date has been set. Case has been dormant for more than 5 years.

Marion Alley v. Robertson Building Systems and Robertson Ceco II Corporation – Pending in Ontario Superior Court of Justice, Canada. Claim alleges wrongful discharge matter. Alleged damages of CAD $450,000. Discovery is ongoing; mediation is scheduled for January 2010.

Barry Boyd v. Robertson Building Systems, Limited – Pending in Court of Queen’s Bench of Alberta, Judicial Center of Alberta. Wrongful termination suit. Seeking approximately CAD $150,000 in damages. Discovery is ongoing; no trial date has been set.

Steve Rybchak v. Robertson Building Systems, Limited – Pending in Ontario Superior Court of Justice. Wrongful termination suit. Seeking approximately CAD $100,000 in damages. Discovery is ongoing; no trial date has been set. Mediation is anticipated.

Jacqulyn Rena Cain, on behalf of herself and all others similarly situated v. Metal Coater of California, Inc.; NCI Building Systems, L.P.; Metal Building Components, L.P. et. al. – case is now settled.

Jose Infante, on behalf of himself and all others similarly situated v. Metal Coater of California, Inc.; NCI Group, Inc., et al. – case is now settled.
5.	OSHA Matters:
On 07/22/2008, a notice of citation and penalty from Cal-OSHA was sent to Star Building Systems (incorrectly identified as a dba for NCI Building Systems, Inc.) with respect to its plant in Lockeford, California.

33

Schedule 8.9
to Loan and Security Agreement
Intellectual Property
The following liens exist on Borrowers’ intellectual property assets:

		Registration	Registration
Mark	Registrant	No.	Date	Lien Holder
M MESCO	NCI Group, Inc.	1055914	01/11/77	MBank Dallas, N.A. (via security agreement dated October 23, 1987 between Anderson Industries, Inc. and MBank Dallas, N.A.)

M MESCO	NCI Group, Inc.	1069517	07/12/77	MBank Dallas, N.A. (via security agreement dated October 23, 1987 between Anderson Industries, Inc. and MBank Dallas, N.A.)

CECO	Robertson-Ceco II Corporation	0523359	04/04/50	Citicorp Industrial Credit, Inc. as agent (via security agreement dated 12/9/86 between The Ceco Corporation and Citicorp Industrial Credit, Inc. as agent)

CECOLOK	Robertson-Ceco II Corporation	1337543	05/28/85	Citicorp Industrial Credit, Inc. as agent (via security agreement dated 12/9/86 between The Ceco Corporation and Citicorp Industrial Credit, Inc. as agent)
[Redacted]*
* Indicates redacted and filed separately with the Securities and Exchange Commission.

34

Schedule 8.14
to Loan and Security Agreement
UCC Filing Offices

Entity	State of Incorporation	Entity Address
NCI Building Systems, Inc.,	Delaware	10943 North Sam Houston Parkway, West Houston, Texas 77064

NCI Group, Inc.	Nevada	10943 North Sam Houston Parkway, West Houston, Texas 77064

Robertson-Ceco II Corporation	Delaware	10943 North Sam Houston Parkway, West Houston, Texas 77064

Steelbuilding.com, Inc.	Delaware	10943 North Sam Houston Parkway, West Houston, Texas 77064
Intellectual Property Filings
Trademark Security Agreement, dated as of October 20, 2009, made by NCI Group, Inc. in favor of Wells Fargo Foothill, LLC
Patent Security Agreement, dated as of October 20, 2009, made by NCI Group, Inc. in favor of Wells Fargo Foothill, LLC
Copyright Security Agreement, dated as of October 20, 2009, made by NCI Group, Inc. in favor of Wells Fargo Foothill, LLC
Trademark Security Agreement, dated as of October 20, 2009, made by Robertson-Ceco II Corporation in favor of Wells Fargo Foothill, LLC

35

Schedule 8.16
to Loan and Security Agreement
Subsidiaries

Subsidiary	Ownership Interest	Jurisdiction
NCI Group, Inc.	NCI Building Systems, Inc. (100%)	Nevada

Robertson-Ceco II Corporation	NCI Building Systems, Inc. (100%)	Delaware

Building Systems de Mexico S.A. de C.V.	NCI Building Systems, Inc. (99.99999998%) NCI Group, Inc. (0.00000002%)	Nuevo Leon, Mexico

Steelbuilding.com, Inc.	NCI Group, Inc. (100%)	Delaware

Robertson Building Systems, Limited	Robertson-Ceco II Corporation (100%)	Ontario, Canada

36

Schedule 8.18
to Loan and Security Agreement
Environmental Compliance
•	Metal Prep, Houston, Texas – Voluntary Clean-Up (“VCP”) Site Investigation and Remediation (certificate of closure received) — 11/10/06.
•	Metal Coaters, Rancho Cucamonga, California – California Department of Toxic Substances Control December 2005 Corrective Action Consent Agreement.
•	Metal Coaters, Rancho Cucamonga, California – South Coast Air Quality Management District (“SCAQMD”) December 29, 2008 Notice of Violation (“NOV”)/Notice to Comply.
•	Metal Coaters, Jackson, MS – on 08/10/2009 MCM received a NOV from the MDEQ that it did not submit its Waste Water Permit Renewal Application in a timely manner.
•	RCC, Rocky Mount, North Carolina – on 08/25/2009 this facility received a NOV for submitting Quarterly Air Permit Report untimely.
•	RCC, Lockeford, CA – San Joaquin Environmental Health Department conducted a site inspection of this facility on 08/11/ 2009 and issued a NOV/Notice to Comply.
•	RCC, Rocky Mount, North Carolina – Company was identified as a Potentially Responsible Party (“PRP”) at the Philip Services Superfund Site.
•	Robertson-Ceco II Corporation, Rocky Mount, North Carolina:
i.	The parking lot area of the facility was reportedly used as a historical hazardous waste site.

ii.	In 2008, the Company voluntarily remediated impacted soil containing elevated metal/chromium concentrations in the embankment area of the facility.
•	RCC, Columbus, Mississippi – The rear of this facility was reportedly used as a historical hazardous waste site.
•	Mesco, Southlake, Texas – The Company conducted soil remediation under the State’s VCP Program.
•	NCI Building Systems, Inc. (as purported successor to H.H. Robertson) was identified as a PRP at the Frontier Chemical waste disposal site in Niagara Falls, NY.
•	MBCI Hardy Water Well NOV — 11/29/07.

37

Schedule 8.18
to Loan and Security Agreement
•	MCM DOT Hazardous Waste Final Order — 9/2/2006.
•	MCC EPA RCRA Consent Agreement — 6/30/2005.
•	MCC Inland Empire Utilities Agency NOV — 1/25/2005.
•	MCC Inland Empire Utilities Agency NOV — 6/22/2004.
•	MCC Inland Empire Utilities Agency NOV — 5/17/2005.
•	MCC Inland Empire Utilities Agency NOV — 1/24/2006.
•	MCC Inland Empire Utilities Agency NOV — 7/23/2008.
•	MCC SCAQMD Notice to Comply — 4/19/2006.
•	MCC SCAQMD Notice to Comply — 6/3/2005.
•	MCC SCAQMD Notice to Comply — 9/21/2004.
•	MCC SCAQMD Notice to Comply — 3/10/2009.
•	NCI Lexington Operating Permit NOV and Civil Order — 7/17/2006.
•	Metal Prep — Houston VCP Site Investigation and Remediation (certificate of closure received) — 11/10/06.
•	Metal Coaters, Marietta, Georgia – Company was identified as a PRP at the M&J Solvents site.

38

Schedule 8.19
to Loan and Security Agreement
Name; State of Organization; Chief Executive Office;
Locations of Inventory and Records
I. Name, Type and State of Organization, Identification Number, Chief Executive Office

Organizational
Identification
			Number/Tax	Chief Executive
	Type of	State of	Identification	Office / Mailing	Location of
Name	Organization	Organization	Number	Address	Records
NCI Group, Inc.	Corporation	Nevada	[Redacted]*	10943 North Sam Houston Parkway West Houston, TX 77064	10943 North Sam Houston Parkway West Houston, TX 77064

Robertson-Ceco II Corporation	Corporation	Delaware	[Redacted]*	10943 North Sam Houston Parkway West Houston, TX 77064	10943 North Sam Houston Parkway West Houston, TX 77064

NCI Building Systems, Inc.	Corporation	Delaware	[Redacted]*	10943 North Sam Houston Parkway West Houston, TX 77064	10943 North Sam Houston Parkway West Houston, TX 77064

Steelbuilding.com, Inc.	Corporation	Delaware	[Redacted]*	10943 North Sam Houston Parkway West Houston, TX 77064	10943 North Sam Houston Parkway West Houston, TX 77064
* Indicates redacted and filed separately with the Securities and Exchange Commission.
Borrower NCI Group, Inc. has been known by the following names:
•	NCI Operating Corp.

39

Schedule 8.19
to Loan and Security Agreement
•	NCI Group, L.P;

•	A&S Building Systems, L.P.;

•	NCI Building Systems, L.P.;

•	Metal Building Components, L.P., and

•	Steelbuilding.com, Inc.
The following are unincorporated divisions of NCI Group, Inc.:
•	A&S Building Systems;

•	All American Systems;

•	American Building Company (“ABC”);

•	Doors & Building Components (“DBCI”);

•	Heritage Building Systems;

•	Insulated Panel Systems (“IPS”);

•	Metal Building Components (“MBCI”);

•	Metal Building Supply Company;

•	Metal Coaters;

•	Metallic Building Company;

•	Mid-West Steel Building Company;

•	NCI Building Systems;

•	NCI Metal Depots;

•	Steelbuilding.com; and

•	Steel Systems.
The following are unincorporated divisions of Robertson-Ceco II Corporation:
•	Ceco Building Systems;

40

Schedule 8.19
to Loan and Security Agreement
•	Garco Building Systems; and

•	Star Building Systems.
Steelbuilding.com, Inc. has been known by the following name:
•	Steelbuilding Acquisition, Inc.
II. Inventory at Third Party Locations/Third-Party Processors of Accounts
* indicates redacted and filed separately with the Securities and Exchange Commission

			3rd	OTHER	Warehouse
PROCESSOR	VALUE	PERIOD	Party/Owned	STATUS	Address
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

41

Schedule 8.19
to Loan and Security Agreement

			3rd	OTHER	Warehouse
PROCESSOR	VALUE	PERIOD	Party/Owned	STATUS	Address
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

42

Schedule 8.19
to Loan and Security Agreement

			3rd	OTHER	Warehouse
PROCESSOR	VALUE	PERIOD	Party/Owned	STATUS	Address
[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Warehouse	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	3rd Party Location	Processor	[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission
IV. Inventory at NCI Leased Locations

PROCESSOR	VALUE	PERIOD	ADDRESS
[Redacted]*	$[Redacted]*	August ‘09 Month	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	[Redacted]*

43

Schedule 8.19
to Loan and Security Agreement

PROCESSOR	VALUE	PERIOD	ADDRESS
[Redacted]*	$[Redacted]*	August ‘09 Month	[Redacted]*

[Redacted]*	$[Redacted]*	August ‘09 Month	[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission

44

Schedule 8.20
to Loan and Security Agreement
Labor Matters
Collective Bargaining Agreements:
     Mexican Union Agreement
          Union agreement with Adherido A La Federacion Nacional De Sindicatos Independientes (Industrial Workers Union-National Federation of Independent Unions).
     Garco Union Agreement
          Union Agreement between Garco Building Systems and International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers.

45

Schedule 8.21
to Loan and Security Agreement
Deposit Accounts; Investment Accounts
     Deposit Accounts
* indicates redacted and filed separately with the Securities and Exchange Commission

Account
Bank	Account Name	Account Type	Number	Account Status
[Redacted]*	Metal Building Components. LP	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Group, Inc.	Depository	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components LP DBA Midland Metals	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Top Tier Account	Concentration	[Redacted]*	[Redacted]*

[Redacted]*	NCI Buildings Intermediary Concentration Account	Intermediary Concentration	[Redacted]*	[Redacted]*

[Redacted]*	MBCI Intermediary Concentration Account	Intermediary Concentration	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc Operating	Depository	[Redacted]*	[Redacted]*

[Redacted]*	Metal Prep Inc Operating	Depository	[Redacted]*	[Redacted]*

[Redacted]*	NCI Building Systems LP Corporate Account	Depository	[Redacted]*	[Redacted]*

[Redacted]*	RCC Ceco East Depository	Depository	[Redacted]*	[Redacted]*

[Redacted]*	RCC Ceco Midwest Depository	Depository	[Redacted]*	[Redacted]*

[Redacted]*	RCC Ceco South Depository	Depository	[Redacted]*	[Redacted]*

[Redacted]*	RCC Concentration Account	Intermediate Depository	[Redacted]*	[Redacted]*

[Redacted]*	RCC Garco Depository	Depository	[Redacted]*	[Redacted]*

[Redacted]*	RCC Star Depository	Depository	[Redacted]*	[Redacted]*

[Redacted]*	A & S Building Systems	Disbursement	[Redacted]*	[Redacted]*

46

Schedule 8.21
to Loan and Security Agreement

Account
Bank	Account Name	Account Type	Number	Account Status
[Redacted]*	DBCI AP	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	MBCI Operating LP CD AP	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	NCI Building Systems LP Corporate Account	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	NCI Group Garnishment	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	NCI Group Payroll	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	RCC — AP Local CD Acct	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	RCC AP Account	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	RCC Prudential DeMutualization Retirees (Trust)	Disbursement	[Redacted]*	[Redacted]*

[Redacted]*	A&S Building Systems — Petty Cash Account	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	DBCI — GA Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	DBCI Chandler AZ Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Doors & Building Components Div of NCI Building Systems	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Ennis Rollforming Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Heritage Building Systems Petty Cash Acct	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc Atlanta Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc Houston Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc Lubbock Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc Oklahoma Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

47

Schedule 8.21
to Loan and Security Agreement

Account
Bank	Account Name	Account Type	Number	Account Status
[Redacted]*	Metal Building Components Inc Richmond Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc San Antonio Petty Ca	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components LP Rome Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Coaters of California	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Coaters of Georgia Inc Petty Cash Attn Sandy	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Prep Inc — Houston Petty Cash Attn Sandy Hen	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Prep Inc — Memphis Petty Cash Attn Sandy Hen	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Group Inc – Atwater Petty Cash Acct	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Metal Depots Albuquerque Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Metal Depots Baytown Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Metal Depots Farmington Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Metal Depots Las Cruces Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Convertible Notes Account	Exchange Offer	[Redacted]*	[Redacted]*

[Redacted]*	Star Building Systems	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components LP Phoenix Petty Cash Ac	Petty Cash	[Redacted]*	[Redacted]*

48

Schedule 8.21
to Loan and Security Agreement

Account
Bank	Account Name	Account Type	Number	Account Status
[Redacted]*	NCI Building Systems LP – Tallapoosa	Petty Cash	[Redacted]*	[Redacted]*

Process of being closed.

[Redacted]*	Metal Building Components LP — Metal Depots	Deposits	[Redacted]*	[Redacted]*

[Redacted]*	NCI Building Systems Medical Benefit Account	Imprest Account	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc Indianapolis Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	American Building Components Inc Nicholasville Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Metal Depot Cleveland Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Ceco Building Systems	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	MBCI; Doublecoat Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components LP Jackson Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components LC Memphis Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Building Systems LP — Lexington Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Star Buildings — Monticello	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Component DBA NCI Metal Depot	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Bldg Systems Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Buildings Supply Co. — Division of Mesco	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	NCI Building Systems, LP — Letters of Credit	Collateral Account	[Redacted]*	[Redacted]*

49

Schedule 8.21
to Loan and Security Agreement

Account
Bank	Account Name	Account Type	Number	Account Status
[Redacted]*	MBCI — ABC Omaha Petty Cash	Petty Cash	[Redacted]*	[Redacted]*

[Redacted]*	Metal Building Components Inc Steelco Salt Lake	Petty Cash	[Redacted]*	[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission
     Investment Accounts

		Account	Account	Account
Bank	Account Name	Type	Number	Status
[Redacted]*	NCI Building Systems Inc – Securities Account	Securities	[Redacted]*	[Redacted]*

[Redacted]*	Nothing in Account	Securities	[Redacted]*	[Redacted]*

[Redacted]*	NCI Building Systems — Money Market	Securities	[Redacted]*	[Redacted]*

[Redacted]*	Brokerage Account – Treasury Shares – NCI Shares	Equity	[Redacted]*	[Redacted]*

[Redacted]*	NCI Building Systems, Inc. – Demutualization Shares (Heico)	Equity	[Redacted]*	[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission

50

Schedule 8.22
to Loan and Security Agreement
Insurance
*Indicates redacted and filed separately with the Securities and Exchange Commission.

COMPANY/POLICY			AMOUNT OF
NUMBER	TERM	DESCRIPTION OF COVERAGE	INSURANCE/LIMIT

[Redacted]*
[Redacted]*	[Redacted]*	General Aggregate	[Redacted]*
[Redacted]*		Products-Completed Operations	[Redacted]*
		Each Occurrence	[Redacted]*
		Personal and Advertising Injury	[Redacted]*
		Damage to Premises Rented to You	[Redacted]*
		Medical Expense	[Redacted]*
Employee Benefits Liability
		Each Employee	[Redacted]*
		Aggregate	[Redacted]*

		Self-Insured Retention:	[Redacted]*
[Redacted]*
[Redacted]*	[Redacted]*	Liability	[Redacted]*
[Redacted]*		Personal Injury Protection	[Redacted]*
		Uninsured/Underinsured Motorists	[Redacted]*
		Hired Car Physical Damage	[Redacted]*
		Comprehensive	[Redacted]*
		Collision	[Redacted]*

NEW YORK SPECIFIC
		Personal Injury Protection	[Redacted]*
		Aggregate No-Fault Benefits Available	[Redacted]*
		Death Benefit	[Redacted]*
		Other Necessary Expenses Per Day	[Redacted]*
		Statutory Uninsured Motorists	[Redacted]*

Deductibles:
		Liability, PIP & UM, Each Accident	[Redacted]*
		Comprehensive/Collision — PP & LT	[Redacted]*
		Comprehensive/Collision — All Other autos	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Employers Liability
[Redacted]*		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*

		Deductible	[Redacted]*
[Redacted]*	[Redacted]*	Employers Liability
[Redacted]*		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*

[Redacted]*	[Redacted]*	Employers Liability
[Redacted]*		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Each Occurrence	[Redacted]*
[Redacted]*		General Aggregate	[Redacted]*
		Products/Completed Operations Aggregate	[Redacted]*
		Crisis Response Sublimit of Insurance	[Redacted]*
		Excess Casualty Crisis Fund Limit of Insurance	[Redacted]*

		Self Insured Retention:	[Redacted]*
[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*
[Redacted]*		General Aggregate Where Applicable	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*
[Redacted]*		Aggregate	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	No more in any one occurrence than the proportionate share for the total of all coverage(s) combined regardless of the number of premises involved	[Redacted]*

[Redacted]*
[Redacted]*
		High Hazard Earth Movement Zones Excluding California	[Redacted]*
		Earth Movement California	[Redacted]*
		Flood: Annual Occurrence/Aggregate — Not to exceed the following per occurrence/aggregate that are part of and not in additional to the general aggregate limit	[Redacted]*
		High Hazard Flood Zones	[Redacted]*
		Accounts Receivable	[Redacted]*
		Boiler and Machinery	[Redacted]*
		Ammonia Damage	[Redacted]*
		Expediting Expense	[Redacted]*
		Substance Declared Hazardous	[Redacted]*
		Spoilage	[Redacted]*
		Water Damage	[Redacted]*
		Brands, Labels and Trademarks	[Redacted]*
		Business Interruption	[Redacted]*
		Coinsurance Deficiency	[Redacted]*
		Contingent Business Interruption	[Redacted]*
		Contingent Business Interruption — Severstal North America, Inc	[Redacted]*

		Debris Removal	[Redacted]*
		Decontamination Costs Occurrence/Aggregate	[Redacted]*
		Deferred Payments	[Redacted]*
		Demolition/Increased Cost of Construction (Building Laws)	[Redacted]*
		Devaluation	[Redacted]*
		Difference in Construction/Difference in Limits	[Redacted]*
		Errors and Omissions	[Redacted]*
		Exhibitions	[Redacted]*
		Expediting Expense	[Redacted]*
		Extra Expense	[Redacted]*
		Fine Arts	[Redacted]*
		Fire Department Service Charge	[Redacted]*
		Foreign Tax Discrepancy	[Redacted]*
		Ingress/egress	[Redacted]*
		Insured’s Liability (Property in care, custody and control)	[Redacted]*
		Interruption by Civil or Military Authority	[Redacted]*
		Leasehold Interest (excess rent)	[Redacted]*
		Newly Acquired Locations	[Redacted]*
		Off Premises Service Interruption	[Redacted]*
		Pollution and Hazardous Material Cleanup Occurrence/Aggregate	[Redacted]*
		Professional Fees	[Redacted]*
		Protection of Property	[Redacted]*
		Radioactive Contamination	[Redacted]*
		Rental Value	[Redacted]*
		Research and Development	[Redacted]*
		Royalties	[Redacted]*
		Soft Costs and delay in start up	[Redacted]*
		Tax treatment of certain profits	[Redacted]*
		Tenants and neighbors liability (code)	[Redacted]*
		Transit	[Redacted]*
		Unnamed/Unreported Locations	[Redacted]*
		Valuable Papers and Records	[Redacted]*

[Redacted]*		Deductibles:
		Combined all coverages except as indicated below:	[Redacted]*
		Earth Movement	[Redacted]*
[Redacted]*
[Redacted]*
		Flood	[Redacted]*
[Redacted]*
[Redacted]*
		Named Storm	[Redacted]*
[Redacted]*
[Redacted]*
		Waiting Period	[Redacted]*
[Redacted]*
[Redacted]*
		Transit	[Redacted]*

[Redacted]*	[Redacted]*
[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*

[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Combined Single Limit, including passengers	[Redacted]*
		Aircraft Physical Damage — 1980 Sabreliner 65 N25VC	[Redacted]*
		Aircraft Physical Damage — 1981 Sabreliner 65 N75VC	[Redacted]*
		War Risk	[Redacted]*
Corporate Aviation Extended Coverage Amendment
		Medical Payments	[Redacted]*
		Personal Injury	[Redacted]*
		Voluntary settlement including crew — each passenger	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Commercial General Liability — Master Control Program Aggregate	[Redacted]*
		General Aggregate	[Redacted]*
		Products-Completed Operations	[Redacted]*
		Personal and Advertising Injury	[Redacted]*
		Each Occurrence	[Redacted]*
		Damage to Premises Rented to You	[Redacted]*
		Medical Expense	[Redacted]*
		Hired and Non-Owned Autos Liability each accident	[Redacted]*
		Hired and Non-Owned Autos -Medical Expense each accident	[Redacted]*
Workers’ Compensation/Employers Liability
		Workers’ Compensation	[Redacted]*
Employers Liability
		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*
		Repatriation	[Redacted]*
Foreign Travel Accident and Sickness — North American Employees (US & Canada based)
Coverage A, B — Accidental Death and Dismemberment — 24 Hour Protection
		Principal Sum, each Insured person or five times the insured person’s annual salary whichever is the lower	[Redacted]*
		Aggregate Limit any one accident for all insured persons	[Redacted]*
Coverage C — Accident and Sickness Medical Expenses
		Covered medical expense, each Insured person	[Redacted]*
		Covered medical expense, maximum each Injury or Sickness	[Redacted]*
Coverage D — Emergency Medical Evacuation
		Covered Expenses, each Insured person	[Redacted]*
		Maximum, each Serious injury or sickness	[Redacted]*
Coverage E — Emergency Family Travel
		Maximum, each Emergency medical evacuation	[Redacted]*
Coverage F — Repatriation of Remains
		Covered Expense, each Insured Person	[Redacted]*
		Maximum for all Insured person(s) any one Accident or Sickness	[Redacted]*
Includes Mexico local policy

[Redacted]*		Deductible:
Coverage C — Accident and Sickness Medical Expenses
[Redacted]*	[Redacted]*
		Kidnap and Ransom Each insured event/aggregate	[Redacted]*
Each Loss Component Limit
		Ransom Monies	[Redacted]*
		In-Transit Delivery	[Redacted]*
		Expenses	[Redacted]*
		Consultants/Expenses	[Redacted]*
		Judgments, Settlements, and Defense Cost	[Redacted]*
		Death or Dismemberment	[Redacted]*
`

[Redacted]*
[Redacted]*
[Redacted]*	[Redacted]*	Each Loss, Remediation Expense or Legal Defense Expense	[Redacted]*
[Redacted]*		Total for all Loss, Remediation Expense, Legal Defense Expense	[Redacted]*
Self Insured Retention:
		Each Loss, Remediation Expense or Legal Defense Expense	[Redacted]*
[Redacted]*
[Redacted]*		Each Pollution Incident Limit	[Redacted]*
[Redacted]*		Aggregate Limit	[Redacted]*
		Deductible	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Vessel Conveyance	[Redacted]*
		Air Conveyance	[Redacted]*
		Land Conveyance	[Redacted]*
Deductible:
		Each claim, single loss occurrence	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*		Aggregate Limit	[Redacted]*
		Self-Insured Retention	[Redacted]*

[Redacted]*		Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Employee Theft	[Redacted]*
[Redacted]*		Forgery or Alteration	[Redacted]*
		Inside Premises — Theft of Money & Securities	[Redacted]*
		Inside Premises — Robbery, Safe Burglary — Other Property	[Redacted]*
		Outside the Premises	[Redacted]*
		Computer Fraud	[Redacted]*
		Money Orders and Counterfeit Paper Currency	[Redacted]*
		Funds Transfer Fraud	[Redacted]*
Deductibles:
		Employee Theft	[Redacted]*
		Forgery or Alteration	[Redacted]*
		Inside Premises — Theft of Money & Securities	[Redacted]*
		Inside Premises — Robbery, Safe Burglary — Other Property	[Redacted]*
		Outside the Premises	[Redacted]*
		Computer Fraud	[Redacted]*
		Money Orders and Counterfeit Paper Currency	[Redacted]*
		Funds Transfer Fraud	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*		Each Claim for all other loss, including Defense Costs
		Self Insured Retention	[Redacted]*
		Employer’s Security Claims — Self Insured Retention	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*
[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Aggregate Limit of Liability for the Policy Year	[Redacted]*
[Redacted]*		Retention:
		Insuring Agreement B and/or C: Each Claim other than a Securities Claim or Employment Practices Claim	[Redacted]*
		Insuring Agreement B and/or C: Each Employment Practices Claim	[Redacted]*
		Insuring Agreement B and/or C: Each Securities Claim	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability Each Loss	[Redacted]*
[Redacted]*		Aggregate Limit of Liability	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Aggregate Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*		Aggregate	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*

TRADE CREDIT
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*

SPECIAL CRIME
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
This schedule should be used for reference purposes only. Please consult the actual policies for full terms, conditions and exclusions.
* Indicates redacted and filed separately with the Securities and Exchange Commission.

51

Schedule 10.2
to Loan and Security Agreement
Permitted Liens
Intellectual Property Liens:

		Registration	Registration
Mark	Registrant	No.	Date	Lien Holder
M MESCO	NCI Group, Inc.	1055914	01/11/77	MBank Dallas, N.A. (via security agreement dated October 23, 1987 between Anderson Industries, Inc. and MBank Dallas, N.A.)

M MESCO	NCI Group, Inc.	1069517	07/12/77	MBank Dallas, N.A. (via security agreement dated October 23, 1987 between Anderson Industries, Inc. and MBank Dallas, N.A.)

CECO	Robertson-Ceco II Corporation	0523359	04/04/50	Citicorp Industrial Credit, Inc. as agent (via security agreement dated 12/9/86 between The Ceco Corporation and Citicorp Industrial Credit, Inc. as agent)

CECOLOK	Robertson-Ceco II Corporation	1337543	05/28/85	Citicorp Industrial Credit, Inc. as agent (via security agreement dated 12/9/86 between The Ceco Corporation and Citicorp Industrial Credit, Inc. as agent)
Equipment Liens:
1.	Master Agreement, between NCI Group, Inc. (as successor to NCI Building Systems, L.P. and NCI Building Systems, Inc.) and Cisco Systems Capital Corporation, for all Equipment, all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such Equipment, and all books, records and proceeds relating to the foregoing.
2.	Agreement No. 117022-2056215, between NCI Building Systems, Inc. and IOS Capital, LLC, for equipment, including all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds therefrom.

60

Schedule 10.2
to Loan and Security Agreement
3.	OCE-USA, Inc., for equipment under configuration number MODELSERIALCONTRACTCONFIG9676000000369359469637661031500000134145946963766109610000000273659469 6376610EE407B1133248319594696376611TDS620096010684062743339294966210031515710627433392949, and all accessions, attachments, replacements, substitutions, modifications, with all peripherals and additions thereto.
4.	Agreement No. 2511914A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
5.	Agreement No. 2592284, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
6.	Agreement No. HE9930A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
7.	Agreement No. HE5553A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
8.	Agreement No. HE5559A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
9.	Agreement No. HE9930B, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
10.	Agreement No. HE9934A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
11.	Agreement No. HE5554A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

61

Schedule 10.2
to Loan and Security Agreement
12.	Agreement No. 3046483, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
13.	Agreement No. 3368780A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
14.	Agreement No. 3546484, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
15.	Agreement No. 3608229, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
16.	Agreement No. 3787798, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
17.	Agreement No. 1690640, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
18.	De Lage Landen Financial Services, Inc., for Attachment A (Schedule A: Vendor Assignment and Security Agreement between DLL and Inter-Tel Leasing, Inc.) attached thereto including all additions, attachments, accessions, substitutions, replacements and proceeds of the foregoing.
19.	Agreement No. HG8738A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
20.	Agreement No. HE5574A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
21.	Agreement No. HE5561A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions,

62

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
22.	Agreement No. 2768108A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
23.	Agreement No. 1644211, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
24.	Agreement No. 1690758, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
25.	Agreement No. 1734282, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
26.	Agreement No. 1733001, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
27.	Agreement No. 1733014, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
28.	Agreement No. 1733018, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
29.	Agreement No. 1733017, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
30.	Agreement No. 1733010, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

63

Schedule 10.2
to Loan and Security Agreement
31.	NCI Building Systems, L.P. and Toyota Motor Credit Corporation, for new Toyota 7FDU60-60592 with 72” Forks, Backup Alarm, 180V Mast, Dual Internal Hosing, Strobe/Flashing Lights, Solid Pneumatic Tires, and S/S Fork Positioner Model 100F-FPS-C072 Serial 565452.
32.	NCI Building Systems, L.P. and Toyota Motor Credit Corporation, for new Toyota 7FDKU40-61542 with Backup Alarm, 179V Mast, Dual Internal Hosing, Strobe/Flashing Lights, Solid Pneumatic Tires, 72” Forks, and Cascade S/S F/P Model 100F-FPS-B072 Serial 575399.
33.	NCI Building Systems, L.P. and Toyota Motor Credit Corporation, for new Toyota 7FDKU40-61543 with 60” Forks, Backup Alarm, Dual Internal Hosing, 179V Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, and S/S Fork Positioner Model 100F-FPS-B072 Serial 565446.
34.	NCI Building Systems, L.P. and Toyota Motor Credit Corporation, for new Toyota 7FDU25-61816 with 48” Forks, Backup Alarm, 189FSV Mast, Dual Internal Hosing, Strobe/Flashing Lights, Solid Pneumatic Tires, and Cascade S/S F/P Model 55F-FPS-A041 Serial 565567.
35.	NCI Building Systems L.P. (as successor to NCI Building Systems, Inc.) and Toyota Motor Credit Corporation, for (2) new Toyota 7FGCU25-96012 and 7FGCU25-95486, each equipped with 42” FTP Forks, Backup Alarm, 189FSV Mast, Hosing, 179V Mast, Strobe/Flashing Lights, and Side Shifter.
36.	Agreement No. 1761671, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
37.	Agreement No. 1764924, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
38.	Agreement No. 1761682, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
39.	Agreement No. 5909600, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
40.	NCI Building Systems, Inc. and OCE Financial Services, Inc., for equipment covered under equipment PO# 17073, including all accessions, attachments, replacements,

64

Schedule 10.2
to Loan and Security Agreement
substitutions, modifications, and additions thereto, now or thereafter acquired, and all proceeds thereof (including insurance proceeds); (1) Model TDS826 serial# 0882602335 config# 431237 with all peripherals; and (1) Model TDS610 serial# 0000003687 config# 431994.
41.	Agreement No. 1787844, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
42.	Agreement No. 1787009, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
43.	Agreement No. 1813222, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
44.	Agreement No. 6287073, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
45.	Agreement No. 6343341, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
46.	Agreement No. 6287960, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
47.	Agreement No. 6367105, between NCI Building Systems L.P. and IOS Capital, LLC, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
48.	Agreement No. 1845370, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

65

Schedule 10.2
to Loan and Security Agreement
49.	Agreement No. 6388313, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
50.	Agreement No. 6371184, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
51.	Agreement No. 6519590, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
52.	NCI Building Systems, L.P. and Toyota Motor Credit Corp, for new Toyota model 7FGU25, serial 82672, equipped with cascade side shifter, 48 inch forks, backup alarm, 179-V mast, hosing, strobe, solid pneumatic tires, swing down bracket, and 3-way catalytic system.
53.	Agreement No. 6835449, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
54.	NCI Building Systems, L.P. DBA A&S Building Systems (successor to NCI Building Systems, L.P.) and Toyota Motor Credit Corp, for new Toyota model 7FGU25, serial 79968, equipped with cascade side shifter, 48 inch forks, backup alarm, 189-FSV mast, strobe, solid pneumatic tires, swing down bracket, and fire extinguisher.
55.	Agreement No. 1926504, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
56.	Agreement No. 6857254, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
57.	Agreement No. 6975812, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
58.	Agreement No. 1947032, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions,

66

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
59.	Agreement No. 7026226, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
60.	Agreement No. 7024497, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
61.	Agreement No. 7025280, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
62.	Agreement No. 7025400, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
63.	Agreement No. 7096056, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
64.	Agreement No. 7095338, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
65.	Agreement No. 7096148, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
66.	Agreement No. 1655606A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
67.	Agreement No. 7084451, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

67

Schedule 10.2
to Loan and Security Agreement
68.	Agreement No. 7083740, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
69.	Agreement No. 7099857, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
70.	Agreement No. 7096099, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
71.	Agreement No. 7083960, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
72.	Agreement No. 1972733, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
73.	Agreement No. 1967018, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
74.	Agreement No. 7178409, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
75.	Agreement No. 1989759, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
76.	Agreement No. 1989800, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
77.	Agreement No. 1926504A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions,

68

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
78.	Agreement No. 1992424, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
79.	Agreement No. 1993198, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
80.	NCI Building Systems, L.P. and Toyota Motor Credit Corporation, for (2) Toyota 7FDU25, Serial # 62331/62332, Cascade Side Shifter, 60 Inch Forks, Backup Alarm, 179V Mast, Hosing, Solid Pneumatic Tires, Pre-Cleaner, and Mirrors.
81.	Agreement No. 1970196, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
82.	Agreement No. 1994714, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
83.	Agreement No. 1994719, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
84.	Agreement No. 2002996, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
85.	Agreement No. 2002980, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
86.	Agreement No. 2008165, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

69

Schedule 10.2
to Loan and Security Agreement
87.	NCI Building Systems, Inc. and Toyota Motor Credit Corporation, for (1) Toyota 7FGU32, Serial #70312, 179 V Mast, 48 inch forks, cascade sideshifter, swing down bracket, 3 way catalytic system, front solid tires, rear solid pneumatic tires, left/right mirrors, strobe light, backup alarm, fire extinguisher, and UL Type “LP”.
88.	Agreement No. 2017736, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
89.	Agreement No. 2017987, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
90.	Agreement No. 2017975, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
91.	Agreement No. 2017946, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
92.	Agreement No. 2017877, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
93.	Agreement No. 2017705, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
94.	Agreement No. 2017710, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
95.	Agreement No. 2018020, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
96.	Agreement No. 2018007, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions,

70

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
97.	Agreement No. 2017713, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
98.	NCI Building Systems, Inc. and General Electric Capital Corporation, for equipment described in Schedule A to Lease Schedule 4186011-001, plus all other attachments, accessories, accessions, additions, replacements, exchanges and substitutions now and thereafter made a part of the equipment or attached thereto; and any and all insurance and other proceeds thereof.
99.	Master Lease Agreement 4186011, dated July 13, 2006, between NCI Building Systems, Inc. and General Electric Capital Corporation, for equipment described in Schedule A UCC for Lease Schedule 4186011-002 thereto, plus all other attachments, accessories, accessions, additions, replacements, exchanges and substitutions now and thereafter made a part of the equipment or attached thereto; and any and all insurance and other proceeds thereof.
100.	Master Lease Agreement 4186011, dated July 13, 2006, between NCI Building Systems, Inc. and General Electric Capital Corporation, for equipment described in Schedule A UCC for Lease Schedule 4186011-003 thereto, plus all other attachments, accessories, accessions, additions, replacements, exchanges and substitutions now and thereafter made a part of the equipment or attached thereto; and any and all insurance and other proceeds thereof.
101.	Agreement No. 2035366, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
102.	Agreement No. 2035340, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
103.	Agreement No. 2002980A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
104.	Agreement No. 7552933, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

71

Schedule 10.2
to Loan and Security Agreement
105.	Agreement No. 7548688, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
106.	Agreement No. 7553441, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
107.	Agreement No. 7559554, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
108.	Agreement No. 2002996A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
109.	Agreement No. 7553533, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
110.	Agreement No. 7638038, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
111.	Agreement No. 7637891, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
112.	Agreement No. 7553270, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
113.	Master Lease Agreement Number 672, between NCI Building Systems, Inc. and De Lage Landen Financial Services, Inc., for all equipment of any make or manufacture, together with all accessories and attachments financed by or leased to Lessee by Lessor thereunder.
114.	Agreement No. 7645128, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions,

72

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
115.	Agreement No. 7701753, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
116.	Agreement No. 7702189, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
117.	Agreement No. 7702653, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
118.	Agreement No. 7701290, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
119.	Agreement No. 7912774, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
120.	Agreement No. 1970196A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
121.	Agreement No. 2018007A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
122.	Agreement No. 6287960A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
123.	Agreement No. 7941418, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

73

Schedule 10.2
to Loan and Security Agreement
124.	Agreement No. 1572765A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
125.	Agreement No. 1906976A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
126.	Agreement No. 1677975A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
127.	Agreement No. 1682710A, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
128.	Agreement No. 2100336, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
129.	Agreement No. 2106539, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
130.	Agreement No. 2108911, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
131.	Agreement No. 2108981, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
132.	Agreement No. 2108945, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
133.	Agreement No. 2108931, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions,

74

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
134.	Agreement No. 2108985, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
135.	Agreement No. 21089862, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
136.	Agreement No. 2108886, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
137.	Agreement No. 2108920, between NCI Building Systems L.P. and IOS Capital, LLC.
138.	Agreement No. 2106549, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
139.	Agreement No. 2108940, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
140.	Agreement No. 2108955, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
141.	Agreement No. 2108988, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
142.	Agreement No. 2108968, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
143.	Agreement No. 2108920, between NCI Building Systems L.P. and IOS Capital, LLC, for equipment, and all additions, improvements, attachments, accessories, accessions,

75

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
144.	NCI Building Systems, Inc. and Toyota Motor Credit Corp, for new Toyota Forklift Model 8FGU25, Serial 12160, equipped with cascade sideshifter, 48 FTP forks, backup alarm, 189-FSV mast, strobe, solid pneumatic tires, swing down bracket, and orange seatbelt.
145.	NCI Building Systems, L.P. and Toyota Motor Credit Corp, for new Toyota Forklift Model 8FGU32, Serial 10942, equipped with cascade sideshifter, 48 inch FTP forks, backup alarm, 187-FSV mast, strobe, solid pneumatic tires, swing down bracket, and orange seatbelt.
146.	NCI Building Systems, L.P. (successor to NCI Building Systems, Inc.) and Toyota Motor Credit Corp, for new Toyota Forklift Model 8FGU25, Serial 12330, equipped with cascade sideshifter, 48 inch FTP forks, backup alarm, 189-FSV mast, strobe, solid pneumatic tires, swing down bracket, and orange seatbelt.
147.	NCI Building Systems, L.P. and Toyota Motor Credit Corp, for new Toyota Forklift Model 7FGU35, Serial 63233, equipped with cascade sideshifter, 60 inch FTP forks, backup alarm, 187-FSV mast, strobe, solid pneumatic tires, swing down bracket, and pre-cleaner.
148.	Agreement No. 2131771, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
149.	Agreement No. 2131774, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
150.	Agreement No. 2131773, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
151.	NCI Building Systems, L.P. (successor to NCI Building Systems, Inc.) and Toyota Motor Credit Corp, for new Toyota Forklift Model 8FGU25, Serial 12419, equipped with cascade sideshifter, 48 inch FTP forks, backup alarm, 189-FSV mast, strobe, solid pneumatic tires, swing down bracket, and orange seat belt.
152.	Agreement No. 2131182, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

76

Schedule 10.2
to Loan and Security Agreement
153.	NCI Building Systems, L.P. and Toyota Motor Credit Corp, for new Toyota Forklift Model 7FGAU50, Serial 61508, equipped with cascade sideshifter, 48 inch forks, backup alarm, 188-FSV mast, strobe, solid pneumatic tires, swing down bracket, and pre-cleaner.
154.	NCI Building Systems, L.P. (successor to NCI Building Systems, Inc. DBA-NCI/IPS) and Toyota Motor Credit Corp, for new Toyota Forklift Model 7FGU35, Serial 63241, equipped with 48 inch FTP forks, backup alarm, 187-FSV mast, dual internal hosing, strobe, solid pneumatic tires, swing down bracket, pre-cleaner, 100F-FPS-B161, and serial 720142-1R1.
155.	NCI Building Systems, L.P. (successor to NCI Building Systems, Inc.) and Toyota Motor Credit Corp, for new Toyota Forklift Model 8FGU25, Serial 12574, equipped with 48 inch FTP forks, backup alarm, 189-FSV mast, strobe, solid pneumatic tires, swing down bracket, and orange seat belt.
156.	NCI Building Systems, L.P. and Toyota Motor Credit Corp, for new Toyota Forklift Model 7FDAU50, Serial 61444, equipped with cascade sideshifter, 48 inch forks, backup alarm, 188-FSV mast, strobe, solid pneumatic tires, pre-cleaner, and orange seat belt.
157.	Agreement No. 2131765, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
158.	Agreement No. 2131768, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
159.	Agreement No. 2148731, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
160.	Agreement No. 2148734, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
161.	Agreement No. 2148740, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
162.	Agreement No. 2148742, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions,

77

Schedule 10.2
to Loan and Security Agreement
upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
163.	Agreement No. 2149450, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
164.	Agreement No. 2148728, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
165.	Agreement No. 2148738, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
166.	Agreement No. 2148736, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
167.	Agreement No. 2149448, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
168.	Agreement No. 2149449, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
169.	Agreement No. 2158039, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
170.	Agreement No. 2158041, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
171.	NCI Building Systems, L.P. and Toyota Motor Credit Corp, for new Toyota Forklift Model 8FDU25, Serial 10383, equipped with cascade sideshifter, 48 inch FTP forks, backup alarm, 179-FSV mast, strobe, solid pneumatic tires, pre-cleaner, and orange seat belt.

78

Schedule 10.2
to Loan and Security Agreement
172.	NCI Building Systems, L.P. and Toyota Motor Credit Corp, for new Toyota Forklift Model 8FGU32, Serial 10993, equipped with cascade sideshifter, 48 inch FTP forks, backup alarm, 187-FSV mast, strobe, solid pneumatic tires, swing down bracket, and orange seat belt.
173.	NCI Building Systems, L.P. and Inter-Tel Leasing, Inc., for Axxess Telephone System, including all substitutions, modifications and replacements.
174.	Agreement No. 2196059, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
175.	Agreement No. 2196057, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
176.	Agreement No. 2207209, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
177.	Agreement No. 2196776, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
178.	Agreement No. 2196080, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
179.	Agreement No. 2207212, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
180.	Agreement No. 2196066, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
181.	NCI Building Systems, Inc. and Toyota Motor Credit Corporation, for (1) Toyota 7FDU80-61055, 72 Inch Pin carriage, 72 Inch Side Shifting Fork Positioner, Foam Filled Tires, 60 Inch Forks, Fire Extinguisher, Dual Internal Hosing, Pencil/Tape Holder, Back

79

Schedule 10.2
to Loan and Security Agreement
Up Alarm, Rear Combo Lights, L & R Mirrors, Strobe Light, Orange Seat Belts Smart Alarm, Pre Cleaner.
182.	Agreement No. 2207214, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
183.	Agreement No. 2207217, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
184.	Agreement No. 2207204, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.
185.	NCI Building Systems Inc. and Toyota Motor Credit Corporation, for (1) Toyota 8FDU25-10699, 189-FSV-MAST, 48 inch forks, solid tires, rear view mirrors, back up alarm, strobe light, pre cleaner, fire extinguisher, and orange seat belt.
186.	NCI Building Systems Inc. and Toyota Motor Credit Corporation, for (1) Toyota 8FGU25-10699, 189-FSV-MAST, cascade side shift, 48 inch forks, UL type LP, swing down bracket, solid tires, orange seat belt, rear view mirrors, back up buzzer, strobe light, and fire extinguisher.
187.	NCI Building Systems Inc. and Toyota Motor Credit Corporation, for (1) A7FDAU50-70038, cascade side shift/fork positioner 120FFPSC172 with load backrest, orange seat belt, 67” carriage, 60” pallet forks, dual internal hosing, 179.5-V-MAST, fire extinguisher, back up alarm, strobe light, L&R mirrors, solid tires, dual drive tires, pre cleaner, and 4 way valve w/ hydraulics.
188.	NCI Building Systems Inc. and Toyota Motor Credit Corporation, for (1) A7FDAU50-70060, orange seat belt, 67 inch carriage, 60 inch pallet forks, dual internal hosing, 179.5-V-MAST, fire extinguisher, back up alarm, strobe light, L&R mirrors, solid tires, dual drive tires, pre cleaner, 4 way valve with hydraulics and cascade SS/FP w/ load backrest 120FFPSC172 S/N 881838.
189.	NCI Building Systems Inc. and Sumner Group, Inc. DBA Datamax Office Systems, for (2) Canon IR5075 Copiers.
190.	Agreement No. 2274482, between NCI Building Systems L.P. and IKON Financial Svcs, for equipment, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) therefrom.

80

Schedule 10.2
to Loan and Security Agreement
191.	NCI Building Systems Inc. and Toyota Motor Credit Corporation, for (2) Toyota 8FDU25-10871 & 10869, 179-V-#084030 MAST, 48 inch FTP forks, solid tires, rear view mirrors, back up alarm, amber strobe light, pre cleaner, fire extinguisher, orange seat belts and smart alarm.
192.	Master Equipment Lease NCB05105, dated January 13, 2005, between NCI Building Systems, Inc. and Leasenet Group, LLC, for all of the equipment, software, and other personal property and modifications and additions thereto and replacements and substitutions therefor in whole or in part, as fully described in Schedule E thereto .
193.	Master Equipment Lease NCB05105, dated January 13, 2005, between NCI Building Systems, Inc. and Leasenet Group, LLC, for all of the equipment, software, and other personal property and modifications and additions thereto and replacements and substitutions therefor in whole or in part, as fully described in Schedule F thereto.
194.	Master Agreement, between NCI Group, Inc. and Cisco Systems Capital Corporation, for all Equipment; all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such Equipment; and all books, records and proceeds relating to the foregoing.
195.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A and Schedule A-1 to Lease Schedule 4186011-010 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
196.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-012 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
197.	NCI Group, Inc. and IBM Credit LLC, for all of the equipment together with all related software as described on IBM Credit LLC Supplement(s) # F35645, including one or more of the following: HPKS-KN1 (HEWLETT PACKARD-XEON QUAD CORE 3GH2 2GB SERV), HPKV-B70 (HEWLETT PACKARD-HP BLC 7000 THREE-PHASE ENCL) all additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, including, without limitation, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software.
198.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-013 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

81

Schedule 10.2
to Loan and Security Agreement
199.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-011 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
200.	NCI Group, Inc. and General Electric Capital Corporation, for the property including, but not limited to, various computer equipment, personal computers, laptops, peripherals and software, and any replacement, substitution, addition, attachment, modification, update, revision, new version, enhancement, accessory and proceeds now existing or thereafter acquired and wherever located; and for equipment described in Schedule A to Lease Schedule 4186011-015 thereto.
201.	NCI Group, Inc. and General Electric Capital Corporation, for property including, but not limited to, various computer equipment, personal computers, laptops, peripherals and software, and any replacement, substitution, addition, attachment, modification, update, revision, new version, enhancement, accessory and proceeds now existing or thereafter acquired and wherever located. (Account No.: 4186011-016)
202.	NCI Group, Inc. and General Electric Capital Corporation, for property including, but not limited to, various computer equipment, personal computers, laptops, peripherals and software, and any replacement, substitution, addition, attachment, modification, update, revision, new version, enhancement, accessory and proceeds now existing or thereafter acquired and wherever located. (Account No.: 4186011-017)
203.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-014 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
204.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-018 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
205.	NCI Group, Inc. and IBM Credit LLC and Wells Fargo Bank National Association, as Agent, for all of the following equipment together with all related software, whether now owned or thereafter acquired and wherever located (all as more fully described on IBM Credit LLC Supplement(s) # F03452) including one or more of the following: HPKV-S80 (HEWLETT PACKARD-HP EVA 8000 DISK SYSTEM) all additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, including, without limitation, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software.

82

Schedule 10.2
to Loan and Security Agreement
206.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-020 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
207.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-019 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
208.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (1) Toyota Model 7FDU70 S/N 70142, 180-V-Mast, 67 inch hook type carriage, 72 inch type forks, 4 way valve & hydraulics, deluxe steel cab, cyclone air cleaner, pre cleaner, smart alarm, engine block heater, strobe light, orange seat belts, mast mounted headlights, and cascade SS/FP 150H-FPS-C055 S/N 884896-1R2.
209.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (2) Toyota Model 7FDU70 S/N 70141 & 70140, 180-V-Mast, 67 inch hook type carriage, 72 inch type forks, 4 way valve & hydraulics, deluxe steel cab, cyclone air cleaner, pre cleaner, smart alarm, engine block heater, strobe light, orange seat belts, mast mounted headlights, and cascade SS/FP 150H-FPS-C055 S/N 924791-1R2 & 2R2.
210.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (2) Toyota Model 7FDU70 S/N 70138 & 70143, 180-V-Mast, 67 inch hook type carriage, 72 inch type forks, 4 way valve & hydraulics, deluxe steel cab, cyclone air cleaner, pre cleaner, smart alarm, engine block heater, strobe light, orange seat belts, mast mounted headlights, and cascade SS/FP 150H-FPS-C055 S/N 924432-1R1 & 2R2.
211.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (1) Toyota 7FGCU70-70143, orange seat belt, 72 inch type forks, dual internal hosing, 121-V-Mast, smart alarm, L&R mirrors, swing down bracket, rear combo light, fire extinguisher, pencil/tape holder, strobe light, and cascade 150H-FPS-C051 fork positioner S/N 912261-1R5.
212.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (1) Toyota 7FGCU70-70144, orange seat belt, 72 inch type forks, dual internal hosing, 121-V-Mast, smart alarm, L&R mirrors, swing down bracket, rear combo light, fire extinguisher, pencil/tape holder, strobe light, and UL Type LP.
213.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-021 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

83

Schedule 10.2
to Loan and Security Agreement
214.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-022 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
215.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A to Lease Schedule 4186011-024 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
216.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (1) Toyota 7FGCU70-70244, Side Shifter, 60 Inch Forks, Strobe Lights, Back Up Alarm, 188 FSV Mast, Dual with 4 Way Hosing and Fork Positioner.
217.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (1) Toyota 7FGCU70-70249, Side Shifter, Fork Positioner, 60 Inch Forks, Strobe Lights, Back Up Alarm, 188 FSV Mast, and Dual with 4 Way Hosing.
218.	NCI Group, Inc. and Toyota Motor Credit Corporation, for (3) Hoist F180 Serial Numbers 29029-29030-29031, 178FSV, Side Shifting Fork Positioner, 60 Inch Forks, LP Gas, Boxcar Special, Headlights, Stop/Tail Lights, Strobe, Back Up Alarm, and Orange Seat Belt.
219.	NCI Group, Inc. and General Electric Capital Corporation, for the equipment and other assets described in Schedule A and Schedule A-2 to Lease Schedule 4186011-023 thereto, plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.
220.	NCI Group, Inc. and Gallatin Steel Company, for all hot rolled steel coils and other inventory now and thereafter delivered by the Consignor/Secured Party to the Consignee/Debtor, together with all proceeds thereof, to the extent title of such hot rolled steel coils and other inventory remains with Consignor/Secured Party.

84

Schedule 10.3
to Loan and Security Agreement
Existing Indebtedness
Outstanding Letters of Credit (All Cash Collateralized at Approximately $12.4 Million), consisting of the following:

Letter of Credit	Expiry
Number	Date	Beneficiary	Amount
SM210246	9/29/2010	St. Paul Fire & Marine Insurance Company	$[Redacted]*
SM211112	12/1/2009	Zurich American Insurance Company	$[Redacted]*
SM219776	12/31/2009	Zurich American Insurance Company	$[Redacted]*
SM219780	4/27/2010	National Union Fire Insurance Company	$[Redacted]*
SM220984	1/12/2010	Bank of New York Mellon Trust Co. NA, formerly JP Morgan Trust	$[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission
Intercompany Debt From Robertson Building Systems Ltd. (Canada) to Robertson-Ceco II (Approximately $850,000 U.S.)
Intercompany Debt From Building Systems de Mexico (Mexico) to NCI Group, Inc. (Approximately $4.7 Million U.S.)
Secured Interest Rate Swap Agreement entered into with Wachovia Bank, N.A. in a notional amount equal to $65,000,000
Purchase of Equipment for IPS Plant II currently postponed, cancelable at will (Approximately €2.76 Million Outstanding)
Finance Insurance Premiums (Approximately $736,000 Remaining)
Carter County, Tennessee Industrial Revenue Bond (Approximately $420,000 Remaining)
Ordinary course of business, performance, bid, appeal, surety, supply, judgment, replevin or similar bonds, and similar obligations (Approximate Average Amount of $6 Million), consisting of the following:

Bond
Number	Principal	Obligee	Description	Bond Amount	Effective	Expiration
CNA INSURANCE GROUP
15812186	MATTHEW D. THIEM	SECRETARY OF STATE OF TEXAS	Notary Bond for Matthew D. Thiem	$10,000.00	3/2/2006	3/2/2010
15823272	CANDACE LYNN COOK	SECRETARY OF STATE OF TEXAS	Notary Public Bond	$10,000.00	5/8/2006	5/8/2010
15820482	RHONDA MURPHY	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Rhonda Murphy	$10,000.00	7/19/2006	7/19/2010
22244845N	GAIL LOUISE RIDDLE	FLORIDA DEPARTMENT OF STATE	Notary Public Bond for Gail Louise Riddle	$7,500.00	9/14/2006	9/13/2010

85

Schedule 10.3
to Loan and Security Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount	Effective	Expiration
15833336	JAMIE S. JURGENSMIER	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Jamie S. Jurgensmier	$10,000.00	1/31/2007	1/31/2011
15844547	REBECCA L. PAUL	SECRETARY OF STATE OF TEXAS	Texas Notary for Rebecca L. Paul	$10,000.00	3/18/2007	3/18/2011
15874050	WENDI L. HENSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Wendi L. Henson	$10,000.00	9/28/2007	9/28/2011
15878436	MARIANNE J. MCNEILL	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Marianne J. McNeill	$10,000.00	11/24/2007	11/24/2011
15884757	KASI WILBURN	SECRETARY OF STATE OF TEXAS	Texas Notary Public Bond for Kasi Leigh Wilburn	$10,000.00	1/4/2008	1/4/2012
15899260	DONNA P. WALKER	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Donna P. Walker	$10,000.00	4/4/2008	4/4/2012
15899261	CHERYL E. RODRIGUEZ	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Cheryl E. Rodriguez	$10,000.00	4/11/2008	4/11/2012
15902820	MINNIE ALMAZAN	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Minnie Almazan	$10,000.00	4/24/2008	4/24/2012
15902826	ANDREW EUGENE COSTA	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Andrew Eugene Costa, Attorney	$10,000.00	5/7/2008	5/7/2012
15902827	BRADLEY W. GRAHAM	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Bradley W. Graham, Attorney	$10,000.00	5/7/2008	5/7/2012
15902825	TODD R. MOORE	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Todd R. Moore, Executive VP & General Counsel	$10,000.00	6/15/2008	6/15/2012
15913123	SHIRLEY M. ABBOTT	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Shirley M. Abbott	$10,000.00	7/29/2008	7/29/2012
15913124	YVETTE LASHUN WILSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Yvette Lashun Wilson	$10,000.00	7/29/2008	7/29/2012
15913131	JEANETTE Y. WHITE	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Jeanette Y. Ellis	$10,000.00	8/6/2008	8/6/2012
15916848	ROBIN JOHNSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Robin Johnson	$10,000.00	9/17/2008	9/17/2012
15929120	PATSY R. ABBOTT	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Patsy R. Abbott - (Mesco)	$10,000.00	12/13/2008	12/13/2012
15936047	DIANNA M. LEHMAN	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Dianna M. Lehman, San Antonio	$10,000.00	1/26/2009	1/26/2013
15936055	KATHY L. PITCOCK	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Kathy L. Pitcock, HR Generalist	$10,000.00	3/2/2009	3/2/2013
15951469	TIFFANY S. ANDERSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Tiffany S. Anderson	$10,000.00	5/21/2009	5/21/2013
15951468	SUSAN KING-VELEZ	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Susan King-Velez	$10,000.00	6/15/2009	6/15/2013
CNA INSURANCE GROUP Subtotal Amount:				$237,500.00

SAFECO INSURANCE COMPANIES

86

Schedule 10.3
to Loan and Security Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount		Effective	Expiration
6601916	STAR BUILDING SYSTEMS A DIVISION OF ROBERTSON CECO II CORP., AND NCI COMPANY	[Redacted]*	[Redacted]*	$	[Redacted]*	2/12/2009	2/12/2010
6628989	ROBERTSON-CECO II CORPORATION	STATE OF ARIZONA	Contractors License Bond		$5,000.00	6/18/2009	6/18/2010
6628990	CECO BUILDING SYSTEMS AN UNINCORPORATED DIVISION OF ROBERTSON-CECO II CORPORATION	[Redacted]*	[Redacted]*		$6,050.00	6/18/2009	6/18/2010
6207047	ROBERTSON-CECO CORPORATION	[Redacted]*	[Redacted]*		$60,000.00	7/1/2009	7/1/2010
6629001	ROBERTSON-CECO II CORPORATION	STATE OF ARKANSAS	Contractor’s Bond		$10,000.00	7/29/2009	7/29/2010
6510708	METALLIC BUILDING COMPANY, A DIVISION OF NCI GROUP, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	8/1/2009	8/1/2010
6629004	METALLIC BUILDING COMPANY	[Redacted]*	[Redacted]*	$	[Redacted]*	8/5/2009	8/5/2010
6629006	ROBERTSON-CECO II CORPORATION DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	8/12/2009	8/12/2010
6629013	ROBERTSON-CECO II CORP.DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	8/20/2009	8/20/2010
6629014	ROBERTSON-CECO II CORP. DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	8/20/2009	8/20/2010
6629015	ROBERTSON-CECO II CORPORATION	[Redacted]*	[Redacted]*	$	[Redacted]*	8/25/2009	8/25/2010
6665717	NCI BUILDING SYSTEMS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010
6665718	NCI BUILDING SYSTEMS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010

* indicates redacted and filed separately with the Securities and Exchange Commission.

87

Schedule 10.3
to Loan and Security Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount		Effective	Expiration
6665719	AMERICAN BUILDING COMPONENTS (ABC)	COMMONWEALTH OF KENTUCKY, DIVISION OF MOTOR CARRIERS	Highway Use Bond		$1,000.00	9/9/2009	9/9/2010
6665720	NCI GROUP, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010
6665721	METAL COATERS OF GEORGIA	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010
6629016	NCI BUILDING SYSTEMS, LP DBA DBCI	[Redacted]*	[Redacted]*	$	[Redacted]*	9/10/2009	9/10/2010
6629017	NCI BUILDING SYSTEMS, LP	COMMONWEALTH OF KENTUCKY	Highway Use Bond		$1,000.00	9/12/2009	9/12/2010
6665723	ROBERTSON-CECO II CORP. DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	9/14/2009	9/14/2010
6601833	NCI GROUP, INC. DBA METAL BUILDING COMPONENTS	STATE OF FLORIDA DEPARTMENT OF BUSINESS AND PROFESSIONAL REGULATION	Financial Responsible Bond		$100,000.00	9/23/2009	9/23/2010
6629018	BARRY JOE DEESE	STATE OF CALIFORNIA.	Bond of Qualifying Individual		$12,500.00	9/30/2009	9/30/2010
6629019	NCI BUILDING SYSTEMS, LP DBA DBCI	STATE OF CALIFORNIA.	Contractor’s Bond		$12,500.00	9/30/2009	9/30/2010
6601872	NCI GROUP, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	12/16/2009	12/16/2010
6170198	ROBERTSON CECO II CORPORATION	[Redacted]*	[Redacted]*	$	[Redacted]*	1/1/2010	12/31/2010
6510723	CAROL P. BELLINGER	[Redacted]*	Notary Public Bond for Carol P. Bellinger at Garco Building Systems		$10,000.00	10/25/2008	10/25/2012
6601897	HEATHER R. BAKER	MISSISSIPPI SECRETARY OF STATE'S OFFICE	Notary Public Bond for Heather R. Baker, Hernando, MS		$5,000.00	2/10/2009	2/10/2013
6628999	DORINDA WOODWARD	STATE OF TENNESSEE	Notary Public Bond for Dorinda K. Woodward		$10,000.00	7/22/2009	7/22/2013
6665713	MARTHA L. GILLIAM	STATE OF TENNESSEE, ANDERSON COUNTY	“Tennessee Notary Bond for Martha L. Gilliam
(A&S Building Systems)”	$10,000.00	8/21/2009	8/21/2013
6665729	SUSAN GIBSON	STATE OF TENNESSEE, CAMPBELL COUNTY	Notary Public at Large Bond for Susan Gibson at A&S Building Systems		$10,000.00	9/6/2009	9/6/2013

* indicates redacted and filed separately with the Securities and Exchange Commission.

88

Schedule 10.3
to Loan and Security Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount		Effective	Expiration
6510520	METAL BUILDING COMPONENTS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	10/4/2007	10/4/2014
SAFECO INSURANCE COMPANIES Subtotal Amount:					$5,455,356.28

TRAVELERS PROPERTY CASUALTY GROUP
104417585	AMERICAN BUILDING COMPONENTS (ABC)	COMMONWEALTH OF KENTUCKY	Kentucky Highway Use Bond		$1,000.00	3/10/2009	3/10/2010
103013175	A & S BUILDING SYSTEMS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	5/1/2009	5/1/2010
103218552	METAL COASTERS OF GEORGIA	[Redacted]*	[Redacted]*	$	[Redacted]*	7/30/2009	7/30/2010
104632805	NCI BUILDING SYSTEMS, L.P.	[Redacted]*	[Redacted]*	$	[Redacted]*	11/17/2009	11/17/2010
101077424	NCI BUILDING SYSTEMS, INC	[Redacted]*	[Redacted]*	$	[Redacted]*	12/1/2009	12/1/2010
104841990	TAMERA L. ELLIOTT	STATE OF INDIANA	Notary Bond for Tamera L. Elliott		$5,000.00	8/16/2007	8/16/2015
TRAVELERS PROPERTY CASUALTY GROUP Subtotal Amount:					$210,000.00

			TOTAL BONDS		$5,902,856.28

* indicates redacted and filed separately with the Securities and Exchange Commission.

89

Schedule 10.4
to Loan and Security Agreement
Existing Guaranty Obligations; Existing Investments;
Existing Loans and Agreements
There are no loans to Officers, Directors or employees except for those that pertain to normal course operational issues such as Travel Advances and Safety Equipment that employees pay via payroll deduction. The total amount for August 2009 was under $20,000.

90

Schedule 10.6
to Loan and Security Agreement
Affiliate Agreements
Intercompany Services Agreement between Robertson-Ceco II Corporation and Robertson Building Systems, Ltd., dated November 3, 2008
Software License Agreement between Robertson-Ceco II Corporation and Robertson Building Systems, Ltd., dated November 3, 2008
Assembly Services Agreement between NCI Building Systems, Inc. and Building Systems de Mexico, S.A. de C.V., dated February 13, 2007
Equipment Lease between NCI Building Systems, L.P. and Building Systems de Mexico, S.A. de C.V., dated July 10, 1997
Technical Services Agreement between NCI Building Systems, L.P. and Building Systems de Mexico, S.A. de C.V., dated July 10, 1997

91

Schedule 12.1
to Loan and Security Agreement
Financing Agreement Sections — Events of Default
Section 1(c)(i) of the Guaranty Agreement

92

Schedule 15.5(c)
to Loan and Security Agreement
Disclosure to Goldsheets
—	Name of Borrowers and Guarantors

—	Industry of Borrowers and Guarantors

—	Name of private equity group (CD&R)

—	Amount of Credit Facility ($125,000,000)

—	Tenor of the financing arrangements (Maturity Date)

—	Agent

—	Co-Collateral Agents

—	Joint Bookrunners

—	corporate logos of Borrowers, Guarantors and Lenders

—	Base Rate, Applicable Margin for Base Rate Loans, Adjusted Eurodollar Rate and Applicable Margin for Eurodollar Rate Loans

—	unused line fee set forth in Section 3.2(a)

93

EXHIBIT A
to
LOAN AND SECURITY AGREEMENT
ASSIGNMENT AND ACCEPTANCE AGREEMENT
     This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                     , 20___ is made between                                          (the “Assignor”) and                      (the “Assignee”).
W I T N E S S E T H:
     WHEREAS, Wells Fargo Foothill, LLC, in its capacity as administrative and co-collateral agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to NCI Group, Inc., a Nevada corporation (“NCI”) and Robertson-Ceco II Corporation, a Delaware corporation (“Robertson-Ceco”, and together with NCI, individually each, a “Borrower” and collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated October 20, 2009, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other Financing Agreements. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
     WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $                     (the “Commitment”);
     WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                     (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     1. Assignment and Acceptance.
          (a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance and in Section 15.7 of the Loan Agreement) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be                      (___%) percent.

          (b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee (and in any event excluding its obligations under Section 15.5 of the Loan Agreement); provided, that, Assignor shall not relinquish its rights under Sections 6.7, 6.11, 13.4 and 14.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.
          (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                    .
          (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                     (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).
     2. Payments.
          (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                    .
          (b) Assignee shall pay to Agent the processing fee in the amount specified in Section 15.7(a) of the Loan Agreement.
     3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
     4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of NCI Building Systems, Inc. and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

     5. Effective Date; Notices.
          (a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                     , 20___ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:
               (i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;
               (ii) if required, the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;
               (iii) if required, the consent of Administrative Borrower as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;
               (iv) written notice of such assignment, together with an executed copy of this Assignment and Acceptance and payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;
               (v) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and
               (vi) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.
          (b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent and (if its consent is required) Administrative Borrower, a Notice of Assignment in the form attached hereto as Schedule 1.
     6. Agent. [INCLUDE ONE OF THE FOLLOWING ONLY IF ASSIGNOR IS AN AGENT]
          [Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.]
          [Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]
     7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignor, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-9, W-8BEN (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) or W-8ECI, as applicable and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by

Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     8. Representations and Warranties.
          (a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.
          (b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.
          (c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.
     9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.
     10. Miscellaneous.

          (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.
          (b) All payments made hereunder shall be made without any set-off or counterclaim.
          (c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.
          (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
          (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
          (f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).
     IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

SCHEDULE 1
NOTICE OF ASSIGNMENT AND ACCEPTANCE
___, 20__
Wells Fargo Foothill, LLC
1100 Abernathy Road
Suite 1600
Atlanta, Georgia 30628
Attention: Portfolio Manager
Telephone No.
Telecopy No.
NCI Group, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: Chief Financial Officer
Telephone No. 281-897-7837
Telecopy No. 281-897-7658

Re:	NCI Group, Inc., et al.
Ladies and Gentlemen:
     Wells Fargo Foothill, LLC, in its capacity as administrative and collateral agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to NCI Group, Inc., a Nevada corporation (“NCI”), and Robertson-Ceco II Corporation, a Delaware corporation (“Robertson-Ceco”, and together with NCI, individually each, a “Borrower” and collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated October ___, 2009, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other Financing Agreements. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
     1. We hereby give you notice of, and request your consent to, the assignment by                                            (the “Assignor”) to                                             (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                      (___%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                    , as the same may be further reduced by other assignments on or after the date hereof.
     2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.
     3. The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:

Address:

Attention:

Telephone:

Telecopier:

(B)	Payment instructions:

Account No.:

At:

Reference:

Attention:

     4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.
     IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

WELLS FARGO FOOTHILL, LLC, as Agent

By:

Title:

NCI GROUP, INC., as Administrative Borrower

By:

Title:

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT

NCI Group, Inc.	Certificate No.	1
10943 N. Sam Houston Pkwy, West	Report Date
Houston, TX 77064	As Of Date

Borrowing Base Report
- Submitted to Wells Fargo Foothill

Accounts Receivable ($000’s)
Division	Coaters	MBCI	DBCI	A&S	RCC	NCI	N/A	Total

Gross Accounts Receivable	$—	$—	$—	$—	$—	$—		$—
Less:
Customer Deposits Addback	$—	$—	$—	$—	$—	$—		—
Past due > 90 DOI	—	—	—	—	—	—		—
Past Due Credits	—	—	—	—	—	—		—
Crossage 25%	—	—	—	—	—	—		—
Intercompany	—	—	—	—	—	—		—
Foreign AR	—	—	—	—	—	—		—
Government	—	—	—	—	—	—		—
COD/Cash	—	—	—	—	—	—		—
Debit Memos	—	—	—	—	—	—		—
Employee AR	—	—	—	—	—	—		—
Consignment	—	—	—	—	—	—		—
Bill and Hold	—	—	—	—	—	—		—
Bankrupt/Doubtful AR
Contra	—	—	—	—	—	—		—
Short Pay	—	—	—	—	—	—		—
Partial Billings	—	—	—	—	—	—		—
AR Aging Variance to GL	—	—	—	—	—	—		—
Accr Volume Disc/Sales Rebate	—	—	—	—	—	—		—
Rebate Accrual	—	—	—	—	—	—		—
AR Backcharge/Holdback	—	—	—	—	—	—		—
Warranty Reserve	—	—	—	—	—	—		—
Accrued Advertising	—	—	—	—	—	—		—
Unapplied Cash	—	—	—	—	—	—		—
Scrap Allowance	—	—	—	—	—	—		—
Bank Charge Reserve	—	—	—	—	—	—		—
Shipping Test Exceptions	—	—	—	—	—	—		—
Excess Concentration	—	—	—	—	—	—		—
Total Ineligibles	$—	$—	$—	$—	$—	$—		—

Eligible A/R	$—	$—	$—	$—	$—	$—		—
Dilution Reserve	$—	$—	$—	$—	$—	$—		—

A/R Availability @ 85%	$—	$—	$—	$—	$—	$—		—

Inventory ($000’s)		#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
Division	Coaters	MBCI	DBCI	A&S	RCC	NCI	In transit	Total
	Coaters	Cmpnts	Cmpnts	Bldgs	Bldgs	Bldgs	Intransit	Total
Category
Raw Materials	$—	$—	$—	$—	$—	$—	$—	—
Work in Process	—	—	—	—	—	—	—	—
Finished Goods	—	—	—	—	—	—	—	—

Gross Inventory	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	—

Plus: PPV Cost Adjustment	—	—	—	—	—	—	—	—
Plus: LCM Cost Adjustment	—	—	—	—	—	—	—	—

Adjusted Gross Inventory	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	—

Slow Moving (over 360 days)	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	—
WIP (50% of Buildings)	—	—	—	—	—	—	—	—
Paint	—	—	—	—	—	—	—	—
Bill & Hold on perpetual	—	—	—	—	—	—	—	—
Tolling (50%, up to $3MM)	—	—	—	—	—	—	—	—
Locations Under Limit	—	—	—	—	—	—	—	—
Supplies	—	—	—	—	—	—	—	—
Inelig PPV or LCM related costs	—	—		—	—	—	—	—
Intercompany Profit	—	—	—	—	—	—	—	—
Perpetual Variance to GL	—	—	—	—	—	—		—
Intransit without proper documentation	—	—	—	—	—	—	—	—

Total Ineligibles	$0	$0	$0	$0	$0	$0	$0	—

Eligible Inventory	$0	$0	$0	$0	$0	$0	$0	—
Advance Rate	65%	65%	65%	65%	65%	65%	65%	#DIV/0!

Available before Reserves	$0	$0	$0	$0	$0	$0	$0	—

Less: Appraisal Reserve	$—	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	$—	#DIV/0!

Available Inventory	$0	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	$0	#DIV/0!

Effective Advance Rate	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	N/A	#DIV/0!

Borrowing Base ($000s)								TOTAL

Available AR	$—	$—	$—	$—	$—	$—	$—	—
Available Inventory	—	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	—	#DIV/0!
Qualified Cash	—	—	—	—	—	—	—	—

Total Collateral	$—	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	$—	#DIV/0!
Less:
Letters of Credit								—
Rent Reserve								—
Outside Processors								—
Swap Reserve								—
Deposit Reserve								—
Total Reserves								—

Total Collateral Availability								#DIV/0!
Facility Maximum								125,000,000.00
TOTAL AVAILABILITY (lesser of Collateral Availability or $125MM)								#DIV/0!
Loan Balance (including fees and expenses)								—

Excess Availability								#DIV/0!

All capitalized terms used in this certificate have the meanings set forth in the Loan & Security Agreement unless specifically defined herein. The undersigned, NCI Group, Inc. pursuant to that certain Loan & Security Agreement dated as of 10/20/09 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Borrower, the lenders signatory thereto from time to time and Wells Fargo Foothill, LLC, a Delaware limited liability company as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the above items, calculated in accordance with the terms and definitions set forth in the Loan & Security Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Loan & Security Agreement. Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Loan & Security Agreement.

Authorized Signature
By:
Title
	Print Name:	Date:

Inventory Appraisal Analysis
Appraisal values as of 6/30/09

Consolidated
($000’s)	Coaters	Components	Buildings	Total

Cost Analysis:
Gross Inventory	$—	$—	$—	$—
PPV Adjustment	—	—	—	—
LCM Adjustment	—	—	—	—
Total Ineligibles	—	—	—	—

Eligible Inv. @ Cost	$—	$—	$—	$—
Advance Rate	65%	65%	65%	65%

Available Inv. @ Cost (A)	$—	$—	$—	$—

Appraisal Analysis:
Gross Inventory	$—	$—	$—	$—

Less Ineligibles:
Slow Moving	—	—	—	—
Paint	—	—	—	—
Supplies	—	—	—	—
Tolling	—	—	—	—
Bill & Hold	—	—	—	—
Coil — Dollars with no weight	—	—	—	—
Unreconciled Var (Perpetual to B/S)	—	—	—	—

Total Ineligibles	$—	$—	$—	$—

Appraised Inventory Cost (B)	—	—	—	—
Appr. cost, Net of LCM and PPV	—	—	—	—
NOLV (Adjusted for LCM and PPV)	67.7%	63.2%	47.6%
85% of NOLV	57.5%	53.7%	40.5%	#DIV/0!

Available Inv. @ Appraised (B)	$—	$—	$—	$—

Revolver Available Inventory (lesser of A or B)				$—

Appraisal reserve:	$—	$—	$—	$—

EXHIBIT C
TO
LOAN AND SECURITY AGREEMENT
Commitments

Lender	Commitment
Wells Fargo Foothill, LLC	$
Bank of America, N.A.	$
General Electric Capital Corporation	$

Total	$

EXHIBIT D
TO
LOAN AND SECURITY AGREEMENT
GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT (“Guaranty”), dated October ___, 2009, is by NCI Group, Inc., a Nevada corporation (“NCI”), Robertson-Ceco II Corporation, a Delaware corporation (“Ceco” and, together with NCI, each individually a “Borrower” and collectively, “Borrowers”), NCI Building Systems, Inc., a Delaware corporation (“Company”) and Steelbuilding.com, Inc., a Delaware corporation (“Steelbuilding”), in favor of Wells Fargo Foothill, LLC, a Delaware limited liability company, in its capacity as administrative agent and collateral agent for the Secured Parties, as such term is defined in the Loan Agreement, as hereinafter defined (in such capacity, “Agent”). The Company, the Borrowers, Steelbuilding and any other Subsidiary of the Company that becomes party hereto after the date hereof in accordance with Section 17 hereof are sometimes hereinafter referred to hereunder individually each, as a “Guarantying Party” and collectively, as “Guarantying Parties”.
W I T N E S S E T H:
     WHEREAS, the Borrowers, the Company, Steelbuilding, Agent and the entities from time to time party to the Loan Agreement (as hereinafter defined) as lenders (each, a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated of even date herewith, by and among Agent, Lenders, Borrowers, Steelbuilding and Company (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements (as defined in the Loan Agreement); and
     WHEREAS, due to the close business and financial relationships among Borrowers and the Guarantying Parties, in consideration of the benefits which will accrue to each Guarantying Party and as an inducement for and in consideration of Lenders (or Agent on behalf of Lenders) making loans and advances and providing other financial accommodations to Borrowers pursuant to the Loan Agreement and the other Financing Agreements each Guarantying Party has agreed to guarantee the payment and performance of the Guaranteed Obligations (as hereinafter defined) on the terms set forth herein;
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantying Party hereby jointly and severally agrees in favor of Agent and Secured Parties as follows:
     1. Guaranty.
          (a) Each Guarantying Party other than the Borrowers absolutely and unconditionally, jointly and severally, with each other and any subsequent Guarantying Party (other than any Borrower), guarantees and agrees to be liable for the full payment and performance by each Borrower when due of all of the Obligations (as such term is defined in the Loan Agreement) of such Borrower, other than any such Obligation arising as a result of the following sentence. Each Guarantying Party other than the Company absolutely and unconditionally, jointly and severally, with each other and any subsequent Guarantying Party (other than the Company) guarantees and agrees to be liable for the full payment and performance by the Company when due of all of the Obligations (as such term is defined in the Loan Agreement) of the Company. The Obligations guaranteed pursuant to this Section 1 by any Guarantying Party are referred to herein as the “Guaranteed Obligations” of such Guarantying Party.
          (b) This Guaranty is a guarantee of payment and not of collection. Each Guarantying Party agrees that neither Agent nor any other Secured Party need attempt to collect any Guaranteed Obligations from any Borrower, any other Guarantying Party or any other Obligor or to realize upon any collateral, but may require any Guarantying Party to make immediate payment of all of its Guaranteed Obligations to Agent when due, whether by maturity, acceleration or otherwise, or at any time thereafter. Subject to the Intercreditor Agreement, Agent and Secured Parties may apply any amounts received in respect of the Guaranteed Obligations to any of the Guaranteed Obligations, in whole or in part (including attorneys’ fees and legal expenses incurred by Agent or any Secured Party with respect thereto to the extent reimbursable by Borrowers or the Company under the Loan Agreement or otherwise chargeable to Borrowers or the Guarantying Parties in accordance with the terms thereof) in accordance with the Loan Agreement and, if not provided in the Loan Agreement, in such order as Agent may elect.
          (c) Payment by Guarantying Parties shall be made to Agent at the office of Agent from time to time on demand as Guaranteed Obligations become due. Except as permitted by Section 6.13 of the Loan Agreement, Guarantying Parties shall make all payments to Agent on the Guaranteed Obligations without set-off, counterclaim or deductions (other than deductions in respect of Taxes). One or more successive or concurrent actions may be brought hereon against any Guarantying Party either in the same action in which any Borrower, the Company, other Guarantying Party or any other Obligor is sued or in separate actions.
          (d) Notwithstanding anything to the contrary contained herein, the amount of the obligations payable by any Guarantying Party under this Guaranty shall be the aggregate amount of its Guaranteed Obligations unless a court of competent jurisdiction adjudicates such Guarantying Party’s obligations to be invalid, avoidable or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case the amount of Guaranteed Obligations payable by such Guarantying Party hereunder shall be limited to the maximum amount that could be guaranteed by such Guarantying Party without rendering such Guarantying Party’s obligations under this Guaranty invalid, avoidable or unenforceable under such applicable law.
     2. Waivers and Consents.
          (a) Notice of acceptance of this Guaranty, the making of loans and advances and providing other financial accommodations to Borrowers and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which any Borrower or Guarantying Party are entitled (other than those expressly provided for in the Financing Agreements) are hereby waived (to the fullest extent permitted by applicable law) by each Guarantying Party. Each Guarantying Party also waives, to the fullest extent permitted by

2

applicable law, notice of (i) any amendment, modification, supplement, extension, renewal, or restatement of the Loan Agreement and any of the other Financing Agreements, including, without limitation, extensions of time of payment of or increase or decrease in the amount of any of the Guaranteed Obligations, the interest rate, fees, other charges, or any collateral, and the guarantee made herein shall apply to the Loan Agreement and the other Financing Agreements and the Guaranteed Obligations as so amended, modified, supplemented, renewed, restated or extended, increased or decreased, (ii) the taking, exchange, surrender and releasing of collateral or other guarantees now or at any time held by or available to Agent for itself and the benefit of Secured Parties for the obligations of any Borrower or any other party at any time liable on or in respect of the Guaranteed Obligations or who is the owner of any property which is security for the Guaranteed Obligations (individually, an “Obligor” and collectively, the “Obligors”), including, without limitation, the surrender or release by Agent of any other Guarantying Party hereunder, (iii) the exercise of, or refraining from the exercise of any rights against any Borrower, any Guarantying Party or any other Obligor or any collateral, (iv) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Guaranteed Obligations of any other Guarantying Party or the Borrowers and (v) any financing by Agent and/or any Lender of any Borrower under Section 364 of the United States Bankruptcy Code or consent to the use of cash collateral by Agent or any Lender under Section 363 of the United States Bankruptcy Code. Each Guarantying Party agrees, to the fullest extent permitted by applicable law, that the amount of its Guaranteed Obligations shall not be diminished and the liability of such Guarantying Party hereunder shall not be otherwise impaired or affected by any of the foregoing.
          (b) To the fullest extent permitted by applicable law, no invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of any Borrower in respect of any of the Guaranteed Obligations or any Guarantying Party in respect of this Guaranty (other than a defense of payment or performance) affect, impair or be a defense to this Guaranty. Without limitation of the foregoing, the liability of the Guarantying Parties hereunder shall not be discharged or impaired in any respect by reason of any failure by Agent to perfect or continue perfection of any lien or security interest in any collateral or any delay by Agent in perfecting any such lien or security interest. As to interest, fees and expenses, whether arising before or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute, Guarantying Parties shall be liable therefor, even if such Borrower’s liability for such amounts does not, or ceases to, exist by operation of law. Each Guarantying Party acknowledges that Agent has not made any representations to any Guarantying Party with respect to any Borrower, any other Guarantying Party, any other Obligor or otherwise in connection with the execution and delivery by Guarantying Parties of this Guaranty and Guarantying Parties are not in any respect relying upon Agent or any other Secured Party or any statements by Agent or any other Secured Party in connection with this Guaranty.
          (c) Unless and until the Payment in Full of all Obligations, each Guarantying Party hereby to the fullest extent permitted by applicable law unconditionally waives and relinquishes all statutory, contractual, common law, equitable and all other claims against any Borrower, any collateral for the Guaranteed Obligations or other assets of any Borrower, Guarantying Party or any other Obligor, for subrogation, reimbursement, exoneration, contribution, indemnification,

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setoff or other recourse in respect to sums paid or payable to Agent or any Secured Party by any Guarantying Party hereunder.
     3. Subordination. Payment of all amounts now or hereafter owed to any Guarantying Party by any Borrower by reason of a payment by such Guarantying Party to Agent hereunder is hereby subordinated in right of payment to the payment in full to Agent and Secured Parties of the Guaranteed Obligations and all such amounts and any security and guarantees therefor are hereby assigned to Agent and Secured Parties as security for the Guaranteed Obligations.
     4. Acceleration. Notwithstanding anything to the contrary contained herein or any of the terms of any of the other Financing Agreements, to the fullest extent permitted by applicable law, the liability of each Guarantying Party for its Guaranteed Obligations shall become immediately due and payable upon the occurrence of any Event of Default (as such term is defined in the Loan Agreement), if the liability of the Borrowers for the Guaranteed Obligations has been declared or would automatically become immediately due and payable under Section 12.2(b)(i) of the Loan Agreement (whether automatically or otherwise), but does not so become immediately due and payable as a result of any automatic stay in connection with any insolvency, bankruptcy, reorganization or similar proceeding.
     5. [Reserved.]
     6. Termination. This Guaranty is continuing, unlimited, absolute and unconditional. All Guaranteed Obligations shall be conclusively presumed to have been created in reliance on this Guaranty. Notwithstanding any other provision of this Guaranty, (i) this Guaranty shall be automatically terminated as to all Guarantying Parties upon Payment in Full of all Obligations in accordance with the Loan Agreement and (ii) this Guaranty shall be automatically terminated as to any Guarantying Party upon the sale or other disposition of all of the Equity Interests of such Guarantying Party (other than to a Borrower or other Guarantying Party) permitted under the Loan Agreement. Upon the written request of Administrative Borrower, Agent shall, at Borrowers’ expense, execute and deliver to the relevant Guarantying Party all releases or other documents necessary or reasonably desirable for, or to evidence, the release of this Guaranty with respect to such Guarantying Party.
     7. Reinstatement. If after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Guaranteed Obligations, Agent or any Secured Party is required to surrender or return such payment or proceeds to any Person upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantying Party or otherwise, then the Guaranteed Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Guaranty shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Secured Party. This Section 5 shall survive the termination of this Guaranty.
     8. Amendments and Waivers. Neither this Guaranty nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Agent and each Guarantying Party. Agent shall not by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of

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its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent would otherwise have on any future occasion, whether similar in kind or otherwise.
     9. [Reserved.]
     10. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) This Guaranty and the rights and obligations of the parties hereto under this Guaranty shall be governed by the internal laws of the State of New York without giving effect to the rules and principles of conflicts of law or other rule of law to the extent the same are not mandatorily applicable by statute and would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          (b) Each Guarantying Party and Agent and each Secured Party hereby irrevocably (i) consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, and appellate courts from either thereof, in any action instituted therein that (x) arises out of or relates to this Guaranty, (y) arises out of or relates to any of the other Financing Agreements or (z) in any way is connected with or related or incidental to the dealings of the parties hereto in respect of this Guaranty or any of the other Financing Agreements or the transactions related hereto or thereto, in each case under this clause (z) whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and (ii) to the fullest extent permitted by applicable law, waives any objection based on venue or forum non conveniens with respect to such action. Each Guarantying Party and Agent and each Secured Party agrees that any dispute with respect to any such matters shall be heard only in the courts described above unless such courts shall decline to exercise jurisdiction over such dispute in whole or in part (except that Agent and Secured Parties shall have the right to bring any action or proceeding against any Guarantying Party or its or their property in the courts of any other jurisdiction which Agent deems reasonably necessary or appropriate in order to realize on the Collateral and which have jurisdiction over such Guarantying Party or property).
          (c) Each Guarantying Party (to the fullest extent permitted by applicable law) hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof or otherwise notified to Agent and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent ‘s option, by service upon any Guarantying Party in any other manner provided under the rules of any such courts.
          (d) EACH GUARANTEEING PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS GUARANTY OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY OF THE GUARANTEEING PARTIES AND AGENT OR ANY OF THE OTHER SECURED PARTIES IN RESPECT OF THIS

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GUARANTY OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH GUARANTEEING PARTY, AGENT AND EACH SECURED PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY GUARANTEEING PARTY OR ANY SECURED PARTY OR AGENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTEEING PARTIES AND LENDERS AND AGENT AND THE OTHER SECURED PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     11. Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be given or made in accordance with Section 13.3 of the Loan Agreement.
     12. Partial Invalidity. If any provision of this Guaranty is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Guaranty as a whole, but this Guaranty shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     13. Entire Agreement. This Guaranty, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding of the parties concerning the subject matter hereof and thereof between the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
     14. Successors and Assigns. This Guaranty shall be binding upon each Guarantying Party and their respective successors and assigns and shall inure to the benefit of Agent and Secured Parties and their respective successors and permitted assigns. The liquidation, dissolution or termination of any Guarantying Party shall not terminate this Guaranty as to any of the other Guarantying Parties.
     15. Construction. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Loan Agreement. All references to Agent, any Guarantying Party, any Lender or any Secured Party pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
     16. Counterparts, etc. This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Guaranty by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Guaranty. Any party delivering an executed counterpart of this Guaranty by telefacsimile or other electronic method of transmission shall also deliver an

6

original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Guaranty.
     17. Joinder. Each new Subsidiary of the Company or a Borrower that is required to become a party to this Guaranty pursuant to Section 9.11 of the Loan Agreement shall become a Guarantying Party for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a Assumption Agreement substantially in the form of Annex 1 hereto.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7

EXHIBIT D
TO
LOAN AND SECURITY AGREEMENT
     IN WITNESS WHEREOF, each Guarantying Party has executed and delivered this Guaranty as of the day and year first above written.

COMPANY

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

BORROWERS

NCI GROUP, INC.

By:
Name:
Title:

ROBERTSON-CECO II CORPORATION

By:
Name:
Title:

STEELBUILDING

STEELBUILDING.COM, INC.

By:
Name:
Title:

Acknowledged and Agreed to as
of the date hereof by:

WELLS FARGO FOOTHILLS, LLC
as Agent

By:
Name:
Title:

Annex 1
ASSUMPTION AGREEMENT
     ASSUMPTION AGREEMENT, dated as of ______________ ___, ___, made by                     , a                      corporation (the “Additional Guarantying Party”), in favor of Wells Fargo Foothills, LLC, as agent (in such capacity, the “Agent”) for the entities (the “Lenders”) from time to time parties to the Loan Agreement referred to below and the other Secured Parties (as defined in the Loan Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such the Guaranty referred to below, or if not defined therein, in the Loan Agreement.
W I T N E S S E T H:
     WHEREAS, NCI Group, Inc., a Nevada corporation (“NCI”), Robertson-Ceco II Corporation, a Delaware corporation (“Ceco” and, together with NCI, each individually a “Borrower” and collectively, “Borrowers”), NCI Building Systems, Inc. (the “Company”), the Agent and the Lenders are parties to a Loan Agreement, dated as of October [     ], 2009 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”);
     WHEREAS, in connection with the Loan Agreement, the Borrowers, the Company [and certain other Subsidiaries of the Company] are parties to the Guaranty Agreement, dated as of October [     ], 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Guaranty Agreement”), in favor of the Agent, for the benefit of the Secured Parties;
     WHEREAS, the Additional Guarantying Party is a member of an affiliated group of companies that includes the Borrowers and each other Guarantying Party; and the Borrowers and the other Guarantying Parties (including the Additional Guarantying Party) are engaged in related businesses, and each such Guarantying Party (including the Additional Guarantying Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Loan Agreement;
     WHEREAS, the Loan Agreement requires the Additional Guarantying Party to become a party to the Guaranty Agreement; and
     WHEREAS, the Additional Guarantying Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantying Party, as provided in Section 17 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as a Guarantying Party thereunder (jointly and severally liable with the other Guarantying Parties) with the same force and effect as if originally named therein as a Guarantying Party and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantying Party thereunder.
2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS

AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE RULES AND PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW TO THE EXTENT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTYING PARTY]

By:

Name:
Title:
Acknowledged and Agreed to as
of the date hereof by:
[                                              ]
as Agent

By:

Name:
Title:

EXHIBIT E
TO
LOAN AND SECURITY AGREEMENT
PLEDGE AND SECURITY AGREEMENT
     THIS PLEDGE AND SECURITY AGREEMENT (“Pledge Agreement”), dated October ___, 2009, is by NCI Building Systems, Inc., a Delaware corporation (the “Company”), NCI Group, Inc., a Nevada corporation (“NCI”) and Robertson-Ceco II Corporation, a Delaware corporation (“Ceco”) to and in favor of Wells Fargo Foothill, LLC, a Delaware limited liability company, in its capacity as administrative agent and collateral agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders and as otherwise provided therein (in such capacity, “Pledgee”). The Company, NCI, Ceco and any Subsidiary of the Company that becomes party hereto after the date hereof in accordance with Section 10 hereof are sometimes hereinafter referred to hereunder individually each, as a “Pledgor” and collectively, as “Pledgors”.
W I T N E S S E T H:
     WHEREAS, the Pledgors are the direct and beneficial owners of Pledged Securities (as defined below) of the issuers identified on Exhibit A annexed hereto (each, an “Issuer” and collectively “Issuers”);
     WHEREAS, Pledgee and the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered financing arrangements pursuant to which Lenders (or Pledgee on behalf of Lenders) may make loans and advances and provide other financial accommodations to NCI and Ceco as set forth in the Loan and Security Agreement, dated of even date herewith, by and among the Company, NCI, Ceco, the Pledgee and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements;
     WHEREAS, in order to induce Pledgee and Lenders to enter into the Loan Agreement and the other Financing Agreements and to make loans and advances and provide other financial accommodations to NCI and Ceco pursuant thereto, the each Pledgor has agreed to secure the payment and performance of its Obligations (as defined herein) and to accomplish same by (i) executing and delivering to Pledgee this Pledge Agreement and (ii) subject to the terms of the Intercreditor Agreement, delivering to Pledgee the certificates (if any) representing the Pledged Securities which are registered in the name of such Pledgor, together if required with appropriate stock powers duly executed in blank by such Pledgor.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby agrees as follows:

     1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement. The terms “Additional Agent” and “Control Agent” shall have the meaning ascribed thereto in the Intercreditor Agreement. The term “Obligations” as to any Pledgor means all Obligations (as defined in the Loan Agreement) of such Pledgor and all of such Pledgor’s obligations under the Guaranty Agreement. The term “Pledged Securities” means, with respect to any Pledgor, the issued and outstanding shares of capital stock described on Exhibit A annexed hereto as being held by such Pledgor, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Issuer that may be issued or granted to, or held by, a Pledgor while this Agreement is in effect, provided that in no event shall Pledged Securities include any asset or property excluded from the Pledged Property (as defined below) pursuant to the proviso to Section 2.
     2. Grant of Security Interest. To secure payment and performance when due of all of its Obligations, each Pledgor hereby pledges to Pledgee, and grants to Pledgee, for itself and the benefit of the other Secured Parties, a continuing security interest in and Lien upon: (a) the Pledged Securities of such Pledgor and (b) the proceeds (as defined in the UCC) of all of the foregoing (all of the foregoing being collectively referred to herein as the “Pledged Property” provided that in no event shall Pledged Property include (i) any Excluded Property, (ii) more than 65% of any series of the outstanding Equity Interests of any Foreign Subsidiary, (iii) any of the Equity Interests of a Subsidiary of a Foreign Subsidiary or (iv) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, pursuant to this Agreement).
     3. Obligations Secured. The security interest and Lien granted to Pledgee, for itself and the benefit of the other Secured Parties, pursuant to this Pledge Agreement by each Pledgee shall secure the prompt payment and performance when due of all of the Obligations of such Pledgee.
     4. Representations and Warranties. Each Pledgor hereby represents and warrants to Pledgee the following:
     (a) The Pledged Securities pledged by it are duly and validly issued, fully paid and non-assessable capital stock (or the equivalent, if any, under applicable law) of the applicable Issuer and constitute (except as provided in the proviso to Section 2) (i) in the case of any Issuer that is a Subsidiary other than a Foreign Subsidiary, all of the issued and outstanding shares of capital stock of such Issuer owned by such Pledgor and (ii) in the case of an Issuer that is a Foreign Subsidiary, such percentage (not more than 65%) as is specified in Exhibit A of all of the issued and outstanding shares of all classes of the Capital Stock of such Foreign Subsidiary owned by such Pledgor, and are not registered, nor has any Pledgor authorized the registration thereof, in the name of any person or entity other than such Pledgor or Pledgee or in respect of other Permitted Liens under the Loan Agreement.
     (b) Its Pledged Securities are directly, legally and beneficially owned by such Pledgor, free and clear of all Liens, except for the pledge and security interest in favor of Pledgee, for itself and the benefit of the Secured Parties, and the Permitted Liens under the Loan Agreement.
     5. Covenants. Each Pledgor covenants to the Pledgee the following:

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     (a) If such Pledgor shall become entitled to receive or acquire, or shall receive or acquire any stock certificate, or option or right with respect to the stock of any Issuer (including without limitation, any certificate representing a dividend or a distribution or exchange of or in connection with reclassification of the Pledged Securities) whether as an addition to, in substitution of, or in exchange for any of the Pledged Property or otherwise, such Pledgor agrees, subject to the terms of the Intercreditor Agreement, to accept same as Pledgee’s agent, to hold same in trust for Pledgee and to deliver same forthwith to Pledgee or Pledgee’s agent or bailee, or the Term Loan Agent, any Additional Agent or the Control Agent, as applicable, in accordance with the Intercreditor Agreement, in the form received, with the endorsement(s) of Pledgor where necessary and/or appropriate stock powers duly executed to be held by Pledgee or Pledgee’s agent or bailee subject to the terms hereof, or by the Term Loan Agent, any Additional Agent or the Control Agent, as applicable, in accordance with the Intercreditor Agreement and subject to the terms thereof, as further security for the Obligations.
     (b) So long as no Event of Default has occurred and is continuing, or, if an Event of Default shall have occurred and be continuing and the Pledgee shall not have given notice to the Pledgors of the Pledgee’s intent to exercise its rights under Section 6, each Pledgor shall have the right to vote and otherwise exercise all corporate and stockholder rights with respect to its Pledged Property, except as expressly prohibited herein, and to receive any cash dividends or distributions payable in respect of its Pledged Property.
     (c) Subject to the terms of the Intercreditor Agreement, if an Event of Default has occurred and is continuing, Pledgee may notify any Issuer or the appropriate transfer agent of the Pledged Securities to register the security interest and pledge granted herein and honor the rights of Pledgee under this Pledge Agreement.
     6. Rights And Remedies.
     (a) At any time an Event of Default has occurred and is continuing, in addition to all other rights and remedies of Pledgee or any of the other Secured Parties, whether provided under this Pledge Agreement, the Loan Agreement, the other Financing Agreements, applicable law or otherwise, Pledgee shall have, in each case to the extent permitted under applicable law and subject to the terms of the Intercreditor Agreement, the following rights and remedies which to the extent permitted by applicable law may be exercised without notice to, or consent by, Pledgor except as such notice or consent is expressly provided for hereunder: (i) Pledgee, at its option, shall be empowered to instruct any Issuer (or the appropriate transfer agent of the Pledged Securities) to register any or all of the Pledged Securities issued by such Issuer in the name of Pledgee or in the name of Pledgee’s nominee (including, without limitation, any Lender) and Pledgee may complete, in any manner Pledgee may deem reasonable, any and all stock powers, assignments or other documents heretofore or hereafter executed in blank by any Pledgor and delivered to Pledgee; (ii) after said instruction, and without further notice Pledgee shall have the exclusive right to exercise all voting and corporate rights with respect to the applicable Pledged Securities and other Pledged Property, and exercise any and all rights of conversion, redemption, exchange, subscription or any other rights, privileges, or options pertaining to any shares of the applicable Pledged Securities or the other Pledged Property as if Pledgee were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of such Pledged Securities and other Pledged Property upon any

3

merger, consolidation, reorganization, recapitalization or other readjustment with respect thereto; and (iii) upon the exercise of any such rights, privileges or options by Pledgee, Pledgee shall have the right to deposit and deliver any and all of the Pledged Securities and the other Pledged Property to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Pledgee may reasonably determine, all without liability, except to account for property actually received by Pledgee; however, Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options (all of which are exercisable in the sole discretion of Pledgee) and shall not be responsible for any failure to do so or delay in doing so, provided, that, the Pledgee, or Term Loan Agent, any Additional Agent or the Control Agent, as applicable, in accordance with the Intercreditor Agreement, shall not exercise any voting or other consensual rights pertaining to the Pledged Securities in any way that would constitute an exercise of the remedies described in this Section 6 other than in accordance with this Section 6.
     (b) In addition to all the rights and remedies of a secured party under the UCC or other applicable law, at any time an Event of Default has occurred and is continuing, Pledgee shall have, to the extent permitted under applicable law and subject to the terms of the Intercreditor Agreement, the right, at any time and without demand of performance or other demand, advertisement or notice of any kind (except any notice required under the Loan Agreement and the notice specified below of time and place of public or private sale) to or upon Pledgor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by applicable law), to proceed forthwith to collect, redeem, recover, receive, appropriate, realize, sell, or otherwise dispose of and deliver any of the Pledged Property or any part thereof in one or more lots at public or private sale or sales at any exchange, broker’s board or at any of Pledgee’s offices or elsewhere at such prices and on such terms as Pledgee may deem reasonable. To the extent permitted by applicable law, the foregoing disposition(s) may be for cash or on credit or for future delivery without assumption of any credit risk, with Pledgee having the right to purchase all or any part of the Pledged Property so sold at any such sale or sales, public or private, free of any right or equity of redemption in any Pledgor, which right or equity is hereby expressly waived or released by the Pledgors to the extent permitted by applicable law. The proceeds of any such collection, redemption, recovery, receipt, appropriation, realization, sale or other disposition, shall be applied in accordance with the Intercreditor Agreement, with the Pledgors to remain liable for any deficiency. To the extent permitted by applicable law, the Pledgors agree that ten (10) days prior written notice by Pledgee designating the place and time of any public sale or of the time after which any private sale or other intended disposition of any or all of the Pledged Property is to be made, is reasonable notification of such matters.
     (c) The Pledgors recognize that Pledgee may be unable to effect a public sale of all or part of the Pledged Securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended, as now or hereafter in effect or in applicable Blue Sky or other state securities law, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Pledged Securities for their own account for investment and not with a view to the distribution or resale thereof. If at the time of any sale of the Pledged Securities or any part thereof, the same shall not, for any reason whatsoever, be effectively registered (if required) under the Securities Act of 1933 (or other applicable state securities law), as then in effect, Pledgee in its sole and absolute discretion is authorized to sell such Pledged Property or such part

4

thereof by private sale in such manner and under such circumstances as Pledgee or its counsel may deem necessary or advisable in order that such sale may legally be effected without registration. The Pledgors agree that private sales so made may be at prices and other terms less favorable to the seller than if such Pledged Securities were sold at public sale, and that Pledgee and Lenders have no obligation to delay the sale of any such Pledged Property for the period of time necessary to permit any Issuer, even if such Issuer would agree, to register such Pledged Securities for public sale under such applicable securities laws. Each Pledgor agrees to the extent permitted under applicable law that any private sales made under the foregoing circumstances shall be deemed to have been in a commercially reasonable manner.
     (d) Each Pledgor waives, to the extent permitted by applicable law: (i) all rights to require Pledgee or Secured Parties to proceed against any other person, entity or collateral or to exercise any remedy, (ii) any right of subrogation in the Pledged Property and any right of subrogation or interest in the Obligations until the Payment in Full of all Obligations, and (iii) any rights to notice of any kind or nature whatsoever, unless specifically required in this Pledge Agreement or any other Financing Agreement or non-waivable under any applicable law. Each Pledgor agrees that the Pledged Property of any other Pledgor, other collateral, or any other guarantor or endorser may be released, substituted or added with respect to the Obligations, in whole or in part, without releasing or otherwise affecting the liability of Pledgor, the pledge and security interests granted by it hereunder, or this Pledge Agreement with respect to such Pledgor, in each case to the extent permitted by applicable law. Pledgee is entitled to all of the benefits of, and shall be bound by the obligations of, a secured party set forth in Section 9-207 of the Uniform Commercial Code.
     (e) All of the Pledgee’s rights and remedies, whether provided under this Pledge Agreement and the other Financing Agreements, the instruments comprising the Pledged Property, applicable law or otherwise, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as Pledgee may deem expedient. No failure or delay on the part of Pledgee in exercising any of its options, powers or rights or partial or single exercise thereof, shall constitute a waiver of such option, power or right.
7.	Jury Trial Waiver; Other Waivers And Consents; Governing Law.
     (a) This Pledge Agreement and the rights and obligations of the parties hereto under this Pledge Agreement shall be governed by the internal laws of the State of New York without giving effect to the rules and principles of conflicts of law or other rule of law to the extent the same are not mandatorily applicable by statute and would cause the application of the law of any jurisdiction other than the laws of the State of New York.
     (b) Each Pledgor, Pledgee and each Secured Party hereby irrevocably (i) consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, and appellate courts from either thereof, in any action instituted therein that (x) arises out of or relates to this Pledge Agreement or (y) in any way is connected with or related or incidental to the dealings of the parties hereto in respect of this Pledge Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case under this clause (y) whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise,

5

and (ii) to the fullest extent permitted by applicable law, waives any objection based on venue or forum non conveniens with respect to such action. Each Pledgor, Pledgee and each Secured Party agrees that any dispute with respect to any such matters shall be heard only in the courts described above unless such courts shall decline to exercise jurisdiction over such dispute in whole or in part (except that Pledgee and Secured Parties shall have the right to bring any action or proceeding against Pledgor or its or their property in the courts of any other jurisdiction which Pledgee deems reasonably necessary or appropriate in order to realize on the Pledged Securities and which have jurisdiction over any Pledgor or its property).
     (c) Each Pledgor (to the fullest extent permitted by applicable law) hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein or otherwise notified to Pledgee and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Pledgee’s option, by service upon any Pledgor in any other manner provided under the rules of any such courts.
     (d) EACH PLEDGOR, PLEDGEE AND EACH SECURED PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS PLEDGE AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF PLEDGOR AND PLEDGEE OR ANY OF THE OTHER SECURED PARTIES IN RESPECT OF THIS PLEDGE AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. PLEDGOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT PLEDGOR OR PLEDGEE OR ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS PLEDGE AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     8. Miscellaneous.
     (a) Each Pledgor agrees that at any time and from time to time upon the written request of Pledgee, such Pledgor shall execute and deliver such further documents, including, but not limited to, irrevocable proxies or stock powers, in form reasonably satisfactory to counsel for Pledgee, and will take or cause to be taken such further acts as Pledgee may reasonably request in order to effect the purposes of this Pledge Agreement and perfect or continue the perfection of the security interest in the Pledged Property granted to Pledgee hereunder and provided for herein.
     (b) Beyond the exercise of reasonable care to assure the safe custody of the Pledged Property (whether such custody is exercised by Pledgee, or Pledgee’s nominee, agent or bailee) and dealing with the Pledged Property in the same manner as Pledgee deals with similar property for its own account, Pledgee or Pledgee’s nominee agent or bailee shall have no duty or liability (other than for its gross negligence or willful misconduct) to protect or preserve any rights

6

pertaining thereto and shall be relieved of all responsibility for the Pledged Property upon surrendering it to Pledgor or foreclosure with respect thereto.
     (c) All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be given or made in accordance with Section 15.3 of the Loan Agreement.
     (d) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural, unless the context otherwise requires. All references to Pledgor, Pledgee, any Lender, any Secured Party and any Issuer pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof,” “herein,” “hereunder,” “this Pledge Agreement” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not any particular provision of this Pledge Agreement and as this Pledge Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     (e) This Pledge Agreement shall be binding upon and inure to the benefit of and be enforceable by the Pledgors, Pledgee and their respective successors and assigns.
     (f) Each party acknowledges that the shares of the entities listed on the Exhibit A hereto are being transferred to and deposited with the Pledgee (or the Term Loan Agent, any Additional Agent or the Control Agent, as applicable, in accordance with the Intercreditor Agreement) as collateral security for the loans made by Lenders pursuant to the Loan Agreement and that this Section 7(f) is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.
     (g) If any provision of this Pledge Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Pledge Agreement as a whole, but this Pledge Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law; provided that, with respect to any Pledged Securities issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Securities or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.
     (h) Neither this Pledge Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Pledgee and Pledgor. Neither Pledgee nor any of the other Secured Parties shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their respective rights, powers and/or remedies unless such waiver shall be in writing and signed by the Pledgee. Any such waiver shall be enforceable only to the extent

7

specifically set forth therein. A waiver by Pledgee or any of the other Secured Parties of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Pledgee or such Secured Party would otherwise have on any future occasion, whether similar in kind or otherwise.
     (i) This Pledge Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Pledge Agreement by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Pledge Agreement. Any party delivering an executed counterpart of this Pledge Agreement by telefacsimile or other electronic means shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Pledge Agreement.
     9. (a) Upon the Payment in Full of all Obligations, all Pledged Property shall be automatically released from the Liens created hereby, and this Agreement and all obligations of the Pledgee and each Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Pledged Property shall revert to the Pledgors. At the request and sole expense of any Pledgor following any such termination, the Pledgee shall, subject to the Intercreditor Agreement, deliver to such Pledgor any Pledged Property held by the Pledgee hereunder, and the Pledgee and the Agent shall execute and deliver to such Pledgor such documents (including without limitation UCC termination statements) as such Pledgor shall reasonably request to evidence such termination.
          (b) In connection with any sale or other disposition of Pledged Property permitted by the Loan Agreement, the Lien pursuant to this Agreement on such sold or disposed of Pledged Property shall be automatically released. Upon such sale or other disposition Pledgee shall, upon receipt from the Company of a written request for the release of the Pledged Property subject to such sale or other disposition, identifying the relevant Pledged Property and the terms of the sale or other disposition in reasonable detail, together with a certification by the Company stating that such transaction is in compliance with the Loan Agreement, subject to the Intercreditor Agreement, deliver to the Company or the relevant Pledgor any of the relevant Pledged Property held by the Pledgee hereunder and the Pledgee and the Agent shall execute and deliver to the relevant Pledgor (at the sole cost and expense of such Pledgor) all releases or other documents (including without limitation UCC termination statements) necessary or reasonably desirable to evidence the release of the Liens created hereby on such Pledged Property, as applicable, as the Company or such Pledgor may reasonably request.
     10. Joinder. Each new Subsidiary of the Company or a Borrower that is required to become a party to this Pledge Agreement pursuant to Section 9.11 of the Loan Agreement shall become a Pledgor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Assumption Agreement substantially in the form of Annex 1 hereto.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

8

     IN WITNESS WHEREOF, Pledgor has executed this Pledge Agreement as of the day and year first above written.

NCI BUILDING SYSTEMS, INC.

By:

Title:

     IN WITNESS WHEREOF, Pledgor has executed this Pledge Agreement as of the day and year first above written.

NCI GROUP, INC.

By:

Title:

ROBERTSON-CECO II CORPORATION

By:

Title:

Annex 1
ASSUMPTION AGREEMENT
     ASSUMPTION AGREEMENT, dated as of                      ___, ___, made by                                         , a                      corporation (the “Additional Pledgor”), in favor of Wells Fargo Foothills, LLC, as administrative agent and collateral agent (in such capacity, the “Pledgee”) for the entities (the “Lenders”) from time to time parties to the Loan Agreement referred to below and the other Secured Parties (as defined in the Loan Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such the Pledge Agreement referred to below, or if not defined therein, in the Loan Agreement.
W I T N E S S E T H :
     WHEREAS, NCI Group, Inc., a Nevada corporation (“NCI”), Robertson-Ceco II Corporation, a Delaware corporation (“Ceco” and, together with NCI, each individually a “Borrower” and collectively, “Borrowers”), NCI Building Systems, Inc. (the “Company”), Steelbuilding.com, Inc., the Pledgee and the Lenders are parties to a Loan Agreement, dated as of October 20, 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Loan Agreement”);
     WHEREAS, in connection with the Loan Agreement, the Company and certain of its Subsidiaries are parties to the Pledge Agreement, dated as of October [    ], 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Pledge Agreement”), in favor of the Pledgee, for the benefit of the Secured Parties;
     WHEREAS, the Additional Pledgor is a member of an affiliated group of companies that includes the Borrowers and each other Pledgor; and the Borrowers and the other Pledgors (including the Additional Pledgor) are engaged in related businesses, and each such Pledgor (including the Additional Pledgor) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Loan Agreement;
     WHEREAS, the Loan Agreement requires the Additional Pledgor to become a party to the Pledge Agreement; and
     WHEREAS, the Additional Pledgor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Pledge Agreement. By executing and delivering this Assumption Agreement, the Additional Pledgor, as provided in Section 10 of the Pledge Agreement, hereby becomes a party to the Pledge Agreement as a Pledgor thereunder with the same force and effect as if originally named therein as a Pledgor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Pledgor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Exhibit A to the Pledge Agreement, and such Exhibit A is hereby amended and modified to include such information. The Additional Pledgor hereby represents and warrants that each of the representations and warranties of such Additional Pledgor contained in Section 4 of the Pledge Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE RULES AND PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW TO THE EXTENT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]
By:
Name:
Title:

Acknowledged and Agreed to as
of the date hereof by:
[                                                ]
as Pledgee

By:
Name:
Title:

EXHIBIT A
TO
PLEDGE AND SECURITY AGREEMENT

		Number of	Certificate	Percentage
Issuer	Pledgor	Shares	Number	Pledged
NCI Group, Inc., a Nevada corporation	NCI Building Systems, Inc.	1,000 shares of Common Stock	2	100%

Robertson-Ceco II Corporation, a Delaware corporation	NCI Building Systems, Inc.	100 shares of Common Stock	2	100%

Steelbuilding.com, Inc., a Delaware corporation	NCI Group, Inc.	1,000 shares of Common Stock	2	100%

Building Systems de Mexico S.A. de C.V., a company organized in Mexico	(a) NCI Group, Inc.	32,500 shares of Series B-1 Common Stock	21	65%

	(b) NCI Building Systems, Inc.	39,122,754 shares of Series B-2 Common Stock	23	65%

Robertson Building Systems Limited, a company organized in Canada	Robertson-Ceco II Corporation	154,375 shares of Class A Special Stock	1

		10,754 shares of Class B Special Shares	1	65%

		10,985 shares of Common Stock	1

EXHIBIT F
TO
LOAN AND SECURITY AGREEMENT
TAX SHARING AGREEMENT
     This Tax Sharing Agreement (the “Agreement”), dated as of [___], is made and entered into between [                    ], a [Delaware] corporation (“Holding”) and NCI Building Systems, Inc., a Delaware corporation (the “Company”). This Agreement shall become effective and binding upon the parties hereto as of the date hereof.
W I T N E S S E T H:
     WHEREAS, the parties hereto desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to Combined Taxes (as defined below);
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

DEFINITIONS
1.	Definitions.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Combined Tax: shall mean any Tax in respect of a Combined Tax Group.

Combined Tax Group: shall mean any affiliated group (i) of which the Company or any of its Subsidiaries was or is, or was or is required to be, a member for any Tax year and (ii) of which a Parent Entity was or is, or was or is required to be, the common parent for such Tax year for purposes of paying Taxes or filing a Tax Return.

Combined Tax Return: shall mean any Tax Return with respect to any Combined Tax.

Company Group: shall mean, with respect to any Combined Tax, a subgroup of the relevant Combined Tax Group, whose member or members shall include each member of such Combined Tax Group that is either the Company or a Subsidiary of the Company.

Due Date: shall mean, with respect to the filing of any Tax Return or the payment of Tax, the date on which such Tax Return is due to be filed with, or such payment is due to be made to, the appropriate Taxing Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

Estimated Tax Sharing Payments: shall mean the periodic tax sharing payments required under Article III, Section 2 of this Agreement.

IRS: shall mean the United States Internal Revenue Service, including, but not limited to, its authorized agents and representatives and, in the case of a litigated controversy, the attorneys representing it.

Parent Entity: shall mean Holding and any Subsidiary of Holding other than the Company and its Subsidiaries.

Person: shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Pro Forma Company Return: shall mean a pro forma Tax Return prepared pursuant to Article III, Section 1 or 3.

Subsidiary: shall mean, with respect to any Person at any time, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.

Tax: shall mean any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, rent, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

Tax Return: shall mean any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

Taxing Authority: shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

Treasury Regulations: shall mean the regulations prescribed under the Code.

2.	Successors.

References to the Company or a Parent Entity shall include any successor thereto or any Person with respect to which the Company or such Parent Entity, respectively, is the successor.
ARTICLE II

PROCEDURAL MATTERS
1.	The applicable Parent Entity shall have the sole and exclusive responsibility for the preparation and filing of each Combined Tax Return for each Combined Tax with respect to which it is the common parent, including any amended returns and any other returns, documents or statements required to be filed with any Taxing Authority relating to such Combined Tax Return. Holding shall, or shall cause the applicable Parent Entity to, file all such Combined Tax Returns on a timely basis, taking into account extensions of the due date for the filings of such returns.

2.	The Company shall, and shall cause each of its Subsidiaries that is eligible to be a member of the relevant Combined Tax Group to, join and continue to join in filing a Combined Tax Return with respect to each jurisdiction for all Tax years for which the Company or such Subsidiary, as the case may be, is eligible to do so under the applicable Tax law, unless Holding shall request otherwise.

3.	Holding shall, or shall cause the applicable Parent Entity to, make all payments to the applicable Taxing Authority of all Combined Taxes that the relevant Combined Tax Group is required to pay, including estimated payments relating thereto. The applicable Parent Entity shall have the right to exercise all powers of a common parent with respect to each relevant Combined Tax Return or Combined Tax.

4.	The applicable Parent Entity shall be the sole and exclusive agent of the Combined Tax Group of which it is the common parent and of each member of such group in respect of any and all matters relating to any Combined Tax of such group for all Combined Tax Return years. In its sole discretion, such Parent Entity shall have the right with respect to each such Combined Tax Return (a) to determine (i) the manner in which such return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported and the adoption or change of any method of accounting, (ii) whether any extensions may be requested and (iii) the elections that will be made by each member of the Combined Tax Group for which such Combined Tax Return is filed, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such return by any Taxing Authority, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refund to which such Combined Tax Group may be entitled shall be paid by way of refund or credited against the Combined Tax liability of such group. The Company hereby irrevocably appoints, and shall cause each of its Subsidiaries that is a member of each such Combined Tax Group to irrevocably appoint, such Parent Entity as its agent and attorney-in-fact to take such action (including the execution of documents) as such Parent Entity may deem appropriate to effect the foregoing.

5.	The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of a Combined Tax Group to, reimburse the applicable Parent Entity for (a) any outside legal and accounting expenses incurred by such Parent Entity in the course of the conduct of any audit or contest regarding a Combined Tax liability of such group, (b) any other expenses incurred by such Parent Entity in the course of any litigation relating thereto and (c) the cost of preparing any Combined Tax Return or otherwise administering this Agreement.

6.	The Company shall, and shall cause each of its Subsidiaries that is a member of a Combined Tax Group to, furnish to the applicable Parent Entity in a timely manner such information, documents and other assistance, in each case as such Parent Entity may reasonably request in connection with the filing of each Combined Tax Return with respect to such group or any audit or examination by any Taxing Authority or any judicial or administrative proceeding relating to a Combined Tax of such group or otherwise with respect to this Agreement and the transactions contemplated hereby.

ARTICLE III

TAX SHARING PAYMENTS
1.	For each Tax year for which a Parent Entity files, or is required to file, a Combined Tax Return on or after the date hereof, Holding shall, or shall cause the applicable Parent Entity to, timely prepare, or cause to be prepared, a Pro Forma Company Return for each relevant Company Group for such year (including, if necessary, preparing Pro Forma Company Returns for prior years). Each such Pro Forma Company Return shall include only the items of income, deduction, gain, loss and credit of the members of the Company Group that join in the filing of such Combined Tax Return, and shall be prepared in a manner consistent with the elections, methods of accounting, and positions with respect to specific items made or used by such Parent Entity for purposes of such Combined Tax Return. Each such Pro Forma Company Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from Pro Forma Company Returns with respect to the same Combined Tax for prior years assuming that members of such Company Group had not been in existence before the date hereof, which carryovers could have been utilized by the Company Group if such Company Group had never been included in the relevant Combined Tax Group, but only to the extent such Parent Entity utilizes such carryovers. For purposes of this Article III, Section 1, (a) a carryover will be treated as utilized by a Parent Entity to the extent that the Tax liability of the relevant Combined Tax Group determined taking into account such carryover is less than the Tax liability of such Combined Tax Group determined without giving effect to such carryover, (b) any provision of the Code that requires consolidated computations, such as sections 861 and 1231, and any similar provision with respect to any other Combined Tax, shall be applied separately to the Company Group for purposes of preparing the Pro Forma Company Return and (c) Treasury Regulations section 1.1502-13, and any similar provisions with respect to any other Combined Tax, shall be applied as if the Company Group were not a part of the relevant Combined Tax Group. The Pro Forma Company Return shall be provided to the Company no later than 10 days before the Due Date for filing the relevant Combined Tax Return.

2.	For each Tax year in which a Combined Tax Return is, or is required to be, filed by a Parent Entity, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make periodic payments (“Estimated Tax Sharing Payments”) to such Parent Entity in such amounts as, and no later than the dates on which, payments of estimated tax with respect to such Combined Tax would be due on or after the date hereof from the Company Group under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, if it were not included in the relevant Combined Tax Group (computed on a basis consistent with the relevant Pro Forma Company Return). The balance, if any, of the Estimated Tax Sharing Payments due on or after the date hereof for such Tax year shall be paid to such Parent Entity no later than December 15 of such year. The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, pay to the applicable Parent Entity no later than the Due Date (for this purpose, determined without regard to extensions) on which each Combined Tax Return for each Tax year is, or is required to be, filed by such Parent Entity on or after the date hereof, an amount equal to the excess of (a) the sum of (i) the Tax liability shown on the relevant Pro Forma Company Return prepared for such Tax year and (ii) the additions to tax, if any, under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, that would have been imposed upon the Company Group (treating the amount due to such Parent Entity under clause (i) above as the Company Group’s Tax liability and treating any Estimated Tax Sharing Payments as estimated Tax payments with respect to such liability) over (b) the Estimated Tax Sharing Payments made relating thereto.

3.	To the extent that, after the date hereof, any audit, litigation, claim or refund with respect to a Combined Tax Return results in an increase in Tax liability relating to the treatment of a Company Group item, a corresponding adjustment shall be made to such item and to the Company Group’s Tax liability reflected on the applicable Pro Forma Company Return. Within 5 days after any such adjustment, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make additional Tax sharing payments, including interest and penalties consistent with such adjustment, to the applicable Parent Entity.

4.	All calculations required to be made by a Parent Entity under this Agreement shall be binding upon the parties hereto absent manifest error.
ARTICLE IV

INTEREST
1.	With respect to any federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to the applicable Parent Entity shall be subject to an interest charge at the rate and in the manner provided in the Code for interest on underpayments of federal income Tax for the relevant period.

2.	With respect to any Combined Tax other than federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to the applicable Parent Entity shall be subject to an interest charge at the rate and in the manner provided under the applicable state or local statute for interest on underpayments of such Tax for the relevant period.
ARTICLE V

MISCELLANEOUS PROVISIONS
1.	Any information or documents furnished by one party to another pursuant to this Agreement shall be treated as confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another Person without the consent, which shall not be unreasonably withheld, of the first party.

2.	All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

3.	Nothing in this Agreement shall be construed to require a party hereto to pay any liability or obligation arising under this Agreement more than once.

4.	If due to any change in applicable law, regulations, or interpretation thereof after the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

5.	This Agreement shall be binding upon and inure to the benefit of any successor to each of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the rules or principles of conflict of laws thereof, to the extent the same are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

7.	This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.

8.	The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

9.	This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

10.	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

If to a Parent Entity:

If to the Company:
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: Chief Financial Officer
Facsimile: (281) 477-9674

In each case, with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham
Facsimile: (212) 909-6836
or to such other address as set forth in writing by either party to the other in accordance with this section.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

[HOLDING]
By:
Name:
Title:

[Tax Sharing Agreement]

NCI BUILDING SYSTEMS, INC.
By:
Name:
Title:

[Tax Sharing Agreement]

EXHIBIT G
TO
LOAN AND SECURITY AGREEMENT
Form of Lender Promissory Note
REVOLVING NOTE

$	Date: , 20___
     FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby promise to pay to                      (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the lesser of (i) the principal amount of                      Dollars ($                    ) or (ii) the Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans made to the Borrowers under the Loan and Security Agreement, dated October ___, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Foothill, LLC, as Agent (in such capacity, “Agent”).
     The Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement. Except as otherwise provided in Section 2.2(a) of the Loan Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to Agent for the account of the Lender in U.S. Dollars in immediately available funds at Agent’s office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, and such interest shall be payable, as provided in the Loan Agreement.
     This Revolving Note is one of the promissory notes referred to in Section 6.5 of the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty Agreement, and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Loan Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business and as provided in the Loan Agreement. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto. This Revolving Note is subject to the terms and conditions of the Loan Agreement and in the event of any conflict or inconsistency between this Revolving Note and the Loan Agreement, the terms and conditions of the Loan Agreement shall govern and control.

     The Borrowers, for themselves, their successors and assigns, hereby waive, to the maximum extent permitted by applicable law, diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.
     This Revolving Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the rules and principles of conflicts of law or other rule of law to the extent the same are not mandatorily applicable by statute and would cause the application of the law of any other jurisdiction.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed and delivered by their duly authorized officer as of the day and year first written above.

NCI GROUP, INC.

By:
Name:
Title:

ROBERTSON-CECO II CORPORATION

By:
Name:
Title:

EXHIBIT H
TO
LOAN AND SECURITY AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
          Reference is made to the Loan(s) held by the undersigned pursuant to the Loan and Security Agreement (the “Loan Agreement”) dated                     , 2009 entered into by and among NCI Group, Inc., a Nevada corporation (“NCI”), Robertson-Ceco II Corporation, a Delaware corporation (“Robertson-Ceco”, and together with NCI, individually each, a “Borrower” and collectively, “Borrowers”), NCI Building Systems, Inc., a Delaware corporation (“Parent”), the parties hereto from time to time as lenders thereto (each individually, a “Lender” and collectively, “Lenders”) and Wells Fargo Foothill, LLC, a Delaware limited liability company , in its capacity as agent for Issuing Bank and Lenders (in such capacity, “Agent”). The undersigned hereby certifies under penalty of perjury that:
1.	The undersigned is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) registered in its name;

2.	The income from the Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States;

3.	The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), is not subject to regulatory or other legal requirements as a bank in any jurisdiction and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;

4.	The undersigned is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.	The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
          The undersigned has furnished Agent and the Administrative Borrower each with a certificate of the undersigned’s non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform Agent and the Administrative Borrower (for the benefit of the Borrowers) in writing within 30 days of such change and (2) the undersigned shall furnish Agent and the Administrative Borrower (for the benefit of the Borrowers) each with, a properly completed and currently effective certificate in either the calendar year in which a payment is to be made to the undersigned pursuant to the Loan Agreement, or in either of the two calendar years preceding such payment.

H-1

          Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By:
Name:
Title: [Address]

Dated:                     , 200__

H-2

EXHIBIT I
TO
LOAN AND SECURITY AGREEMENT
Form of Compliance Certificate

To:	Wells Fargo Foothill, LLC 1100 Abernathy Road Suite 1600 Atlanta, Georgia 30628 Attention: Business Finance Manager Telephone No. 770-508-1300 Telecopy No. 770-804-0551
Ladies and Gentlemen:
     I hereby certify to you pursuant to Section 9.2 of the Loan Agreement (as defined below) as follows:
     1. I am the duly elected [Responsible Officer] of NCI Building Systems, Inc., a Delaware corporation (“Parent”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated October 20, 2009, by and among Wells Fargo Foothill, LLC, as administrative and collateral agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), the financial institutions party thereto as lenders (collectively, “Lenders”), Parent and certain of its affiliates and subsidiaries, and the other parties thereto (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).
     2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month ending on [Insert Date].
     3. Attached hereto as Schedule I are the calculations required to determine, as of the end of such fiscal month compliance with the covenant set forth in Section 11 of the Loan Agreement for such fiscal month, whether or not such compliance is required under the terms thereof [and a written summary of material changes in GAAP and in the consistent application thereof that materially affected the financial covenant calculations for the applicable period].
     The foregoing certifications are made and delivered this day of                     , 20___.

NCI BUILDING SYSTEMS, INC.

By:

Title: